Form 10-K405, Exhibit 13
period 1996-12-31
AMBAC INC /DE/
filed 1997-03-31
CIK 874501

                                                                   EXHIBIT 13.01

STATEMENT OF OPERATIONS HIGHLIGHTS
(Dollars in Millions Except Per Share Amounts)
  Years ended December 31                                        1996           1995           1994            1993          1992
------------------------------------------------------------------------------------------------------------------------------------

Gross premiums written                                        $   247.2      $   193.3       $   189.9      $   318.3     $   255.1
Net premiums earned                                               136.6          111.8           117.5          152.0         103.4
Net investment income                                             144.9          131.0           117.1          104.6          99.7
Losses and loss adjustment expenses                                 3.8            3.4             2.6           (1.8)          4.3
Underwriting and operating expenses                                37.2           34.5            32.8           34.5          27.8
Financial guarantee operating income                              225.3          210.8           189.6          255.6         188.0
Financial services operating income (loss)                         10.9            5.2            10.6            7.5          (0.3)
Equity in income (loss) of affiliate                                0.6           (0.2)            1.5            0.5          (1.0)
Interest expense                                                   20.9           20.9            18.8           15.8          14.2
Net income                                                        276.3          167.6           141.1          179.3         130.2
Net income per common share                                        7.90           4.78            4.01           5.08          3.71


BALANCE SHEET HIGHLIGHTS
(Dollars in Millions) As of December 31
-----------------------------------------------------------------------------------------------------------------------------------
Total investments                                             $ 5,200.5      $ 4,441.6       $ 3,764.2      $ 3,132.7     $ 1,769.3
Prepaid reinsurance                                               168.8          153.4           139.9          161.3         154.3
Total assets                                                    5,876.0        5,309.3         4,287.0        3,807.2       2,228.8
Unearned premiums                                                 991.2          903.0           836.6          782.8         645.3
Losses and loss adjustment expenses                                60.2           66.0            65.7           64.0          64.8
Obligations under municipal investment
contracts and municipal investment
repurchase contracts                                            2,754.6        2,426.9         2,025.3        1,477.7         382.0
Debentures                                                        223.8          223.7           223.7          223.6         149.2
Total stockholders' equity                                      1,615.0        1,404.0         1,033.5        1,099.7         861.3
Dividends declared - common stock                                  21.5           19.5            17.4           15.9          14.4


See accompanying Notes to Consolidated Financial Statements.



                            NET INCOME ($ MILLIONS)

     [THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL}

See Statement of Operations Highlights above



                                RETURN ON EQUITY

     [THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL}

1992, 16.2%; 1993, 18.3%; 1994, 13.2%; 1995, 13.8%; 1996, 18.3%; 5 yr. avg.,
16.0%



                          NET INCOME PER COMMON SHARE

     [THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL}

See Statement of Operations Highlights above



                   CAPITAL RATIO/FINANCIAL RESOURCES RATIO(1)

     [THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL}

1992, 138:1/79:1; 1993, 133:1/70:1; 1994, 141:1/72:1; 1995, 147:1/73:1; 1996,
155:1/76:1


(1) Capital ratio is net insurance in force divided by qualified statutory capital. Qualified statutory capital is the aggregate of policyholders' surplus and contingency reserves, calculated in accordance with statutory accounting principles.

     Financial resources ratio is net insurance in force divided by the aggregate of policyholders' reserves, third party capital support and net present value of installment premiums. Policyholders' reserves is the aggregate of unearned premium reserves, loss reserves (including contingency reserves) and policyholders' surplus, calculated in accordance with statutory accounting principles.

                         3 AMBAC   1996 ANNUAL REPORT

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                     GENERAL

AMBAC Inc. (the "Company") is a holding company that provides through its affiliates financial guarantee insurance and financial services in both the public and private sectors.

     The following paragraphs describe the consolidated results of operations of AMBAC Inc. and its subsidiaries (sometimes collectively referred to as the "Company") for 1996, 1995 and 1994, and its financial condition as of December 31, 1996 and 1995. These results are presented for the Company's two business segments: Financial Guarantee Insurance and Financial Services.


                              RESULTS OF OPERATIONS
        Year Ended December 31, 1996 Versus Year Ended December 31, 1995


Consolidated Net Income

The Company's net income in 1996 was $276.3 million or $7.90 per common share, an increase of 65% from $167.6 million or $4.78 per common share in 1995. This increase was due to a number of factors, primarily a net realized gain of $155.6 million (which had a net income per common share effect of $2.88) from the Company's sale of its affiliate, HCIA Inc. ("HCIA") in May 1996. In 1995, the Company recognized a realized gain of $19.1 million (which had a net income per common share effect of $0.34) from the sale of approximately 1.1 million shares of HCIA. Excluding the effects of the respective gains from the sales of HCIA stock in both 1996 and 1995, net income in 1996 increased 13% over 1995 due to higher operating income in both the financial guarantee insurance and financial services business segments.

Financial Guarantee Insurance

Operating Income. The Company provides financial guarantee insurance through its principal operating subsidiary, AMBAC Indemnity Corporation ("AMBAC Indemnity"), which is a leading insurer of municipal and structured finance obligations. Total financial guarantee insurance operating income in 1996 was $225.3 million, an increase of 7% from $210.8 million in 1995. The increase was primarily the result of higher earned premiums and net investment income, partially offset by net realized losses on sales of investments and higher operating expenses.

Gross Par Written. AMBAC Indemnity insured $36.8 billion of par value bonds during 1996, an increase of 42% from $26.0 billion in 1995. Par written in 1996 comprised $26.7 billion from municipal bond insurance and $10.1 billion from structured finance insurance, versus $20.3 billion and $5.7 billion, respectively, in 1995. According to estimates based on industry sources, the total volume of new issues of municipal bonds increased 13% to $180.8 billion in 1996 from $160.6 billion in 1995. During 1996, the insured portion of the new issue municipal bond market increased to 47% from 42% in 1995, reflecting increased demand for insured bonds. During 1996, AMBAC Indemnity's share of the long-term insured new issue municipal bond market, based on gross par amount of insurance written and stated as a percentage of total insured new issue municipal bonds, was approximately 29%, as compared to approximately 25% during 1995. (Market size amounts, insured percentage and market share percentage figures used in this paragraph were determined on a sale date basis, in conformity with industry practices; all other amounts and percentage figures in this discussion were determined on a closing date basis.)

Gross Premiums Written. Gross premiums written in 1996 were $247.2 million, an increase of 28% from $193.3 million in 1995. This increase was primarily due to higher new issue municipal finance premiums written. The following table sets forth the amounts of gross premiums written by type and percent of total:

(Dollars in Millions)                            1996                 1995
--------------------------------------------------------------------------------
Municipal finance policies:
 Up-front policies:
  New issue ...........................    $182.9      74%     $ 125.2      65%
  Secondary market ....................      20.4       8         27.3      14
                                          -------------------------------------
   Sub-total up-front .................     203.3      82        152.5      79
                                          -------------------------------------
Installment policies:
 Annual policies ......................       9.2       4          7.8       4
 Portfolio products ...................       3.8       1          5.4       3
                                          -------------------------------------
  Sub-total installment ...............      13.0       5         13.2       7
                                          -------------------------------------
   Total municipal finance policies ...     216.3      87        165.7      86
                                          -------------------------------------
Structured finance policies:
 Up-front .............................      19.1       8         24.2      12
 Installment ..........................      11.8       5          3.4       2
                                          -------------------------------------
  Total structured finance policies ...      30.9      13         27.6      14
                                          -------------------------------------
  Total gross premiums written ........    $247.2     100%     $ 193.3     100%
--------------------------------------------------------------------------------


Adjusted Gross Premiums.While most of AMBAC Indemnity's premiums written are collected up front at policy issuance, a growing portion of premiums are collected on an installment basis. Adjusted gross

                         21 AMBAC   1996 ANNUAL REPORT
premiums, which are defined as up-front premiums written plus the present value of estimated future installment premiums written in the period, were $296.4 million in 1996, up 34% from $221.3 million in 1995. The present value of estimated future installment premiums written in 1996 was $74.0 million, an increase of 66% from $44.6 million in 1995. The aggregate net present value of estimated future installment premiums was $157.7 million and $110.0 million as of December 31, 1996 and 1995, respectively.

Ceded Premiums Written. Ceded premiums written in 1996 were $37.8 million, versus $28.6 million in 1995. Ceded premiums written in 1995 were reduced by $18.1 million in return premiums from the cancellation of reinsurance contracts. A portion of the return premiums, $15.7 million, was deferred in unearned premiums, with the remainder included in accelerated premiums earned in 1995. Excluding the return premiums in 1995, ceded premiums written in 1996 decreased by 19% compared to 1995. The decrease reflects lower premiums ceded under facultative reinsurance agreements in 1996. Ceded premiums written, exclusive of return premiums, were 15.3% and 24.2% of gross premiums written in 1996 and 1995, respectively.

Net Premiums Written. Net premiums written in 1996 were $209.4 million, an increase of 27% from $164.7 million in 1995. The increase reflects higher gross premiums written in 1996, partially offset by higher premiums ceded to reinsurers (after the effect of the 1995 return premium).

Net Premiums Earned. Net premiums earned during 1996 were $136.6 million, an increase of 22% from $111.8 million in 1995. This increase was primarily the result of the growth in premiums earned from the underlying book of business during the year as well as higher premiums earned from refundings, calls and other accelerations in 1996. Net premiums earned in 1996 included $31.3 million (net income per common share effect of $0.51) from refundings, calls and other accelerations of previously insured issues. Net premiums earned in 1995 included $22.6 million (net income per common share effect of $0.36) from refundings, calls and other accelerations. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Excluding the effect of accelerated earnings, net premiums earned in 1996 were $105.3 million, an increase of 18% from $89.2 million in 1995.

Net Investment Income. Net investment income in 1996 was $144.9 million, an increase of 11% from $131.0 million in 1995. This increase was primarily attributable to the growth of the investment portfolio. AMBAC Indemnity's investments in tax-exempt securities amounted to 79% of the total market value of the portfolio as of December 31, 1996, versus 69% as of December 31, 1995. The average pre-tax yield-to-maturity on the financial guarantee insurance investment portfolio was 6.47% as of December 31, 1996, unchanged from December 31, 1995.

Net Realized (Losses) Gains. Financial guarantee related net realized (losses) gains in 1996 were ($20.5) million, versus $0.2 million in 1995. The net realized losses were generated for tax planning purposes to partially offset the realized gain from the sale of HCIA.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses in 1996 were $3.8 million, versus $3.4 million in 1995. Losses and loss adjustment expenses are generally based upon estimates of the ultimate aggregate losses inherent in the obligations insured. Losses and loss adjustment expenses, exclusive of salvage recognized, were $5.1 million and $4.1 million in 1996 and 1995, respectively. Salvage recognized was $1.3 million in 1996, compared to $0.7 million in 1995.

Underwriting and Operating Expenses. Underwriting and operating expenses were $37.2 million in 1996, an increase of 8% from $34.5 million in 1995. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and reinsurance commissions. During 1996, AMBAC Indemnity's gross underwriting and operating expenses were $56.4 million, an increase of 11% from $50.9 million in 1995, primarily due to increased compensation costs and premium taxes. Underwriting and operating expenses deferred were $32.3 million and $27.8 million in 1996 and 1995, respectively. Reinsurance commissions which related to the current period were ($0.6) million and ($1.2) million in 1996 and 1995, respectively. The amortization of previously deferred expenses and reinsurance commissions was $12.5 million and $10.2 million in 1996 and 1995, respectively.

                         22 AMBAC   1996 ANNUAL REPORT

Financial Services

Through its financial services subsidiaries, the Company provides investment contracts, interest rate swaps and investment management and advisory services principally to states, municipalities, municipal authorities and hospitals and health organizations. Financial services operating income in 1996 was $10.9 million, versus $5.2 million in 1995. The increase was primarily due to recoveries in 1996 of net unrealized mark-to-market losses in the portfolio of municipal interest rate swaps which were recognized in 1995. The Company manages the municipal interest rate swap portfolio to be market neutral to overall interest rates. However, the Company does retain certain "basis risk," defined as the relationship between changes in floating rate tax-exempt and floating rate taxable interest rates. Since the third quarter of 1995, all municipal interest rate swaps transacted contain provisions designed to protect the Company against certain forms of tax reform, thus mitigating basis risk. Also contributing to the increased operating income was higher net interest income from municipal investment contracts due to higher volume, partially offset by higher operating expenses related to starting up an investment advisory business. Total financial services revenues in 1996 were $22.1 million, versus $13.0 million in 1995. Financial services expenses in 1996 were $11.2 million, versus $7.8 million in 1995.

Corporate Items

Equity in Income (Loss) of Affiliate. In May 1996, the Company sold its remaining interest in HCIA common stock. The Company's share of HCIA's income in 1994, 1995 and for the first four months of 1996 is reported as "Equity in income (loss) of affiliate." Equity in income (loss) of affiliate was $0.6 million in 1996, as compared to ($0.2) million in 1995.

Interest Expense. Interest expense in 1996 was $20.9 million, unchanged from 1995.

Other Income (Deductions), Net. Other income (deductions), net, includes investment income and operating expenses of the holding company, AMBAC Inc. Also included in this line is the Company's 61% equity interest in the operating earnings of AMBAC Connect Inc., a developer of procurement software, which the Company acquired in August 1996. Other income (deductions), net, increased to $3.2 million in 1996 from $0.2 million in 1995, primarily due to additional investment income generated by the holding company from the proceeds of the sale of HCIA.

Other Net Realized Gains (Losses). The net realized gain in 1996 resulted primarily from the sale of its remaining holdings in HCIA in a secondary public offering yielding net proceeds to the Company of $202.6 million. The sale resulted in a net realized gain of $155.6 million pre-tax, $100.6 million after-tax (net income per common share effect of $2.88). During 1995, the Company sold approximately 1.1 million shares of its HCIA stock in a public offering resulting in a realized gain of $19.1 million (which had a net income per common share effect of $0.34).

Income Taxes. Income taxes for 1996 were at an effective rate of 26.4%, compared to 21.7% in 1995. The increase in the effective rate is primarily due to the realized gain on the sale of HCIA in 1996 taxed at the statutory rate of 35%.

Supplemental Analytical Financial Data

Core Earnings.(1) In 1996, core earnings were $170.5 million, an increase of 17% from $145.5 million in 1995. The increase in core earnings was primarily the result of continued growth in premiums earned from the underlying book of business and net investment income from financial guarantee insurance operations, as well as increased operating income from the financial services division. Core earnings, which the Company reports as analytical data, exclude the effect on consolidated net income from net realized gains and losses, net insurance premiums earned from refundings, calls and other accelerations and certain non-recurring items.

Operating Earnings.(1) Operating earnings in 1996 were $188.3 million, an increase of 19% from $158.2 million in 1995. The Company defines operating earnings as net income, less the effect of net realized gains and losses and certain non-recurring items.

     Following is a table reconciling net income computed in accordance with Generally Accepted Accounting Principles ("GAAP") to operating earnings and core earnings for the years ended December 31, 1996 and 1995:

(Dollars in Millions)                                       1996          1995
-------------------------------------------------------------------------------
Net income .........................................       $276.3        $167.6
Net realized gains, after tax ......................        (88.0)        (11.9)
Non-recurring item, after tax(a) ...................         --             2.5
                                                        -----------------------
Operating earnings .................................        188.3         158.2
Premiums earned from refundings,
 calls and other accelerations, after tax ..........        (17.8)        (12.7)
                                                        -----------------------
Core earnings ......................................       $170.5        $145.5
                                                        -----------------------


(a)  Non-recurring item in 1995 was an HCIA charge related to an acquisition.

                         23 AMBAC   1996 ANNUAL REPORT

                              RESULTS OF OPERATIONS
        Year Ended December 31, 1995 Versus Year Ended December 31, 1994

Consolidated Net Income

The Company's net income in 1995 was $167.6 million or $4.78 per common share, an increase of 19% from $141.1 million or $4.01 per common share in 1994. The increase was due to a number of factors, primarily a realized gain of $19.1 million (which had a net income per common share effect of $0.34) from the August 1995 sale of approximately 1.1 million shares of HCIA in a secondary public offering. Additionally, the increase in net income in 1995 versus 1994 was due to higher financial guarantee insurance operating income, partially offset by lower financial services operating income.

Financial Guarantee Insurance

Operating Income. Total financial guarantee insurance operating income in 1995 was $210.8 million, an increase of 11% from $189.6 million in 1994. The increase was primarily due to the growth of investment income, higher premiums earned from the underlying book of business and realized gains on sales of investments, partially offset by lower accelerated premiums earned from refundings, calls and other accelerations.

Gross Par Written. AMBAC Indemnity insured $26.0 billion in par value bonds during 1995, an increase of 18% from $22.1 billion in 1994. Par written in 1995 comprised $20.3 billion from municipal bond insurance and $5.7 billion from structured finance insurance, versus $20.3 billion and $1.8 billion, respectively, in 1994. According to estimates based on industry sources, the total volume of new issues of municipal bonds decreased 3% to $160.6 billion during 1995 from $164.9 billion in 1994. During 1995, the insured portion of the new issue municipal bond market increased to 42% from 38% in 1994, reflecting increased demand for insured bonds. During 1995, AMBAC Indemnity's share of the long-term insured new issue municipal bond market, based on gross par amount of insurance written and stated as a percentage of total insured new issue municipal bonds, was approximately 25%, as compared to approximately 28% during 1994. (Market size amounts, insured percentage and market share percentage figures used in this paragraph were determined on a sale date basis, in conformity with industry practices; all other amounts and percentage figures in this discussion were determined on a closing date basis.)

Gross Premiums Written.Gross premiums written in 1995 were $193.3 million, an increase of 2% from $189.9 million in 1994. This increase was primarily due to higher structured finance premiums written, partially offset by lower new issue municipal premium rates. The following table sets forth the amounts of gross premiums written by type and percent of total:

(Dollars in Millions)                             1995               1994
--------------------------------------------------------------------------------
Municipal finance policies:
 Up-front policies:

  New issue ...........................     $125.2      65%     $ 136.7      72%
  Secondary market ....................       27.3      14         23.7      12
                                            -----------------------------------
   Sub-total up-front .................      152.5      79        160.4      84
                                            -----------------------------------
Installment policies:
 Annual policies ......................        7.8       4          4.9       3
 Portfolio products ...................        5.4       3          7.9       4
                                            -----------------------------------
  Sub-total installment ...............       13.2       7         12.8       7
                                            -----------------------------------
   Total municipal finance policies ...      165.7      86        173.2      91
                                            -----------------------------------

Structured finance policies:
 Up-front .............................       24.2      12         15.2       8
 Installment ..........................        3.4       2          1.5       1
                                            -----------------------------------
  Total structured finance policies ...       27.6      14         16.7       9
                                            -----------------------------------
  Total gross premiums written ........     $193.3     100%     $ 189.9     100%
--------------------------------------------------------------------------------

Adjusted Gross Premiums. Adjusted gross premiums, which are defined as up-front premiums written plus the present value of estimated future installment premiums written in the period, were $221.3 million in 1995, up 12% from $197.1 million in 1994. The present value of estimated future installment premiums written in the year 1995 was $44.6 million, more than double the $21.5 million in 1994. The aggregate net present value of estimated future installment premiums written was $110.0 million and $71.0 million as of December 31, 1995 and 1994, respectively.

Ceded Premiums Written. Ceded premiums written in 1995 were $28.6 million, versus ($2.8) million in 1994. Ceded premiums written in 1995 and 1994 include $18.1 million and $30.5 million, respectively, in return premiums from the cancellation of reinsurance contracts. A portion of these return premiums, $15.7 million and $25.9 million, was deferred in unearned premiums in 1995 and 1994, respectively, with the remainder included in accelerated premiums earned in 1995 and 1994. Excluding these return premiums, ceded premiums written in 1995 increased by 69% compared to 1994. The increase was due to higher premiums ceded under facultative reinsurance agreements primarily related to structured finance transactions, as well as increased premiums ceded under surplus share reinsurance agreements in 1995, partially offset by a decrease in premiums ceded under quota share reinsurance agreements

                         24 AMBAC   1996 ANNUAL REPORT
during 1995. Ceded premiums written, exclusive of return premiums, were 24.2% and 14.6% of gross premiums written in 1995 and 1994, respectively.

Net Premiums Written. Net premiums written in 1995 were $164.7 million, a decrease of 15% from $192.7 million in 1994. The decrease reflects higher premiums ceded to reinsurers in 1995 and higher return premiums from cancellation of reinsurance contracts in 1994.

Net Premiums Earned. Net premiums earned during 1995 were $111.8 million, a decrease of 5% from $117.5 million in 1994. This decrease was primarily due to the lower volume of refundings, calls and other accelerations of AMBAC-insured municipal bonds in 1995, partially offset by the growth in premiums earned from the underlying book of business during the year. Net premiums earned in 1995 included $22.6 million (net income per common share effect of $0.36) from refundings, calls and other accelerations of previously insured issues. Net premiums earned in 1994 included $35.9 million (net income per common share effect of $0.58) from refundings, calls and other accelerations. Excluding the effect of accelerated earnings from refundings, calls and other accelerations, net premiums earned in 1995 were $89.2 million, an increase of 9% from $81.6 million in 1994.

Net Investment Income. Net investment income in 1995 was $131.0 million, an increase of 12% from $117.1 million in 1994. The increase was primarily attributable to the growth of the investment portfolio. AMBAC Indemnity's investments in tax-exempt securities amounted to 69% of the total market value of the portfolio as of December 31, 1995, versus 78% at December 31, 1994. The average pre-tax yield-to-maturity on the financial guarantee investment portfolio was 6.47% and 6.61% as of December 31, 1995 and 1994, respectively.

Net Realized (Losses) Gains. Financial guarantee related net realized (losses) gains in 1995 were $0.2 million, versus ($13.4) million in 1994. The net realized losses in 1994 were generated primarily to recover taxes paid on prior years' realized gains, for which the carry-back limitation was otherwise due to expire.

Other Income. Other income in 1995 was $5.6 million, versus $3.8 million in 1994. The increase was primarily due to higher income related to certain real estate interests.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses in 1995 were $3.4 million, versus $2.6 million in 1994. The increase in losses and loss adjustment expenses was primarily due to lower salvage recognized in 1995. Losses and loss adjustment expenses, exclusive of salvage recognized, were $4.1 million and $7.4 million in 1995 and 1994, respectively. Salvage recognized was $0.7 million in 1995, compared to $4.8 million in 1994.

Underwriting and Operating Expenses. Underwriting and operating expenses were $34.5 million in 1995, an increase of 5% from $32.8 million in 1994. During 1995, AMBAC Indemnity's gross underwriting and operating expenses were $50.9 million, a decrease of 3% from $52.6 million in 1994. Underwriting and operating expenses deferred were $27.8 million and $28.5 million in 1995 and 1994, respectively. Reinsurance commissions which related to the current period were ($1.2) million and $0.6 million in 1995 and 1994, respectively. The amortization of previously deferred expenses and reinsurance commissions was $10.2 million and $9.3 million in 1995 and 1994, respectively.

Financial Services

Financial services operating income in 1995 was $5.2 million, versus $10.6 million in 1994. The decrease was primarily due to the recognition of net unrealized mark-to-market losses in the portfolio of municipal interest rate swaps due to the threat of tax reform in 1995 which caused projected floating rate tax-exempt interest rates to increase in relation to floating rate taxable interest rates. As discussed above under "Results of Operations - Year Ended December 31, 1996 Versus Year Ended December 31, 1995, Financial Services," the Company manages its municipal interest rate swaps portfolio to be market neutral to overall interest rates, but does retain certain basis risk. Also, contributing to the financial services operating income decline in 1995 as compared to 1994 was lower net interest income from municipal investment contracts and higher financial services operating expenses. Total financial services revenues in 1995 were $13.0 million, versus $16.7 million in 1994. Financial services expenses in 1995 were $7.8 million, versus $6.1 million in 1994.

Corporate Items

Equity in Income (Loss) of Affiliate. During 1995, the Company reduced its equity holdings in HCIA to less than 50% and started reporting its share of HCIA's

                         25 AMBAC   1996 ANNUAL REPORT
income as "Equity in income (loss) of affiliate." Equity in income (loss) of affiliate was ($0.2) million in 1995, versus $1.5 million in 1994. The loss in 1995 was primarily due to HCIA's recording of a non-recurring charge related to a 1995 acquisition. Excluding this charge, equity in income of affiliate would have been $3.5 million.

Interest Expense. Interest expense in 1995 was $20.9 million, an increase of 11% from $18.8 million in 1994, primarily due to lower net payments received under an interest rate swap related to the Company's debentures.

Income Taxes. Income taxes in 1995 were at an effective rate of 21.7%, relatively unchanged from the prior year's effective rate of 21.6%.

Supplemental Analytical Financial Data

Core Earnings.(1) In 1995, the Company's core earnings were $145.5 million, an increase of 11% from $131.2 million in 1994. The increase in core earnings was primarily the result of the continued growth in net premiums earned from the underlying book of business and net investment income from financial guarantee insurance operations, partially offset by lower financial services operating income.

Operating Earnings.(1) Operating earnings in 1995 were $158.2 million, an increase of 4% from $151.5 million in 1994.

      Following is a table reconciling net income computed in accordance with GAAP to operating earnings and core earnings for the years ended December 31, 1995 and 1994:

(Dollars in Millions)                                       1995          1994
--------------------------------------------------------------------------------
Net income .........................................       $167.6        $141.1
Net realized (gains)/losses, after tax .............        (11.9)         10.4
Non-recurring item, after tax (a)  .................          2.5          --
                                                        ------------------------
Operating earnings .................................        158.2         151.5
Premiums earned from refundings,
 calls and other accelerations, after tax ..........        (12.7)        (20.3)
                                                        ------------------------
Core earnings ......................................       $145.5        $131.2
--------------------------------------------------------------------------------

(a)  Non-recurring item in 1995 was an HCIA charge related to an acquisition.


                                  ACQUISITIONS

Cadre Financial Services, Inc. ("Cadre"). On December 31, 1996, the Company acquired substantially all of the assets of Cadre for approximately $20.0 million in Company stock and cash. Cadre, based in Ronkonkoma, New York, is a provider of cash management and investment advisory services to local school districts, hospitals and health care organizations and municipalities. At December 31, 1996, Cadre was providing investment administration services for approximately 2,600 clients with approximately $5.9 billion in assets. Included in the assets under administration at December 31, 1996, were approximately $1.9 billion of assets for which Cadre provides direct investment advisory services.

AMBAC Connect Inc. ("ACI"). In August 1996, the Company acquired a controlling equity interest in ACI, the successor to Advanced Procurement Systems, Inc. ACI, based in Austin, Texas, develops and markets software for governmental procurement applications.

                         LIQUIDITY AND CAPITAL RESOURCES

AMBAC Inc. Liquidity. The Company's liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon AMBAC Indemnity's ability to pay dividends or make payments to the Company and external financings. Pursuant to Wisconsin insurance laws, AMBAC Indemnity may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. However, on April 30, 1996, AMBAC Indemnity, in conjunction with the sale of the Company's remaining holdings in HCIA common stock, delivered to the Company (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner approved such dividend. As a result, any dividends paid by AMBAC Indemnity to the Company through June 30, 1997, require pre-approval from the Wisconsin Commissioner. The Wisconsin Commissioner has stated to AMBAC Indemnity management that it does not foresee any reason pre-approval of anticipated common stock dividends paid through June 30, 1997 would not be given. Anticipated common stock dividends paid thereafter and through year-end 1997, will not require such pre-approval. During 1996, AMBAC Indemnity paid dividends of $40.0 million on its common stock to the Company. For further discussion, see Note 8 of Notes to Consolidated Financial Statements.

      The Company's principal uses of liquidity are for the payment of its operating expenses, interest

                         26 AMBAC   1996 ANNUAL REPORT
on its debt, dividends on its shares of common stock and capital investments in its subsidiaries. Based on the amount of dividends that AMBAC Indemnity expects to pay during 1997 with the anticipated prior approval of regulatory authorities along with the proceeds from its sale of HCIA common stock, the Company believes it will have sufficient liquidity to satisfy its liquidity needs over the next twelve months, including the payment of dividends on the Common Stock in accordance with its dividend policy. Beyond the next twelve months, AMBAC Indemnity's ability to declare and pay dividends to the Company may be influenced by a variety of factors, including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although the Company believes that it will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no assurance can be given that AMBAC Indemnity will be permitted to dividend amounts sufficient to pay all of the Company's operating expenses, debt service obligations and dividends on its Common Stock.

AMBAC Indemnity Liquidity. The principal uses of AMBAC Indemnity's liquidity are the payment of operating expenses, reinsurance premiums, income taxes and dividends to the Company. The Company believes that AMBAC Indemnity's operating liquidity needs can be funded exclusively from its operating cash flow. The principal sources of AMBAC Indemnity's liquidity are gross premiums written, scheduled investment maturities and net investment income. The majority of premiums for AMBAC Indemnity's financial guarantee insurance policies are payable in full at the outset of the term of the policy, even though premiums are earned over the life of such policies for financial accounting purposes.

Financial Services Liquidity. The principal uses of liquidity by the Company's financial services subsidiaries are the payment of investment contract obligations pursuant to defined terms, net obligations under interest rate swaps, operating expenses and income taxes. The Company believes that its financial services operating liquidity needs can be funded primarily from its operating cash flow and the maturity of its invested assets. The principal sources of financial services liquidity are proceeds from issuance of investment contracts, net investment income, maturities of securities from its investment portfolio which are invested with the objective of matching the duration of its obligations under the investment contracts, and net receipts from interest rate swaps and related hedges. The Company's investment objectives with respect to investment contracts are to achieve the highest after-tax total return, subject to a minimum average quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. The Company maintains a portion of its financial services assets in short-term investments and repurchase agreements in order to meet unexpected liquidity needs.

Credit Facilities. As of December 31, 1996, the Company and AMBAC Indemnity had a revolving credit facility with two major international banks, as co-agents, for $100.0 million, which expires in July 1998. This facility is available for general corporate purposes, including the payment of claims. As of December 31, 1996 and 1995, no amounts were outstanding under this credit facility.

AMBAC Indemnity has an agreement with a group of Aaa/AAA-rated international banks for a $350.0 million credit facility, expiring in 2003. The terms of this facility were renegotiated in December 1996, to increase the facility from $300.0 million to $350.0 million; and to extend the expiration date from December 2, 2002 to December 2, 2003. This facility is a seven-year stand-by irrevocable limited recourse line of credit which will provide liquidity to AMBAC Indemnity in the event claims from municipal obligations exceed specified levels. Repayment of any amounts drawn under the line will be limited primarily to the amount of any recoveries of losses related to policy obligations. As of December 31, 1996 and 1995, no amounts were outstanding under this line.

Treasury Stock Repurchase Program. During 1996, the Company acquired approximately 597,000 treasury shares for an aggregate amount of $31.8 million. Since inception of the Stock Repurchase Program, the Company has acquired approximately 1,061,000 shares for an aggregate amount of $49.6 million.

                         27 AMBAC   1996 ANNUAL REPORT

Adjusted  Book Value. (2)                          Adjusted  Book Value  ("ABV")

per common share increased 11% to $62.50 at December 31, 1996 from $56.47 at December 31, 1995.

     The following table reconciles Book Value Per Share to Adjusted Book Value Per Share as of December 31, 1996 and 1995:

                                                           1996(a)       1995(a)
--------------------------------------------------------------------------------
Book value per share ...............................       $46.02        $40.04
After-tax value of:
 Net unearned premium reserve ......................        15.25         13.89
 Deferred acquisition costs ........................        (1.74)        (1.54)
 Present value of installment premiums .............         2.91          2.05
 Unrealized gain on investment in HCIA(b) ..........         --            2.77
 Unrealized gain (loss) on investment
 contract liabilities ..............................         0.06         (0.74)
                                                          ----------------------
Adjusted book value per share ......................       $62.50        $56.47
--------------------------------------------------------------------------------

(a)  Numbers may not add due to rounding.
(b)  The Company sold its remaining investment in HCIA on May 6, 1996.

Balance Sheet. As of December 31, 1996, the fair value of the Company's consolidated investment portfolio was $5.20 billion, an increase of 17% from $4.44 billion at December 31, 1995. The increase was primarily due to the growth of the Company's financial guarantee insurance and financial services operations during 1996, partially offset by a decline in the market value of investments resulting from the increase in interest rates during 1996.

Cash Flows. Net cash provided by operating activities was $190.6 million, $231.3 million and $265.6 million during 1996, 1995 and 1994, respectively. These cash flows were primarily provided by the financial guarantee insurance operations. Net cash provided by financing activities was $463.2 million, $177.7 million and $534.2 million during 1996, 1995 and 1994, respectively. This activity included $499.2 million, $196.8 million and $562.7 million in municipal investment contracts issued (net of draws paid) in 1996, 1995 and 1994, respectively. The total cash provided by operating and financing activities was $653.8 million, $409.0 million and $799.8 million during 1996, 1995 and 1994, respectively. From these totals, $658.2 million, $401.3 million and $799.5 million was used in investing activities, principally purchases of investment securities during 1996, 1995 and 1994, respectively.

Off-Balance-Sheet Risk. In the normal course of business, the Company uses interest rate contracts for hedging purposes as part of its overall interest rate risk management. In addition, the Company's financial services subsidiaries include a dealer of interest rate swaps primarily to states, municipalities and municipal authorities. This subsidiary manages its interest rate swap business with the goal of being market neutral to changes in taxable interest rates. In the ordinary course of business, it manages a variety of risks - principally credit, market, liquidity, operational, and legal. These risks are identified, measured, and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization. For additional information, see Notes 12 and 13 in Notes to Consolidated Financial Statements.

Material Commitments. The Company has made no commitments for material capital expenditures within the next twelve months. However, management continually evaluates opportunities to expand the Company's businesses through internal development of new products as well as acquisitions.

                                    FOOTNOTES

(1) Core earnings and operating earnings are not substitutes for net income computed in accordance with GAAP, but are important measures used by management, equity analysts and investors to measure the financial results of the Company.

(2) Adjusted book value ("ABV"), which is not promulgated under GAAP, is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives adjusted book value by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve, deferred acquisition costs, the present value of estimated net future installment premiums, the unrealized gain on the investment in HCIA (prior to sale on May 6, 1996), and the unrealized gain or loss on investment contract liabilities. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers. The adjustments described above will not be realized until future periods and may differ materially from the amounts used in determining ABV.

                         28 AMBAC   1996 ANNUAL REPORT

                     REPORT ON MANAGEMENT'S RESPONSIBILITIES

The management of AMBAC is responsible for the integrity and objectivity of the financial statements and all other financial information presented in this Annual Report and for assuring that such information fairly presents the consolidated financial position and operating results of AMBAC. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles using management's best estimates and judgment. The financial information presented elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

     AMBAC maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are reliable for use in preparing financial statements and maintaining accountability of assets. Qualified and professional financial personnel maintain and monitor these internal controls on a continuous basis. The concept of reasonable assurance is based on the recognition that the cost of a system of internal control should not exceed the related benefits.

     AMBAC's consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, whose audits were made in accordance with generally accepted auditing standards and included a review of internal accounting controls to the extent necessary to express an opinion on the fairness of the consolidated financial statements.

     The Audit Committee of the Board of Directors, comprised solely of outside directors, meets regularly with financial management, the independent auditors and the internal auditors to review the work and procedures of each. The independent auditors and the internal auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their work and their considerations of AMBAC and its subsidiaries and the quality of AMBAC's financial reporting. The Board of Directors, upon recommendation of the Audit Committee, appoints the independent auditors, subject to stockholder approval.


/s/ Phillip B. Lassiter

Phillip B. Lassiter
Chairman, President and Chief Executive Officer


/s/ Frank J. Bivona

Frank J. Bivona
Senior Vice President, Chief Financial Officer and Treasurer

January 30, 1997


                          INDEPENDENT AUDITORS' REPORT

              To the Board of Directors and Stockholders AMBAC Inc.

We have audited the accompanying consolidated balance sheets of AMBAC Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of AMBAC Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMBAC Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
New York, New York
January 30, 1997

                         29 AMBAC   1996 ANNUAL REPORT

                           CONSOLIDATED BALANCE SHEETS

AMBAC INC. AND SUBSIDIARIES
(Dollars in Thousands Except Per Share Amounts) December 31,                      1996           1995
--------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
   Bonds, at fair value
     (amortized cost of $4,979,017 in 1996 and $4,082,791 in 1995) ........   $ 5,088,031    $ 4,264,904
   Short-term investments, at cost (approximates fair value) ..............       112,511        176,689
                                                                              --------------------------
      Total investments ...................................................     5,200,542      4,441,593
Cash ......................................................................         7,734         12,167
Securities purchased under agreements to resell ...........................       201,169        240,280
Receivable for municipal investment contracts .............................        33,299        204,797
Receivable for securities sold ............................................        18,467         14,523
Investment income due and accrued .........................................        65,920         56,370
Investment in affiliate ...................................................          --           45,019
Prepaid reinsurance .......................................................       168,786        153,372
Deferred acquisition costs ................................................        94,212         82,620
Other assets ..............................................................        85,836         58,538
                                                                              --------------------------
      Total assets ........................................................   $ 5,875,965    $ 5,309,279
                                                                              --------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
   Unearned premiums ......................................................   $   991,224    $   903,026
   Losses and loss adjustment expenses ....................................        60,220         65,996
   Ceded reinsurance balances payable .....................................         7,438         14,654
   Obligations under municipal investment contracts .......................     2,417,817      2,185,746
   Obligations under municipal investment repurchase contracts ............       336,773        241,112
   Deferred income taxes ..................................................        80,086        103,697
   Current income taxes ...................................................         6,538          5,125
   Debentures .............................................................       223,798        223,732
   Accrued interest payable ...............................................        29,958         25,494
   Accounts payable and other liabilities .................................        57,689         44,578
   Payable for securities purchased .......................................        49,408         92,131
                                                                              --------------------------
      Total liabilities ...................................................     4,260,949      3,905,291

Stockholders' equity:
   Preferred stock, par value $0.01 per share; authorized shares -
     4,000,000; issued and outstanding shares - none ......................          --             --
   Common stock, Class A, par value $0.01 per share; authorized
     shares - 20,000,000; issued and outstanding shares - none ............          --             --
   Common stock, par value $0.01 per share; authorized shares - 50,000,000;
     issued shares - 35,340,192 at December 31, 1996
     and December 31, 1995 ................................................           353            353
   Additional paid-in capital .............................................       498,401        492,495
   Unrealized gains on investments, net of tax ............................        58,911        102,470
   Retained earnings ......................................................     1,072,418        819,479
   Common stock held in treasury at cost, 249,807 shares at
     December 31, 1996 and 276,619 at December 31, 1995 ...................       (15,067)       (10,809)
                                                                               --------------------------
      Total stockholders' equity ..........................................     1,615,016      1,403,988
                                                                                ------------------------
      Total liabilities and stockholders' equity ..........................    $5,875,965    $ 5,309,279
---------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                         30 AMBAC   1996 ANNUAL REPORT

                      CONSOLIDATED STATEMENTS OF OPERATIONS

AMBAC INC. AND SUBSIDIARIES
(Dollars in Thousands Except Per Share Amounts)
   Years Ended December 31,                            1996            1995          1994
---------------------------------------------------------------------------------------------
Financial guarantee insurance operations:
   Gross premiums written ....................   $    247,208    $    193,326    $    189,906
   Ceded premiums written ....................        (37,793)        (28,606)          2,815
                                                 --------------------------------------------
      Net premiums written ...................        209,415         164,720         192,721
   Increase in unearned premiums .............        (72,786)        (52,900)        (75,257)
                                                 --------------------------------------------
     Net premiums earned .....................        136,629         111,820         117,464
   Net investment income .....................        144,941         131,049         117,112
   Net realized (losses) gains ...............        (20,531)            177         (13,386)
   Other income ..............................          5,261           5,580           3,836
                                                 --------------------------------------------
                                                      266,300         248,626         225,026
                                                  --------------------------------------------
   Losses and loss adjustment expenses .......          3,778           3,377           2,593
   Underwriting and operating expenses .......         37,182          34,450          32,849
                                                 --------------------------------------------
                                                       40,960          37,827          35,442
                                                 --------------------------------------------
Financial guarantee insurance operating
   income ....................................        225,340         210,799         189,584

Financial services operating income ..........         10,943           5,216          10,571
Equity in income (loss) of affiliate .........            627            (185)          1,492
Interest expense .............................        (20,925)        (20,934)        (18,786)
Other income (deductions), net ...............          3,208             175            (310)
Other net realized gains (losses) ............        156,313          19,103          (2,632)
                                                 --------------------------------------------
   Income before income taxes ................        375,506         214,174         179,919
Provision for income taxes ...................         99,189          46,579          38,814
                                                 --------------------------------------------
   Net income ................................   $    276,317    $    167,595    $    141,105
                                                 --------------------------------------------
   Net income per common share ...............   $       7.90    $       4.78    $       4.01
                                                  --------------------------------------------
Weighted average number of
  common shares outstanding ..................     34,964,814      35,100,881      35,207,364
---------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                         31 AMBAC   1996 ANNUAL REPORT

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

AMBAC INC. AND SUBSIDIARIES
(Dollars in Thousands) Years Ended December 31,           1996           1995          1994
---------------------------------------------------------------------------------------------
PREFERRED STOCK:
   Balance at January 1 and December 31 .............   $      --      $    --      $    --
                                                        -------------------------------------
COMMON STOCK, CLASS A:
   Balance at January 1 and December 31 .............   $      --      $    --      $    --
                                                        -------------------------------------
COMMON STOCK:
   Balance at January 1 and December 31 .............   $       353    $     353    $     353
                                                        -------------------------------------
ADDITIONAL PAID-IN CAPITAL:
   Balance at January 1 .............................   $   492,495    $ 477,467    $ 476,419
   Issuance of stock ................................         3,624           (5)         585
   Sale of affiliate, net of tax ....................          --         14,356         --
   Other ............................................         2,282          677          463
                                                        -------------------------------------
   Balance at December 31 ...........................   $   498,401    $ 492,495    $ 477,467
                                                        -------------------------------------
UNREALIZED GAINS (LOSSES) ON INVESTMENTS, NET OF TAX:
   Balance at January 1 .............................       102,470    ($106,264)   $  73,174
   Change in unrealized gains (losses) ..............       (43,559)     208,734     (179,438)
                                                         -------------------------------------
   Balance at December 31 ...........................   $    58,911    $ 102,470    ($106,264)
                                                        -------------------------------------
RETAINED EARNINGS:
   Balance at January 1 .............................   $   819,479    $ 673,129    $ 549,781
   Net income .......................................       276,317      167,595      141,105
   Dividends declared-common stock ..................       (21,500)     (19,484)     (17,429)
   Other ............................................        (1,878)      (1,761)        (328)
                                                        -------------------------------------
   Balance at December 31 ...........................   $ 1,072,418    $ 819,479    $ 673,129
                                                        -------------------------------------
COMMON STOCK HELD IN TREASURY AT COST:
   Balance at January 1 .............................   ($   10,809)   ($ 11,198)   $    --
   Cost of shares acquired during year ..............       (31,751)      (5,913)     (11,907)
   Issued under stock incentive plan ................        17,211        6,302          709
   Issued to acquire subsidiary .....................        10,282         --           --
                                                         -------------------------------------
   Balance at December 31 ...........................   ($   15,067)   ($ 10,809)   ($ 11,198)
----------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                         32 AMBAC   1996 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

AMBAC INC. AND SUBSIDIARIES
(Dollars in Thousands) Years Ended December 31,                      1996           1995          1994
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income...............................................    $   276,317     $  167,595    $  141,105
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization .........................         1,986          4,765         6,079
      Amortization of bond premium and discount .............        (1,603)           324         3,384
      Current income taxes ..................................         1,413         15,713        (7,855)
      Deferred income taxes .................................         4,497         13,727        15,584
      Deferred acquisition costs ............................       (11,592)       (10,846)      (20,757)
      Unearned premiums, net ................................        72,786         52,900        75,257
      Losses and loss adjustment expenses ...................        (5,776)           334         1,625
      Ceded reinsurance balances payable ....................        (7,216)        13,746        (2,963)
      Investment income due and accrued .....................        (9,550)        (6,465)       (9,911)
      Accrued interest payable ..............................         4,464          1,668         6,084
      (Gain) loss on sales of investments and affiliates ....      (136,175)       (19,222)       15,695
      Accounts payable and other liabilities ................        13,111         (6,240)       20,110
      Other, net ............................................       (12,032)         3,340        22,120
                                                              ------------------------------------------
         Net cash provided by operating activities ..........       190,630        231,339       265,557
                                                              ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of bonds .............................     1,911,909      2,955,475     2,024,880
   Proceeds from matured bonds ..............................       959,527        660,181       352,791
   Purchases of bonds .......................................    (3,825,803)    (3,820,086)   (3,332,696)
   Change in short-term investments .........................        64,178        (38,714)      (28,933)
   Securities purchased under agreements to resell ..........        39,111       (152,269)      193,716
   Proceeds from sale of affiliate ..........................       202,609         28,502          --
   Other, net ...............................................        (9,783)       (34,380)       (9,304)
                                                              ------------------------------------------
      Net cash used in investing activities .................      (658,252)      (401,291)     (799,546)
                                                              ------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid ...........................................       (21,500)       (19,484)      (17,429)
   Proceeds from issuance of municipal
   investment contracts .....................................     1,696,813      1,374,856     1,685,809
   Payments for municipal investment contract draws .........    (1,197,584)    (1,178,083)   (1,123,096)
   Purchases of treasury stock ..............................       (31,751)        (5,913)      (11,907)
   Proceeds from sale of treasury stock .....................        17,211          6,302           709
   Other, net ...............................................          --             --             164
                                                              ------------------------------------------
      Net cash provided by financing activities .............       463,189        177,678       534,250
                                                              ------------------------------------------
   Net Cash Flow ............................................        (4,433)         7,726           261
      Cash at January 1 .....................................        12,167          4,441         4,180
                                                              ------------------------------------------
      Cash at December 31...................................   $      7,734    $    12,167    $    4,441
                                                              ------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Income taxes..........................................   $     90,649    $    25,731    $   31,846
                                                              ------------------------------------------
      Interest expense on debt..............................   $     21,675    $    21,170    $   20,926
                                                              ------------------------------------------
      Interest expense on municipal investment contracts....   $    148,526    $   124,797    $   85,540
                                                              ------------------------------------------
   Cash received during the year for:
      Income taxes..........................................   $       --      $     8,843    $    1,167
--------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                         33 AMBAC   1996 ANNUAL REPORT

================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
                (Dollars in Thousands, Except Per Share Amounts)

                                NOTE 1 Background

AMBAC Inc. (the "Company") is a holding company that provides through its affiliates financial guarantee insurance and financial services to clients in both the public and private sectors. The Company's principal operating subsidiary, AMBAC Indemnity Corporation ("AMBAC Indemnity"), a leading insurer of municipal and structured finance obligations, has been assigned triple-A claims-paying ability ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Group, Fitch Investors Service, L.P., and Nippon Investors Service, Inc. AMBAC Inc.'s Financial Services Division provides investment contracts, interest rate swaps and investment management and advisory services principally to states, municipalities, municipal authorities and hospitals and health organizations.

     Prior to 1995, the Company and AMBAC Indemnity combined owned approximately 96% of HCIA Inc. ("HCIA"), a leading health care information content company. As such, HCIA's results of operations were reported as a separate industry segment. During 1995, the Company reduced its ownership equity in HCIA to approximately 46%, and consequently stopped consolidating its investment in HCIA and reporting HCIA's results as a separate industry segment. In May 1996, the Company sold its remaining holdings in HCIA.

     On December 31, 1996, the Company acquired substantially all of the assets of Cadre Financial Services, Inc. ("Cadre") for approximately $20,000 in Company stock and cash. Cadre is a provider of cash management and investment advisory services to local school districts, hospitals and health organizations and municipalities. At December 31, 1996, Cadre was providing investment administration services for approximately 2,600 clients with approximately $5,900,000 in assets. Included in the assets under administration at December 31, 1996, were approximately $1,900,000 of assets for which Cadre provides direct investment advisory services. As the transaction was consummated at the end of business on December 31, 1996, no results of operations from the acquisition are reflected in the Consolidated Statements of Operations. The acquisition of Cadre resulted in goodwill of $20,010, included in Other Assets, which is being amortized over 15 years on a straight-line basis.

     On August 8, 1996, the Company acquired a controlling equity interest in AMBAC Connect Inc. ("ACI"), the successor to Advanced Procurement Systems, Inc., for $2,400 in cash. The Company also invested $5,000 in cumulative preferred stock of ACI. ACI develops and markets software for governmental procurement applications. The acquisition of ACI resulted in goodwill of approximately $2,400, included in Other Assets, which is being amortized over 10 years on a straight-line basis.

     Both transactions were accounted for using the purchase method. The pro forma results of operations for the years ended December 31, 1996 and 1995, assuming Cadre and ACI had been acquired as of January 1, 1995, would not have been significantly different from those presented in the Consolidated Statements of Operations.

                     NOTE 2 Significant Accounting Policies

The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of AMBAC Inc. and its subsidiaries (sometimes collectively referred to as the "Company") are as described below:

Consolidation: The consolidated financial statements include the accounts of AMBAC Inc. and its subsidiaries. All significant intercompany balances have been eliminated.

                         34 AMBAC   1996 ANNUAL REPORT

Net Income Per Common Share: Net income per common share is based on the weighted average number of shares outstanding during the year. The effects of common stock equivalents on net income per share calculations are not significant.

Investments: The Company's investment portfolio is accounted for on a trade-date basis and consists entirely of investments in debt securities that are considered available-for-sale and are carried at fair value. Fair value is based on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a separate component of stockholders' equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds which do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage- and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

Securities Purchased Under Agreements to Resell: Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value.

Obligations Under Municipal Investment Contracts: Obligations under municipal investment contracts and municipal investment repurchase contracts are recorded as liabilities on the consolidated balance sheet at the face value of the contract, adjusted for draws paid and interest credited to the account. Unsettled contracts are accrued on a trade-date basis on the consolidated balance sheet at the time of commitment. Interest expense is computed based upon daily outstanding settled liability balances at rates and periods specified in the contracts and is included as a component of financial services operating income.

Premium Revenue Recognition: Premiums for municipal new issue and secondary market policies are: (i) generally computed as a percentage of principal and interest insured; (ii) typically collected in a single payment at policy inception date; and (iii) are earned pro rata over the period of risk. Premiums for structured finance policies can be computed as a percentage of either principal or principal and interest insured. The timing of the collection of structured finance premiums varies among individual transactions. For policies where premiums are collected in a single payment at policy inception date, premiums are earned pro rata over the period of risk. For policies with premiums that are collected periodically (i.e., monthly, quarterly or annually), premiums are reflected in income pro rata over the period covered by the premium payment.

     When an AMBAC Indemnity-insured new or secondary market issue has been refunded or called, the remaining unearned premium is generally earned at that time, as the risk to AMBAC Indemnity is considered to have been eliminated.

Losses and Loss Adjustment Expenses: The liability for losses and loss adjustment expenses consists of the Active Credit Reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the ultimate aggregate losses inherent in the obligations insured. When losses occur (actual monetary defaults or defaults which are imminent on insured obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. All or part of case basis loss reserves are allocated from any ACR available for such insured obligation.

                         35 AMBAC   1996 ANNUAL REPORT

                 (Dollars in Thousands,Except Per Share Amounts)

     AMBAC Indemnity's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

Deferred Acquisition Costs: Certain costs incurred which vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $12,553, $10,183 and $9,348 for 1996, 1995 and 1994, respectively. Deferred acquisition costs, net of such amortization, amounted to $11,592, $10,845 and $20,757 for 1996, 1995 and 1994, respectively.

Depreciation and Amortization: Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets using the straight-line method.

Interest Rate Contracts:

Interest Rate Contracts Held for Purposes Other Than Trading:The Company uses interest rate contracts for hedging purposes as part of its overall interest rate risk management. Gains and losses on interest rate futures and options contracts that qualify as accounting hedges of existing assets or liabilities are included in the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When the hedged asset is sold or the hedged liability is settled, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on interest rate contracts that do not qualify as accounting hedges are recognized in current period income.

     The Company accounts for its interest rate futures contracts in accordance with the provisions of Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts" ("Statement 80"). Statement 80 permits hedge accounting for interest rate futures contracts when the item to be hedged exposes the Company to price or interest rate risk, and the futures contract effectively reduces that exposure and is designated as a hedge. Interest rate futures contracts held for purposes other than trading are used primarily to hedge interest-sensitive assets and liabilities. Interest rate futures contracts are designated at inception as a hedge to specific assets and liabilities.

     Interest rate swaps that are linked with existing liabilities are accounted for as a hedge of those liabilities, using the accrual method as an adjustment to interest expense. Interest rate swaps that are linked with existing assets classified as available for sale are accounted for as hedges of those assets, using the accrual method as an adjustment to interest income, with unrealized gains and losses included in stockholders' equity, net of tax. Interest rate risk is managed through the linkage of the interest rate swaps, which synthetically changes the nature of the underlying asset or liability (for example, from a fixed to floating interest rate obligation).

Interest Rate Contracts Held for Trading Purposes: The Company, in connection with its market-making activities as a provider of interest rate swaps to states, municipalities, municipal authorities and other entities in connection with their financings, uses interest rate contracts which are classified as held for trading purposes. Interest rate contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of financial services operating income. The fair value of interest rate swaps is determined through the use of valuation models. The portion of the interest rate swap's initial fair value that reflects credit considerations, ongoing servicing, and transaction hedging costs is recognized over the life of the interest rate swap, as an adjustment to financial services operating income. Interest rate swaps are recorded on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists.

                         36 AMBAC   1996 ANNUAL REPORT

Income Taxes: The Company, as common parent, files a consolidated Federal income tax return with its subsidiaries. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     The Internal Revenue Code permits municipal bond insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve during the year. The deduction taken is allowed only to the extent that U.S. Treasury noninterest-bearing tax and loss bonds are purchased at their par value prior to the original due date of the Company's consolidated Federal tax return and held in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time the Company may redeem the tax and loss bonds to satisfy the additional tax liability. The purchases of tax and loss bonds are recorded as payments of Federal income taxes and are not reflected in the Company's current tax provision.

Postretirement and Postemployment Benefits: The Company provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. The Company accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

Stock Compensation Plans: In 1991, the Company adopted the AMBAC Inc. 1991 Stock Incentive Plan. Under this plan, awards are granted to eligible employees of the Company and its subsidiaries in the form of incentive stock options or other stock-based awards. Effective in 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Statement 123 applies to all stock-based employee compensation plans (except employee stock ownership plans) in which an employer grants shares of its stock or other equity instruments to employees. Statement 123 permits a company to choose either the fair value based method of accounting as defined in the Statement or the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for its stock-based compensation plans. Companies electing the accounting requirements under APB 25 must also make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company has elected to account for its plans under APB 25. The adoption of Statement 123 had no effect on the Company's results of operations.

Reclassifications: Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.


                               NOTE 3 Investments

The amortized cost and estimated fair value of investments in debt securities at December 31, 1996 and 1995 were as follows:

                                                   Gross        Gross    Estimated
                                    Amortized Unrealized   Unrealized         Fair
1996                                     Cost      Gains       Losses        Value
                                   -----------------------------------------------
Municipal obligations ..........   $1,897,518   $ 87,616   $    2,223   $1,982,911
Corporate securities ...........      939,312     33,943        9,365      963,890
U.S. Government obligations ....      102,774      1,363        1,707      102,430
Mortgage- and asset-backed
  securities (includes U.S. ....
  Government Agency obligations)    2,035,719      8,882        9,486    2,035,115
Other ..........................      116,205         --            9      116,196
                                   -----------------------------------------------
                                   $5,091,528   $131,804   $   22,790   $5,200,542
----------------------------------------------------------------------------------

                                                   Gross        Gross    Estimated
                                    Amortized Unrealized   Unrealized         Fair
1995                                     Cost      Gains       Losses        Value
----------------------------------------------------------------------------------
Municipal obligations ..........   $1,563,389   $ 98,942   $    2,428   $1,659,903
Corporate securities ...........      764,179     67,618        3,737      828,060
U.S. Government obligations ....      219,250      8,796          621      227,425
Mortgage- and asset-backed
  securities (includes U.S. ....
  Government Agency obligations)    1,535,973     18,058        4,515    1,549,516
Other ..........................      176,689         --           --      176,689
                                   -----------------------------------------------
                                   $4,259,480   $193,414   $   11,301   $4,441,593
----------------------------------------------------------------------------------

                         37 AMBAC   1996 ANNUAL REPORT

                 (Dollars in Thousands,Except Per Share Amounts)

The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, were as follows:

                                                      Amortized        Estimated
1996                                                        Cost      Fair Value
--------------------------------------------------------------------------------
Due in one year or less ........................      $  140,921      $  141,028
Due after one year through five years ..........         344,615         354,696
Due after five years through ten years .........         279,108         290,987
Due after ten years ............................       2,291,165       2,378,716
                                                      --------------------------
                                                       3,055,809       3,165,427

Mortgage- and asset-backed securities ..........       2,035,719       2,035,115
                                                      --------------------------
                                                      $5,091,528      $5,200,542
--------------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Net investment income from financial guarantee insurance operations comprised the following:

                                           1996            1995             1994
--------------------------------------------------------------------------------
Bonds ..........................      $ 139,410       $ 127,864       $ 116,272
Short-term investments .........          7,999           5,670           3,300
                                      -----------------------------------------
  Total investment income ......        147,409         133,534         119,572
Investment expense .............         (2,468)         (2,485)         (2,460)
                                      -----------------------------------------
  Net investment income ........      $ 144,941       $ 131,049       $ 117,112
-------------------------------------------------------------------------------

Financial guarantee insurance operations had gross realized gains of $19,236, $27,786 and $26,514 for 1996, 1995 and 1994, respectively, and gross realized losses of $39,767, $27,609 and $39,900 for 1996, 1995 and 1994, respectively.

     Net investment income related to municipal investment contracts comprises gross investment income less related interest expense, and is a component of financial services operating income. For 1996, 1995 and 1994, gross investment income from municipal investment contracts was $165,196, $137,382 and $105,958, respectively, and the related interest expense was $154,484, $127,666 and $92,403, respectively.

     As of December 31, 1996, the Company did not have any investment concentrated in any single repayment source (excluding obligations of the U.S. Government and its agencies) with a fair value greater than 2.0% of its stockholders' equity.

     As of December 31, 1996 and 1995, the Company held securities subject to agreements to resell for $201,169 and $240,280, respectively. Such securities were held as collateral by the Company. The agreements had terms of less than 30 days.

     As of December 31, 1996 and 1995, the Company had pledged (or sold under agreements to repurchase) securities purchased under agreements to resell and investment securities to certain municipalities, with a fair value of $1,642,964 and $1,176,251, respectively, in connection with certain municipal investment contracts (including contracts structured as municipal investment repurchase contracts). Additionally, as of December 31, 1996 and 1995, investment securities with a fair value of $896 and $5,755, respectively, were pledged to futures brokers for required margin.

                               NOTE 4 Reinsurance

In the ordinary course of business, AMBAC Indemnity cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                             Years Ended December 31,
-----------------------------------------------------------------------------------------
                         1996                        1995                  1994
-----------------------------------------------------------------------------------------
                 Written        Earned      Written       Earned    Written        Earned
-----------------------------------------------------------------------------------------
Direct ......    $240,544     $155,883     $190,570     $125,559    $185,365    $134,760
Assumed .....       6,664        3,126        2,756        1,349       4,541       1,325
Ceded .......     (37,793)     (22,380)     (28,606)     (15,088)      2,815     (18,621)
                 ------------------------------------------------------------------------
Net premiums     $209,415     $136,629     $164,720     $111,820    $192,721    $117,464
-----------------------------------------------------------------------------------------

The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to AMBAC Indemnity under the existing reinsurance agreements, AMBAC Indemnity would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, AMBAC Indemnity evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance receivables as of December 31, 1996 and 1995. As of December 31, 1996, prepaid reinsurance of approximately $139,629 was associated with AMBAC Indemnity's three largest reinsurers. As of December 31, 1996, AMBAC Indemnity held letters of credit and collateral amounting to approximately $159,129 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

     During 1995 and 1994, AMBAC Indemnity terminated reinsurance contracts, resulting in return premiums to AMBAC Indemnity of $18,141 and $30,482, respectively, of which $15,700 and $25,891 were recorded as an increase to the unearned premium reserve in 1995 and 1994, respectively, with the remainder recognized as revenue.

                         38 AMBAC   1996 ANNUAL REPORT

                  NOTE 5 Losses and Loss Adjustment Expenses

AMBAC Indemnity's liability for losses and loss adjustment expenses includes case basis loss and loss adjustment expense reserves and the ACR. Following is a summary of the activity in the case basis loss and ACR accounts and the components of the liability for losses and loss adjustment expenses:

                                                            1996       1995        1994
-----------------------------------------------------------------------------------------
Case basis loss and loss adjustment
  expense reserves:
Balance at January 1 ................................    $39,249     $38,892     $35,155
                                                       ----------------------------------
Incurred related to:
  Current year ......................................      1,484         750       8,073
  Prior years .......................................     (9,556)      2,650      (3,368)
                                                       ----------------------------------
   Total incurred ...................................     (8,072)      3,400       4,705
                                                       ----------------------------------

Paid related to:
  Current year ......................................        150         150         275
  Prior years .......................................      9,404       2,893         693
                                                       ----------------------------------
   Total paid .......................................      9,554       3,043         968
                                                       ----------------------------------

Balance at December 31 ..............................     21,623      39,249      38,892
                                                       ----------------------------------
Active credit reserve:
  Balance at January 1 ..............................     26,747      26,770      28,882
  Net provision for losses ..........................      5,115       4,097       4,422
  ACR transfers from (to) Case Reserves .............      6,735      (4,120)     (6,534)
                                                       ----------------------------------
Balance at December 31 ..............................     38,597      26,747      26,770
                                                       ----------------------------------
  Total .............................................    $60,220     $65,996     $65,662
-----------------------------------------------------------------------------------------

The terms "current year" and "prior years" in the foregoing table refer to the year in which case basis loss reserves were established.

                   NOTE 6 Stockholders' Equity

The Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.01 per share, of which 35,340,192 were issued as of December 31, 1996. The Company is also authorized to issue 20,000,000 shares of Class A Common Stock, par value $0.01 per share, none of which was issued and outstanding as of December 31, 1996, and 4,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued and outstanding as of December 31, 1996.

     Dividends declared per common share amounted to $0.615, $0.555 and $0.495 in 1996, 1995 and 1994, respectively.

     The Board of Directors of the Company (the "Board") has authorized the establishment of a stock repurchase program which permits the repurchase of up to 3,000,000 shares of the Company's Common Stock. As of December 31, 1996, approximately 1,061,000 shares had been repurchased under this program for an aggregate amount of $49,571.

Stockholder Rights Plan: In January 1996, the Company adopted a Stockholder Rights Plan under which stockholders received one Right for each share of Common Stock owned. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $190 per share. The Rights generally detach and become exercisable when any person or group acquires 20% or more (or announces a tender offer for 20% or more) of the Company's Common Stock, at which time each Right (other than those held by the acquiring company) will entitle the holder to receive that number of shares of Common Stock of the Company with a value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each Right will entitle the holder to receive that number of shares of stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights, which expire on January 31, 2006, are redeemable in whole, but not in part, by action of the Board of Directors at a price of $.01 per Right at any time prior to their becoming exercisable.

                      NOTE 7 Commitments and Contingencies

The Company is responsible for leases on the rental of office space, principally in New York City and Westport, CT. The lease agreements, which expire periodically through September 2014, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                                          Amount
--------------------------------------------------------------------------------
1997 ....................................................                 $4,027
1998 ....................................................                  4,311
1999 ....................................................                  4,502
2000 ....................................................                  4,399
2001 ....................................................                  4,338
All later years .........................................                 52,837
                                                                         -------
                                                                         $74,414

Rent expense for the aforementioned leases amounted to $3,862, $3,461 and $2,859 for the years ended December 31, 1996, 1995 and 1994, respectively.

                         39 AMBAC   1996 ANNUAL REPORT

                 (Dollars in Thousands,Except Per Share Amounts)

                    NOTE 8 Insurance Regulatory Restrictions

AMBAC Indemnity is subject to insurance regulatory requirements of the States of Wisconsin and New York and the other jurisdictions in which it is licensed to conduct business.

     AMBAC Indemnity's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. AMBAC Indemnity paid cash dividends of $40,000, $40,000 and $36,000 on its common stock in 1996, 1995 and 1994, respectively. In addition, on April 30, 1996, AMBAC Indemnity, in conjunction with the sale of the Company's remaining holdings in HCIA common stock, delivered to the Company (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner approved such dividend. As a result, any dividends paid by AMBAC Indemnity to the Company through June 30, 1997, require pre-approval from the Wisconsin Commissioner. The Wisconsin Commissioner has stated to AMBAC Indemnity management that it does not foresee any reason pre-approval of anticipated common stock dividends paid through June 30, 1997, would not be given. Anticipated common stock dividends paid thereafter and through year-end 1997, will not require such pre-approval.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of qualified statutory capital, which is defined as the sum of the insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of AMBAC Indemnity's qualified statutory capital. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus was $899,023 and $862,976 at December 31, 1996 and 1995, respectively. Qualified statutory capital was $1,466,560 and $1,358,769 at December 31, 1996 and 1995, respectively. Statutory net income was $222,810, $142,541 and $116,238 for 1996, 1995 and 1994, respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs and deferred income taxes differently.

                               NOTE 9 Income Taxes

The Company's provision for income taxes is comprised of the following:

                                            1996            1995            1994
--------------------------------------------------------------------------------
Current taxes ..................         $94,392         $33,286         $22,960
Deferred taxes .................           4,797          13,293          15,854
                                         ---------------------------------------
                                         $99,189         $46,579         $38,814
--------------------------------------------------------------------------------

The total effect of income taxes on income and stockholders' equity for the years ended December 31, 1996 and 1995 was as follows:

                                                               1996         1995
--------------------------------------------------------------------------------
Total income taxes charged to income ...................    $99,189      $46,579
                                                           ---------------------
Income taxes charged (credited) to stockholders' equity:
  Unrealized (losses) gains on bonds ...................    (28,108)     127,038
  Unrealized gain on investment in affiliate ...........         --        7,730
  Other ................................................     (2,282)        (677)
                                                           ---------------------
   Total (credited) charged to stockholders' equity ....    (30,390)     134,091
                                                           ---------------------
Total effect of income taxes ...........................    $68,799     $180,670
--------------------------------------------------------------------------------

The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                         40 AMBAC   1996 ANNUAL REPORT

                                   1996                  1995                   1994
-------------------------------------------------------------------------------------------
Computed expected
  tax at statutory rate    $131,427    35.0%     $74,961      35.0%      $62,972      35.0%

Increases (reductions)
  in expected tax
  resulting from:

Tax-exempt interest ...     (30,760)   (8.2)     (28,379)     (13.3)     (26,441)    (14.6)

  Other, net ..........      (1,478)   (0.4)          (3)        --        2,283       1.2
                            ---------------------------------------------------------------

Income tax expense ....     $99,189    26.4%     $46,579       21.7%     $38,814      21.6%
-------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1996 and 1995 are presented below:

                                                    1996       1995
--------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve .......................   $ 76,805   $ 76,805
  Unrealized gains on bonds .................     30,150     58,258
  Deferred acquisition costs ................     32,974     28,917
  Unearned premiums .........................     28,060     22,167
  Unrealized gain on investment in affiliate          --      7,730
  Investments ...............................         60      3,638
  Other .....................................      1,250      1,904
                                                 ------------------
   Total deferred tax liabilities ...........    169,299    199,419
                                                 ------------------
Deferred tax assets:
  Tax and loss bonds ........................     63,871     63,871
  Loss reserves .............................     13,512      9,631
  Alternative minimum tax credit carryforward         --     12,272
  Amortization and Depreciation .............      4,836      2,870
  Compensation ..............................      2,884      2,672
  Other .....................................      4,110      4,406
                                                 ------------------
   Sub-total deferred tax assets ............     89,213     95,722
  Valuation allowance .......................         --         --
                                                 ------------------
   Total deferred tax assets ................     89,213     95,722
                                                 ------------------
   Net deferred tax liabilities .............   $ 80,086   $103,697
-------------------------------------------------------------------

The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

                            NOTE 10 Employee Benefits

Pensions: The Company has a defined benefit pension plan covering substantially all employees of the Company and its subsidiaries. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The actuarial present value of the benefit obligations shown in the following table sets forth the plan's funded status and amounts recognized by the Company as of December 31, 1996 and 1995.

                                                              1996        1995
-------------------------------------------------------------------------------

Accumulated benefit obligation, including vested
  benefits of $6,282 and $6,049, respectively ...........   ($6,979)   ($6,788)
                                                          ---------------------

Projected benefit obligation for service rendered to date    (8,189)    (7,800)

Plan assets at fair value, primarily listed stocks,
  commingled funds and fixed income securities ..........     8,153      7,054
                                                          ---------------------
Unfunded projected benefit ..............................       (36)      (746)
Unrecognized prior service cost .........................    (1,619)    (1,784)
Unrecognized net loss ...................................       885      1,906
Unrecognized net transition asset .......................        (9)       (12)
                                                          ---------------------
Pension liability included in other liabilities .........   ($  779)   ($  636)
--------------------------------------------------------------------------------

Net pension costs for 1996, 1995 and 1994 included the following components:

                                                1996       1995     1994
------------------------------------------------------------------------
Service cost ...............................   $ 674    $   541    $ 558
Interest cost on expected benefit obligation     539        456      386
Actual return on plan assets ...............    (957)    (1,333)      30
Net amortization and deferral ..............     263        760     (547)
                                               -------------------------
Net periodic pension cost ..................   $ 519    $   424    $ 427
------------------------------------------------------------------------

The weighted-average discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.50% and 7.25% for 1996 and 1995, respectively. The expected long-term rate of return on assets was 9.25% for both 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% for both 1996 and 1995.

     Substantially all employees of the Company and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each covered employee's base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the plan. The total cost of the Savings Incentive Plan was $1,680, $1,555 and $1,292 in 1996, 1995 and 1994,
respectively.

Annual Incentive Plan: The Company has an annual incentive plan which provides for awards to key officers and employees based upon predetermined criteria. The cost of the plan for the years ended December 31, 1996, 1995 and 1994 amounted to $10,822, $8,860 and $9,880, respectively.

Postretirement Health Care and Other Benefits: AMBAC Indemnity provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans is currently funded.

                         41 AMBAC   1996 ANNUAL REPORT

                 (Dollars in Thousands,Except Per Share Amounts)

     Postretirement benefits expense was $220, $168 and $176 in 1996, 1995 and 1994, respectively. The unfunded accumulated postretirement benefit obligation was $1,526 and the accrued postretirement liability was $1,524 as of December 31, 1996.

     The assumed weighted average health care cost trend rates range from 8.5% in 1996, decreasing ratably to 5.5% in 2001, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $194 and the 1996 benefit expense by $40. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1996 expense was 7.50%.

                           NOTE 11 Insurance in Force

The par amount of bonds insured by AMBAC Indemnity, net of reinsurance, was $131,497,000 and $110,997,000 at December 31, 1996 and 1995, respectively. As of
December 31, 1996 and 1995, AMBAC Indemnity's insured portfolio was diversified by type of insured bond as shown in the following table:

                                                      Net Par Amount Outstanding
                                                      --------------------------
(Dollars in Millions)                                         1996          1995
--------------------------------------------------------------------------------
Municipal finance:
  General obligation ...............................      $ 31,863      $ 30,546
  Lease and tax-backed revenue .....................        25,366        18,780
  Utility revenue ..................................        22,780        21,053
  Health care revenue ..............................        13,521        12,553
  Transportation revenue ...........................         6,891         6,293
  Investor-owned utilities .........................         5,551         4,497
  Higher education .................................         4,745         3,973
  Housing revenue ..................................         4,497         3,577
  Student loans ....................................         3,439         3,769
  Other ............................................           484           483
                                                      --------------------------
   Total municipal finance .........................       119,137       105,524
                                                      --------------------------
Structured finance:
  Domestic:
   Mortgage-backed and home equity .................         5,263         1,901
   Asset-backed ....................................         1,329         1,213
   Other ...........................................         1,440           124
                                                      --------------------------
     Total domestic structured finance .............         8,032         3,238
                                                      --------------------------
  International:
   Asset-backed ....................................         2,530         1,382
   Other ...........................................         1,798           853
                                                      --------------------------
     Total international structured finance ........         4,328         2,235
                                                      --------------------------
     Total structured finance ......................        12,360         5,473
                                                      --------------------------
                                                          $131,497      $110,997
--------------------------------------------------------------------------------

As of December 31, 1996, California was the state with the highest aggregate net par amount in force, accounting for 15.6% of the total, and the highest single insured risk represented 1.0% of aggregate net par amount insured. AMBAC Indemnity's direct insurance in force (principal and interest) was $268,870,000 and $235,118,000 at December 31, 1996 and 1995, respectively. Net insurance in force (after giving effect to reinsurance) was $227,235,000 and $199,078,000 as of December 31, 1996 and 1995, respectively.

                     NOTE 12 Financial Instruments Held For
                             Purposes Other Than Trading

Financial instruments with off-balance-sheet risk: In the normal course of business, the Company becomes a party to various financial transactions to reduce its exposure to fluctuations in interest rates. These financial instruments include interest rate swaps, exchange traded interest rate futures contracts and purchased interest rate options. The notional amounts of the Company's off-balance-sheet financial instruments which are held for purposes other than trading were as follows:

As of December 31,                                         1996             1995
--------------------------------------------------------------------------------
Interest rate futures contracts ..............       $1,569,800       $1,171,600
Interest rate swaps ..........................          689,023          240,000
Purchased interest rate options ..............           32,200           15,000
--------------------------------------------------------------------------------

Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

     In the ordinary course of business, the Company, through its affiliates, manages a variety of risks, principally credit, market, liquidity, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

     Credit risk relates to the ability of counterparties to perform according to the terms of their contractual commitments. Credit risk is calculated based on the current replacement cost or fair value of the Company's financial instruments. The gross replacement cost of these financial instruments is the positive fair value of all transactions with a counterparty, excluding the effects of netting or collateral arrangements, and was approximately $2,000 and $5,000 as of December 31, 1996 and 1995, respectively. The Company executes these transactions with a diverse base of counterparties in order to minimize concentrations of credit risk.

     Various procedures and controls are in place to monitor the credit risk associated with municipal investment contracts and interest rate swaps. These include the initial credit approval process, minimum

                         42 AMBAC   1996 ANNUAL REPORT
credit rating requirements and the continuous monitoring of credit exposure. The Company also has credit risk associated with its investment portfolio. These risks are controlled through strict compliance with written investment policy guidelines. These investment policy guidelines include a pre-established set of criteria including minimum credit ratings, restrictions on the nature of investments and single credit concentration limits.

     Market risk relates to the impact of value changes of the Company's assets and hedges on equity. The principal market risk is interest rate risk. An independent risk management group is involved in setting and monitoring risk limits and in the application of risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. The Company utilizes various models and stress testing to manage interest rate risk. This process includes frequent analyses of both parallel and non-parallel shifts in yield curve risk.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in municipal investment contracts and interest rate swaps and futures contracts. The Company manages liquidity risk by matching the effective duration of its invested assets, including hedges, with the effective duration of its municipal investment contract liabilities. Additionally, the Company's policy is to maintain a minimum level of cash and short-term liquid assets equivalent to a specified percentage of its municipal investment contract liabilities outstanding.

     Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. The Company mitigates operational risk by maintaining a comprehensive system of internal controls. This includes the establishment of systems and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with regulations.

     Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations of the Company's counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

     As discussed in Note 2, interest rate futures contracts held for purposes other than trading are used primarily to hedge price or interest rate risk inherent in the portfolio of interest-sensitive assets and liabilities. Interest rate swaps held for purposes other than trading are used to manage interest rate risk by synthetically changing the nature of specific assets or liabilities.

     Interest rate futures contracts are purchased to hedge interest rate risk inherent in fixed rate liabilities. Interest rate futures contracts are sold to hedge interest rate risk inherent in fixed rate investment securities. At December 31, 1996 and 1995, interest rate futures contracts with an outstanding notional amount of $1,091,900 and $1,006,500, respectively, were designated as hedges of fixed rate liabilities. Additionally, at December 31, 1996 and 1995, interest rate futures contracts with an outstanding notional amount of $477,900 and $165,100, respectively, were designated as hedges of fixed rate investment securities.

     Interest rate swaps which require the Company to pay the fixed rate are used primarily to hedge fixed rate investment securities. Interest rate swaps which require the Company to receive the fixed rate are used primarily to hedge fixed rate liabilities. The table below summarizes, for each major type of swap, the weighted-average fixed rate paid or received on the respective notional amounts outstanding. Notional amounts are used to calculate the contractual payments to be exchanged under these contracts.

                                                                Maturing after December 31,
---------------------------------------------------------------------------------------------------------------------------
                                            1997           1998           1999           2000           2001     Thereafter
---------------------------------------------------------------------------------------------------------------------------
Pay fixed swaps:
Notional amount ..................   $   192,046    $   226,528    $   299,775    $   202,368    $   161,145    $    61,191

Weighted-average fixed rate ......          6.00%          6.05%          6.98%          7.02%          6.93%          7.04%

Receive fixed swaps:
Notional amount ..................   $   169,776    $   138,556    $   137,922    $   137,271    $   136,602    $   146,352

Weighted-average fixed rate ......          6.25%          6.45%          6.45%          6.45%          6.45%          6.54%

Range of implied floating
  interest rates .................          5.90%          5.99%          6.52%          6.60%          6.84%
                                         to 6.09%       to 6.48%       to 6.69%       to 6.88%       to 6.90%
---------------------------------------------------------------------------------------------------------------------------

                         43 AMBAC   1996 ANNUAL REPORT

                 (Dollars in Thousands,Except Per Share Amounts)

The floating rate side of the Company's interest rate swaps is based on several indices, primarily one-month, three-month and six-month LIBOR. The floating rates shown above reflect the range of the implied forward LIBOR yield curve for those indices, as of December 31, 1996.

Fair values of financial instruments held for purposes other than trading: The following fair value amounts were determined by the Company using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments: The fair values of bonds are based on quoted market prices or dealer quotes.

Short-term investments and cash: The fair values of short-term investments and cash are assumed to equal amortized cost.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

Investment in affiliate: At December 31, 1995, the fair value of the Company's investment in HCIA was based on the quoted market price of HCIA common stock.

Debentures: The fair value of the debentures is based on the quoted market prices and dealer quotes.

Municipal investment contracts and municipal investment repurchase contracts:
The fair value of the liability for municipal investment contracts and repurchase agreements (including accrued interest) is estimated based upon valuation models using rates currently offered for contracts of similar remaining maturities.

Interest rate contracts: Fair values of off-balance-sheet interest rate contracts (futures, swaps and interest rate options) are based on quoted market and dealer prices, current settlement values, or pricing models.

Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written related to new issue and secondary market exposures is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of AMBAC Indemnity's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure AMBAC Indemnity's liability under these policies.

     The carrying amount and estimated fair value of these financial instruments are presented below:

As of December 31,                                   1996                 1995
-----------------------------------------------------------------------------------
                                                     Estimated           Estimated
                                            Carrying      Fair  Carrying      Fair
(Dollars in Millions)                         Amount     Value    Amount     Value
-----------------------------------------------------------------------------------
Financial assets:
Investments ...............................   $5,088   $ 5,088    $4,265    $4,265
Short-term investments ....................      113       113       177       177
Cash ......................................        8         8        12        12
Securities purchased under
  agreements to resell ....................      201       201       240       240
Investment in affiliate ...................       --        --        45       194

Financial liabilities:
Debentures ................................      224       259       224       271
Municipal investment contracts
  and municipal investment
  repurchase contracts (including
  accrued interest) .......................    2,778     2,775     2,446     2,486

Unrecognized financial instruments:
Interest rate futures contracts ...........       --        --        --        --
Interest rate swaps .......................       --        (1)       --         2
Purchased interest rate option ............       --        --        --        --

Liability for financial guarantees written:
Direct ....................................       --       719        --       655
Net of reinsurance ........................       --       596        --       543
Net installment premiums ..................       --       114        --        80
-----------------------------------------------------------------------------------

               NOTE 13 Financial Instruments Held
                        For Trading Purposes

The Company, through its affiliate AMBAC Financial Services, Limited Partnership, is a provider of interest rate swaps to states, municipalities, municipal authorities and other entities in connection with their financings. The Company manages its business

                         44 AMBAC   1996 ANNUAL REPORT
with the goal of being market neutral to changes in overall interest rates, while retaining basis risk, the relationship between changes in floating rate tax-exempt and floating rate taxable interest rates. If actual or projected floating rate tax-exempt interest rates rise in relation to floating rate taxable interest rates, the Company will experience an unrealized mark-to-market loss. Conversely, if actual or projected floating rate tax-exempt interest rates decline in relation to floating rate taxable interest rates, the Company will experience an unrealized mark-to-market gain.

     In the ordinary course of business, the Company manages a variety of risks, principally credit, market, liquidity, operational, and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization. Operational and legal risks related to financial instruments held for trading purposes are similar to those risks as described in Note 12.

     Credit risk relates to the ability of counterparties to perform according to the terms of their contractual commitments. Credit risk is calculated based on the current replacement cost or fair value of the Company's financial instruments. The Company executes these transactions with a diverse base of counterparties in order to minimize concentrations of credit risk.

     Various procedures and controls are in place to monitor the credit risk of interest rate swaps. These include the initial credit approval process, the establishment of credit limits, management approvals, and a process that ensures the continuous monitoring of credit exposure.

     Market risk relates to the impact of price changes on future earnings. This risk is a consequence of the Company's market-making activities in the municipal interest rate swap market. The principal market risk is basis risk, the relationship between changes in floating rate tax-exempt and floating rate taxable interest rates. Since the third quarter of 1995, all municipal interest rate swaps transacted contain provisions which are designed to protect the Company against certain forms of tax reform, thus mitigating its basis risk. An independent risk management group monitors trading risk limits and, together with senior management, is involved in the application of risk measurement methodologies.

     The estimation of potential losses arising from adverse changes in market relationships, known as "value-at-risk," is a key element in managing market risk. The Company has developed a value-at-risk methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. The Company estimates value-at-risk utilizing historical short- and long-term interest rate volatilities and the relationship between changes in tax-exempt and taxable interest rates calculated on a consistent daily basis. For the years ended December 31, 1996 and 1995, the Company's value-at-risk, calculated at a ninety-nine percent confidence level, averaged approximately $1,389 and $1,358, respectively. The Company's value-at-risk ranged from a high of $2,585 to a low of $1,096 in 1996 and from a high of $2,131 to a low of $687 in 1995. Since no single measure can capture all dimensions of market risk, the Company bolsters its value-at-risk methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of market conditions, however improbable, which might cause abnormal volatility swings or disruptions of market relationships.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in swaps and in futures contracts used to hedge swaps. The Company manages liquidity risk by maintaining cash and cash equivalents, closely matching the dates swap payments are made and received, and limiting the amount of risk hedged by futures contracts.

     The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 1996 and 1995:

                                                                                          Average
                                                     Net              Net             Net Fair Value
                                                Carrying        Estimated         -------------------------            Notional
                                                  Amount       Fair Value          Assets       Liabilities              Amount
--------------------------------------------------------------------------------------------------------------------------------
1996:
Interest rate swaps ........................     $12,133          $12,133          $44,241          $37,451          $2,341,660
Interest rate futures
  contracts ................................          --               --               --               --             484,500

1995:
Interest rate swaps ........................     $ 6,066          $ 6,066          $14,639          $13,663          $1,793,400
Interest rate futures
  contracts ................................          --               --               --               --             569,800
--------------------------------------------------------------------------------------------------------------------------------

The aggregate amount of net trading income recognized from financial instruments held for trading purposes was $10,579, $2,871 and $2,101 for 1996,

                         45 AMBAC   1996 ANNUAL REPORT

                 (Dollars in Thousands,Except Per Share Amounts)

1995 and 1994, respectively. Average net fair values were calculated based on average daily net fair values. The gross replacement cost of the Company's financial instruments held for trading purposes is the positive fair value of all transactions with a counterparty, excluding the effects of netting or collateral arrangements, and was approximately $42,000 and $52,000 as of December 31, 1996 and 1995, respectively. Net estimated fair value, after netting and collateral arrangements more accurately portrays the credit risk associated with the Company's financial instruments held for trading purposes.

     Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

                   NOTE 14 Long-Term Debt and
                             Lines of Credit

The carrying value of long-term debt was as follows:

December 31,                                               1996             1995
--------------------------------------------------------------------------------
9-3/8% Debentures, due 2011 ..................         $149,344         $149,299
7-1/2% Debentures, due 2023 ..................           74,454           74,433
                                                       -------------------------
                                                       $223,798         $223,732
--------------------------------------------------------------------------------

The Debentures due on February 1, 2011 were issued on August 8, 1991 in the principal amount of $150,000 and bear interest of 9-3/8%, payable on February 1 and August 1 of each year. The Debentures are noncallable and were sold at 99.4% of their principal amount at an effective yield of 9.44%.

     The Debentures due on November 1, 2023 were issued on May 11, 1993 in the principal amount of $75,000 and bear interest of 7-1/2%, payable on May 1 and November 1 of each year. The Debentures are noncallable and were sold at 99.171% of their principal amount at an effective yield of 7.57%.

     The Company uses an interest rate swap based on a notional value of $125,000 to synthetically manage a portion of its interest rate risk relative to its long-term debt.

     The Company and AMBAC Indemnity maintain a three-year revolving credit facility with two major international banks, as co-agents, for $100,000. As of December 31, 1996 and 1995, no amounts were outstanding under this credit facility, which expires in July 1998.

     AMBAC Indemnity has an agreement with a group of Aaa/AAA-rated international banks for a $350,000 credit facility, expiring in 2003. This facility is a seven-year stand-by irrevocable limited recourse line of credit, which was increased from $300,000 to $350,000 and extended for an additional year in December 1996. The line will provide liquidity to AMBAC Indemnity in the event claims from municipal obligations exceed specified levels. Repayment of any amounts drawn under the line will be limited primarily to the amount of any recoveries of losses related to policy obligations. As of December 31, 1996 and 1995, no amounts were outstanding under this line.

                       NOTE 15 Obligations Under Municipal
                                    Investment Contracts

Obligations under municipal investment contracts, including those structured in the form of repurchase contracts, are recorded on a trade-date basis. Certain obligations may be called at various times prior to maturity at the option of the counterparty. As of December 31, 1996 and 1995, the interest rates on these agreements ranged from 4.23% to 8.14% and 3.65% to 8.14%, respectively. As of December 31, 1996 and 1995, obligations under municipal investment contracts and municipal investment repurchase contracts were as follows:

                                                     1996                   1995
--------------------------------------------------------------------------------
Settled ..........................             $2,721,291             $2,222,061
Unsettled ........................                 33,299                204,797
                                               ---------------------------------
                                               $2,754,590             $2,426,858
--------------------------------------------------------------------------------

Net payments due under settled investment contracts in each of the next five years ending December 31, and the periods thereafter, based on expected call dates, were as follows:

                                                                       Principal
                                                                          Amount
--------------------------------------------------------------------------------
1997 .................................................                $  945,960
1998 .................................................                   677,213
1999 .................................................                   443,880
2000 .................................................                    43,234
2001 .................................................                    82,174
All later years ......................................                   528,830
                                                                      ----------
                                                                      $2,721,291
--------------------------------------------------------------------------------

                         46 AMBAC   1996 ANNUAL REPORT

                         NOTE 16 Common Stock Incentives

The Company's stock incentive plan, the AMBAC Inc. 1991 Stock Incentive Plan (the "Plan"), provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, performance unit awards, stock purchase rights, or other stock or stock-based awards that are valued or determined by reference to the Common Stock. Options are exercisable and expire as specified at the time of grant. The cumulative number of shares subject to award is limited to a maximum of 10% of the number of shares outstanding on a fully diluted basis as of the immediately preceding fiscal quarter. The Plan also limits the number of shares available for grant in each year (as determined by formula). Based on the provisions of the Plan, there are approximately 650,000 shares available for grant in 1997. As of December 31, 1996, the maximum number of shares subject to award under the Plan was approximately 3,727,000 of which approximately 3,076,000 (net of cancellations) had previously been awarded. A summary of option activity is as follows:

                               1996                          1995                       1994
------------------------------------------------------------------------------------------------------
                                    Weighted                      Weighted                    Weighted
                                     Average                       Average                     Average
                                    Exercise                      Exercise                    Exercise
                     Shares            Price       Shares            Price      Shares           Price
---------------------------    -------------    ---------    -------------   -----------   -----------
Outstanding
  at beginning
  of year ....    2,070,412    $       36.34    1,700,120    $       34.60    1,266,852    $     31.70
Granted ......      482,075    $       48.49      511,645    $       39.57      517,620    $     41.56
Exercised ....     (360,862)   $       37.06     (121,248)   $       24.79      (19,580)   $     21.24
Forfeited ....      (67,304)   $       43.74      (20,105)   $       41.59      (64,772)   $     33.53
                  ----------                    ----------                    ----------
Outstanding
  at end
  of year ....    2,124,321    $       38.74    2,070,412    $       36.34    1,700,120    $     34.60
------------------------------------------------------------------------------------------------------
Exercisable ..    1,203,919                     1,141,245                       855,806
------------------------------------------------------------------------------------------------------

                    Options Outstanding                Options Exercisable
--------------------------------------------------------------------------------
                 Number       Weighted     Weighted        Number       Weighted
Range of    Outstanding        Average      Average   Exercisable        Average
Exercise    at December      Remaining     Exercise   at December       Exercise
Prices         31, 1996  Contract Life        Price      31, 1996          Price
--------------------------------------------------------------------------------
$20 to 32       450,155            5.3       $20.35       450,155         $20.35
$34 to 44       932,221            7.4       $40.25       488,444         $40.19
$45 to 62       741,945            6.5       $47.99       265,320         $47.09
            -----------                                 ---------
              2,124,321                                 1,203,919
--------------------------------------------------------------------------------

The Company applies APB 25 and related Interpretations in accounting for its plans. Accordingly, since the fair value of the options at grant date equals the exercise price, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with Statement 123, the Company's net income and earnings per share for the years ended December 31, 1996 and 1995, would have been reduced to the pro forma amounts below:

                                                       1996                 1995
--------------------------------------------------------------------------------
Net Income:
  As reported ........................          $   276,317          $   167,595
  Pro forma ..........................          $   273,528          $   166,080

Earnings per share:
  As reported ........................          $      7.90          $      4.78
  Pro forma ..........................          $      7.82          $      4.73
--------------------------------------------------------------------------------

The weighted-average fair value of options granted in 1996 and 1995 was $12.38 per share and $12.80 per share, respectively. The fair value of each option grant issued was estimated as of the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 1.24% and 1.18%; expected volatility of 16.5% and 20.0%; risk-free interest rates of 6.2% and 7.2%; and expected lives of 5 years and 6 years. The pro forma amounts disclosed above are not likely to be representative of reported pro forma net income and earnings per share for future years because options vest over several years and additional awards are granted each year.

                           NOTE 17 Segment Information

As of December 31, 1996, the Company's products are reported in two industry segments, as follows:

     Financial guarantee insurance includes insurance of municipal and structured finance obligations.

     Financial services includes investment management and advisory services, the issuance of investment contracts, investment repurchase contracts and interest rate swaps principally to states, municipalities and municipal authorities.

     Prior to the sale of the Company's controlling portion in its health care information content subsidiary in August 1995, the Company reported a third industry segment called information services. Information services included information products and analytical services on the financial and operating performance of hospitals, nursing homes, retirement facilities and health maintenance organizations through on-line computer services and publications primarily to the hospital, health insurance and health care supplier markets.

                         47 AMBAC   1996 ANNUAL REPORT

                (Dollars in Thousands, Except per Share amount)

     The following table is a summary of the operations by operating segment for the years ended December 31, 1996, 1995 and 1994:

                                                 Financial                                               Adjustments
                                                 Guarantee       Financial   Information    Corporate            and
                                                 Insurance        Services      Services    and Other   Eliminations    Consolidated

------------------------------------------------------------------------------------------------------------------------------------


1996:
   Revenues:
      Unaffiliated customers ..............     $  266,300     $    22,156      $    --     $ 164,587      $      --      $  453,043

      Intersegment ........................          1,728            (810)          --       159,883       (160,801)             --

                                                ------------------------------------------------------------------------------------

   Total revenues .........................     $  268,028     $    21,346      $    --     $ 324,470      ($160,801)     $  453,043

                                                ------------------------------------------------------------------------------------


   Operating income:
      Unaffiliated customers ..............     $  225,340     $    10,943      $    --     $ 139,223      $      --      $  375,506

      Intersegment ........................          1,728            (980)          --       159,883       (160,631)             --
                                                ------------------------------------------------------------------------------------

   Total operating income .................     $  227,068     $     9,963      $    --     $ 299,106      ($160,631)     $  375,506

                                                ------------------------------------------------------------------------------------

   Identifiable assets ....................     $2,886,264     $ 2,854,744      $    --     $ 134,957      $      --      $5,875,965

                                                ------------------------------------------------------------------------------------


1995:
   Revenues:
      Unaffiliated customers ..............     $  248,626     $    13,009      $    --     $  42,698      $      --      $  304,333

      Intersegment ........................          1,798          (2,187)          --        40,292        (39,903)             --

                                                ------------------------------------------------------------------------------------

   Total revenues .........................     $  250,424     $    10,822      $    --     $  82,990      ($ 39,903)     $  304,333

                                                ------------------------------------------------------------------------------------


   Operating income:
      Unaffiliated customers ..............     $  210,799     $     5,216      $    --     ($  1,841)     $      --      $  214,174

      Intersegment ........................          1,549          (2,610)          --        40,268        (39,207)             --

                                                ------------------------------------------------------------------------------------

   Total operating income .................     $  212,348     $     2,606      $    --     $  38,427      ($ 39,207)     $  214,174

                                                ------------------------------------------------------------------------------------

   Identifiable assets ....................     $2,741,426     $ 2,533,743      $    --     $  34,110      $      --      $5,309,279

                                                ------------------------------------------------------------------------------------


1994:
   Revenues:
      Unaffiliated customers ..............     $  225,026     $    16,676      $30,423     ($    901)     $      --      $  271,224

      Intersegment ........................          4,285            (871)         288        36,110        (39,812)             --

                                                ------------------------------------------------------------------------------------

   Total revenues .........................     $  229,311     $    15,805      $30,711     $  35,209      ($ 39,812)     $  271,224

                                                ------------------------------------------------------------------------------------

   Operating income:
      Unaffiliated customers ..............     $  189,584     $    10,571      $ 1,492     ($ 21,728)     $      --      $  179,919

      Intersegment ........................          3,997            (871)         288        36,000        (39,414)             --

                                                ------------------------------------------------------------------------------------

   Total operating income .................     $  193,581     $     9,700      $ 1,780     $  14,272      ($ 39,414)     $  179,919

                                                ------------------------------------------------------------------------------------

   Identifiable assets ....................     $2,200,607     $ 2,031,039      $39,132     $  16,221      $      --      $4,286,999

                                                ------------------------------------------------------------------------------------


                         48 AMBAC   1996 ANNUAL REPORT

              NOTE 18 Quarterly Financial Information (unaudited)

                                                              First           Second         Third          Fourth         Full Year

------------------------------------------------------------------------------------------------------------------------------------

1996
Gross premiums written ...............................       $50,287       $  58,115        $67,613       $ 71,193        $ 247,208
Net premiums written .................................        40,675          48,279         57,800         62,661          209,415
Net premiums earned ..................................        28,193          39,645         33,745         35,046          136,629
Net investment income ................................        34,827          35,498         36,887         37,729          144,941
Losses and loss adjustment expenses ..................           810           1,700          1,301            (33)           3,778
Financial guarantee operating income .................        57,210          43,228         56,609         68,293          225,340
Financial services operating income ..................         4,875           2,737          1,133          2,198           10,943
Equity in income of affiliate ........................           627              --             --             --              627
Other net realized gains .............................            --         155,613             --            700          156,313
Income before income taxes ...........................        57,007         197,777         54,685         66,037          375,506
Net income ...........................................        44,553         135,947         43,828         51,989          276,317
Net income per common share ..........................       $  1.27        $   3.89        $  1.26       $   1.49         $   7.90
                                                           -------------------------------------------------------------------------


1995
Gross premiums written ...............................       $40,196       $  36,402        $43,531       $ 73,197        $ 193,326
Net premiums written .................................        36,737          42,916         36,162         48,905          164,720
Net premiums earned ..................................        24,217          27,847         26,233         33,523          111,820
Net investment income ................................        31,755          32,292         33,192         33,810          131,049
Losses and loss adjustment expenses ..................         1,028             341            841          1,167            3,377
Financial guarantee operating income .................        43,786          50,094         49,419         67,500          210,799
Financial services operating income (loss) ...........         1,527            (752)           935          3,506            5,216
Equity in income (loss) of affiliate .................           226           1,867            868         (3,146)            (185)
Other net realized gains .............................            --              --         19,103             --           19,103
Income before income taxes ...........................        40,325          45,779         65,453         62,617          214,174
Net income ...........................................        33,301          36,985         49,485         47,824          167,595
Net income per common share ..........................       $  0.95        $   1.05        $  1.41       $   1.36         $   4.78
                                                           -------------------------------------------------------------------------


Due to changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the year.

                         49 AMBAC   1996 ANNUAL REPORT

CORPORATE HEADQUARTERS
AMBAC Inc.
One State Street Plaza
New York, New York 10004
212-668-0340
fax 212-509-9190

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of AMBAC Inc. will be held on Wednesday, May 14, 1997, at 11:30 a.m. in New York City. Detailed information about the meeting is contained in the Notice of Annual Meeting and Proxy Statement to be sent to each stockholder of record as of March 21, 1997. The Company estimates that it has approximately 18,500 stockholders.

FORM 10-K

A copy of the Company's 1996 Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, may be obtained without charge by writing to AMBAC Inc., Attn: Investor Relations, One State Street Plaza, New York, New York 10004.

TRANSFER AGENT, REGISTRAR AND DIVIDEND PAYING AGENT
Citibank, N.A.
111 Wall Street, 5th Floor

New York, New York 10005
212-412-6209

STOCK LISTING

AMBAC Inc. common stock is listed on the New York Stock Exchange (ticker symbol
ABK). The Company is listed in the daily stock tables under "Ambac."

COMMON STOCK DATA

                                       1996                                      1995
                           --------------------------------------------------------------------------------
                                    Market Price                             Market Price
                           -----------------------------            ------------------------------
                                                        Dividends                                 Dividends
Three Months Ended            High      Low     Close   Per Share      High       Low     Close   Per Share
-----------------------------------------------------------------------------------------------------------
March 31                   $49 1/2   $45 1/2   $48 1/8     $0.150   $41 1/8   $36 1/2   $40 5/8     $0.135
June 30                     55 1/4    47 1/4    52 1/8      0.150    41 1/2    39 1/4    40 1/8      0.135
September 30                58 3/8    47        55 3/4      0.150    45        39 1/2    44          0.135
December 31                 69 1/2    55 3/4    66 3/8      0.165    47 7/8    42        46 7/8      0.150
-----------------------------------------------------------------------------------------------------------
                                                           $0.615                                   $0.555
-----------------------------------------------------------------------------------------------------------


INVESTOR RELATIONS
1-800-221-1854

INTERNET: INFO@AMBAC.COM

Frank J. Bivona
Senior Vice President
Chief Financial Officer and Treasurer
212-208-3236

John M. Cathey
Vice President
212-208-3490

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
New York, New York


[LOGO] ABK
       Listed
       NYSE
       The New York Stock Exchange

                         52 AMBAC   1996 ANNUAL REPORT