Form 10-K405, Exhibit 13
period 1997-12-31
AMBAC FINANCIAL GROUP INC
filed 1998-03-31
CIK 874501

FINANCIAL HIGHLIGHTS



------------------------------------------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                                          Years Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS                                     1997          1996          1995          1994         1993

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Gross premiums written ......................................     $   286.2     $   247.2     $   193.3     $   189.9     $   318.3
Net premiums earned .........................................         154.0         136.6         111.8         117.5         152.0
Net investment income .......................................         159.7         144.9         131.0         117.1         104.6
Financial management services income ........................          35.2          22.0          13.1          15.9           8.7
Total revenues ..............................................         381.8         452.9         282.3         242.3         299.3
Losses and loss adjustment expenses .........................           2.9           3.8           3.4           2.6          (1.8)
Financial guarantee insurance underwriting
   and operating expenses ...................................          40.7          37.2          34.5          32.8          34.5
Financial management services expenses ......................          28.0          12.0           7.8           6.1           2.0
Interest expense ............................................          21.3          20.9          20.9          18.8          15.8
Net income ..................................................         223.0         276.3         167.6         141.1         179.3
Net income per share ........................................          3.19          3.95          2.39          2.00          2.54
Net income per diluted share ................................          3.13          3.91          2.37          1.99          2.52

------------------------------------------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                                                   As of December 31
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS                                               1997          1996          1995          1994          1993

(DOLLARS IN MILLIONS)

Total investments ...........................................     $ 6,915.1     $ 5,200.5     $ 4,441.6     $ 3,764.2     $ 3,132.7
Prepaid reinsurance .........................................         183.5         168.8         153.4         139.9         161.3
Total assets ................................................       8,249.7       5,876.4       5,309.3       4,287.0       3,807.2
Unearned premiums ...........................................       1,179.0         991.2         903.0         836.6         782.8
Losses and loss adjustment expenses .........................         103.3          60.6          66.0          65.7          64.0
Obligations under investment agreements, investment
   repurchase agreements and payment agreements .............       4,321.0       2,754.6       2,426.9       2,025.3       1,477.7
Debentures ..................................................         223.9         223.8         223.7         223.7         223.6
Total stockholders' equity ..................................       1,872.5       1,615.0       1,404.0       1,033.5       1,099.7

                              FIVE YEAR HIGHLIGHTS

  [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                                    1993     1994     1995     1996     1997
                                    ----     ----     ----     ----     ----
TOTAL REVENUES ($ MILLIONS)       $299.3   $242.3   $282.3   $452.9   $381.8
NET INCOME ($ MILLIONS)           $179.3   $141.1   $167.6   $276.3   $223.0
NET INCOME PER DILUTED SHARE      $  2.52  $  1.99  $  2.37  $  3.91  $  3.13
RETURN ON EQUITY                    18.3%    13.2%    13.8%    18.3%    12.8%

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

                                     GENERAL

Ambac Financial Group, Inc. (the "Company") headquartered in New York City, is a holding company that provides through its affiliates financial guarantee insurance and financial management services to clients in both the public and private sectors in the U.S. and abroad.

   The following paragraphs describe the consolidated results of operations of Ambac Financial Group, Inc. and its subsidiaries (sometimes collectively referred to as the "Company") for 1997, 1996 and 1995, and its financial condition as of December 31, 1997 and 1996. These results are presented for the Company's two business segments: Financial Guarantee Insurance and Financial Management Services.

                              RESULTS OF OPERATIONS

CONSOLIDATED NET INCOME

The Company's net income in 1997 was $223.0 million or $3.13 per diluted share, a decrease of 19% from $276.3 million or $3.91 per diluted share in 1996. This decrease was primarily the result of a net realized gain in 1996 of $155.6 million (which had a net income per diluted share effect of $1.42) from the Company's sale of its former affiliate, HCIA Inc. ("HCIA"). Excluding the effect of this one-time gain, 1997 net income increased 27% over 1996 due to higher net income in the financial guarantee insurance segment, partially offset by lower net income in the financial management services segment. The Company's net income in 1996 increased 65% from $167.6 million or $2.37 per diluted share in 1995. This increase was due to a number of factors, primarily the $155.6 million net realized gain from the Company's sale of HCIA. In 1995, the Company had recognized a realized gain of $19.1 million (which had a net income per diluted share effect of $0.17) from a partial sale of its investment in HCIA. Excluding the effects of the respective gains from the sales of HCIA stock in both 1996 and 1995, net income in 1996 increased 13% over 1995 due to higher net income in both the financial guarantee insurance and financial management services business segments.

FINANCIAL GUARANTEE INSURANCE

The Company provides financial guarantee insurance through its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), which is a leading insurer of municipal and structured finance obligations both in the U.S. and abroad.

Gross Par Value Written. Ambac Assurance insured $46.3 billion of par value bonds during 1997, an increase of 26% from $36.8 billion in 1996. Par value written in 1996 represented an increase of 42% from $26.0 billion in 1995. Par value written in 1997 comprised $29.4 billion from the insurance of domestic municipal bond obligations, $12.9 billion from domestic structured finance obligations and $4.0 billion from international obligations, versus $26.7 billion, $6.4 billion and $3.7 billion, respectively, in 1996 and $20.3 billion, $4.0 billion and $1.7 billion, respectively, in 1995. The 1997 increase in insured domestic municipal bond obligations resulted primarily from a 19% increase in market issuance, partially offset by lower market share. The 1997 increase in insured domestic structured finance obligations was attributable to higher market share, mostly in the home equity loan and mortgage-backed sectors. The 1997 increase in insured international obligations resulted from greater acceptance of financial guarantee insurance, primarily in Europe and Japan.

Gross Premiums Written. Gross premiums written in 1997 were $286.2 million, an increase of 16% from $247.2 million in 1996. This increase was primarily due to higher structured finance and international premiums written, partially offset by lower municipal finance premiums. Gross premiums written in 1996 increased 28% from $193.3 million in 1995. This increase was primarily due to higher new issue municipal finance premiums written. The following table sets forth the amounts of gross premiums written by type and percent of total:

[PHOTOS]
From left to right: Ambac Connect: John Harrison, Martha Rochelle; Human
Resources: Gregg Bienstock; Cadre Financial Services: Will Sullivan and Tim Sullivan; Finance: Graham Nelson, Yiping Guo


                                                                              23
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS (continued)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                   1997                      1996                     1995
------------------------------------------------------------------------------------------------------------------------------------
Municipal finance policies:
   Up-front policies:
      New issue .........................................        $178.9        62%        $182.9        74%        $125.2        65%
      Secondary market ..................................          19.6         7           20.4         8           27.3        14
                                                                 ------------------------------------------------------------------
         Sub-total up-front .............................         198.5        69          203.3        82          152.5        79
                                                                 ------------------------------------------------------------------
   Installment policies:
      Annual policies ...................................          10.5         4            9.2         4            7.8         4
      Portfolio products ................................           3.0         1            3.8         1            5.4         3
                                                                 ------------------------------------------------------------------
         Sub-total installment ..........................          13.5         5           13.0         5           13.2         7
                                                                 ------------------------------------------------------------------
            Total municipal finance policies ............         212.0        74          216.3        87          165.7        86
                                                                 ------------------------------------------------------------------
Structured finance policies:
   Up-front .............................................          11.1         4            1.2        --            0.5        --
   Installment ..........................................          19.6         7            8.8         4            2.8         1
                                                                 ------------------------------------------------------------------
         Total structured finance policies ..............          30.7        11           10.0         4            3.3         1
                                                                 ------------------------------------------------------------------
            Total domestic written ......................         242.7        85          226.3        91          169.0        87
International:
   Up-front .............................................          37.6        13           18.0         8           23.7        12
   Installment ..........................................           5.9         2            2.9         1            0.6         1
                                                                 ------------------------------------------------------------------
            Total international written .................          43.5        15           20.9         9           24.3        13
                                                                 ------------------------------------------------------------------
            Total gross premiums written ................        $286.2       100%        $247.2       100%        $193.3       100%
                                                                 ------------------------------------------------------------------

Total up-front written ..................................        $247.2        86%        $222.5        90%        $176.7        91%
Total installment written ...............................          39.0        14           24.7        10           16.6         9
                                                                 ------------------------------------------------------------------
            Total gross premiums written ................        $286.2       100%        $247.2       100%        $193.3       100%
------------------------------------------------------------------------------------------------------------------------------------

Adjusted Gross Premiums.(1) While the majority of Ambac Assurance's premiums written are collected up front at policy issuance, a growing portion of premiums are collected on an installment basis. Adjusted gross premiums written, which are defined as up-front premiums written plus the present value of estimated future installment premiums written in the period, were $339.6 million in 1997, up 15% from $296.4 million in 1996. The increase in 1997 was primarily due to increased structured finance and international business. Adjusted gross premiums written in 1996 increased 34% from $221.3 million in 1995. The present value of estimated future installment premiums written in 1997 was $92.4 million, an increase of 25% from $74.0 million in 1996. The present value of estimated future installment premiums written in 1996 increased 66% from $44.6 million in 1995. The aggregate net present value of estimated future installment premiums was $210.8 million, $157.7 million, and $110.0 million as of December 31, 1997, 1996, and 1995 respectively.

Ceded Premiums Written. Ceded premiums written in 1997 were $32.5 million, versus $37.8 million in 1996. The 14% decrease in ceded premiums written is primarily due to the non-renewal of automatic treaty reinsurance, partially offset by higher ceded premiums for international business. In 1997, Ambac Assurance began using only facultative reinsurance to reduce its risk and manage its insurance portfolio. Ceded premiums written in 1995 were $28.6 million. Ceded premiums written in 1995 include $18.1 million in return premiums from the cancellation of reinsurance contracts. A portion of the return premiums, $15.7 million, was deferred in unearned premiums, with the remainder included in accelerated premiums earned in 1995. Excluding the return premiums in 1995, ceded premiums written in 1996 decreased by 19% compared to 1995. The decrease reflects lower premiums ceded under facultative agreements in 1996. Ceded premiums written, exclusive of return premiums, were 11%, 15%, and 24% of gross premiums written in 1997, 1996, and 1995 respectively.

Net Premiums Written. Net premiums written in 1997 were $253.7 million, an increase of 21% from $209.4 million in 1996. The increase reflects higher gross premiums written and lower premiums ceded to reinsurers in 1997 compared with 1996. Net premiums written in 1996 increased 27% from $164.7 million in 1995. The increase reflects higher gross premiums written in 1996, partially offset by higher premiums ceded to reinsurers (after the effect of the 1995 return premium).



24
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS (continued)
--------------------------------------------------------------------------------

Net Premiums Earned. Net premiums earned during 1997 were $154.0 million, an increase of 13% from $136.6 million in 1996. This increase was primarily the result of higher premiums earned from the growth of the book of business during the year, partially offset by a decline in premiums earned from refundings, calls and other accelerations in 1997. Net premiums earned in 1997 included $28.0 million (net income per diluted share effect of $0.22) from refundings, calls and other accelerations of previously insured issues. Net premiums earned in 1996 included $31.3 million (net income per diluted share effect of $0.25) from refundings, calls and other accelerations. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Excluding the effect of accelerated earnings, net premiums earned in 1997 were $126.0 million, an increase of 20% from $105.3 million in 1996. Net premiums earned during 1996 increased 22% from $111.8 million in 1995. This increase was primarily the result of higher premiums earned from the growth of the book of business during the year, as well as higher premiums earned from refundings, calls and other accelerations in 1996. Net premiums earned in 1995 included $22.6 million (net income per diluted share effect of $0.18) from refundings, calls and other accelerations. Excluding the effect of accelerated earnings, net premiums earned in 1996 increased 18% from $89.2 million in 1995.

Net Investment Income. Net investment income in 1997 was $159.7 million, an increase of 10% from $144.9 million in 1996. This increase was primarily attributable to the growth of the investment portfolio, partially offset by lower yields. Investments in tax-exempt securities amounted to 75% of the total market value of the portfolio as of December 31, 1997, versus 79% and 69% as of December 31, 1996 and 1995 respectively. The average pre-tax yield-to-maturity on the investment portfolio was 6.40% as of December 31, 1997 and 6.47% for both December 31, 1996 and December 31, 1995. Net investment income in 1996 increased 11% from $131.0 million in 1995. This increase was primarily attributable to the growth of the investment portfolio.

Net Realized Gains (Losses). Net realized gains in 1997 were $21.1 million, compared to $20.5 million in net realized losses in 1996. The 1997 net realized gains were generated as a result of the ongoing management of the investment portfolio. The net realized losses in 1996 were realized for tax planning purposes to partially offset the realized gain from the sale of HCIA.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses in 1997 were $2.9 million, versus $3.8 million in 1996 and $3.4 million in 1995. Losses and loss adjustment expenses are generally based upon estimates of the ultimate aggregate losses inherent in the insured portfolio. Losses and loss adjustment expenses, exclusive of salvage recognized, were $3.0 million, $5.1 million, and $4.1 million in 1997, 1996, and 1995 respectively.

Underwriting and Operating Expenses. Underwriting and operating expenses were $40.7 million in 1997, an increase of 9% from $37.2 million in 1996. Underwriting and operating expenses in 1996, increased 8% from $34.5 million in 1995. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and reinsurance commissions. During 1997, Ambac Assurance's gross underwriting and operating expenses were $59.2 million, an increase of 5% from $56.4 million in 1996. During 1996, Ambac Assurance's gross underwriting and operating expenses increased 11% from $50.9 million in 1995. The increase in gross underwriting and operating expenses in both 1997 and 1996 reflects the overall increased business activity in those years. Underwriting and operating expenses deferred were $32.8 million, $32.3 million, and $27.8 million in 1997, 1996, and 1995 respectively. Reinsurance commissions which related to the current period (net of deferred) were $0, $(0.6) million, and $(1.2) million in 1997, 1996, and 1995 respectively. The amortization of previously deferred expenses and reinsurance commissions was $14.2 million, $12.5 million, and $10.2 million in 1997, 1996, and 1995 respectively.

FINANCIAL MANAGEMENT SERVICES

Through its financial management services subsidiaries, the Company provides investment agreements, interest rate swaps, investment advisory and cash management services, and electronic commerce solutions, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations. Revenues in 1997 were $34.6 million (includes $0.6 million in net realized losses), versus $22.4 million (includes $0.4 million in net realized gains) in 1996. This increase is primarily due to revenues of Cadre Financial Services, Inc. ("Cadre"), acquired at the end of 1996, and higher revenues from investment agreements, due to higher volume. Expenses in 1997 were $28.0 million, versus $12.0 million in 1996. This increase reflects expenses for Cadre, and start-up expenses for Ambac Connect, a new electronic commerce initiative. Additionally, 1997 expenses include a $3.5 million restructuring charge ($0.03 per diluted share) to consolidate certain operations in New York. Revenues in 1996 reflected a 72% increase from $13.0 million in 1995. The increase was primarily due to recoveries in 1996 of net unrealized mark-to-market losses in the portfolio of municipal interest rate swaps which had been



                                                                              25
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS (continued)
--------------------------------------------------------------------------------

recognized in 1995. Also contributing to the increased revenues in 1996, was higher net interest income from investment agreements due to higher volume. Expenses in 1996 increased 54% from $7.8 million in 1995. This increase related primarily to the start up of an investment advisory business.

CORPORATE ITEMS

Interest Expense. Interest expense in 1997 was $21.3 million, an increase of 2% from $20.9 million in 1996. Interest expense in 1995 was $20.9 million.

Other Income. Other income includes investment income of the holding company, Ambac Financial Group, Inc., and the equity in income of HCIA for 1995 and the first four months of 1996. Other income decreased to $7.2 million in 1997 from $7.9 million in 1996, primarily due to the inclusion of equity in income from HCIA in 1996. The increase in 1996 from $1.5 million in 1995 was primarily due to additional investment income generated by the proceeds from the sale of HCIA.

Other Net Realized Gains. The net realized gain in 1996 resulted primarily from the sale of its remaining holdings in HCIA in a secondary public offering yielding net proceeds to the Company of $202.6 million. The sale resulted in a net realized gain of $155.6 million pre-tax, $100.6 million after-tax (net income per diluted share effect of $1.42). During 1995 the Company sold a portion of its HCIA stock in a public offering resulting in a realized gain of $19.1 million (net income per diluted share effect of $0.17).

Other Expenses. Other expenses includes the operating expenses of Ambac Financial Group, Inc. Other expenses were $2.9 million in 1997, $3.5 million in 1996, and $1.5 million in 1995.

Income Taxes. Income taxes for 1997 were at an effective rate of 22.0%, compared to 26.4% in 1996. The decrease in the effective rate is primarily due to the realized gain on the sale of HCIA in 1996 taxed at the statutory federal rate of 35%. Income taxes for 1995 were at an effective rate of 21.7%.

SUPPLEMENTAL ANALYTICAL FINANCIAL DATA

Core Earnings.(2) In 1997 core earnings were $195.8 million, an increase of 15% from $170.5 million in 1996. The increase was primarily the result of continued higher premiums earned from the growth in the insurance book of business and net investment income. In 1996 core earnings increased 17% from $145.5 million in 1995. This increase was primarily the result of continued higher premiums earned from the growth in the insurance book of business and net investment income, as well as increased net income from the financial management services segment. Core earnings, which the Company reports as analytical data, exclude the effect on consolidated net income from net realized gains and losses, net insurance premiums earned from refundings, calls and other accelerations and certain non-recurring items.

Operating Earnings.(2) Operating earnings in 1997 were $211.8 million, an increase of 12% from $188.3 million in 1996. Operating earnings in 1996 increased 19% from $158.2 million in 1995. The Company defines operating earnings as net income, less the effect of net realized gains and losses and certain non-recurring items.

     Following is a table reconciling net income computed in accordance with Generally Accepted Accounting Principles ("GAAP") to operating earnings and core earnings for the years ended December 31, 1997, 1996 and 1995:

(DOLLARS IN MILLIONS)                            1997         1996         1995
--------------------------------------------------------------------------------
Net income ..............................      $223.0       $276.3       $167.6
Net realized gains, after tax ...........       (13.3)       (88.0)       (11.9)
Non-recurring items, after tax ..........         2.1           --          2.5
                                               --------------------------------
Operating earnings ......................       211.8        188.3        158.2
Premiums earned from refundings,
  calls and other accelerations,
  after tax .............................       (16.0)       (17.8)       (12.7)
                                               --------------------------------
   Core earnings ........................      $195.8       $170.5       $145.5
--------------------------------------------------------------------------------

                         LIQUIDITY AND CAPITAL RESOURCES

Ambac Financial Group, Inc. Liquidity. The Company's liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon Ambac Assurance's ability to pay dividends or make payments to the Company and external financings. Pursuant to Wisconsin insurance laws, Ambac Assurance may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. During 1997, Ambac Assurance paid dividends of $44.0 million on its common stock to the Company. For further discussion, see
Note 9 of Notes to Consolidated Financial Statements.

     The Company's principal uses of liquidity are for the payment of its operating expenses, interest on its debt, dividends on its shares of common stock, and capital investments in its subsidiaries. Based on the amount of dividends that Ambac Assurance expects to pay during 1998 and the income it expects to receive from its investment portfolio, the Company believes it will have sufficient liquidity to satisfy its liquidity needs over the next twelve months, including the payment of dividends on the Common Stock in accordance with its dividend policy. Beyond the next twelve months, Ambac Assurance's ability to declare and pay dividends to the Company may be influenced by a variety of factors, including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although the Company believes that it will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no assurance


26
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS (continued)
--------------------------------------------------------------------------------

can be given that Ambac Assurance will be permitted to dividend amounts sufficient to pay all of the Company's operating expenses, debt service obligations and dividends on its Common Stock.

     The Company has an effective shelf registration covering the issuance of up to $250 million of debt securities.

Ambac Assurance Liquidity. The principal uses of Ambac Assurance's liquidity are the payment of operating expenses, reinsurance premiums, income taxes, and dividends to the Company. The Company believes that Ambac Assurance's operating liquidity needs can be funded exclusively from its operating cash flow. The principal sources of Ambac Assurance's liquidity are gross premiums written, scheduled investment maturities and net investment income. The majority of premiums for Ambac Assurance's financial guarantee insurance policies are payable in full at the outset of the term of the policy, even though premiums are earned over the life of such policies for financial accounting purposes.

Financial Management Services Liquidity. The principal uses of liquidity by the Company's financial management services subsidiaries are the payment of investment agreement obligations pursuant to defined terms, net obligations under interest rate swaps and related hedges, operating expenses, and income taxes. The Company believes that its financial management services liquidity needs can be funded primarily from its operating cash flow and the maturity of its invested assets. The principal sources of this segment's liquidity are proceeds from issuance of investment agreements, net investment income, maturities of securities from its investment portfolio which are invested with the objective of matching the duration of its obligations under the investment agreements, net receipts from interest rate swaps and related hedges, and fees for investment management services. The Company's investment objectives with respect to investment agreements are to achieve the highest after-tax total return, subject to a minimum average quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. The Company maintains a portion of its financial management services assets in short-term investments and repurchase agreements in order to meet unexpected liquidity needs.

Credit Facilities. As of December 31, 1997, the Company and Ambac Assurance had a revolving credit facility with two major international banks, as co-agents, for $100.0 million, which expires in July 1998. This facility is available for general corporate purposes, including the payment of claims. As of December 31, 1997 and 1996, no amounts were outstanding under this credit facility.

     Ambac Assurance has an agreement with a group of AAA/Aaa-rated international banks for a $450.0 million credit facility, expiring in 2004. The terms of this facility were renegotiated in December 1997, to increase the facility from $350.0 million to $450.0 million; and to extend the expiration date from December 2, 2003 to December 2, 2004. This facility is a seven-year stand-by irrevocable limited recourse line-of-credit which will provide liquidity to Ambac Assurance in the event claims from municipal obligations exceed specified levels. Repayment of any amounts drawn under the line will be limited primarily to the amount of any recoveries of losses related to policy obligations. As of December 31, 1997 and 1996, no amounts were outstanding under this line.

     Connie Lee Insurance Company, which the Company acquired in 1997 and is a subsidiary of Ambac Assurance (see "Other Matters" section) has an agreement with commercial banks for a $50.0 million standby credit facility, expiring in 2003. The line will provide a source of additional claims-paying resources for insured transactions. The obligation to repay is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including installment premiums and other collateral. As of December 31, 1997, no amounts were outstanding under this line.

Stock Repurchase Program. During 1997, the Company acquired approximately 1,149,000 treasury shares for an aggregate amount of $40.4 million. Since inception of the Stock Repurchase Program the Company has acquired approximately 3,272,000 shares for an aggregate amount of $90.0 million.

Adjusted Book Value.(3) Adjusted Book Value ("ABV") per share increased 17% to $36.59 at December 31, 1997 from $31.25 at December 31, 1996.

     The following table reconciles book value per share to ABV per share as of December 31, 1997 and 1996:

-------------------------------------------------------------------------------
                                                            1997           1996
-------------------------------------------------------------------------------
Book value per share .............................        $26.77         $23.01
After-tax value of:
   Net unearned premium reserve ..................          9.25           7.63
   Deferred acquisition costs ....................         (0.99)         (0.87)
   Present value of installment premiums .........          1.96           1.45
   Unrealized (loss) gain on
      investment agreements ......................         (0.40)          0.03
                                                          ---------------------
Adjusted book value per share ....................        $36.59         $31.25
-------------------------------------------------------------------------------

Balance Sheet. Total assets as of December 31, 1997 were $8.25 billion, an increase of 40% over $5.88 billion at December 31, 1996. The increase was primarily due to the increased volume in investment and payment agreements, cash flow from operations and the acquisition of Connie Lee Insurance Company. Stockholders' equity as of December 31, 1997 was $1.87 billion, an increase of 16% from $1.62 billion at year-end 1996. This increase was primarily due to net income for the year and a change in unrealized gains on investments, net of tax, of $76.2 million, partially offset by dividends to shareholders.


                                                                              27
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS (continued)
--------------------------------------------------------------------------------

Cash Flows. Net cash provided by operating activities was $324.5 million, $190.6 million and $231.3 million during 1997, 1996 and 1995, respectively. These cash flows were primarily provided by the financial guarantee insurance operations. Net cash provided by financing activities was $1,564.3 million, $463.2 million and $177.7 million during 1997, 1996 and 1995, respectively. This activity included $1,096.5 million, $499.2 million and $196.8 million in investment agreements issued (net of draws paid) in 1997, 1996 and 1995, respectively. The total cash provided by operating and financing activities was $1,888.8 million, $653.8 million and $409.0 million during 1997, 1996 and 1995, respectively. From these totals, $1,887.3 million, $658.2 million and $401.3 million was used in investing activities, principally purchases of investment securities during 1997, 1996 and 1995, respectively.

Material Commitments. The Company has made no commitments for material capital expenditures within the next twelve months. However, management continually evaluates opportunities to expand the Company's businesses through internal development of new products as well as acquisitions.

                                 RISK MANAGEMENT

In the ordinary course of business, the Company, through its affiliates, manages a variety of risks, principally market, credit, liquidity, operational, and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

     Market risk generally represents the risk of loss that may result from the potential change in the fair value of a financial instrument as a result of changes in prices and interest rates. The Company has financial instruments held for purposes other than trading and for trading purposes. The principal market risk for the Company's financial instruments held for purposes other than trading is interest rate risk. An independent risk management group is involved in setting and monitoring risk limits and the application of risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. The Company utilizes various models and stress test scenarios to monitor and manage interest rate risk. This process includes frequent analyses of both parallel and nonparallel shifts in the yield curve. These models include estimates made by management and the valuation results could differ materially from amounts that would actually be realized in the market. Financial instruments held for purposes other than trading which may be adversely affected by changes in interest rates, consist primarily of investment securities, investment agreement liabilities, debentures, and related derivative contracts (primarily interest rate swaps and futures) used for hedging purposes.

     The following summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of these financial instruments assuming immediate changes in interest rates at specified levels at December 31, 1997:

-------------------------------------------------------------------------------
                                                ESTIMATED FAIR        ESTIMATED
CHANGE IN                                             VALUE OF           CHANGE
INTEREST RATES                                   NET FINANCIAL          IN FAIR
(DOLLARS IN MILLIONS)                              INSTRUMENTS            VALUE
-------------------------------------------------------------------------------
300 basis point rise ........................           $2,071            $(560)
200 basis point rise ........................            2,264             (367)
100 basis point rise ........................            2,489             (142)
Base scenario ...............................            2,631               --
100 basis point decline .....................            2,801              170
200 basis point decline .....................            2,965              334
300 basis point decline .....................            3,136              505
-------------------------------------------------------------------------------

     The Company through its affiliate Ambac Financial Services, L.P. ("AFSLP"), is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP manages its business with the goal of being market neutral to changes in overall interest rates, while retaining basis risk, the relationship between floating tax-exempt and floating taxable interest rates. If actual or projected floating tax-exempt interest rates change in relation to floating taxable interest rates, AFSLP will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is considered held for trading purposes. Market risk for financial instruments held for trading purposes relates to the impact of pricing changes on future earnings. The principal market risk is basis risk. Since late 1995, most municipal interest rate swaps transacted contain provisions which are designed to protect the Company against certain forms of tax reform, thus mitigating its basis risk. An independent risk management group monitors trading risk limits and, together with senior management, is involved in the application of risk measurement methodologies.

     The estimation of potential losses arising from adverse changes in market relationships, known as "value-at-risk," is a key element in managing market risk for financial instruments held for trading purposes. AFSLP has developed a value-at-risk methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. AFSLP estimates value-at-risk utilizing historical short and long-term interest rate volatilities and the relationship between changes in tax-exempt and taxable interest rates calculated on a consistent daily basis. For the years ended December 31, 1997 and 1996, AFSLP's value-at-risk, for financial instruments considered held for trading purposes, calculated at a ninety-nine percent confidence level, averaged approximately $1.6 million and $1.4 million, respectively. AFSLP's value-at-risk ranged from a high of $2.6 million to a low of $0.9 million in 1997, and from a high of $2.6 million to a low of $1.1 million in 1996. Since no single measure can


28
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS (continued)
--------------------------------------------------------------------------------

capture all dimensions of market risk, AFSLP supplements its value-at-risk methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of market conditions, however improbable, which might cause abnormal volatility swings or disruptions of market relationships.

     Credit risk arises from the potential inability of counterparties to perform on an obligation in accordance with the terms of the contract. The Company is exposed to credit risk in various capacities including as an issuer of a financial guarantee policy, as counterparty to financial contracts and as a holder of investment securities. The Company has established various procedures and controls to monitor and manage credit risk. These include the initial credit review and approval process, minimum credit rating requirements, single credit concentration limits, and the continuous monitoring of credit exposures.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in financial guarantee insurance, investment agreements, interest rate swaps and futures contracts. Ambac Assurance manages its liquidity risk by maintaining a comprehensive daily analysis of projected cash flows. Additionally, Ambac Assurance maintains a minimum level of cash and short-term investments at all times. See additional discussion in "Liquidity and Capital Resources" section. The investment agreement business manages liquidity risk by matching the effective duration of its invested assets, including hedges, with the effective duration of its investment agreement liabilities. Additionally, the Company's policy is to maintain a minimum level of cash and short-term assets equivalent to a specified percentage of its investment agreement liabilities outstanding. AFSLP maintains cash and cash equivalents, closely matching the dates swap payments are made and received, and limiting the amount of risk hedged with futures contracts.

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

     Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations of the Company's counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

                                  OTHER MATTERS

Acquisitions. On December 18, 1997 Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). Ambac Assurance paid $106 million in cash and retired $18.4 million of CLIC debt. CLIC (renamed Connie Lee Holdings, Inc.) and its triple-A rated financial guarantee insurance subsidiary Connie Lee Insurance Company ("Connie Lee"), are now wholly owned subsidiaries of Ambac Assurance Corporation. Connie Lee, which guaranteed bonds issued primarily for college and hospital infrastructure projects, is not expected to write any new business. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

Year 2000. The Company recognizes the worldwide challenge for all systems to recognize the date change for the year 2000 and, is assessing its computer applications and business processes to provide for their continued functionality. A process of inventory, scoping and analysis, modification, testing, certification and implementation is under way. The Company expects to incur internal staff costs, as well as consulting expense related to this process. The Company does not anticipate that the related overall costs will be material.

FOOTNOTES

(1) Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure the financial results of the Company. Adjusted gross premiums written, which the Company reports as analytical data, is defined as gross up-front premiums written plus the present value of estimated future installment premiums written in the period. The definition of adjusted gross premiums written used by the Company may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantee insurers.

(2) Core earnings and operating earnings are not substitutes for net income computed in accordance with GAAP, but are important measures used by management, equity analysts and investors to measure the financial results of the Company. The definition of core earnings and operating earnings used by the Company may differ from definitions of core earnings and operating earnings used by other public holding companies of financial guarantee insurers.

(3) Adjusted book value ("ABV"), which is not promulgated under GAAP, is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives adjusted book value by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve, deferred acquisition costs, the present value of estimated net future installment premiums, and the unrealized gain or loss on investment agreement liabilities. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers. The adjustments to book value described above will not be realized until future periods and may differ materially from the amounts used in determining ABV.


                                                                              29
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REPORT ON
MANAGEMENT'S
RESPONSIBILITIES
--------------------------------------------------------------------------------

The management of Ambac Financial Group, Inc. is responsible for the integrity and objectivity of the financial statements and all other financial information presented in this Annual Report and for assuring that such information fairly presents the consolidated financial position and operating results of Ambac. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles using management's best estimates and judgment. The financial information presented elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

     The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are reliable for use in preparing financial statements and maintaining accountability of assets. Qualified and professional financial personnel maintain and monitor these internal controls on a continuous basis. The concept of reasonable assurance is based on the recognition that the cost of a system of internal control should not exceed the related benefits.

     The Company's consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, whose audits were made in accordance with generally accepted auditing standards and included a review of internal accounting controls to the extent necessary to express an opinion on the fairness of the consolidated financial statements.

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


/s/ P. Lassiter

Phillip B. Lassiter
Chairman, President and Chief Executive Officer

/s/ Frank Bivona

Frank J. Bivona
Executive Vice President, Chief Financial Officer and Treasurer

January 29, 1998


--------------------------------------------------------------------------------
INDEPENDENT
AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders
Ambac Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of Ambac Financial Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Financial Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
New York, New York

January 29, 1998


30
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CONSOLIDATED
BALANCE SHEETS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                                                   December 31,
--------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                           1997           1996
--------------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
   Fixed income securities, at fair value
      (amortized cost of $6,525,650 in 1997 and $4,979,017 in 1996) .............    $6,773,844     $5,088,031
   Short-term investments, at cost (approximates fair value) ....................       136,278        112,511
   Preferred stock, at cost .....................................................         5,000             --
                                                                                     -------------------------
      Total investments .........................................................     6,915,122      5,200,542
Cash ............................................................................         9,256          7,734
Securities purchased under agreements to resell .................................        85,466        201,169
Receivable for investment agreements ............................................            --         33,299
Receivable for securities sold ..................................................       106,246         18,467
Investment income due and accrued ...............................................        78,690         65,920
Reinsurance recoverable .........................................................         4,219            393
Prepaid reinsurance .............................................................       183,492        168,786
Deferred acquisition costs ......................................................       105,996         94,212
Loans ...........................................................................       503,192             --
Receivable from brokers and dealers .............................................       183,041             --
Other assets ....................................................................        75,002         85,836
                                                                                     -------------------------
      Total assets ..............................................................    $8,249,722     $5,876,358
                                                                                     -------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
   Unearned premiums ............................................................    $1,178,990       $991,224
   Losses and loss adjustment expenses ..........................................       103,345         60,613
   Ceded reinsurance balances payable ...........................................         9,258          7,438
   Obligations under investment and payment agreements ..........................     3,230,052      2,417,817
   Obligations under investment repurchase agreements ...........................     1,090,912        336,773
   Deferred income taxes ........................................................       135,228         80,086
   Current income taxes .........................................................         9,016          6,538
   Debentures ...................................................................       223,864        223,798
   Accrued interest payable .....................................................        46,017         29,958
   Accounts payable and other liabilities .......................................        75,170         57,689
   Payable for securities purchased .............................................       275,388         49,408
                                                                                     -------------------------
      Total liabilities .........................................................     6,377,240      4,261,342
                                                                                     -------------------------
Stockholders' equity:
   Preferred stock, par value $0.01 per share; authorized shares - 4,000,000;
      issued and outstanding shares - none ......................................            --             --
   Common stock, par value $0.01 per share; authorized shares - 100,000,000;
      issued shares - 70,680,384 at December 31, 1997 and 35,340,192
      at December 31, 1996 ......................................................           707            353
   Additional paid-in capital ...................................................       500,107        498,401
   Unrealized gains on investments, net of tax ..................................       135,066         58,911
   Retained earnings ............................................................     1,262,740      1,072,418
   Cumulative translation adjustment ............................................           157             --
   Common stock held in treasury at cost, 732,947 shares at December 31, 1997 and
      249,807 at December 31, 1996 ..............................................       (26,295)       (15,067)
                                                                                     -------------------------
      Total stockholders' equity ................................................     1,872,482      1,615,016
                                                                                     -------------------------
      Total liabilities and stockholders' equity ................................    $8,249,722     $5,876,358
                                                                                     -------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                                                              31
--------------------------------------------------------------------------------

                                         ---------------------------------------
                                                         CONSOLIDATED STATEMENTS
                                                         OF OPERATIONS
                                         ---------------------------------------

----------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                         Years Ended December 31,
----------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                1997            1996            1995
----------------------------------------------------------------------------------------------------
REVENUES:
Financial Guarantee Insurance:
   Gross premiums written ...........................       $286,163        $247,208        $193,326
   Ceded premiums written ...........................        (32,452)        (37,793)        (28,606)
                                                          ------------------------------------------
      Net premiums written ..........................        253,711         209,415         164,720
   Increase in unearned premiums ....................        (99,711)        (72,786)        (52,900)
                                                          ------------------------------------------
      Net premiums earned ...........................        154,000         136,629         111,820
   Net investment income ............................        159,709         144,941         131,049
   Net realized gains (losses) ......................         21,084         (20,531)            177
   Other income .....................................          4,402           5,261           5,580
Financial Management Services:   Income ...........................................         35,249          21,973          13,126
   Net realized (losses) gains ......................           (637)            393            (117)
Other:
   Income ...........................................          7,207           7,929           1,521
   Net realized gains ...............................            748         156,313          19,103
                                                          ------------------------------------------
      Total revenues ................................        381,762         452,908         282,259
                                                          ------------------------------------------
EXPENSES:
Financial Guarantee Insurance:   Losses and loss adjustment expenses ..............          2,854           3,778           3,377
   Underwriting and operating expenses ..............         40,672          37,182          34,450
Financial Management Services .......................         27,993          12,040           7,793
Interest ............................................         21,346          20,925          20,934
Other ...............................................          2,901           3,477           1,531
                                                          ------------------------------------------
      Total expenses ................................         95,766          77,402          68,085
                                                          ------------------------------------------
Income before income taxes ..........................        285,996         375,506         214,174
Provision for income taxes ..........................         62,966          99,189          46,579
                                                          ------------------------------------------
      Net income ....................................       $223,030        $276,317        $167,595
                                                          ------------------------------------------
   Net income per share .............................          $3.19           $3.95           $2.39
                                                          ------------------------------------------
   Net income per diluted share .....................          $3.13           $3.91           $2.37
                                                          ------------------------------------------
Weighted average number of shares outstanding .......     69,988,497      69,929,628      70,201,762
                                                          ------------------------------------------
Weighted average number of diluted shares outstanding     71,227,347      70,748,470      70,847,441
                                                          ------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



32
--------------------------------------------------------------------------------

----------------------------------------------
CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY
----------------------------------------------

-------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                     Years Ended December 31,
-------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                         1997           1996           1995
-------------------------------------------------------------------------------------------------
PREFERRED STOCK:
   Balance at January 1 and December 31 .............   $        --    $        --    $        --
                                                        -----------------------------------------

COMMON STOCK:
   Balance at January 1 .............................   $       353    $       353    $       353
   Stock split effected as dividend .................           354             --             --
                                                        -----------------------------------------
   Balance at December 31 ...........................   $       707    $       353    $       353
                                                        -----------------------------------------
ADDITIONAL PAID-IN CAPITAL:
   Balance at January 1 .............................   $   498,401    $   492,495    $   477,467
   Issuance of stock ................................        (3,506)         3,624             (5)
   Sale of affiliate, net of tax ....................            --             --         14,356
   Stock split effected as dividend .................          (354)            --             --
   Other ............................................         5,566          2,282            677
                                                        -----------------------------------------
   Balance at December 31 ...........................   $   500,107    $   498,401    $   492,495
                                                        -----------------------------------------
UNREALIZED GAINS (LOSSES) ON INVESTMENTS, NET OF TAX:
   Balance at January 1 .............................   $    58,911    $   102,470    $  (106,264)
   Change in unrealized gains (losses), net of tax ..        76,155        (43,559)       208,734
                                                        -----------------------------------------
   Balance at December 31 ...........................   $   135,066    $    58,911    $   102,470
                                                        -----------------------------------------
RETAINED EARNINGS:
   Balance at January 1 .............................   $ 1,072,418    $   819,479    $   673,129
   Net income .......................................       223,030        276,317        167,595
   Dividends declared - common stock ................       (24,165)       (21,500)       (19,484)
   Other ............................................        (8,543)        (1,878)        (1,761)
                                                        -----------------------------------------
   Balance at December 31 ...........................   $ 1,262,740    $ 1,072,418    $   819,479
                                                        -----------------------------------------
CUMULATIVE TRANSLATION ADJUSTMENT:
   Balance at January 1 .............................   $        --    $        --    $        --
   Changes during year ..............................           157             --             --
                                                        -----------------------------------------
   Balance at December 31 ...........................   $       157    $        --    $        --
                                                        -----------------------------------------
COMMON STOCK HELD IN TREASURY AT COST:
   Balance at January 1 .............................   $   (15,067)   $   (10,809)   $   (11,198)
   Cost of shares acquired during year ..............       (40,397)       (31,751)        (5,913)
   Issued under equity plans ........................        29,169         17,211          6,302
   Issued to acquire subsidiary .....................            --         10,282             --
                                                        -----------------------------------------
   Balance at December 31 ...........................   $   (26,295)   $   (15,067)   $   (10,809)
                                                        -----------------------------------------
TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31 ...........   $ 1,872,482    $ 1,615,016    $ 1,403,988
                                                        -----------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                              33
--------------------------------------------------------------------------------

                                                  ------------------------------
                                                         CONSOLIDATED STATEMENTS
                                                         OF CASH FLOWS
                                                  ------------------------------


---------------------------------------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                                                       Years Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                                        1997           1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ......................................................................   $   223,030    $   276,317    $   167,595
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization ................................................         1,925          1,986          4,765
      Amortization of bond premium and discount ....................................        (3,257)        (1,603)           324
      Current income taxes .........................................................         9,978          1,413         15,713
      Deferred income taxes ........................................................        12,015          4,497         13,727
      Deferred acquisition costs ...................................................       (11,784)       (11,592)       (10,846)
      Unearned premiums, net .......................................................        99,706         72,786         52,900
      Losses and loss adjustment expenses ..........................................           408         (5,776)           334
      Ceded reinsurance balances payable ...........................................         1,303         (7,216)        13,746
      Investment income due and accrued ............................................        (9,415)        (9,550)        (6,465)
      Accrued interest payable .....................................................        16,059          4,464          1,668
      Gains on sales of investments and affiliates .................................       (21,195)      (136,175)       (19,222)
      Accounts payable and other liabilities .......................................         4,754         13,111         (6,240)
      Other, net ...................................................................           990        (12,032)         3,340
                                                                                       -----------------------------------------
         Net cash provided by operating activities .................................       324,517        190,630        231,339
                                                                                       -----------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of bonds ....................................................     1,718,174      1,911,909      2,955,475
   Proceeds from matured bonds .....................................................     1,080,338        959,527        660,181
   Purchases of bonds ..............................................................    (4,135,404)    (3,825,803)    (3,820,086)
   Purchases of preferred stock ....................................................        (5,000)            --             --
   Change in short-term investments ................................................       (23,767)        64,178        (38,714)
   Securities purchased under agreements to resell .................................       115,703         39,111       (152,269)
   Loans ...........................................................................      (503,192)            --             --
   Purchase of affiliate, net of cash acquired .....................................      (120,006)            --             --
   Proceeds from sale of affiliate .................................................            --        202,609         28,502
   Other, net ......................................................................       (14,121)        (9,783)       (34,380)
                                                                                       -----------------------------------------
         Net cash used in investing activities .....................................    (1,887,275)      (658,252)      (401,291)
                                                                                       -----------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid ..................................................................       (24,165)       (21,500)       (19,484)
   Proceeds from issuance of investment agreements .................................     2,805,256      1,696,813      1,374,856
   Payments for investment agreement draws .........................................    (1,708,775)    (1,197,584)    (1,178,083)
   Payment agreements ..............................................................       503,192             --             --
   Purchases of treasury stock .....................................................       (40,397)       (31,751)        (5,913)
   Proceeds from sale of treasury stock ............................................        29,169         17,211          6,302
                                                                                       -----------------------------------------
         Net cash provided by financing activities .................................     1,564,280        463,189        177,678
                                                                                       -----------------------------------------
   Net cash flow ...................................................................         1,522         (4,433)         7,726
   Cash at January 1 ...............................................................         7,734         12,167          4,441
                                                                                       -----------------------------------------
   Cash at December 31 .............................................................   $     9,256    $     7,734    $    12,167
                                                                                       -----------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Income taxes .................................................................   $    34,163    $    90,649    $    25,731
                                                                                       -----------------------------------------
      Interest expense on debt .....................................................   $    21,799    $    21,675    $    21,170
                                                                                       -----------------------------------------
      Interest expense on investment agreements ....................................   $   169,875    $   148,526    $   124,797
                                                                                       -----------------------------------------
   Cash received during the year for:
      Income taxes .................................................................   $        --    $        --    $     8,843
                                                                                       -----------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


34
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                  1 BACKGROUND

Ambac Financial Group, Inc. (the "Company") is a holding company whose affiliates provide financial guarantee insurance and financial management services to clients in both the public and private sectors in the U.S. and abroad. The Company's principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), a leading insurer of municipal and structured finance obligations, has earned triple-A claims-paying ability ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Group, Fitch IBCA, Inc., and Nippon Investors Services, Inc. Ambac Financial Group, Inc.'s Financial Management Services segment provides investment agreements, interest rate swaps, investment advisory and cash management services, and electronic commerce solutions, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations.

     During the first quarter of 1997, Ambac Assurance established a new subsidiary in the United Kingdom, Ambac Insurance UK Limited ("Ambac UK"), which is authorized to conduct certain classes of general insurance business in the United Kingdom. Ambac UK is the Company's primary vehicle for the issuance of financial guarantee insurance policies in the United Kingdom and Europe.

     On December 18, 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC") for $106,000 in cash and retired $18,400 of CLIC debt. CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company which guaranteed bonds primarily for college and hospital infrastructure projects, is not expected to write any new business. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating. The acquisition of CLIC was accounted for using the purchase method. CLIC's results of operations subsequent to December 18, 1997 are included in the accompanying Consolidated Statements of Operations. The pro forma results of operations for the years ended December 31, 1997 and 1996, assuming CLIChad been acquired as of January 1, 1996, are as follows: 1997: revenues of $406,400; pre-tax income of $260,500; net income of $205,800; and earnings per diluted share of $2.89; 1996: revenues of $477,300; pre-tax income of $390,500; net income of $287,300; and earnings per diluted share of $4.08.

                        2 SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of the Company are as described below:

CONSOLIDATION:

The consolidated financial statements include the accounts of Ambac Financial Group, Inc. and its subsidiaries. All significant intercompany balances have been eliminated.

NET INCOME PER SHARE AND NET INCOME PER DILUTED SHARE:

Net income per share is based on the weighted average number of shares outstanding during the year, retroactively adjusted to reflect a two-for-one stock split in 1997. Net income per diluted share reflects the potential dilution that would occur if securities, such as employee stock options, were exercised.

INVESTMENTS:

The Company's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a separate component of stockholders' equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds which do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage- and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.


                                                                              35
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

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

LOANS:

Loans are reported at their outstanding unpaid principal balances, net of any deferred fees. Interest income is accrued on the unpaid principal balance. Deferred fees are amortized to interest income over the contractual life of the loan using the interest method or the straight line method if not materially different. Interest and amortization income are included in financial guarantee revenue.

OBLIGATIONS UNDER INVESTMENT AND PAYMENT AGREEMENTS:

Obligations under investment and payment agreements and investment repurchase agreements are recorded as liabilities on the consolidated balance sheet at the face value of the agreement, adjusted for draws paid and interest credited to the account. Unsettled agreements are accrued on a trade-date basis on the consolidated balance sheet at the time of commitment. Interest expense is computed based upon daily outstanding settled liability balances at rates and periods specified in the agreements. Net interest income relating to investment agreements and investment repurchase agreements is included as a component of financial management services revenue.

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

     When an Ambac Assurance insured new or secondary market issue has been refunded or called, the remaining unearned premium is generally earned at that time, as the risk to Ambac Assurance is considered to have been eliminated.

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

     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS:

Certain costs incurred which vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $14,213, $12,553 and $10,183 for 1997, 1996 and 1995, respectively. Deferred acquisition costs, net of such amortization, amounted to $11,784, $11,592 and $10,846 for 1997, 1996 and 1995, respectively.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from 3 to 5 years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from 3 to 5 years, using the straight-line method.

DERIVATIVE CONTRACTS:

Derivative Contracts Held for Purposes Other Than Trading:
The Company uses derivative contracts (primarily interest rate swaps and futures contracts) for hedging purposes as part of its overall interest rate risk management.


36
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The Company accounts for its futures contracts in accordance with the provisions of Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts" ("Statement 80"). Statement 80 permits hedge accounting for futures contracts when the item to be hedged exposes the Company to price or interest rate risk, and the futures contract effectively reduces that exposure and is designated as a hedge. Futures contracts held for purposes other than trading are used primarily to hedge interest sensitive assets and liabilities. Futures contracts are designated at inception as a hedge to specific assets and liabilities. Gains and losses on futures and options contracts that qualify as accounting hedges of existing assets or liabilities are included in the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When the hedged asset is sold, or the hedged liability is settled, the unamortized gain or loss on the related hedge is recognized in income.

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

     Gains and losses on futures contracts, purchased options or interest rate swaps that do not qualify as accounting hedges are recognized in current period income immediately.

Derivative Contracts Held for Trading Purposes:

The Company, through its affiliate Ambac Financial Services, L.P. ("AFSLP"), a provider of interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings, uses derivative contracts which are classified as held for trading purposes. Derivative contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of financial management services operating income. The fair value of interest rate swaps is determined through the use of valuation models. The portion of the interest rate swap's initial fair value that reflects credit considerations, ongoing servicing, and transaction hedging costs is recognized over the life of the interest rate swap, as an adjustment to financial management services operating income. Interest rate swaps are recorded on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists.

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

STOCK COMPENSATION PLANS:

In 1997, the Company adopted the Ambac 1997 Equity Plan. Under this plan awards are granted to eligible employees of the Company and its subsidiaries in the form of incentive stock options or other stock-based awards. The Company accounts for its incentive stock options and stock-based awards under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Statement 123 permits a company to choose either the fair value based method of accounting as defined in the Statement or the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for its


                                                                              37
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

stock-based compensation plans. Companies electing the accounting requirements under APB 25 must also make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company has elected to account for its plans under APB 25.

ACCOUNTING STANDARDS:

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"), which the Company implemented in 1997. Statement 128 replaces the presentation of primary and fully diluted earnings per share with "basic earnings per share" and "diluted earnings per share," respectively. All prior periods presented have been restated to reflect the new requirement.

     In June 1997, the FASB issued Statement 130, "Reporting Comprehensive Income," which requires enterprises to disclose comprehensive income and its components in a prominent position on the face of the financial statements. The Company will implement this statement in 1998. This statement relates to presentation of information and will have no impact on results of operations or financial condition.

     In June 1997, the FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective for the Company beginning January 1, 1998. Statement 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. This statement relates to presentation of information and will have no impact on results of operations or financial condition.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

                                  3 INVESTMENTS

The amortized cost and estimated fair value of investments in fixed income securities at December 31, 1997 and 1996 were as follows:

--------------------------------------------------------------------------------
                                                 GROSS        GROSS    ESTIMATED
                                AMORTIZED   UNREALIZED   UNREALIZED         FAIR
1997                                 COST        GAINS       LOSSES        VALUE
--------------------------------------------------------------------------------
Municipal obligations ......   $2,146,137   $  152,971   $      112   $2,298,996
Corporate obligations ......    1,022,995       71,520          928    1,093,587
U.S. Government obligations       136,771        2,855           28      139,598
Mortgage- and asset-backed
  securities (includes U.S.
  Government Agency
  obligations) .............    3,200,262       25,511        3,017    3,222,756
Other ......................      155,763           91          669      155,185
                               -------------------------------------------------
                               $6,661,928   $  252,948   $    4,754   $6,910,122
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                 GROSS        GROSS    ESTIMATED
                                AMORTIZED   UNREALIZED   UNREALIZED         FAIR
1996                                 COST        GAINS       LOSSES        VALUE
--------------------------------------------------------------------------------

Municipal obligations ......   $1,897,518   $   87,616   $    2,223   $1,982,911
Corporate obligations ......      939,312       33,943        9,365      963,890
U.S. Government obligations       102,774        1,363        1,707      102,430
Mortgage- and asset-backed
  securities (includes U.S.
  Government Agency
  obligations) .............    2,035,719        8,882        9,486    2,035,115
Other ......................      116,205           --            9      116,196
                               -------------------------------------------------
                               $5,091,528   $  131,804   $   22,790   $5,200,542
--------------------------------------------------------------------------------

     The amortized cost and estimated fair value of fixed income securities at December 31, 1997, by contractual maturity, were as follows:

--------------------------------------------------------------------------------
                                                                       ESTIMATED
                                                    AMORTIZED               FAIR
1997                                                     COST              VALUE
--------------------------------------------------------------------------------
Due in one year or less ..................         $  171,955         $  172,067
Due after one year
  through five years .....................            309,796            316,696
Due after five years
  through ten years ......................            433,363            452,362
Due after ten years ......................          2,546,552          2,746,241
--------------------------------------------------------------------------------
                                                    3,461,666          3,687,366
Mortgage- and asset-
  backed securities ......................          3,200,262          3,222,756
--------------------------------------------------------------------------------
                                                   $6,661,928         $6,910,122
--------------------------------------------------------------------------------

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Securities carried at $8,415 and $2,422 at December 31, 1997 and 1996 respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.


38
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     Net investment income from financial guarantee insurance operations comprised the following:

-------------------------------------------------------------------------------
                                           1997            1996            1995
-------------------------------------------------------------------------------
Fixed income securities ........      $ 155,810       $ 139,410       $ 127,864
Short-term investments .........          6,506           7,999           5,670
                                      -----------------------------------------
  Total investment income ......        162,316         147,409         133,534
Investment expense .............         (2,607)         (2,468)         (2,485)
                                      -----------------------------------------
  Net investment income ........      $ 159,709       $ 144,941       $ 131,049
-------------------------------------------------------------------------------

     Financial guarantee insurance operations had gross realized gains of $25,641, $19,236 and $27,786 for 1997, 1996 and 1995, respectively, and gross realized losses of $4,557, $39,767 and $27,609 for 1997, 1996 and 1995,
respectively.

     Net investment income related to investment agreements comprises gross investment income less related interest expense, and is a component of financial management services revenue. For 1997, 1996 and 1995, gross investment income from investment agreements was $200,337, $165,196 and $137,382, respectively, and the related interest expense was $186,678, $154,484 and $127,666, respectively.

     As of December 31, 1997 and 1996, the Company held securities subject to agreements to resell for $85,466 and $201,169, respectively. Such securities were held as collateral by the Company. The agreements had terms of less than 30 days.

     As of December 31, 1997 and 1996, the Company had pledged (or sold under agreements to repurchase) securities purchased under agreements to resell and investment securities to certain municipalities, with a fair value of $2,714,719 and $1,642,964, respectively, in connection with certain investment agreements (including agreements structured as investment repurchase agreements). Additionally, as of December 31, 1997 and 1996, investment securities with a fair value of $63 and $896, respectively, were pledged to futures brokers for required margin.

                                     4 LOANS

In the normal course of business, the Company has extended loans to customers participating in certain structured municipal transactions. The loans are collateralized with cash that the customers have deposited with a payment custodian in amounts adequate to repay the loan balance and interest thereon. Equipment and other assets underlying the transactions serve as additional collateral for the loans. The Company may act as the payment custodian and hold the funds posted as collateral. As of December 31, 1997, the interest rates on these loans ranged from 6.25% to 8.42%.

                                  5 REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

----------------------------------------------------------------------------------------
                                         YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------
                        1997                      1996                       1995
----------------------------------------------------------------------------------------
                 WRITTEN      EARNED      WRITTEN       EARNED      WRITTEN       EARNED
----------------------------------------------------------------------------------------
Direct .....    $277,814    $176,009     $240,544     $155,883     $190,570     $125,559
Assumed ....       8,349       3,614        6,664        3,126        2,756        1,349
Ceded ......     (32,452)    (25,623)     (37,793)     (22,380)     (28,606)     (15,088)
                ------------------------------------------------------------------------
Net premiums    $253,711    $154,000     $209,415     $136,629     $164,720     $111,820
----------------------------------------------------------------------------------------

     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance recoverables on paid losses as of December 31, 1997 and 1996. As of December 31, 1997, prepaid reinsurance of approximately $152,283 was associated with Ambac Assurance's three largest reinsurers. As of December 31, 1997, Ambac Assurance held letters of credit and collateral amounting to approximately $154,387 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

   During 1995, Ambac Assurance terminated reinsurance contracts, resulting in return premiums to Ambac Assurance of $18,141, of which $15,700 was recorded as an increase to the unearned premium reserve, with the remainder recognized as revenue.

                      6 LOSSES AND LOSS ADJUSTMENT EXPENSES

Ambac Assurance's liability for losses and loss adjustment expenses includes case basis loss and loss adjustment expense reserves and the ACR. Following is a summary of the activity in the

                                                                              39
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

case basis loss and ACR accounts and the components of the liability for losses and loss adjustment expenses:

-------------------------------------------------------------------------------------------
                                                             1997         1996         1995
-------------------------------------------------------------------------------------------
Case basis loss and loss adjustment expense reserves:
Balance at January 1 ................................     $22,016      $39,890      $39,342
  Less reinsurance recoverables .....................         393          641          450
                                                         ----------------------------------
Net balance at January 1 ............................      21,623       39,249       38,892
                                                         ----------------------------------
Incurred related to:
  Current year ......................................         212        1,484          750
  Prior years .......................................       1,973       (9,556)       2,650
                                                         ----------------------------------
   Total incurred ...................................       2,185       (8,072)       3,400
                                                         ----------------------------------
Paid related to:
  Current year ......................................         200          150          150
  Prior years .......................................       2,274        9,404        2,893
                                                         ----------------------------------
   Total paid .......................................       2,474        9,554        3,043
                                                         ----------------------------------
Net balance for Connie Lee, at acquisition ..........      29,526           --           --
                                                         ----------------------------------
Net balance at December 31 ..........................      50,860       21,623       39,249
  Plus reinsurance recoverables .....................       4,219          393          641
                                                         ----------------------------------
Balance at December 31 ..............................      55,079       22,016       39,890
                                                         ----------------------------------
Active credit reserve:
Balance at January 1 ................................      38,597       26,747       26,770
Net provision for losses ............................       3,000        5,115        4,097
ACR transfers (to) from case reserves ...............      (2,331)       6,735       (4,120)
Balance for Connie Lee, at acquisition ..............       9,000           --           --
                                                         ----------------------------------
Balance at December 31 ..............................      48,266       38,597       26,747
                                                         ----------------------------------
   Total ............................................    $103,345      $60,613      $66,637
-------------------------------------------------------------------------------------------

     The terms "current year" and "prior years" in the foregoing table refer to the year in which case basis loss reserves were established.

                             7 STOCKHOLDERS' EQUITY

The Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share, of which 70,680,384 were issued as of December 31, 1997. The Company is also authorized to issue 4,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued and outstanding as of December 31, 1997.

     Dividends declared per share amounted to $0.3450, $0.3075 and $0.2775 in 1997, 1996 and 1995, respectively.

     The Board of Directors of the Company (the "Board") has authorized the establishment of a stock repurchase program which permits the repurchase of up to 6,000,000 shares of the Company's Common Stock. As of December 31, 1997, approximately 3,272,000 shares had been repurchased under this program for an aggregate amount of $89,968.

   The difference between weighted average number of shares outstanding and weighted average number of diluted shares outstanding is from employee stock options.

STOCKHOLDER RIGHTS PLAN:

In January 1996, the Company adopted a Stockholder Rights Plan under which stockholders received (after giving effect to a stock split since adoption of the Plan) one Right for each two shares of Common Stock owned. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $190 per share. The Rights generally detach and become exercisable when any person or group acquires 20% or more (or announces a tender offer for 20% or more) of the Company's Common Stock, at which time each Right (other than those held by the acquiring company) will entitle the holder to receive that number of shares of Common Stock of the Company with a value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each Right will entitle the holder to receive that number of shares of stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights, which expire on January 31, 2006, are redeemable in whole, but not in part, by action of the Board of Directors at a price of $0.01 per Right at any time prior to their becoming exercisable.

                         8 COMMITMENTS AND CONTINGENCIES

The Company is responsible for leases on the rental of office space. In 1997, the Company executed an agreement for additional office space and a lease term extension at its corporate headquarters in New York City. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

--------------------------------------------------------------------------------
                                                                          AMOUNT
--------------------------------------------------------------------------------
1998 ...............................................................    $  5,474
1999 ...............................................................       6,469
2000 ...............................................................       6,648
2001 ...............................................................       5,772
2002 ...............................................................       5,714
All later years ....................................................      91,418
                                                                        --------
                                                                        $121,495
--------------------------------------------------------------------------------

     Rent expense for the aforementioned leases amounted to $5,048, $3,862 and $3,461 for the years ended December 31, 1997, 1996 and 1995, respectively.


40
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                       9 INSURANCE REGULATORY RESTRICTIONS

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Ambac Assurance paid cash dividends of $44,000, $40,000 and $40,000 on its common stock in 1997, 1996 and 1995, respectively. In addition, on April 30, 1996, Ambac Assurance, in conjunction with the sale of the Company's remaining holdings in HCIA common stock, delivered to the Company (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner approved such dividend. Based upon these restrictions, at December 31, 1997, the maximum amount that will be available during 1998 for payment of dividends by Ambac Assurance is approximately $100,700.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of qualified statutory capital, which is defined as the sum of insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of Ambac Assurance's qualified statutory capital. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus was $1,006,829 and $899,023 at December 31, 1997 and 1996, respectively. Qualified statutory capital was $1,655,554 and $1,466,560 at December 31, 1997 and 1996, respectively. Statutory net income was $198,615, $222,810 and $142,541 for 1997, 1996 and 1995, respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

                                 10 INCOME TAXES

The Company's provision for income taxes is comprised of the following:

--------------------------------------------------------------------------------
                                            1997            1996            1995
--------------------------------------------------------------------------------
Current taxes ..................         $51,036         $94,392         $33,286
Deferred taxes .................          11,930           4,797          13,293
                                         ---------------------------------------
                                         $62,966         $99,189         $46,579
--------------------------------------------------------------------------------

     The total effect of income taxes on income and stockholders' equity for the years ended December 31, 1997 and 1996 was as follows:


---------------------------------------------------------------------------------
                                                                1997         1996
Total income taxes charged  to income ..................     $62,966      $99,189
                                                            ----------------------
Income taxes charged (credited) to stockholders' equity:
  Unrealized gains (losses) on bonds ...................      45,192      (28,108)
  Other ................................................      (5,566)      (2,282)
                                                            ----------------------
   Total charged (credited) to stockholders' equity ....      39,626      (30,390)
                                                            ----------------------
Total effect of income taxes ...........................    $102,592      $68,799
---------------------------------------------------------------------------------

     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing federal corporate income tax rates. The following is a reconciliation of these differences:


----------------------------------------------------------------------------------------------------------
                                                  1997       %          1996       %          1995       %
Computed expected
  tax at statutory rate ..................    $100,099    35.0%     $131,427    35.0%      $74,961    35.0%
Reductions in expected tax resulting from:
Tax-exempt interest ......................     (35,682)  (12.5)      (30,760)   (8.2)      (28,379)  (13.3)
Other, net ...............................      (1,451)   (0.5)       (1,478)   (0.4)           (3)     --
                                              ------------------------------------------------------------
Income tax expense .......................     $62,966    22.0%      $99,189    26.4%      $46,579    21.7%
----------------------------------------------------------------------------------------------------------


                                                                              41
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1997 and 1996 are presented below:

--------------------------------------------------------------------------------
                                                             1997           1996
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve ............................       $115,360        $76,805
  Unrealized gains on bonds ......................         75,342         30,150
  Deferred acquisition costs .....................         38,030         32,974
  Unearned premiums ..............................         35,679         28,060
  Investments ....................................          1,491             60
  Other ..........................................          2,026          1,250
                                                         -----------------------
   Total deferred tax liabilities ................        267,928        169,299
                                                         -----------------------
Deferred tax assets:
  Tax and loss bonds .............................         87,951         63,871
  Loss reserves ..................................         17,182         13,512
  Alternative minimum tax carryforward ...........         14,049             --
  Amortization and depreciation ..................          6,032          4,836
  Compensation ...................................          4,030          2,884
  Other ..........................................          3,456          4,110
                                                         -----------------------
   Sub-total deferred tax assets .................        132,700         89,213
  Valuation allowance ............................             --             --
                                                         -----------------------
   Total deferred tax assets .....................        132,700         89,213
                                                         -----------------------
   Net deferred tax liabilities ..................       $135,228        $80,086
--------------------------------------------------------------------------------

     The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

                              11 EMPLOYEE BENEFITS

PENSIONS:

The Company has a defined benefit pension plan covering substantially all employees of the Company and most of its subsidiaries. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The actuarial present value of the benefit obligations shown in the table below sets forth the plan's funded status and amounts recognized by the Company as of December 31, 1997 and 1996.

-------------------------------------------------------------------------------
                                                              1997         1996
-------------------------------------------------------------------------------
Accumulated benefit obligation,
  including vested benefits of
  $7,192 and $6,282, respectively ....................     $(7,956)     $(6,979)
                                                          ---------------------
Projected benefit obligation for
  service rendered to date ...........................      (9,374)      (8,189)
Plan assets at fair value, primarily
  listed stocks, commingled funds
  and fixed income securities ........................       9,644        8,153
                                                          ---------------------
Funded/unfunded projected benefit ....................         270          (36)
Unrecognized prior service cost ......................      (1,454)      (1,619)
Unrecognized net loss ................................          62          885
Unrecognized net transition asset ....................          (7)          (9)
                                                          ---------------------
Pension liability included in other liabilities ......     $(1,129)       $(779)
-------------------------------------------------------------------------------

     Net pension costs for 1997, 1996 and 1995 included the following components:

-------------------------------------------------------------------------------
                                               1997          1996          1995
-------------------------------------------------------------------------------
Service cost .........................         $723          $674          $541
Interest cost on expected
  benefit obligation .................          601           539           456
Actual return on plan assets .........       (1,606)         (957)       (1,333)
Net amortization and deferral ........          770           263           760
                                             ----------------------------------
Net periodic pension cost ............         $488          $519          $424
-------------------------------------------------------------------------------

     The weighted average discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.25% and 7.50% for 1997 and 1996, respectively. The expected long-term rate of return on assets was 9.25% for both 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.8 % and 5.0% for 1997 and 1996, respectively.

     Upon the acquisition of CLIC, the Company assumed the liability for its two terminated pension plans. Those plans had unfunded projected benefit obligations of approximately $800, which is included in other liabilities at December 31, 1997.

     Substantially all employees of the Company and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary, subject to Internal Revenue Code limitations, made by eligible employees to the plan. The total cost of the Savings Incentive Plan was $1,806, $1,680 and $1,555 in 1997, 1996 and 1995, respectively.


42
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

ANNUAL INCENTIVE PROGRAM:

The Company has an annual incentive program which provides for awards to key officers and employees based upon predetermined criteria. The cost of the program for the years ended December 31, 1997, 1996 and 1995 amounted to $12,038, $10,822 and $8,860, respectively.

POSTRETIREMENT HEALTH CARE AND OTHER BENEFITS:

Ambac Assurance provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

     Postretirement benefits expense was $262, $220 and $168 in 1997, 1996 and 1995, respectively. The unfunded accumulated postretirement benefit obligation was $2,064 and the accrued postretirement liability was $1,719 as of December 31, 1997.

     The assumed weighted average health care cost trend rates range from 9.0% in 1997, decreasing ratably to 6.0% in 2002, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1997 by $172 and the 1997 benefit expense by $48. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1997 expense was 7.25%.

                              12 INSURANCE IN FORCE

The par amount of bonds insured, net of reinsurance, was $165,601,000 and $131,497,000 at December 31, 1997 and 1996, respectively. As of December 31, 1997 and 1996, the insured portfolio was diversified by type of insured bond as shown in the following table:

--------------------------------------------------------------------------------
                                                      NET PAR AMOUNT OUTSTANDING
--------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                        1997           1996
--------------------------------------------------------------------------------
Municipal finance:
  General obligation .............................        $36,324        $31,863
  Lease and tax-backed revenue ...................         30,980         25,366
  Utility revenue ................................         24,913         22,780
  Health care revenue ............................         18,545         13,521
  Transportation revenue .........................          7,370          6,891
  Higher education ...............................          6,852          4,745
  Investor-owned utilities .......................          6,255          5,492
  Housing revenue ................................          6,064          4,497
  Student loans ..................................          3,516          3,439
  Other ..........................................            597            484
                                                          ----------------------
   Total municipal finance .......................        141,416        119,078
                                                          ----------------------
Domestic structured finance:
  Mortgage-backed and home equity ................         11,620          5,263
  Commercial asset-backed ........................          4,538          1,329
  Other consumer asset-backed ....................          1,514          1,126
  Banks/financial institutions ...................            524            214
  Other ..........................................            439            159
                                                          ----------------------
   Total domestic structured finance .............         18,635          8,091
                                                          ----------------------
   Total domestic ................................        160,051        127,169
                                                          ----------------------
International finance:
  Commercial asset-backed ........................          2,600          2,530
  Sovereign/sub-sovereign ........................            981            631
  Mortgage-backed and home equity ................            496            265
  Utilities ......................................            456            131
  Banks/financial institutions ...................            283            346
  Other ..........................................            734            425
                                                          ----------------------
   Total international finance ...................          5,550          4,328
                                                          ----------------------
                                                         $165,601       $131,497
--------------------------------------------------------------------------------

     As of December 31, 1997 and 1996, the international insured portfolio by geographic area is shown in the following table:

--------------------------------------------------------------------------------
                                                      NET PAR AMOUNT OUTSTANDING
--------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                       1997            1996
--------------------------------------------------------------------------------
International:
  France .......................................          $1,032          $1,025
  Japan ........................................             879             645
  United Kingdom ...............................             865             569
  Italy ........................................             555             423
  Spain ........................................             380             130
Internationally diversified ....................             899             985
Other international ............................             940             551
                                                          ----------------------
                                                          $5,550          $4,328
--------------------------------------------------------------------------------

                                                                              43
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     As of December 31, 1997, California was the state with the highest aggregate net par amount in force, accounting for 11.8% of the total. The highest single insured risk represented less than 1% of aggregate net par amount insured. Direct insurance in force (principal and interest) was $321,104,000 and $268,870,000 at December 31, 1997 and 1996, respectively. Net insurance in force (after giving effect to reinsurance) was $275,931,000 and $227,235,000 as of December 31, 1997 and 1996, respectively.

          13 FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

DERIVATIVE FINANCIAL INSTRUMENTS:

In the normal course of business, the Company becomes a party to various financial instruments to reduce its exposure to fluctuations in interest rates. These financial instruments include interest rate swaps, exchange traded futures contracts and purchased interest rate options. The notional amounts of these financial instruments were as follows:

--------------------------------------------------------------------------------
AS OF DECEMBER 31,                                         1997             1996
--------------------------------------------------------------------------------
Derivative financial instruments
  with off balance sheet risk:
  Interest rate futures contracts ............       $3,689,100       $1,569,800
  Interest rate swaps ........................          712,206          689,023
Other:
  Purchased interest rate options ............           85,500           32,200
--------------------------------------------------------------------------------

     Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

RISK MANAGEMENT:

In the ordinary course of business, the Company, through its affiliates, manages a variety of risks, principally market, credit, liquidity, operational, and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

     Market risk generally represents the risk of loss that may result from the potential change in the fair value of a financial instrument as a result of changes in prices or interest rates. The principal market risk for financial instruments held for purposes other than trading is interest rate risk. An independent risk management group is involved in setting and monitoring risk limits and in the application of risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. The Company utilizes various models and stress testing to manage interest rate risk. This process includes frequent analyses of both parallel and nonparallel shifts in the yield curve. These models include estimates made by management and the valuation results could differ materially from amounts that would actually be realized in the market.

     Credit risk relates to the ability of counterparties to perform according to the terms of their contractual commitments. Credit risk is calculated based on the current replacement cost or fair value of the Company's financial instruments. The gross replacement cost of these financial instruments is the positive fair value of all transactions with a counterparty, excluding the effects of netting or collateral arrangements, and was approximately $3,000 and $2,000 as of December 31, 1997 and 1996, respectively. The Company executes these transactions with a diverse base of counterparties in order to minimize concentrations of credit risk. Various procedures and controls are in place to monitor the credit risk associated with investment agreements and interest rate swaps. These include the initial credit approval process, minimum credit rating requirements and the continuous monitoring of credit exposure. The Company also has credit risk associated with its investment portfolio. These risks are controlled through strict compliance with written investment policy guidelines. These investment policy guidelines include a pre-established set of criteria including minimum credit ratings, restrictions on the nature of investments, and single credit concentration limits.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in investment agreements, interest rate swaps and futures contracts. The investment agreement business manages liquidity risk by matching the effective duration of its invested assets, including hedges, with the effective duration of its investment agreement liabilities. Additionally, the Company's policy is to maintain a minimum level of cash and short-term liquid assets equivalent to a specified percentage of its investment agreement liabilities outstanding.

     Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. The Company mitigates operational risk by maintaining a comprehensive system of internal controls. This includes the establishment of systems and procedures to monitor transactions and positions, documentation and confirmation of transactions, and ensuring compliance with regulations.

     Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations of the Company's counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting


44
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

     As discussed in Note 2, interest rate futures and purchased option contracts held for purposes other than trading are used primarily to hedge price or interest rate risk inherent in the portfolio of interest-sensitive assets and liabilities. Interest rate swaps held for purposes other than trading are used to manage interest rate risk by synthetically changing the nature of specific assets or liabilities.

     Futures contracts are purchased to hedge interest rate risk inherent in fixed rate liabilities. Futures contracts are sold to hedge interest rate risk inherent in fixed rate investment securities. Interest rate option contracts are purchased to hedge interest rate risk inherent in fixed rate assets and liabilities. At December 31, 1997 and 1996, futures and purchased option contracts with an outstanding notional of $627,000 and $1,109,100, respectively, were designated as hedges of fixed rate liabilities. Additionally, at December 31, 1997 and 1996, futures and purchased option contracts with an outstanding notional of $3,147,600 and $492,900, respectively, were designated as hedges of fixed rate investment securities.

     Interest rate swaps which require the Company to pay a fixed rate are used primarily to hedge fixed rate investment securities. Interest rate swaps which require the Company to receive a fixed rate are used primarily to hedge fixed rate liabilities. The table below summarizes, for each major type of swap, the weighted average fixed rate paid or received on the respective notional amounts outstanding. Notional amounts are used to calculate the contractual payments to be exchanged under these contracts.

-------------------------------------------------------------------------------------------------------------
                                                        MATURING AFTER DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
                                                                                                      THERE-
                              1998           1999           2000           2001           2002         AFTER
-------------------------------------------------------------------------------------------------------------

Pay fixed swaps:
  Notional amount ..      $226,528       $299,775       $202,368       $161,145       $173,144       $58,217
  Weighted-average
   fixed rate ......          6.05%          6.98%          7.02%          6.93%          6.93%         7.06%
Receive fixed swaps:
  Notional amount ..      $138,556       $137,922       $137,271       $136,602       $135,913       $20,756
  Weighted-average
   fixed rate ......          6.45%          6.45%          6.45%          6.45%          6.45%         7.06%
Range of
  implied floating
  interest rates....          5.86% to       5.94% to       5.95% to       6.04% to       6.13% to
                              6.01%          6.11%          6.16%          6.22%          6.22%
-------------------------------------------------------------------------------------------------------------

     The floating rate side of the Company's interest rate swaps is based on several indices, primarily one-month, three-month and six-month LIBOR. The floating rates shown above reflect the range of the implied forward LIBOR yield curve for those indices, as of December 31, 1997.

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

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments: The fair values of fixed income investments are based on quoted market prices or dealer quotes.

Short-term investments and cash: The fair values of short-term investments and cash are assumed to equal amortized cost.

Preferred stock: The fair value of preferred stock is based on an evaluation of the underlying company and recent transactions in such preferred stock.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

Debentures: The fair value of the debentures is based on quoted market prices and dealer quotes.

Obligations under investment, repurchase and payment agreements (including accrued interest): The fair value of the liability for investment agreements and repurchase agreements (including accrued interest) is estimated based upon valuation models using rates currently offered for contracts of similar maturities.

Derivative contracts: Fair values of derivative contracts (futures, swaps and interest rate options) are based on quoted market prices and dealer quotes, current settlement values, or pricing models.


                                                                              45
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written related to new issue and secondary market exposures is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an assumed ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

     The carrying amount and estimated fair value of financial instruments held for purposes other then trading are presented below:

--------------------------------------------------------------------------------------
AS OF DECEMBER 31,                                  1997                   1996
--------------------------------------------------------------------------------------
                                                       ESTIMATED            ESTIMATED
                                             CARRYING       FAIR   CARRYING      FAIR
(DOLLARS IN MILLIONS)                          AMOUNT      VALUE     AMOUNT     VALUE

Financial assets:
Fixed income securities ...................    $6,774     $6,774     $5,088    $5,088
Short-term investments ....................       136        136        113       113
Preferred stock ...........................         5          5         --        --
Cash ......................................         9          9          8         8
Securities purchased under
  agreements to resell ....................        85         85        201       201
Financial liabilities:
Debentures ................................       224        269        224       259
Obligations under investment,
  repurchase and
  payment agreements
  (including accrued interest) ............     4,367      4,405      2,778     2,775
Derivative financial instruments:
Interest rate futures contracts ...........        (2)        --         --        --
Interest rate swaps .......................        (9)        (7)        --        (1)
Purchased interest rate
  option contracts ........................        --         --         --        --
Liability for financial guarantees written:
  Gross ...................................     1,179        855        991       719
  Net of reinsurance ......................       995        722        822       596
  Net installment premiums ................        --        153         --       114
-------------------------------------------------------------------------------------

                        14 FINANCIAL INSTRUMENTS HELD FOR
                                TRADING PURPOSES

AFSLP is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP manages its business with the goal of being market neutral to changes in overall interest rates, while retaining basis risk, the relationship between changes in floating tax-exempt and floating taxable interest rates. If actual or projected floating tax-exempt interest rates change in relation to floating taxable rates, the Company will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is considered held for trading purposes.

     In the ordinary course of business, AFSLP manages a variety of risks, principally market, credit, liquidity, operational, and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization. Qualitative factors relating to credit, operational and legal risks for financial instruments held for trading purposes are similar to those risks as described in
Note 13.

     Market risk relates to the impact of price changes on future earnings. This risk is a consequence of AFSLP's market-making activities in the interest rate swap market. The principal market risk is basis risk, the relationship between changes in floating tax-exempt and floating taxable interest rates. Since late 1995, most interest rate swaps transacted contain provisions which are designed to protect AFSLP against certain forms of tax reform, thus mitigating its basis risk. An independent risk management group monitors trading risk limits and, together with senior management, is involved in the application of risk measurement methodologies.

     As discussed in Note 13, credit risk is calculated based on the current replacement cost or fair value of the Company's financial instruments. The gross replacement of the Company's financial instruments held for trading purposes is the positive fair value of all transactions with a counterparty, excluding the effects of netting or collateral arrangements and was approximately $66,000 and $42,000 as of December 31, 1997 and 1996, respectively.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in swaps and in futures contracts used to hedge swaps. The Company manages liquidity risk by maintaining cash and cash equivalents, closely matching the dates swap payments are made and received, and limiting the amount of risk hedged by futures contracts.


46
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

   The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 1997 and 1996:

--------------------------------------------------------------------------------------------------
                                           NET ESTIMATED              AVERAGE NET
                                            FAIR VALUE                 FAIR VALUE         NOTIONAL
                                        ASSETS  LIABILITIES       ASSETS  LIABILITIES       AMOUNT
--------------------------------------------------------------------------------------------------
1997:
Derivative financial instruments:
  Interest rate swaps ...........      $67,743      $49,265      $43,748      $33,954   $3,347,190
  Futures contracts .............           --           --           --           --      514,900
Other financial instruments .....      183,041      181,732      160,251      159,213           --

1996:
Derivative financial instruments:
  Interest rate swaps ...........      $42,030      $29,897      $44,241      $37,451   $2,341,660
  Futures contracts .............           --           --           --           --      484,500
Other financial instruments .....           --           --           --           --           --
--------------------------------------------------------------------------------------------------

     Financial instruments held for trading purposes are carried at estimated fair value. The aggregate amount of net trading income recognized from derivative financial instruments held for trading purposes was $7,454, $10,579 and $2,871 for 1997, 1996 and 1995, respectively. Other financial instruments held for trading purposes consist of fixed income securities. The aggregate amount of net trading income recognized from other financial instruments was $1,309 for 1997. Average net fair values were calculated based on average daily net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

                      15 LONG-TERM DEBT AND LINES OF CREDIT

The carrying value of long-term debt was as follows:

--------------------------------------------------------------------------------
AS OF DECEMBER 31,                                         1997             1996
--------------------------------------------------------------------------------
9 3/8% Debentures, due 2011 ...................        $149,389         $149,344
7 1/2% Debentures, due 2023 ...................          74,475           74,454
                                                       -------------------------
                                                       $223,864         $223,798
--------------------------------------------------------------------------------

     The debentures due on February 1, 2011 were issued on August 8, 1991 in the principal amount of $150,000 and bear interest of 9 3/8%, payable on February 1 and August 1 of each year. The debentures are noncallable and were sold at 99.4% of their principal amount at an effective yield of 9.44%.

     The debentures due on November 1, 2023 were issued on May 11, 1993 in the principal amount of $75,000 and bear interest of 7 1/2%, payable on May 1 and November 1 of each year. The debentures are noncallable and were sold at 99.171% of their principal amount at an effective yield of 7.57%.

     The Company and Ambac Assurance maintain a three-year revolving credit facility with two major international banks, as co-agents, for $100,000. As of December 31, 1997 and 1996, no amounts were outstanding under this credit facility, which expires in July 1998.

     Ambac Assurance has an agreement with a group of AAA/Aaa-rated international banks for a $450,000 credit facility, expiring in 2004. This facility is a seven-year stand-by irrevocable limited recourse line of credit, which was increased from $350,000 to $450,000 and extended for an additional year in December 1997. The line will provide liquidity to Ambac Assurance in the event claims from municipal obligations exceed specified levels. Repayment of any amounts drawn under the line will be limited primarily to the amount of any recoveries of losses related to policy obligations. As of December 31, 1997 and 1996, no amounts were outstanding under this line.

     Connie Lee has an agreement with commercial banks for a $50,000 stand-by credit facility, expiring in 2003. The line will provide a source of additional claims-paying resources for insured transactions. The obligation to repay is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including installment premiums and other collateral. As of December 31, 1997 and 1996, no amounts were outstanding under this line.


                                                                              47
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                   16 OBLIGATIONS UNDER INVESTMENT AGREEMENTS
                             AND PAYMENT AGREEMENTS

Obligations under investment agreements, including those structured in the form of repurchase contracts, are recorded on a trade-date basis. Certain obligations may be called at various times prior to maturity at the option of the counterparty. As of December 31, 1997 and 1996, the interest rates on these agreements ranged from 4.23% to 8.14% for each year. The average yield on these agreements for the years ended December 31, 1997 and 1996, were 5.85% and 5.87%, respectively. As of December 31, 1997 and 1996, obligations under investment agreements and investment repurchase agreements were as follows:

--------------------------------------------------------------------------------
AS OF DECEMBER 31,                                     1997                 1996
--------------------------------------------------------------------------------
Settled ..............................           $3,817,772           $2,721,291
Unsettled ............................                   --               33,299
                                                 -------------------------------
                                                 $3,817,772           $2,754,590
--------------------------------------------------------------------------------

     Net payments due under settled investment agreements in each of the next five years ending December 31, and the periods thereafter, based on expected call dates, were as follows:

--------------------------------------------------------------------------------
                                                                      PRINCIPAL
                                                                         AMOUNT
--------------------------------------------------------------------------------

1998 ..............................................................   $1,463,194
1999 ..............................................................    1,120,315
2000 ..............................................................      410,454
2001 ..............................................................      202,237
2002 ..............................................................       33,677
All later years ...................................................      587,895
                                                                      ----------
                                                                      $3,817,772
--------------------------------------------------------------------------------

     Obligations under payment agreements represent funds received by the Company from certain municipal customers. These funds serve as collateral for loans extended by the Company in connection with certain structured municipal transactions. In connection with these transactions, the Company is obligated to make periodic agreed upon payments. As of December 31, 1997, the interest rates on these obligations ranged from 6.25% to 8.42%. Net payments due under payment agreements in each of the next five years ending December 31, and the periods thereafter, based on contractual payment dates, are as follows:

--------------------------------------------------------------------------------
                                                                       PRINCIPAL
                                                                          AMOUNT
--------------------------------------------------------------------------------
1998 ................................................................   $  8,219
1999 ................................................................     10,157
2000 ................................................................     10,169
2001 ................................................................     13,323
2002 ................................................................     11,220
All later years .....................................................    450,104
                                                                        --------
                                                                        $503,192
--------------------------------------------------------------------------------

                           17 COMMON STOCK INCENTIVES

The Company's stock incentive plan for officers and other key employees, the Ambac 1997 Equity Plan (the "1997 Plan"), provides for the granting of stock options, stock appreciation rights, restricted stock units, performance units and other awards that are valued or determined by reference to the Common Stock. The 1997 Plan was approved by the stockholders of the Company in 1997 and replaces the 1991 Stock Incentive Plan, under which no further awards will be made. Stock options awarded to employees are exercisable and expire as specified at the time of grant and generally may not have a per share exercise price less than the fair market value of a share of Common Stock on the date of grant or a term in excess of ten years from the date of the grant. The Company also maintains the Ambac 1997 Non-Employee Directors Equity Plan ("The Directors Plan"), which provides awards of stock options and restricted stock units to non-employee members of the Company's Board of Directors. The number of options and their exercise price, and the number of restricted stock units, awarded to each non-employee director under the Directors Plan is determined by formula. As of December 31, 1997, approximately 6,500,000 shares were available for future grant under the 1997 Plan and the Directors Plan.

A summary of option activity is as follows:

-------------------------------------------------------------------------------------------------------------
                                   1997                         1996                         1995

                                         WEIGHTED                      WEIGHTED                      WEIGHTED
                                          AVERAGE                       AVERAGE                       AVERAGE
                                         EXERCISE                      EXERCISE                      EXERCISE
                          SHARES            PRICE       SHARES            PRICE       SHARES            PRICE
-------------------------------------------------------------------------------------------------------------
Outstanding at
  beginning of year    4,248,642           $19.37    4,140,824           $18.17    3,400,240           $17.30
Granted ...........      859,800           $33.59      964,150           $24.25    1,023,290           $19.79
Exercised .........     (898,942)          $19.05     (721,724)          $18.53     (242,496)          $12.39
Forfeited .........     (291,807)          $24.99     (134,608)          $21.87      (40,210)          $20.79
                       ---------                     ---------                     ---------
Outstanding at
  end of year .....    3,917,693           $22.15    4,248,642           $19.37    4,140,824           $18.17
                       ---------                     ---------                     ---------

Exercisable .......    2,392,853                     2,407,838                     2,282,490
-------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                           OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                   WEIGHTED  WEIGHTED                         WEIGHTED
RANGE OF               NUMBER       AVERAGE   AVERAGE              NUMBER      AVERAGE
EXERCISE       OUTSTANDING AT     REMAINING  EXERCISE      EXERCISABLE AT     EXERCISE
PRICES      DECEMBER 31, 1997 CONTRACT LIFE     PRICE   DECEMBER 31, 1997        PRICE
---------------------------------------------------------------------------------------
$10 to 20           1,481,674           5.2    $15.02          1,265,183       $14.20
$21 to 25           1,647,479           5.4    $23.07          1,124,337       $22.54
$30 to 42             788,540           6.1    $33.60              3,333       $30.88

                    3,917,693                                  2,392,853
---------------------------------------------------------------------------------------


48
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

   The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, since the fair value of the options at grant date equals the exercise price, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with Statement 123, the Company's net income, earnings per share and earnings per diluted share for the years ended December 31, 1997, 1996 and 1995, would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                              1997           1996           1995
--------------------------------------------------------------------------------
Net Income:
  As reported .....................       $223,030       $276,317       $167,595
  Pro forma .......................       $218,852       $273,528       $166,080
Earnings per share:
  As reported .....................          $3.19          $3.95          $2.39
  Pro forma .......................          $3.13          $3.91          $2.37
Earnings per diluted share:
  As reported .....................          $3.13          $3.91          $2.37
  Pro forma .......................          $3.07          $3.87          $2.34
--------------------------------------------------------------------------------

     The weighted-average fair value (determined as of the date of the grants) of options granted in 1997, 1996 and 1995 was $9.85 per share, $6.19 per share, and $6.40 per share, respectively. The fair value of each option grant issued was estimated as of the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 1.08%, 1.24% and 1.18%; expected volatility of 19.4%, 16.5% and 20.0%; risk-free interest rates of 6.4%, 6.2% and 7.2%; and expected lives of 6 years, 5 years and 6 years. The pro forma amounts disclosed above are not likely to be representative of the effects of reported pro forma net income for future years because options vest over several years and additional awards are granted each year.

                             18 SEGMENT INFORMATION

As of December 31, 1997, the Company's products are reported in two industry segments, as follows:

     Financial guarantee insurance includes insurance of municipal and structured finance obligations.

     Financial management services includes the issuance of investment agreements, interest rate swaps, investment advisory and management services, and electronic commerce solutions, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations.

     The following table is a summary of the operations by operating segment for the years ended December 31, 1997, 1996 and 1995:


                                                                              49
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                    FINANCIAL         FINANCIAL                         ADJUSTMENTS
                                                    GUARANTEE        MANAGEMENT        CORPORATE                AND
                                                    INSURANCE          SERVICES        AND OTHER       ELIMINATIONS     CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
1997:
Revenues:
   Unaffiliated customers ..................      $   339,195      $    34,612       $     7,955       $        --       $   381,762
   Intersegment ............................            1,857             (194)           44,068           (45,731)               --
                                                  ----------------------------------------------------------------------------------
Total revenues .............................      $   341,052      $    34,418       $    52,023       $   (45,731)      $   381,762
                                                  ----------------------------------------------------------------------------------
Income before income taxes:
   Unaffiliated customers ..................      $   295,669      $     6,619       $   (16,292)      $        --       $   285,996
   Intersegment ............................            1,736           (1,031)           44,068           (44,773)               --
                                                  ----------------------------------------------------------------------------------
Total income before income taxes ...........      $   297,405      $     5,588       $    27,776       $   (44,773)      $   285,996
                                                  ----------------------------------------------------------------------------------
Identifiable assets ........................      $ 3,392,333      $ 4,763,534       $    93,855       $        --       $ 8,249,722
                                                  ----------------------------------------------------------------------------------
1996:
Revenues:
   Unaffiliated customers ..................      $   266,300      $    22,366       $   164,242       $        --       $   452,908
   Intersegment ............................            1,728             (810)          159,883          (160,801)               --
                                                  ----------------------------------------------------------------------------------
Total revenues .............................      $   268,028      $    21,556       $   324,125       $  (160,801)      $   452,908
                                                  ----------------------------------------------------------------------------------
Income before income taxes:
   Unaffiliated customers ..................      $   225,340      $    10,326       $   139,840       $        --       $   375,506
   Intersegment ............................            1,728             (980)          159,883          (160,631)               --
                                                  ----------------------------------------------------------------------------------
Total income before income taxes ...........      $   227,068      $     9,346       $   299,723       $  (160,631)      $   375,506
                                                  ----------------------------------------------------------------------------------
Identifiable assets ........................      $ 2,886,657      $ 2,861,527       $   128,174       $        --       $ 5,876,358
                                                  ----------------------------------------------------------------------------------
1995:
Revenues:
   Unaffiliated customers ..................      $   248,626      $    13,009       $    20,624       $        --       $   282,259
   Intersegment ............................            1,798           (2,187)           40,292           (39,903)               --
                                                  ----------------------------------------------------------------------------------
Total revenues .............................      $   250,424      $    10,822       $    60,916       $   (39,903)      $   282,259
                                                  ----------------------------------------------------------------------------------
Income before income taxes:
   Unaffiliated customers ..................      $   210,799      $     5,216       $    (1,841)      $        --       $   214,174
   Intersegment ............................            1,549           (2,610)           40,268           (39,207)               --
                                                  ----------------------------------------------------------------------------------
Total income before income taxes ...........      $   212,348      $     2,606       $    38,427       $   (39,207)      $   214,174
                                                  ----------------------------------------------------------------------------------
Identifiable assets ........................      $ 2,741,426      $ 2,533,743       $    34,110       $        --       $ 5,309,279
                                                  ----------------------------------------------------------------------------------


50
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


                 19 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
                                                              FIRST          SECOND           THIRD          FOURTH        FULL YEAR
------------------------------------------------------------------------------------------------------------------------------------
1997
   Gross premiums written .........................         $51,792         $73,740         $52,371        $108,260         $286,163
   Net premiums written ...........................          46,360          66,545          45,876          94,930          253,711
   Net premiums earned ............................          37,033          36,386          35,672          44,909          154,000
   Net investment income ..........................          38,447          39,258          40,109          41,895          159,709
   Financial management services income ...........           7,222           6,150           9,062          12,815           35,249
   Losses and loss adjustment expenses ............             728             664             730             732            2,854
   Financial guarantee underwriting and
      operating expenses ..........................           9,092           9,732          10,173          11,675           40,672
   Financial management services expenses .........           8,980           5,474           5,751           7,788           27,993
   Income before income taxes .....................          62,396          67,836          79,637          76,127          285,996
   Net income .....................................          49,738          53,613          60,795          58,884          223,030
   Net income per share(1) ........................            0.71            0.77            0.87            0.84             3.19
   Net income per diluted share ...................           $0.70           $0.75           $0.85           $0.83            $3.13
                                                            ------------------------------------------------------------------------
1996
   Gross premiums written .........................         $50,287         $58,115         $67,613         $71,193         $247,208
   Net premiums written ...........................          40,675          48,279          57,800          62,661          209,415
   Net premiums earned ............................          28,193          39,645          33,745          35,046          136,629
   Net investment income ..........................          34,827          35,498          36,887          37,729          144,941
   Financial management services income ...........           7,011           5,114           4,034           5,814           21,973
   Other net realized gains .......................              --         155,613              --             700          156,313
   Losses and loss adjustment expenses ............             810           1,700           1,301             (33)           3,778
   Financial guarantee underwriting and
      operating expenses ..........................           8,748          10,351           8,646           9,437           37,182
   Financial management services expenses .........           2,136           2,358           3,073           4,473           12,040
   Income before income taxes .....................          57,007         197,777          54,685          66,037          375,506
   Net income .....................................          44,553         135,947          43,828          51,989          276,317
   Net income per share(1) ........................            0.64            1.95            0.63            0.74             3.95
   Net income per diluted share ...................           $0.63           $1.92           $0.62           $0.73            $3.91
                                                            ------------------------------------------------------------------------

(1) Net income per share has been retroactively adjusted to reflect the two-for-one stock split which occurred in September 1997.



                                                                              51
--------------------------------------------------------------------------------

                                                 -------------------------------

                                                         STOCKHOLDER INFORMATION

                                                 -------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CORPORATE                        OTHER LOCATIONS:             ANNUAL MEETING OF                   TRANSFER AGENT,
HEADQUARTERS                     AUSTRALIA:                   STOCKHOLDERS                        REGISTRAR AND DIVIDEND
                                                                                                  PAYING AGENT
Ambac Financial Group, Inc.      Level 29, The Chifley Tower  The Annual Meeting of
One State Street Plaza           2 Chiefly Square, Sydney     Stockholders of Ambac Financial     Citibank, N.A.
New York, New York 10004         NSW 2000, Australia          Group, Inc. will be held on         111 Wall Street, 5th Floor
212-668-0340                     61 2 9375 2117               Wednesday, May 13, 1998, at 11:30   New York, New York 10043
fax 212-509-9190                                              a.m. in New York City. Detailed     212-657-5997
www.ambac.com                    FRANCE:                      information about the meeting is
                                                              contained in the Notice of Annual   INDEPENDENT AUDITORS
CADRE FINANCIAL                  Citicenter                   Meeting and Proxy Statement to be
SERVICES, INC.                   19, le Parvis                sent to each stockholder of         KPMG Peat Marwick LLP
                                 92073 Paris la Defense       record as of March 23, 1998. The    New York, New York
905 Marconi Avenue               Cedex 37, France             Company estimates that it has
Ronkonkoma, New York 11779       330146939364                 approximately 15,000                STOCK LISTING
516-467-0200                                                  stockholders.
                                 SPAIN:                                                           Ambac Financial Group, Inc. common
AMBAC CONNECT, INC.                                           FORM 10-K                           stock is listed on the New York
                                 Serrano, 20-2 Dcha                                               Stock Exchange (ticker symbol
9130 Jollyville Road, Suite 355  28001 Madrid, Spain          A copy of the Company's 1997        ABK). The Company is listed in
Austin, Texas 78759              3414316881                   Annual Report on Form 10-K for      the daily stock tables under
512-338-0091                                                  the year ended December 31, 1997,   "Ambac."
                                 UK:                          as filed with the Securities and
MBIA-AMBAC                                                    Exchange Commission, may be         INVESTOR RELATIONS
INTERNATIONAL                    St. Helen's, One Undershaft  obtained without charge by
JOINT VENTURE OFFICES:           London EC3A 8JL, England     writing to: Ambac Financial         1-800-221-1854
                                 44 171-444-7200              Group, Inc., Attn: Investor         E-mail: info@ambac.com
One State Street Plaza                                        Relations One State Street Plaza    Frank J. Bivona
New York, New York 10004                                      New York, New York 10004            Executive Vice President,
212-668-0304                                                                                      Chief Financial Officer
                                                                                                  and Treasurer
113 King Street                                                                                   212-208-3236
Armonk, New York 10504
914-273-4545                                                                                      Brian S. Moore
                                                                                                  Managing Director
                                                                                                  212-208-3333


COMMON STOCK DATA

The table below shows the high and low price per share for each quarter of 1997 and 1996, as adjusted for the two-for-one common stock split, which occurred in September 1997.

----------------------------------------------------------------------------------------------------------------------------
                                             1997 Market Price                              1996 Market Price
----------------------------------------------------------------------------------------------------------------------------
                                                                    Dividends                                      Dividends
THREE MONTHS ENDED           High         Low             Close     Per Share    High         Low        Close     Per Share
March 31 ..............    $37           $31 5/8         $32 1/4      $0.0825   $24 3/4     $22 3/4     $24 1/16     $0.0750
June 30 ...............     42 1/4        31              38 3/16      0.0825    27 5/8      23 5/8      26 1/16      0.0750
September 30 ..........     42 15/16      38 1/4          40 11/16     0.0900    29 3/16     23 1/2      27 7/8       0.0750
December 31 ...........     47 9/16       40              46           0.0900    34 3/4      27 7/8      33 3/16      0.0825
                           -------------------------------------------------------------------------------------------------

                           -------------------------------------------------------------------------------------------------


52
--------------------------------------------------------------------------------