Form 10-K, Exhibit 13
period 1998-12-31
AMBAC FINANCIAL GROUP INC
filed 1999-03-30
CIK 874501

                                                                      EXHIBIT 13

FINANCIAL
HIGHLIGHTS


-------------------------------------------------------------------------------------------------------------
Ambac Financial Group, Inc. and Subsidiaries                        Years Ended December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)      1998        1997         1996*       1995        1994
-------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS
Gross premiums written                            $   361.0   $   286.2   $   247.2   $   193.3   $   189.9
Net premiums earned                                   212.7       154.0       136.6       111.8       117.5
Net investment income                                 186.2       159.7       144.9       131.0       117.1
Financial management services revenue                  49.5        35.2        22.0        13.1        15.9
Total revenues                                        457.0       381.8       452.9       282.3       242.3
Losses and loss adjustment expenses                     6.0         2.9         3.8         3.4         2.6
Financial guarantee insurance underwriting and
   operating expenses                                  46.7        40.7        37.2        34.5        32.8
Financial management services expenses                 35.5        28.0        12.0         7.8         6.1
Interest expense                                       32.8        21.3        20.9        20.9        18.8
Net income                                            254.0       223.0       276.3       167.6       141.1
Net income per share                                   3.63        3.19        3.95        2.39        2.00
Net income per diluted share                           3.56        3.13        3.91        2.37        1.99
Return on equity                                       12.8%       12.8%       18.3%       13.8%       13.2%
=============================================================================================================

Ambac Financial Group, Inc. and Subsidiaries                        As of December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS
Total investments, at fair value                  $ 8,748.4   $ 6,915.1   $ 5,200.5   $ 4,441.6   $ 3,764.2
Prepaid reinsurance                                   199.9       183.5       168.8       153.4       139.9
Total assets                                       11,212.3     8,291.7     5,876.4     5,309.3     4,287.0
Unearned premiums                                   1,294.2     1,179.0       991.2       903.0       836.6
Losses and loss adjustment expenses                   115.8       103.3        60.6        66.0        65.7
Obligations under investment agreements, investment
   repurchase agreements and payment agreements     5,956.8     4,321.0     2,754.6     2,426.9     2,025.3
Debentures                                            423.9       223.9       223.8       223.7       223.7
Total stockholders' equity                          2,096.1     1,872.5     1,615.0     1,404.0     1,033.5
-------------------------------------------------------------------------------------------------------------

* 1996 includes a one-time gain from the sale of a subsidiary equal to $155.6 million pre-tax and $100.6 million after-tax.

FIVE YEAR
HIGHLIGHTS


              [THE FOLLOWING DATA WAS REPRESENTED BY A BAR GRAPH]

                                                                                ADJUSTED GROSS
     TOTAL REVENUES           NET INCOME              CORE EARNINGS           PREMIUMS WRITTEN/2/
      ($ MILLIONS)        PER DILUTED SHARE         PER DILUTED SHARE/1/         ($ MILLIONS)
--------------------------------------------------------------------------------------------------
94      $242.3                 $1.99                      $1.85                     $197.1

95      $282.3                 $2.37                      $2.05                     $216.6

96      $452.9*                $3.91*                     $2.41                     $286.8

97      $381.8                 $3.13                      $2.75                     $329.3

98      $457.0                 $3.56                      $3.32                     $458.0

--------------------------------------------------------------------------------------------------

1 Core earnings is not a substitute for net income computed in accordance with Generally Accepted Accounting Principles (GAAP). It excludes the effect on net income from net realized gains and losses, net insurance premiums earned from refundings and calls and certain non-recurring items. The definition of core earnings used by Ambac Financial Group, Inc. may differ from definitions of core earnings used by other public holding companies of financial guarantee insurers.

2 Adjusted gross premiums written is not promulgated under GAAP. It includes gross up-front premiums written plus the present value of estimated future installment premiums written in the period. The definition of adjusted gross premiums written used by Ambac Financial Group, Inc. may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantee insurers.

* 1996 includes a one-time gain from the sale of a subsidiary equal to $155.6 million pre-tax and $100.6 million after-tax.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

Ambac Financial Group, Inc. ("AFGI"), headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee insurance and financial management services to clients in both the public and private sectors in the United States and abroad.

The following paragraphs describe the consolidated results of operations of AFGI and its subsidiaries (collectively referred to as the "Company") for 1998, 1997 and 1996, and its financial condition as of December 31, 1998 and 1997. These results are presented for the Company's two reportable segments: Financial Guarantee Insurance and Financial Management Services. This discussion should be read in conjunction with the consolidated financial statements included elsewhere in this report.

In this Annual Report, we may make statements about our future results that are considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are: (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; and (6) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved.


RESULTS OF OPERATIONS

CONSOLIDATED NET INCOME. The Company's net income in 1998 was $254.0 million or $3.56 per diluted share, an increase of 14% from $223.0 million or $3.13 per diluted share in 1997. This increase was primarily attributable to the growth in both Financial Guarantee Insurance and Financial Management Services revenues, partially offset by lower net realized gains and higher net realized losses in the Financial Guarantee Insurance segment and the Financial Management Services segment, respectively, in 1998. The Company's net income in 1997 decreased 19% from $276.3 million or $3.91 per diluted share in 1996. This decrease was primarily the result of a net realized gain in 1996 of $155.6 million (which had a net income per diluted share effect of $1.42) from the Company's sale of its former subsidiary, HCIA Inc. ("HCIA"). Excluding the effect of this one-time gain, 1997 net income increased 27% over 1996 primarily due to higher net income in the Financial Guarantee Insurance segment, partially offset by lower net income in the Financial Management Services segment.

FINANCIAL GUARANTEE INSURANCE

The Company provides financial guarantee insurance through its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), which is a leading insurer of municipal and structured finance obligations both in the United States and abroad.

In December 1997, Ambac Assurance acquired Connie Lee Holdings, Inc. and its triple-A rated financial guarantee insurance subsidiary, Connie Lee Insurance Company ("Connie Lee"). No new business was written by Connie Lee in 1998.

GROSS PAR VALUE WRITTEN. Ambac Assurance insured $61.5 billion of par value bonds during 1998, an increase of 35% from $45.5 billion in 1997. Par value


                                    [PHOTO]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


written in 1997 represented an increase of 27% from $35.7 billion in 1996. Par value written in 1998 comprised $33.9 billion from the insurance of domestic municipal bond obligations, $22.6 billion from domestic structured finance obligations and $5.0 billion from international obligations, versus $29.4 billion, $12.9 billion and $3.2 billion, respectively, in 1997 and $26.8 billion, $6.4 billion and $2.5 billion, respectively, in 1996. The 1998 increase in insured domestic municipal bond obligations resulted primarily from a 30% increase in market issuance and an increase in insured penetration, partially offset by lower market share. The 1998 increase in insured domestic structured finance obligations was attributable to increased market issuance, higher market penetration and a higher market share in the home equity loan and mortgage-backed sectors, as well as increased market presence in the commercial asset-backed sector. The 1998 increase in insured international obligations resulted from greater acceptance of financial guarantee insurance, primarily in Europe, Japan and Latin America.

Management believes, based on growth experienced in the last few years, that in the foreseeable future, domestic structured finance and international markets will grow more rapidly than the domestic municipal market. Domestic structured finance and international insured par may see large quarterly variances, primarily due to the developmental nature of these markets.

Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Insurance UK Limited and through an arrangement with MBIA Insurance Company ("MBIA") to participate in MBIA.AMBAC International, an unincorporated joint venture with MBIA (the "JV Arrangement"). See Note 5 of Notes to Consolidated Financial Statements for further discussion about the JV Arrangement.

GROSS PREMIUMS WRITTEN. Gross premiums written in 1998 were $361.0 million, an increase of 26% from $286.2 million in 1997. This increase was primarily driven by a 28% increase in new issue municipal finance premiums and a 46% increase in international premiums. Gross premiums written in 1997 increased 16% from $247.2 million in 1996. This increase was primarily due to higher new issue municipal finance premiums written. The following table sets forth the amounts of gross premiums written and related gross par written by type:

===========================================================================================================================
(Dollars in millions)                                    1998                       1997                      1996
---------------------------------------------------------------------------------------------------------------------------
                                                   Gross       Gross         Gross       Gross         Gross       Gross
                                                Premiums         Par      Premiums         Par      Premiums         Par
                                                 Written      Written      Written      Written      Written      Written
---------------------------------------------------------------------------------------------------------------------------
Domestic:
Municipal finance:
    Up-front:
        New issue                                $228.2      $29,616       $178.9       $25,889        $182.9      $23,735
        Secondary market                           14.6        1,400         19.6         1,530          20.4        1,362
---------------------------------------------------------------------------------------------------------------------------
            Sub-total up-front                    242.8       31,016        198.5        27,419         203.3       25,097
    Installment                                    17.7        2,899         13.5         2,024          13.0        1,641
---------------------------------------------------------------------------------------------------------------------------
                Total municipal finance           260.5       33,915        212.0        29,443         216.3       26,738
---------------------------------------------------------------------------------------------------------------------------
Structured finance:
    Up-front                                        1.4        1,985         11.1           922           1.2          156
    Installment                                    35.7       20,581         19.6        11,952           8.8        6,255
---------------------------------------------------------------------------------------------------------------------------
                Total structured finance           37.1       22,566         30.7        12,874          10.0        6,411
---------------------------------------------------------------------------------------------------------------------------
                Total domestic                    297.6       56,481        242.7        42,317         226.3       33,149
---------------------------------------------------------------------------------------------------------------------------
International:
    Up-front                                       52.8        2,463         37.6         1,566          18.0          690
    Installment                                    10.6        2,553          5.9         1,575           2.9        1,839
---------------------------------------------------------------------------------------------------------------------------
                Total international                63.4        5,016         43.5         3,141          20.9        2,529
---------------------------------------------------------------------------------------------------------------------------
                Total                            $361.0      $61,497       $286.2       $45,458        $247.2      $35,678
===========================================================================================================================
Total up-front                                   $297.0      $35,464       $247.2       $29,907        $222.5      $25,943
Total installment                                  64.0       26,033         39.0        15,551          24.7        9,735
---------------------------------------------------------------------------------------------------------------------------
                Total                            $361.0      $61,497       $286.2       $45,458        $247.2      $35,678
===========================================================================================================================

ADJUSTED GROSS PREMIUMS. (1) While the majority of Ambac Assurance's premiums written are collected up front at policy issuance, a growing portion of premiums are collected on an installment basis. Adjusted gross premiums written, which are defined as up-front premiums written plus the present value of estimated future installment premiums written in the period, were $458.0 million in 1998, up 39% from $329.3 million in 1997. The increase in 1998 was primarily due to increased up-front premiums written in all markets, combined with the increase in the present value of international installment policies. Adjusted gross premiums written in 1997 increased 15% from $286.8 million in 1996. The present value of estimated future installment premiums written in 1998 was $173.4 million, an increase of 94% from $89.3 million in 1997. The present value of estimated future installment premiums written in 1997 increased 27% from $70.3 million in 1996. The aggregate net present value of estimated future installment premiums was $308.4 million, $210.8 million, and $157.7 million as of December 31, 1998, 1997 and 1996, respectively.

CEDED PREMIUMS WRITTEN. Ceded premiums written in 1998 were $49.6 million, up 53% from $32.5 million in 1997. The increase in ceded premiums written is primarily due to the cession of $11.6 million of premiums related to Connie Lee's insured portfolio. In 1997, Ambac Assurance began using only facultative reinsurance to reduce its risk and manage its insurance portfolio. Ceded premiums written in 1996 were $37.8 million. The 14% decrease from 1996 to 1997 is primarily due to the non-renewal of automatic treaty reinsurance, partially offset by higher ceded premiums for international business pursuant to the JV Arrangement. Ceded premiums written were 14%, 11%, and 15% of gross premiums written in 1998, 1997 and 1996, respectively.

NET PREMIUMS EARNED. Net premiums earned during 1998 were $212.7 million, an increase of 38% from $154.0 million in 1997. This increase was primarily the result of higher premiums earned from the growth of the book of business and increased premiums earned from refundings, calls and other accelerations (collectively referred to as "refundings") during the year.

        When an issue insured by Ambac Assurance has been refunded or called, the remaining unearned premium (net of refunding credits, if any) is generally earned at that time. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Net premiums earned in 1998 included $46.9 million (net income per diluted share effect of $0.37) from refundings. Net premiums earned in 1997 included $28.0 million (net income per diluted share effect of $0.22) from refundings. Excluding the effect of accelerated earnings related to refundings, net premiums earned in 1998 were $165.8 million, an increase of 32% from $126.0 million in 1997.

        Net premiums earned during 1997 increased 13% from $136.6 million in 1996. This increase was primarily the result of higher premiums earned from the growth of the book of business during the year, partially offset by a decline in premiums earned from refundings in 1997. Net premiums earned in 1996 included $31.3 million (net income per diluted share effect of $0.25) from refundings. Excluding the effect of accelerated earnings related to refundings, net premiums earned in 1997 increased 20% from $105.3 million in 1996.

NET INVESTMENT INCOME. Net investment income in 1998 was $186.2 million, an increase of 17% from $159.7 million in 1997. This increase was primarily attributable to the growth of the investment portfolio from ongoing operations and the net increase in the investment portfolio from the acquisition of Connie Lee, partially offset by lower yields. Investments in tax-exempt securities amounted to 74% of the total market value of the portfolio as of December 31, 1998, versus 75% and 79% as of December 31, 1997 and 1996, respectively. The average pre-tax yield-to-maturity on the investment portfolio was 6.17% as of December 31, 1998 compared with 6.40% and 6.47% for December 31, 1997 and 1996, respectively. Net investment income in 1997 increased 10% from $144.9 million in 1996. This increase was primarily attributable to the growth of the investment portfolio, partially offset by lower yields.

NET REALIZED GAINS (LOSSES). Net realized gains in 1998 were $3.7 million, compared to $21.1 million in net realized gains in 1997. The 1998 and 1997 net realized gains were generated as a result of the ongoing management of the investment portfolio. Net realized losses of $20.5 million in 1996 were realized for tax planning purposes to partially offset the realized gain from the sale of HCIA.

LOSSES AND LOSS ADJUSTMENT EXPENSES. Losses and loss adjustment expenses in 1998 were $6.0 million, versus $2.9 million in 1997 and $3.8 million in 1996. Losses and loss adjustment expenses are based upon estimates of the ultimate aggregate losses inherent in the insured portfolio. The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR"), which represents an estimate of unidentified losses, and case basis loss reserves for obligations in monetary default, or, in the judgement of management, for which default is imminent. The Company regularly reviews its outstanding obligations to determine an appropriate reserve for losses and loss adjustment expenses. The following table summarizes the Company's loss reserves split between case basis loss reserves and ACR at December 31, 1998 and 1997:

===========================================================================
(Dollars in millions)                                     1998        1997
---------------------------------------------------------------------------
Net loss and loss adjustment expense reserves:
  Case basis*                                           $ 33.9       $50.9
  ACR                                                     78.2        48.2
---------------------------------------------------------------------------
Total                                                   $112.1       $99.1
===========================================================================

* After netting reinsurance recoverable amounting to $3.6 million and $4.2 million in 1998 and 1997, respectively.

        Paid losses, net of salvage received, were ($7.0) million, $2.5 million and $9.6 million in 1998, 1997 and 1996, respectively.

UNDERWRITING AND OPERATING EXPENSES. Underwriting and operating expenses were $46.7 million in 1998, an increase of 15% from $40.7 million in 1997. Underwriting and operating expenses in 1997 increased 9% from $37.2 million in 1996. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and reinsurance commissions. During 1998, gross underwriting and operating expenses were $67.8 million, an increase of 15% from $59.2 million in 1997. During 1997, gross underwriting and operating expenses increased 5% from $56.4 million in 1996. The increase in gross underwriting and operating expenses in both 1998 and 1997 reflects the overall increased business activity in those years. Underwriting and operating expenses deferred were $38.2 million,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


$32.8 million, and $32.3 million in 1998, 1997 and 1996, respectively. The amortization of previously deferred expenses and reinsurance commissions was $18.2 million, $14.2 million, and $12.5 million in 1998, 1997 and 1996, respectively.

FINANCIAL MANAGEMENT SERVICES

Through its financial management services subsidiaries, the Company provides investment agreements, interest rate swaps, investment advisory and cash management services, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations. In the fourth quarter of 1998, the Company discontinued development of electronic commerce applications for the municipal marketplace. This effort had been underway as a pilot operation through a subsidiary, Ambac Connect, Inc. ("Ambac Connect"). The decision resulted in an after-tax charge of $9.5 million, or $0.13 in net income per diluted share. This charge did not affect operating or core earnings.(2)

        Revenues in 1998 were $49.5 million (excludes $17.1 million in net realized losses), versus $35.2 million (excludes $0.6 million in net realized losses) in 1997. This increase is primarily due to higher revenues on interest rate swaps and investment agreements primarily due to increased volume. In 1998, realized gains on fixed-income securities in the investment agreement business of $10.1 million were offset by a realized loss of $11.5 million, representing the write-off of the Company's entire investment in Ambac Connect (this write-off is included in the $9.5 million after-tax charge discussed above), and a $15.7 million loss in a trading position. This trading position, which represented a small portion of the Company's assets, contained high quality municipal bonds hedged with treasury futures. The loss was due to a change in the relationship between municipal and treasury interest rates. This trading position was closed during the fourth quarter of 1998. Revenues in 1997 reflected a 60% increase from $22.0 million (excludes $0.4 million in net realized gains) in 1996. The increase was primarily due to revenues of Cadre Financial Services, Inc. ("Cadre"), acquired at the end of 1996, which provides investment advisory and cash management services primarily to school districts, and higher revenues from investment agreements, due to higher volume.

        Expenses in 1998 were $32.5 million (excluding a $3.0 million restructuring charge for Ambac Connect), versus $24.5 million (excluding a $3.5 million restructuring charge for consolidating certain operations in New York) in 1997. This increase results from higher compensation expenses in the investment agreement and swap businesses, as well as increased expenditures to develop the money management and electronic commerce businesses. Expenses in 1997 increased 104% (excluding the $3.5 million 1997 restructuring charge for consolidating certain operations in New York) from $12.0 million in 1996. This increase reflects expenses for Cadre and start-up expenses for Ambac Connect.


CORPORATE ITEMS

INTEREST EXPENSE. Interest expense in 1998 was $32.8 million, an increase of 54% from $21.3 million in 1997. The increase is attributable to AFGI's issuance of $200 million in debentures in April 1998. Interest expense in 1996 was $20.9 million.

OTHER INCOME. Other income includes investment income of AFGI. Other income increased to $13.7 million in 1998 from $7.2 million in 1997, primarily due to higher investment income generated from investing the proceeds of AFGI's $200 million in debentures. Other income decreased in 1997 from $7.9 million in 1996.

OTHER NET REALIZED GAINS. The other net realized gain in 1996 resulted primarily from the sale of the Company's remaining holdings in HCIA in a secondary public offering yielding net proceeds of $202.6 million. The sale resulted in a net realized gain of $155.6 million pre-tax, $100.6 million after-tax (net income per diluted share effect of $1.42).

OTHER EXPENSES. Other expenses include the operating expenses of AFGI. Other expenses were $7.1 million in 1998, $2.9 million in 1997, and $3.5 million in 1996. Other expenses were higher in 1998 compared to 1997 primarily due to increased compensation costs.

INCOME TAXES. Income taxes for 1998 were at an effective rate of 22.8%, compared to 22.0% and 26.4% for 1997 and 1996, respectively. The 1996 effective tax rate was higher compared to 1998 and 1997 due to the realized gain of the sale of HCIA as discussed above.


SUPPLEMENTAL ANALYTICAL FINANCIAL DATA

CORE EARNINGS. (2) In 1998 core earnings were $236.5 million, an increase of 21% from $195.8 million in 1997. This increase was primarily the result of continued higher premiums earned from the growth in the insurance book of business and higher net investment income from insurance operations, as well as higher revenues from the investment agreement and swap businesses in the Financial Management Services segment. In 1997 core earnings increased 15% from $170.5 million in 1996. The increase was primarily the result of continued higher premiums earned from the growth in the insurance book of business and higher net investment income from insurance operations. Core earnings, which the Company reports as analytical data, exclude the effect on consolidated net income from net realized gains and losses, net insurance premiums earned from refundings and certain non-recurring items.

OPERATING EARNINGS. (2) Operating earnings in 1998 were $263.3 million, an increase of 24% from $211.8 million in 1997. Operating earnings in 1997 increased 12% from $188.3 million in 1996. The Company defines operating earnings as net income, less the effect of net realized gains and losses and certain non-recurring items.

        Following is a table reconciling net income computed in accordance with U.S. Generally Accepted Accounting

Principles ("GAAP") to operating earnings and core earnings for the years ended December 31, 1998, 1997 and 1996:

===========================================================================
(Dollars in Millions)                          1998       1997       1996
---------------------------------------------------------------------------

Net income                                   $254.0     $223.0     $276.3
Net realized losses (gains), after tax          7.1      (13.3)     (88.0)
Non-recurring item, after tax                   2.2        2.1          -
---------------------------------------------------------------------------
Operating earnings                            263.3      211.8      188.3
Premiums earned from refundings,
  after tax                                   (26.8)     (16.0)     (17.8)
---------------------------------------------------------------------------
Core earnings                                $236.5     $195.8     $170.5
===========================================================================

LIQUIDITY AND CAPITAL RESOURCES

AFGI LIQUIDITY. AFGI's liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon: (i) Ambac Assurance's ability to pay dividends or make payments to AFGI; and (ii) external financings. Pursuant to Wisconsin insurance laws, Ambac Assurance may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. During 1998, Ambac Assurance paid dividends of $48.0 million on its common stock to AFGI. For further discussion, see Note 8 of Notes to Consolidated Financial Statements.

        AFGI's principal uses of liquidity are for the payment of its operating expenses, interest on its debt, dividends on its shares of common stock, and capital investments in its subsidiaries. Based on the amount of dividends that Ambac Assurance expects to pay during 1999 and the income it expects to receive from its investment portfolio, management believes AFGI will have sufficient liquidity to satisfy its liquidity needs over the next twelve months, including the payment of dividends on the common stock in accordance with its dividend policy. Beyond the next twelve months, Ambac Assurance's ability to declare and pay dividends to AFGI may be influenced by a variety of factors, including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although management believes that AFGI will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no guarantee can be given that Ambac Assurance will be permitted to dividend amounts sufficient to pay all of AFGI's operating expenses, debt service obligations and dividends on its common stock.

        On April 1, 1998, AFGI issued $200.0 million in principal amount of its 7.08% debentures due on March 31, 2098. AFGI may not redeem the debentures prior to March 31, 2003. On or after March 31, 2003, AFGI may redeem the debentures, in whole at any time or in part from time to time, at 100% of their principal amount, plus accrued interest to the date of redemption. Use of the net proceeds received from the sale of the debentures will be for general corporate purposes, which include additions to working capital of subsidiaries, acquisitions, and repurchases of common stock.

AMBAC ASSURANCE LIQUIDITY. The principal uses of Ambac Assurance's liquidity are the payment of operating expenses, reinsurance premiums, income taxes, and dividends to AFGI. Management believes that Ambac Assurance's operating liquidity needs can be funded exclusively from its operating cash flow. The principal sources of Ambac Assurance's liquidity are gross premiums written, scheduled investment maturities and net investment income. The majority of premiums for Ambac Assurance's financial guarantee insurance policies are payable in full at the outset of the term of the policy, even though premiums are earned over the life of such policies for financial accounting purposes.

FINANCIAL MANAGEMENT SERVICES LIQUIDITY. The principal uses of liquidity by Financial Management Services subsidiaries are the payment of investment agreement obligations pursuant to defined terms, net obligations under interest rate swaps and related hedges, operating expenses, and income taxes. Management believes that its Financial Management Services liquidity needs can be funded primarily from its operating cash flow and the maturity of its invested assets. The principal sources of this segment's liquidity are proceeds from issuance of investment agreements, net investment income, maturities of securities from its investment portfolio which are invested with the objective of matching the duration of its obligations under the investment agreements, net receipts from interest rate swaps and related hedges, and fees for investment management services. Additionally, from time to time, liquidity needs are satisfied by short-term inter-company loans from AFGI. The investment objectives with respect to investment agreements are to achieve the highest after-tax total return, subject to a minimum average quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. A portion of Financial Management Services assets are maintained in short-term investments and repurchase agreements in order to meet unexpected liquidity needs.

CREDIT FACILITIES. AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150 million, which expires in August 1999 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 1998 and 1997, no amounts were outstanding under this credit facility.

        Ambac Assurance maintains third party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly-rated international banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal obligations in its covered portfolio exceed specified levels. Repayment of amounts drawn under the credit facility are limited primarily to the amount of any recoveries of losses related to policy obligations. During 1998, total third party capital support was increased from $500 million to $555 million and its expiration reset to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


December 2, 2005. As of December 31, 1998 and 1997, no amounts were outstanding under this facility.


STOCK REPURCHASE PROGRAM. The Board of Directors of AFGI has authorized the establishment of a stock repurchase program that permits the purchase of up to 6,000,000 shares of AFGI's common stock. During 1998, AFGI acquired approximately 976,000 treasury shares for an aggregate amount of $52.7 million. Since inception of the Stock Repurchase Program, AFGI has acquired approximately 4,248,000 shares for an aggregate amount of $142.7 million.


ADJUSTED BOOK VALUE.(3) Adjusted Book Value ("ABV") per share increased 15% to $41.98 at December 31, 1998 from $36.59 at December 31, 1997.

        The following table reconciles book value per share to ABV per share as of December 31, 1998 and 1997:


=============================================================================
                                                          1998         1997
-----------------------------------------------------------------------------
Book value per share                                    $29.97       $26.77
After-tax value of:
  Net unearned premium reserve                           10.17         9.25
  Deferred acquisition costs                             (1.12)       (0.99)
  Present value of installment premiums                   2.86         1.96
  Unrealized gain (loss) on investment agreements         0.10        (0.40)
-----------------------------------------------------------------------------
Adjusted book value per share                           $41.98       $36.59
=============================================================================


BALANCE SHEET. Total assets as of December 31, 1998 were $11.21 billion, an increase of 35% over $8.29 billion at December 31, 1997. The increase was primarily due to the increased volume in investment agreements and positive net cash flow from the Financial Guarantee Insurance segment. Stockholders' equity as of December 31, 1998 was $2.10 billion, an increase of 12% from $1.87 billion at year-end 1997. This increase was primarily due to net income for the year and higher net unrealized gains in the investment portfolio, partially offset by dividends to shareholders and stock option exercises.


CASH FLOWS. Net cash provided by operating activities was $337.7 million, $324.5 million and $190.6 million during 1998, 1997 and 1996, respectively. These cash flows were primarily provided by the Financial Guarantee Insurance operations. Net cash provided by financing activities was $1,723.0 million, $1,564.3 million and $463.2 million during 1998, 1997 and 1996, respectively. This activity included $1,391.9 million, $1,096.5 million and $499.2 million in investment agreements issued (net of draws paid) in 1998, 1997 and 1996, respectively. The total cash provided by operating and financing activities was $2,060.7 million, $1,888.8 million and $653.8 million during 1998, 1997 and 1996, respectively. From these totals, $2,061.7 million, $1,887.3 million and $658.2 million was used in investing activities, principally net purchases of investment securities, during 1998, 1997 and 1996, respectively.


MATERIAL COMMITMENTS. The Company has made no commitments for material capital expenditures within the next twelve months.


RISK MANAGEMENT

In the ordinary course of business, the Company, through its subsidiaries, manages a variety of risks, principally market, credit, liquidity, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.


        Market risk represents the potential for losses that may result from changes in the market value of a financial instrument as a result of changes in market conditions. The Company has financial instruments held for purposes other than trading and for trading purposes. The principal market risk for the Company's financial instruments held for purposes other than trading is interest rate risk. An independent market risk management group is involved in setting and monitoring risk limits and the application of risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. The Company utilizes various models and stress test scenarios to monitor and manage interest rate risk. This process includes frequent analyses of both parallel and non-parallel shifts in the yield curve. These models include estimates, made by management, which utilize current and historical market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Financial instruments held for purposes other than trading which may be adversely affected by changes in interest rates consist primarily of investment securities, investment agreement liabilities, debentures, and related derivative contracts (primarily interest rate swaps and financial futures) used for hedging purposes.


        The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of financial instruments held for purposes other than trading assuming immediate changes in interest rates at specified levels at December 31, 1998 and 1997:



(Dollars in Millions)
===============================================================================
                            Estimated fair value of net
Change in                    financial instruments held       Estimated change
interest rates          for purposes other than trading          in fair value
-------------------------------------------------------------------------------
1998:
300 basis point rise                             $2,172                 $(757)
200 basis point rise                              2,401                  (529)
100 basis point rise                              2,655                  (275)
Base Scenario                                     2,930                     -
100 basis point decline                           3,215                   285
200 basis point decline                           3,500                   570
300 basis point decline                           3,802                   872
1997:
300 basis point rise                             $2,071                 $(560)
200 basis point rise                              2,264                  (367)
100 basis point rise                              2,489                  (142)
Base Scenario                                     2,631                     -
100 basis point decline                           2,801                   170
200 basis point decline                           2,965                   334
300 basis point decline                           3,136                   505
===============================================================================

        The Company, through its subsidiary Ambac Financial Services, L.P. ("AFSLP"), is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP manages its business with the goal of being market neutral to changes in overall interest rates, while seeking to profit from retaining some basis risk. If actual or projected floating tax-exempt interest rates change in relation to floating taxable interest rates, the Company will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is considered held for trading purposes. Since late 1995, most municipal interest rate swaps transacted by AFSLP contain provisions which are designed to protect the Company against certain forms of tax reform, thus mitigating its basis risk. An independent market risk management group monitors trading risk limits and, together with senior management, is involved in the application of risk measurement methodologies.

        The estimation of potential losses arising from adverse changes in market relationships, known as "value-at-risk," is a key element in managing market risk for financial instruments held for trading purposes. The Company has developed a value-at-risk methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. The Company's methodology estimates value-at-risk using a 300 day historical "look back" period. This means that changes in market values are simulated using market inputs from the past 300-days. For the years ended December 31, 1998 and 1997, the Company's value-at-risk, for financial instruments considered held for trading purposes, calculated at a ninety-nine percent confidence level, averaged approximately $1.0 million and $0.6 million, respectively. The Company's value-at-risk ranged from a high of $1.1 million to a low of $0.7 million in 1998, and from a high of $1.1 million to a low of $0.3 million in 1997. Since no single measure can capture all dimensions of market risk, the Company supplements its value-at-risk methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of normal market conditions, which might cause abnormal volatility swings or disruptions of market relationships.

        Credit risk arises from the potential inability of issuers of bond obligations in Ambac Assurance's insured portfolio and other counterparties to perform on an obligation in accordance with the terms of the contract. The Company is exposed to credit risk in various capacities including as an issuer of a financial guarantee policy, as counterparty to financial contracts and as a holder of investment securities. The Company has established various procedures and controls to monitor and manage credit risk. These include the initial credit review and approval process, minimum credit rating requirements, single credit concentration limits and the continuous monitoring of credit exposures.

        Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in financial guarantee insurance, investment agreements, interest rate swaps and futures contracts. Ambac Assurance manages its liquidity risk by maintaining a comprehensive daily analysis of projected cash flows. Additionally, Ambac Assurance maintains a minimum level of cash and short-term investments at all times. See additional discussion in "Liquidity and Capital Resources" section. The investment agreement business manages liquidity risk by matching the effective duration of its invested assets, including hedges, with the effective duration of its investment agreement liabilities. Additionally, the Company's policy is to maintain a minimum level of cash and short-term investments equivalent to a specified percentage of its investment agreement liabilities outstanding. AFSLP maintains cash and cash equivalents, closely matching the dates swap payments are made and received, and limiting the amount of risk hedged with futures contracts.

        Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. The Company mitigates operational risk by maintaining systems and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with regulations.

        Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations that Ambac Assurance insures or obligations of the Company's counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.


OTHER MATTERS

YEAR 2000. The Company is addressing the issue of computer programs' and embedded computer chips' ability to distinguish between the year 1900 and the year 2000, commonly known as the Y2K problem ("Y2K"). The Company is assessing the risks to its businesses related to the functionality of its own computer systems and those of third parties. This is a high priority undertaking and crucial to the operation of the Company's businesses.

        The Company has established a Y2K Steering Committee comprised of members of senior management. The committee has full responsibility and authority to establish methodologies and budgets and to allocate necessary resources. The committee is responsible for the coordination of internal and external resources with the goal of evaluating and remediating, if necessary, critical technology systems. The Company has also contracted with an outside consultant to support its Y2K initiative.

        In connection with this initiative, the Company embarked on a three phase process. Phase I is an inventory analysis and impact assessment. Inventory included:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


(a) those information technology systems which were deemed critical to running the businesses; (b) non-information technology systems such as fire systems, elevators and the like; (c) material third parties such as electronic data interchange ("EDI") partners; (d) hardware and software vendors; and (e) business user spreadsheets. Phase II is the testing phase during which: (a) all critical systems are tested; (b) transactions are run through critical systems by applying various permutations and combinations of Y2K sensitive dates; and
(c) results are reviewed independently by each business unit. In Phase III, the extent of code repair is determined and remediated.

        Phase I, the inventory analysis and impact assessment, is 100% complete. Phase II, the testing phase, is 100% complete for all aspects of the business except for the investment advisory and cash management services business (Cadre). Phase II is approximately 80% complete for Cadre, and is expected to be 100% complete by March 31, 1999. Phase III, code repair, is 100% complete for all aspects of the business except for Cadre. Code repair, if necessary for Cadre, is targeted for completion by March 31, 1999.

        The cost of identifying, testing and remediating critical systems is estimated to be approximately $1.1 million, $0.7 million of which was incurred in 1998.

        The Company's principal Y2K risks can be grouped into four categories. The first is the risk that the Company does not successfully ready its operations for the next century. The second is the risk of disruption of Company operations due to operational failures of third parties. The third is the risk of business interruption among obligors of Ambac-insured obligations such that the scheduled payment of debt service does not occur, thus triggering a claim under its insurance policy. The fourth is financial institution risk. These risks are further described below.

COMPANY'S INTERNAL SYSTEMS RISK. The Company, like other financial institutions, is heavily dependent upon its computer systems. Y2K problems in the Company's internal systems could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could adversely affect the Company's operations.

THIRD PARTY RISK. Computer failure of third parties may also jeopardize Company operations, but how seriously depends on the nature and duration of such failures. Such third parties could include suppliers of telecommunications, electric power suppliers, and services provided by governmental agencies. Although the Company's inquiries are under way, the Company does not yet have the information to estimate the likelihood of significant disruptions among its suppliers.

ISSUER RISK. A potential exposure to the Company is the failure by any insured issuer to make debt service payments due to an issuer's systems failure. An issuer's failure to make debt service payments due to Y2K related systems failures may result in a claim under an Ambac Assurance insurance policy. In such event, the Company would utilize its sources of liquidity to pay claims. The Company would expect full recovery of such claims.

FINANCIAL INSTITUTION RISK. Financial institution risk includes trustees or paying agents on transactions insured by the Company. The Company relies on the operating systems of such trustees to identify the correct interest payment dates, calculate the correct payments and, through various payment systems, to move the funds to the bondholders. This risk is mitigated by the fact that Ambac Assurance's obligation to pay claims is related to the creditworthiness of the issuer and not the trustee. However, to minimize payment disruption and identify potential future problems, the Company has requested compliance statements from certain trustees or paying agents of its insured transactions, reviewed the appropriate publicly available disclosures and monitored the activities of the banking regulatory agencies for Y2K developments. Additionally, financial institution risk relates to custodians of securities held for its own account and the accounts of others. The procedures outlined above have been applied to such custodians as well.

        With respect to the Company's internal operations, preliminary findings do not give any indications that these systems will be non-compliant, management is in the process of developing contingent procedures in the event its critical systems should fail. With respect to third parties, the Company's inquiries are underway, and the Company does not expect significant disruptions among vendors, EDI partners, issuers and financial institutions.


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

        The definition of adjusted gross premiums written, and all current and historical figures, have been revised to better reflect the Company's international joint venture arrangement with MBIA. Under the revision, all reinsurance cessions to MBIA under the joint venture reinsurance arrangement reduce adjusted gross premiums written. Consequently, the revised adjusted gross premiums written recorded by the Company includes only the net retention on business written under the joint venture arrangement.

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

(3) Adjusted book value ("ABV"), which is not promulgated under GAAP, is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve, deferred acquisition costs, the present value of estimated net future installment premiums, and the unrealized gain or loss on investment agreement liabilities. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers. The adjustments to book value described above will not be realized until future periods and may differ materially from the amounts used in determining ABV.

REPORT ON MANAGEMENT'S RESPONSIBILITIES


The management of Ambac Financial Group, Inc. is responsible for the integrity and objectivity of the financial statements and all other financial information presented in this Annual Report and for assuring that such information fairly presents the consolidated financial position and operating results of Ambac Financial Group, Inc. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles using management's best estimates and judgment. The financial information presented elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

        Ambac Financial Group, Inc. maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are reliable for use in preparing financial statements and maintaining accountability of assets. Qualified and professional financial personnel maintain and monitor these internal controls on a continuous basis. The concept of reasonable assurance is based on the recognition that the cost of a system of internal control should not exceed the related benefits.

        Ambac Financial Group, Inc.'s consolidated financial statements have been audited by KPMG LLP, independent auditors, whose audits were made in accordance with generally accepted auditing standards and included a review of internal accounting controls to the extent necessary to express an opinion on the fairness of the consolidated financial statements.

        The Audit Committee of the Board of Directors, comprised solely of outside directors, meets regularly with financial management, the independent auditors and the internal auditors to review the work and procedures of each. The independent auditors and the internal auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their work and their considerations of Ambac and its subsidiaries and the quality of Ambac Financial Group, Inc.'s financial reporting. The Board of Directors, upon recommendation of the Audit Committee, appoints the independent auditors, subject to stockholder approval.


/s/ Phillip B. Lassiter
PHILLIP B. LASSITER
Chairman, President and Chief Executive Officer


/s/ Frank J. Bivona
FRANK J. BIVONA
Executive Vice President and Chief Financial Officer

January 27, 1999


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Ambac Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of Ambac Financial Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP
KPMG LLP
New York, New York

January 27, 1999

                                    AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

=============================================================================================================
(Dollars in thousands, except per share amounts) December 31,                             1998          1997
-------------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
   Fixed income securities, at fair value (amortized cost of $8,307,046
      in 1998 and $6,525,650 in 1997)                                              $ 8,622,282    $6,773,844
   Short-term investments, at cost (approximates fair value)                           119,528       136,278
   Other, at cost                                                                        6,567         5,000
-------------------------------------------------------------------------------------------------------------
      Total investments                                                              8,748,377     6,915,122
Cash                                                                                     8,239         9,256
Securities purchased under agreements to resell                                        252,295        85,466
Receivable for investment agreements                                                    73,142             -
Receivable for securities sold                                                          16,233       106,246
Investment income due and accrued                                                      125,929        78,690
Reinsurance recoverable                                                                  3,638         4,219
Prepaid reinsurance                                                                    199,920       183,492
Deferred acquisition costs                                                             120,619       105,996
Loans                                                                                  673,930       503,192
Receivable from brokers and dealers                                                    750,000       183,041
Other assets                                                                           239,989       116,985
-------------------------------------------------------------------------------------------------------------
      Total assets                                                                 $11,212,311    $8,291,705
=============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
   Unearned premiums                                                                $1,294,214    $1,178,990
   Losses and loss adjustment expenses                                                 115,794       103,345
   Ceded reinsurance balances payable                                                    6,576         9,258
   Obligations under investment and payment agreements                               4,774,953     3,230,052
   Obligations under investment repurchase agreements                                1,181,810     1,090,912
   Deferred income taxes                                                               145,782       135,228
   Current income taxes                                                                  6,949         9,016
   Debentures                                                                          423,929       223,864
   Accrued interest payable                                                             89,615        46,017
   Accounts payable and other liabilities                                              262,423       117,153
   Payable to brokers and dealers                                                      750,000             -
   Payable for securities purchased                                                     64,176       275,388
-------------------------------------------------------------------------------------------------------------
      Total liabilities                                                              9,116,221     6,419,223
-------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, par value $0.01 per share; authorized shares -
      4,000,000; issued and outstanding shares - none                                        -             -
   Common stock, par value
   $0.01 per share; authorized shares -
      200,000,000 at December 31, 1998 and 100,000,000 at
      December 31, 1997; issued shares - 70,680,384 at
      December 31, 1998 and December 31, 1997                                              707           707
   Additional paid-in capital                                                          519,305       500,107
   Accumulated other comprehensive income                                              159,313       135,223
   Retained earnings                                                                 1,449,832     1,262,740
   Common stock held in treasury at cost, 738,381 shares at
      December 31, 1998 and 732,947 at December 31, 1997                               (33,067)      (26,295)
-------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                     2,096,090     1,872,482
-------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                   $11,212,311    $8,291,705
=============================================================================================================

See accompanying Notes to Consolidated Financial Statements

                                    AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF OPERATIONS

========================================================================================================
(Dollars in thousands, except per share amounts)
  Years Ended December 31,                                      1998            1997            1996
--------------------------------------------------------------------------------------------------------
REVENUES:
Financial Guarantee Insurance:
   Gross premiums written                                $    361,011     $    286,163     $    247,208
   Ceded premiums written                                     (49,563)         (32,452)         (37,793)
--------------------------------------------------------------------------------------------------------
      Net premiums written                                    311,448          253,711          209,415
   Increase in unearned premiums                              (98,764)         (99,711)         (72,786)
--------------------------------------------------------------------------------------------------------
      Net premiums earned                                     212,684          154,000          136,629
   Net investment income                                      186,190          159,709          144,941
   Net realized gains (losses)                                  3,735           21,084          (20,531)
   Other income                                                 5,781            4,402            5,261
Financial Management Services:
   Revenue                                                     49,510           35,249           21,973
   Net realized (losses) gains                                (17,096)            (637)             393
Other:
   Revenue                                                     13,725            7,207            7,929
   Net realized gains                                           2,507              748          156,313
--------------------------------------------------------------------------------------------------------
      Total revenues                                          457,036          381,762          452,908
--------------------------------------------------------------------------------------------------------
EXPENSES:
Financial Guarantee Insurance:
   Losses and loss adjustment expenses                          6,000            2,854            3,778
   Underwriting and operating expenses                         46,720           40,672           37,182
Financial Management Services                                  35,540           27,993           12,040
Interest                                                       32,761           21,346           20,925
Other                                                           7,103            2,901            3,477
--------------------------------------------------------------------------------------------------------
      Total expenses                                          128,124           95,766           77,402
--------------------------------------------------------------------------------------------------------
Income before income taxes                                    328,912          285,996          375,506
Provision for income taxes                                     74,918           62,966           99,189
--------------------------------------------------------------------------------------------------------
      Net income                                         $    253,994     $    223,030     $    276,317
========================================================================================================
   Net income per share                                  $       3.63     $       3.19     $       3.95
========================================================================================================
   Net income per diluted share                          $       3.56     $       3.13     $       3.91
========================================================================================================
Weighted average number of shares outstanding              69,939,710       69,988,497       69,929,628
========================================================================================================
Weighted average number of diluted shares outstanding      71,330,053       71,227,347       70,748,470
========================================================================================================

See accompanying Notes to Consolidated Financial Statements

                                    AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

=======================================================================================================================
(Dollars in thousands) Years Ended December 31, 1998                  1997                             1996
-----------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
Balance at January 1       $1,262,740                        $1,072,418                    $  819,479
Net income                    253,994      $253,994             223,030       $223,030        276,317         $276,317
                                         ----------                         ----------                      ----------

Dividends declared -
   common stock               (26,571)                          (24,165)                      (21,500)
Exercise of stock options     (40,331)                           (8,543)                       (1,878)
                          -----------                       -----------                   -----------
Balance at December 31     $1,449,832                        $1,262,740                    $1,072,418
                          -----------                       -----------                   -----------
ACCUMULATED OTHER
    COMPREHENSIVE INCOME:
Balance at January 1       $  135,223                        $   58,911                    $  102,470
Unrealized gains (losses)
   on securities, ($36,476,
   $121,347,
   and ($71,667),
   pre-tax, in 1998, 1997
   and 1996, respectively)(1)                23,889                             76,155                         (43,559)
Foreign currency gain                           201                                157                             -
                                         ----------                         ----------                      ----------
Other comprehensive income     24,090        24,090              76,312         76,312        (43,559)         (43,559)
                          -----------    ----------         -----------     ----------    -----------       ----------
Total comprehensive income                 $278,084                           $299,342                        $232,758
                                         ==========                         ==========                      ==========
Balance at December 31     $  159,313                           135,223                    $   58,911
                          -----------                       -----------                   -----------
PREFERRED STOCK:
Balance at January 1
   and December 31        $         -                       $         -                   $         -
                          -----------                       -----------                   -----------
COMMON STOCK:
Balance at January 1       $      707                        $      353                    $      353
Stock split effected
   as dividend                      -                               354                             -
                          -----------                       -----------                   -----------
Balance at December 31     $      707                        $      707                    $      353
                          -----------                       -----------                   -----------
ADDITIONAL PAID-IN CAPITAL:
Balance at January 1       $  500,107                        $  498,401                    $  492,495
Issuance of stock                   -                            (3,506)                        3,624
Exercise of stock options      19,198                             5,566                         2,282
Stock split effected
   as dividend                      -                              (354)                            -
                          -----------                       -----------                   -----------
Balance at December 31     $  519,305                        $  500,107                    $  498,401
                          -----------                       -----------                   -----------
COMMON STOCK HELD IN
    TREASURY AT COST:
Balance at January 1       $  (26,295)                       $  (15,067)                   $  (10,809)
Cost of shares acquired       (52,738)                          (40,397)                      (31,751)
Shares issued under
   equity plans                45,966                            29,169                        17,211
Issued to acquire subsidiary        -                                 -                        10,282
                          -----------                       -----------                   -----------
Balance at December 31     $  (33,067)                       $  (26,295)                   $  (15,067)
                          -----------                       -----------                   -----------
TOTAL STOCKHOLDERS' EQUITY
    AT DECEMBER 31         $2,096,090                        $1,872,482                    $1,615,016
=======================================================================================================================

(1) Disclosure of reclassification amount:        1998          1997                 1996
=============================================================================================
Unrealized holding gains (losses)
    arising during period                       $34,526        $88,744             $(56,195)
Less: reclassification adjustment
    for net gains (losses)
    included in net income                       10,637         12,589              (12,636)
                                              ---------       --------            ---------
Net unrealized gains (losses) on securities     $23,889        $76,155             $(43,559)
=============================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                    AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS

=============================================================================================================
(Dollars in thousands) Years Ended December 31,                           1998           1997           1996
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $  253,994     $  223,030     $  276,317
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization                                      2,460          1,925          1,986
      Amortization of bond premium and discount                         (4,942)        (3,257)        (1,603)
      Current income taxes                                              (2,067)         9,978          1,413
      Deferred income taxes                                             (2,034)        12,015          4,497
      Deferred acquisition costs                                       (14,623)       (11,784)       (11,592)
      Unearned premiums, net                                            98,796         99,706         72,786
      Losses and loss adjustment expenses                               13,030            408         (5,776)
      Ceded reinsurance balances payable                                (2,682)         1,303         (7,216)
      Investment income due and accrued                                (47,239)        (9,415)        (9,550)
      Accrued interest payable                                          43,598         16,059          4,464
      Loss (gain) on sales of investments and affiliates                10,854        (21,195)      (136,175)
      Other, net                                                       (11,488)         5,744          1,079
-------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                     337,657        324,517        190,630
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of bonds                                      2,020,463      1,718,174      1,911,909
   Proceeds from matured bonds                                       1,034,511      1,080,338        959,527
   Purchases of bonds                                               (4,746,366)    (4,135,404)    (3,825,803)
   Change in short-term investments                                     16,750        (23,767)        64,178
   Securities purchased under agreements to resell                    (166,829)       115,703         39,111
   Loans                                                              (170,738)      (503,192)             -
   Purchase of affiliate, net of cash acquired                               -       (120,006)             -
   Proceeds from sale of affiliate                                           -              -        202,609
   Other, net                                                          (49,478)       (19,121)        (9,783)
-------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                         (2,061,687)    (1,887,275)      (658,252)
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                                      (26,571)       (24,165)       (21,500)
   Proceeds from issuance of investment agreements                   3,628,266      2,805,256      1,696,813
   Payments for investment agreement draws                          (2,236,348)    (1,708,775)    (1,197,584)
   Proceeds from issuance of debentures                                193,700              -              -
   Payment agreements                                                  170,738        503,192              -
   Purchases of treasury stock                                         (52,738)       (40,397)       (31,751)
   Proceeds from sale of treasury stock                                 45,966         29,169         17,211
-------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                      1,723,013      1,564,280        463,189
-------------------------------------------------------------------------------------------------------------
NET CASH FLOW                                                           (1,017)         1,522         (4,433)
   Cash at January 1                                                     9,256          7,734         12,167
-------------------------------------------------------------------------------------------------------------
   Cash at December 31                                             $     8,239    $     9,256    $     7,734
=============================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Income taxes                                                 $    66,853    $    34,163    $    90,649
=============================================================================================================
      Interest expense on debt                                     $    33,056    $    21,799    $    21,675
=============================================================================================================
      Interest expense on investment agreements                     $  252,713     $  169,875     $  148,526
=============================================================================================================

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)


                                  1 BACKGROUND

Ambac Financial Group, Inc. ("AFGI") is a holding company whose subsidiaries provide financial guarantee insurance and financial management services to clients in both the public and private sectors in the United States and abroad. AFGI's principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), a leading insurer of municipal and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. AFGI's Financial Management Services segment provides investment agreements, interest rate swaps, and investment advisory and cash management services, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations.


                       2 SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements of AFGI and subsidiaries (the "Company") have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of the Company are described below:

CONSOLIDATION:
The consolidated financial statements include the accounts of AFGI and its subsidiaries. All significant intercompany balances have been eliminated.

NET INCOME PER SHARE AND NET INCOME PER DILUTED SHARE: Net income per share is based on the weighted average number of shares outstanding during the year, retroactively adjusted to reflect a two-for-one stock split in 1997. Net income per diluted share reflects the potential dilution that would occur if securities, such as employee stock options, were exercised.

INVESTMENTS:
The Company's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income" in stockholders' equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

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

LOANS:
Loans are reported at their outstanding unpaid principal balances, net of any deferred fees. Interest income is accrued on the unpaid principal balance. Deferred fees are amortized to interest income over the contractual life of the loan using the interest method or the straight-line method if not materially different.

OBLIGATIONS UNDER INVESTMENT AND PAYMENT AGREEMENTS:
Obligations under investment and payment agreements and investment repurchase agreements are recorded as liabilities on the Consolidated Balance Sheets at the face value of the agreement, adjusted for draws paid and interest credited to the account. Unsettled agreements are accrued on a trade-date basis on the Consolidated Balance Sheets at the time of commitment. Interest expense is computed based upon daily outstanding settled liability balances at rates and periods specified in the agreements. Net interest income relating to investment agreements and investment repurchase agreements is included as a component of Financial Management Services revenue.

PREMIUM REVENUE RECOGNITION:
Premiums can be structured in two ways: (1) computed as a percentage of principal and interest insured, typically collected in a single payment at policy inception date, and earned pro-rata over the period of risk; and (2) computed as a percentage of either principal or principal and interest insured, collected periodically (i.e., monthly, quarterly or annually), and reflected in income pro-rata over the period covered by the premium payment.

        When a new or secondary market issue insured by Ambac Assurance has been refunded or called, the remaining unearned premium (net of refunding credits, if any) is generally earned at that time.

LOSSES AND LOSS ADJUSTMENT EXPENSES:
The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the expected annual levels of debt service defaults resulting from credit failures on currently insured issues that are not presently or imminently in default. When losses occur (actual monetary defaults or defaults which are imminent on insured obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. During 1998, 1997 and 1996, paid losses, net of salvage received, were ($7,030), $2,474 and $9,554, respectively. All or part of case basis loss reserves are allocated from any ACR available.

        Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS:
Certain costs incurred that vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $18,248, $14,213 and $12,553 for 1998, 1997 and 1996, respectively. Deferred acquisition costs, net of such amortization, amounted to $14,623, $11,784 and $11,592 for 1998, 1997 and 1996, respectively.

DEPRECIATION AND AMORTIZATION:
Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from three to 10 years, using the straight-line method.

DERIVATIVE CONTRACTS:
DERIVATIVE CONTRACTS HELD FOR PURPOSES OTHER THAN TRADING: The Company uses derivative contracts (primarily interest rate swaps and futures contracts) for hedging purposes as part of its overall interest rate risk management.

        The Company accounts for its futures contracts in accordance with the provisions of FAS Statement 80, "Accounting for Futures Contracts" ("FAS 80"). FAS 80 permits hedge accounting for futures contracts when the item to be hedged exposes the Company to price or interest rate risk, and the futures contract effectively reduces that exposure and is designated as a hedge. Futures contracts held for purposes other than trading are used primarily to hedge interest sensitive assets and liabilities. Futures contracts are designated at inception as a hedge to specific assets and liabilities. Gains and losses on futures and options contracts that qualify as accounting hedges of existing assets or liabilities are included as a component of "Accumulated Other Comprehensive Income" in stockholders' equity, net of deferred tax, and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When the hedged asset is sold, or the hedged liability is settled, the unamortized gain or loss on the related hedge is recognized in income.

        Interest rate swaps that are linked with existing liabilities are accounted for as a hedge of those liabilities, using the accrual method as an adjustment to interest expense. Interest rate swaps that are linked with existing assets classified as available for sale are accounted for as hedges of those assets, using the accrual method as an adjustment to interest income, with unrealized gains and losses included as a component of "Accumulated Other Comprehensive Income" in stockholders' equity, net of deferred tax. Interest rate risk is managed through the linkage of the interest rate swaps, which synthetically changes the nature of the underlying asset or liability (for example, from a fixed to floating interest rate obligation).

        Gains and losses on futures contracts, purchased options or interest rate swaps that do not qualify as accounting hedges are recognized immediately in current period income.

DERIVATIVE CONTRACTS HELD FOR TRADING PURPOSES:
The Company, through its subsidiary Ambac Financial Services, L.P. ("AFSLP"), a provider of interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings, uses derivative contracts which are classified as held for trading purposes. Derivative contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of Financial Management Services segment income. The fair value of interest rate swaps is determined through the use of valuation models. Interest rate swaps are recorded on the balance sheet on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists.

INCOME TAXES:
AFGI files a consolidated federal income tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)


tax rates is recognized in the period that includes the enactment date.

        The Internal Revenue Code permits financial guarantee insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve for municipal obligations during the year. The deduction taken is allowed only to the extent that U.S. Treasury noninterest-bearing tax and loss bonds are purchased at their par value prior to the original due date of the Company's consolidated federal tax return and held in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time the Company may redeem the tax and loss bonds to satisfy the additional tax liability. The purchases of tax and loss bonds are recorded as payments of federal income taxes.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:
The Company provides various postretirement and post-employment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. The Company accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

STOCK COMPENSATION PLANS:
In 1997, the Company adopted the Ambac 1997 Equity Plan. Under this plan, awards are granted to eligible employees of the Company in the form of incentive stock options or other stock-based awards. The Company accounts for its incentive stock options and stock-based awards under FAS Statement 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 permits a company to choose either the fair value based method of accounting as defined in the Statement or the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for its stock-based compensation plans. Companies electing the accounting requirements under APB 25 must also make pro-forma disclosures of net income, earnings per share and earnings per diluted share as if the fair value based method of accounting had been applied. The Company has elected to account for its plans under APB 25.

ACCOUNTING STANDARDS:
During 1998, the Company adopted the following new standards: FAS Statement 130, "Reporting Comprehensive Income" ("FAS 130"); FAS Statement 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"); and FAS Statement 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("FAS 132").

        FAS 130 establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities and foreign currency translation adjustments. Comprehensive income is disclosed in the Consolidated Statement of Stockholders' Equity. FAS 131 redefines how reportable segments are determined and requires disclosure of certain financial and descriptive information about a company's reportable segments. Disclosures regarding the Company's two reportable segments, Financial Guarantee Insurance and Financial Management Services are included in Note 17. FAS 132 alters disclosure requirements regarding pensions and other postretirement benefits in the financial statements of employers who sponsor such benefit plans. The revised disclosure requirements are designed to provide additional information to assist readers in evaluating future costs related to such plans. The required pension disclosures are included in Note 10. As each of these new standards only requires additional disclosure information in the consolidated financial statements, they do not affect the Company's consolidated financial position or results of operations.

        In June 1998, the Financial Accounting Standards Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: (1) hedges of changes in the fair value of assets, liabilities or firm commitments (referred to as fair value hedges); (2) hedges of the variable cash flows of forecasted transactions (cash flow hedges); and (3) hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change with no related offset. FAS 133 is effective for years beginning after June 15, 1999, but companies may adopt early. The Company will adopt FAS 133 effective January 1, 2000. Management is assessing the impact of FAS 133 on the Company's consolidated financial position and results of operations.

RECLASSIFICATIONS:
Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.


                                 3 INVESTMENTS

The amortized cost and estimated fair value of investments in fixed income securities and short-term investments at December 31, 1998 and 1997 were as follows:

===========================================================================
                                           Gross        Gross   Estimated
                           Amortized   Unrealized   Unrealized        Fair
                                Cost       Gains      Losses         Value
---------------------------------------------------------------------------
1998
Municipal obligations      $2,632,276   $172,960      $3,912    $2,801,324
Corporate obligations       1,335,749    103,030       3,352     1,435,427
U.S. Government
    obligations               114,385      8,511           -       122,896
Mortgage- and asset-
    backed securities
    (includes U.S.
    Government Agency
    obligations)            4,224,636     41,994       3,995     4,262,635
Other                         119,528          -           -       119,528
---------------------------------------------------------------------------
    Total                  $8,426,574   $326,495     $11,259    $8,741,810
===========================================================================
1997
Municipal obligations      $2,146,137   $152,971     $   112    $2,298,996
Corporate obligations       1,022,995     71,520         928     1,093,587
U.S. Government
    obligations               136,771      2,855          28       139,598
Mortgage- and asset-
    backed securities
    (includes U.S.
    Government Agency
    obligations)            3,200,262     25,511       3,017     3,222,756
Other                         155,763         91         669       155,185
---------------------------------------------------------------------------
    Total                  $6,661,928   $252,948     $ 4,754    $6,910,122
===========================================================================

   The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 1998, by contractual maturity, were as follows:

=========================================================================
                                                               Estimated
                                                 Amortized          Fair
                                                      Cost         Value
-------------------------------------------------------------------------
Due in one year or less                          $  250,741   $  252,235
Due after one year through five years               222,466      232,054
Due after five years through ten years              399,846      423,355
Due after ten years                               3,328,885    3,571,531
-------------------------------------------------------------------------
                                                  4,201,938    4,479,175
Mortgage- and asset-backed securities             4,224,636    4,262,635
-------------------------------------------------------------------------
                                                 $8,426,574   $8,741,810
=========================================================================

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Securities carried at $6,191 and $8,415 at December 31, 1998 and 1997, respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

        Net investment income from the Financial Guarantee Insurance segment comprised the following:

==========================================================================
                                           1998        1997        1996
--------------------------------------------------------------------------
Fixed income securities                  $181,437    $155,810    $139,410
Short-term investments                      8,139       6,506       7,999
--------------------------------------------------------------------------
    Total investment income               189,576     162,316     147,409
Investment expense                         (3,386)     (2,607)     (2,468)
--------------------------------------------------------------------------
    Net investment income                $186,190    $159,709    $144,941
==========================================================================

        The Financial Guarantee Insurance segment had gross realized gains of $14,219, $25,641 and $19,236 for 1998, 1997 and 1996, respectively, and gross realized losses of $10,484, $4,557 and $39,767 for 1998, 1997 and 1996,
respectively.

        The Financial Management Services segment had gross realized gains of $22,592, $3,766 and $3,406 for 1998, 1997 and 1996, respectively, and gross realized losses of $39,688, $4,403 and $3,013 for 1998, 1997 and 1996,
respectively. Gross realized gains and losses includes amounts related to a trading position, which represented a small portion of the Company's assets, containing high quality municipal bonds hedged with treasury futures. These gains were $2,967, $1,309 and $0 for 1998, 1997 and 1996, respectively, and losses of $18,638, $3,578 and $0 for 1998, 1997 and 1996, respectively. Gross realized losses also include the Company's $11,548 write-off of its investment in Ambac Connect, Inc. in 1998.

        Net investment income related to the investment agreement business comprises gross investment income less related interest expense, and is a component of Financial Management Services revenue. For 1998, 1997 and 1996, gross investment income from investment agreements was $281,904, $200,337 and $165,196, respectively, and the related interest expense was $263,586, $186,678 and $154,484, respectively.

        As of December 31, 1998 and 1997, the Company held securities subject to agreements to resell for $252,295 and $85,466, respectively. These securities were held as collateral by the Company under agreements that had terms of less than 30 days.

        As of December 31, 1998 and 1997, the Company had pledged (or sold under agreements to repurchase) securities purchased under agreements to resell and investment securities to certain municipalities, with a fair value of $3,636,519 and $2,714,719, respectively, in connection with certain investment agreements (including agreements structured as investment repurchase agreements).

        During 1998, the Company entered into security borrowing agreements, the purpose of which was to limit the Company's cost of collateralizing certain investment agreements (including agreements structured as investment repurchase agreements) by reducing the use of securities purchased under agreements to resell. The security borrowing agreements allow the Company to borrow securities with a maximum market value of $1,000,000. The borrowings are secured by Company-owned investment securities. As of December 31, 1998, the Company had $750,000 in outstanding securities borrowed. The borrowings and related pledged securities are classified as "Payable to brokers and dealers" and "Receivable from brokers and dealers," respectively, on the Consolidated Balance Sheets.


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)


As of December 31, 1998 and 1997, the interest rates on these loans ranged from 6.25% to 8.42%.


                                 5 REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

==========================================================================
Years Ended
December 31,         1998               1997               1996
--------------------------------------------------------------------------
              Written     Earned  Written    Earned   Written     Earned
--------------------------------------------------------------------------
Direct       $333,652   $238,452  $277,814  $176,009  $240,544   $155,883
Assumed        27,359      7,367     8,349     3,614     6,664      3,126
Ceded         (49,563)   (33,135)  (32,452)  (25,623)  (37,793)   (22,380)
--------------------------------------------------------------------------
Net premiums $311,448   $212,684  $253,711  $154,000  $209,415   $136,629
==========================================================================

        The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance recoverables on paid losses as of December 31, 1998 and 1997. As of December 31, 1998, prepaid reinsurance of approximately $159,361 was associated with Ambac Assurance's three largest reinsurers. As of December 31, 1998, Ambac Assurance held letters of credit and collateral amounting to approximately $198,957 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

        Ambac Assurance and MBIA Insurance Corporation ("MBIA") formed an unincorporated joint venture, MBIAoAMBAC International, in 1995. The joint venture was formed with the goal of bringing the combined capital and human resources of the two companies together to more efficiently serve the international market. Under the joint venture arrangement, financial guarantee policies are issued separately by each of the companies. Premiums assumed from MBIA were $18,715, $8,009 and $4,674 in 1998, 1997 and 1996, respectively.
Premiums ceded to MBIA were $15,505, $8,874 and $6,532 in 1998, 1997 and 1996, respectively.


                             6 STOCKHOLDERS' EQUITY

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, of which 70,680,384 were issued as of December 31, 1998. The Company is also authorized to issue 4,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued and outstanding as of December 31, 1998.

        Dividends declared per share amounted to $0.38, $0.345 and $0.3075 in 1998, 1997 and 1996, respectively.

        The Board of Directors of the Company (the "Board") has authorized the establishment of a stock repurchase program that permits the repurchase of up to 6,000,000 shares of the Company's common stock. As of December 31, 1998, approximately 4,248,000 shares had been repurchased under this program for an aggregate amount of $142,700.

STOCKHOLDER RIGHTS PLAN:
The Company adopted a Stockholder Rights Plan under which stockholders received (after giving effect to a stock split since adoption of the Plan) one Right for each two shares of common stock owned. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $190 per share. The Rights generally detach and become exercisable when any person or group acquires 20% or more (or announces a tender offer for 20% or more) of the Company's common stock, at which time each Right (other than those held by the acquiring company) will entitle the holder to receive that number of shares of common stock of the Company with a value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each Right will entitle the holder to receive that number of shares of stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights, which expire on January 31, 2006, are redeemable in whole, but not in part, by action of the Board at a price of $0.01 per Right at any time prior to their becoming exercisable.


                        7 COMMITMENTS AND CONTINGENCIES

The Company is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

===============================
                        Amount
-------------------------------
1999                  $  7,067
2000                     7,076
2001                     6,174
2002                     6,115
2003                     6,091
All later years         88,369
-------------------------------
                      $120,892
===============================

        Rent expense for the aforementioned leases amounted to $5,537, $5,048 and $3,862 for the years ended December 31, 1998, 1997 and 1996, respectively. Total rentals to be received under future sublease agreements is estimated at $5,125.


                      8 INSURANCE REGULATORY RESTRICTIONS

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

        Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Ambac Assurance paid cash dividends of $48,000, $44,000 and $40,000 on its common stock in 1998, 1997 and 1996, respectively. In addition, on April 30, 1996, Ambac Assurance, in conjunction with the sale of the Company's remaining holdings in HCIA, Inc. ("HCIA") common stock, delivered to the Company (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner approved such dividend. Based upon these restrictions, at December 31, 1998, the maximum amount that will be available during 1999 for payment of dividends by Ambac Assurance is approximately $116,200.

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

        Statutory capital and surplus was $1,162,639 and $1,006,829 at December 31, 1998 and 1997, respectively. Qualified statutory capital was $1,920,298 and $1,655,554 at December 31, 1998 and 1997, respectively. Statutory net income for Ambac Assurance was $271,808, $198,615 and $222,810 for 1998, 1997 and 1996,
respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.


                                9 INCOME TAXES

The Company's provision for income taxes is comprised of the following:

                                            1998       1997       1996
======================================================================
Current taxes                            $72,608    $51,036    $94,392
Deferred taxes                             2,310     11,930      4,797
----------------------------------------------------------------------
                                         $74,918    $62,966    $99,189
======================================================================

   The total effect of income taxes on income and stockholders' equity for the years ended December 31, 1998 and 1997 was as follows:

======================================================================
                                                       1998       1997
----------------------------------------------------------------------
Total income taxes charged to income                $ 74,918  $ 62,966
----------------------------------------------------------------------
Income taxes (credited) charged to stockholders' equity:
  Unrealized gains on bonds                           12,587    45,192
  Exercise of stock options                          (19,144)   (5,566)
----------------------------------------------------------------------
  Total (credited) charged to stockholders' equity    (6,557)   39,626
----------------------------------------------------------------------
Total effect of income taxes                        $ 68,361  $102,592
======================================================================


   The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing federal corporate income tax rates. The following is a reconciliation of these differences:

============================================================================
                     1998         %       1997       %         1996     %
----------------------------------------------------------------------------
Computed expected
  tax at
  statutory rate   $115,119     35.0%   $100,099   35.0%    $131,427   35.0%
Reductions in
expected tax
resulting from:
Tax-exempt
  interest          (38,926)   (11.8)    (35,682) (12.5)     (30,760)  (8.2)
Other, net           (1,275)    (0.4)     (1,451)  (0.5)      (1,478)  (0.4)
----------------------------------------------------------------------------
Income tax
  expense          $ 74,918     22.8%   $ 62,966   22.0%    $ 99,189   26.4%
============================================================================


   The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1998 and 1997 are presented below:

========================================================================
                                                       1998         1997
------------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve                                $119,150   $115,360
  Unrealized gains on bonds                            87,930     75,342
  Deferred acquisition costs                           42,583     38,030
  Unearned premiums                                    36,728     35,679
  Investments                                           2,442      1,491
  Other                                                 1,189      2,026
------------------------------------------------------------------------
    Total deferred tax liabilities                    290,022    267,928
------------------------------------------------------------------------

Deferred tax assets:
  Tax and loss bonds                                   88,471     87,951
  Loss reserves                                        27,918     17,182
  Alternative minimum tax carryforward                  7,001     14,049
  Amortization and depreciation                         5,406      6,032
  Compensation                                         12,009      4,030
  Other                                                 3,435      3,456
------------------------------------------------------------------------
    Sub-total deferred tax assets                     144,240    132,700
  Valuation allowance                                      -           -
------------------------------------------------------------------------
    Total deferred tax assets                         144,240    132,700
------------------------------------------------------------------------
    Net deferred tax liabilities                     $145,782   $135,228
========================================================================

   The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)


                              10 EMPLOYEE BENEFITS

PENSIONS:

The Company has a defined benefit pension plan covering substantially all employees of the Company. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

        The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 1998 and 1997.


========================================================================
                                                       1998        1997
------------------------------------------------------------------------
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year   $ 9,374     $ 8,189
Service cost                                            691         723
Interest cost                                           684         601
Amendments                                              116           -
Actuarial loss                                        1,843         114
Benefits paid                                          (275)       (253)
------------------------------------------------------------------------
Projected benefit obligation at end of year         $12,433     $ 9,374
------------------------------------------------------------------------
Change in Plan Assets:
Fair value of plan assets at beginning of year      $ 9,644     $ 8,153
Actual return on plan assets                          1,595       1,635
Company contributions                                     -         138
Benefits paid                                          (275)       (253)
Expenses paid                                           (30)        (29)
------------------------------------------------------------------------
Fair value of plan assets at end of year            $10,934     $ 9,644
------------------------------------------------------------------------
Funded status                                      $ (1,499)       $270
Unrecognized net loss                                 1,118          62
Unrecognized prior service cost                      (1,289)     (1,454)
Unrecognized net transition asset                        (4)         (7)
------------------------------------------------------------------------
Pension liability included in other liabilities    $ (1,674)    $(1,129)
========================================================================

   Net pension costs for 1998, 1997 and 1996 included the following components:

============================================================================
                                                 1998       1997       1996
----------------------------------------------------------------------------
Service cost                                   $ 807       $ 723      $ 674
Interest cost on expected benefit obligation     684         601        539
Expected return on plan assets                  (793)       (701)      (613)
Amortization of unrecognized transition asset     (3)         (3)        (3)
Amortization of prior service cost              (165)       (165)      (165)
Recognized net actuarial loss                     15          33         87
----------------------------------------------------------------------------
Net periodic pension cost                      $ 545       $ 488      $ 519
============================================================================

        The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 6.50% and 7.25% for 1998 and 1997, respectively. The expected long-term rate of return on assets was 9.25% for both 1998 and 1997. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0 % and 4.8% for 1998 and 1997, respectively.

        Substantially all employees of the Company are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the plan. The total cost of the Savings Incentive Plan was $2,063, $1,806 and $1,680 in 1998, 1997 and 1996, respectively.


ANNUAL INCENTIVE PROGRAM:

The Company has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. The cost of the program in 1998, 1997 and 1996 amounted to $16,095, $12,038 and $10,822, respectively.


POSTRETIREMENT HEALTH CARE AND OTHER BENEFITS:

Ambac Assurance provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

        Postretirement benefits expense was $316, $262 and $220 in 1998, 1997 and 1996, respectively. The unfunded accumulated postretirement benefit obligation was $3,121 and the related accrued postretirement liability was $1,956 as of December 31, 1998.

        The assumed health care cost trend rates range from 8.0% in 1999, decreasing ratably to 5.5% in 2003, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1998 by $554 and the 1998 benefit expense by $79. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1998 expense was 6.50%.


                             11 INSURANCE IN FORCE

The par amount of bonds insured, net of reinsurance, was $198,274,000 and $165,601,000 at December 31, 1998 and 1997, respectively. As of December 31, 1998 and 1997, the insured portfolio was diversified by type of insured bond as shown in the following table:

===============================================================================
                                                    Net Par Amount Outstanding
-------------------------------------------------------------------------------
(Dollars in millions)                                      1998           1997
-------------------------------------------------------------------------------
Domestic:
Municipal finance:
    General obligation                                 $ 37,502       $ 36,324
    Lease and tax-backed revenue                         36,929         30,980
    Utility revenue                                      27,014         24,913
    Health care revenue                                  20,071         18,545
    Investor-owned utilities                              8,013          6,255
    Transportation revenue                                7,831          7,370
    Higher education                                      7,720          6,852
    Housing revenue                                       6,445          6,064
    Student loans                                         4,528          3,516
    Other                                                   873            597
-------------------------------------------------------------------------------
        Total municipal finance                         156,926        141,416
-------------------------------------------------------------------------------

Structured finance:
    Mortgage-backed and home equity                      19,478         11,620
    Commercial asset-backed                              10,015          4,538
    Other consumer asset-backed                           2,132          1,514
    Banks/financial institutions                            671            524
    Other                                                   567            439
-------------------------------------------------------------------------------
        Total structured finance                         32,863         18,635
-------------------------------------------------------------------------------
        Total domestic                                  189,789        160,051
-------------------------------------------------------------------------------
International finance:
    Commercial asset-backed                               3,180          2,600
    Banks/financial institutions                          1,514            283
    Utilities                                             1,073            456
    Sovereign/sub-sovereign                               1,027            981
    Mortgage-backed and home equity                         607            496
    Other                                                 1,084            734
-------------------------------------------------------------------------------
        Total international finance                       8,485          5,550
-------------------------------------------------------------------------------
                                                       $198,274       $165,601
===============================================================================

    As of December 31, 1998 and 1997, the international insured portfolio is shown in the following table by location of risk:

==============================================================================
                                                    Net Par Amount Outstanding
------------------------------------------------------------------------------
    (Dollars in millions)                                  1998           1997
------------------------------------------------------------------------------
    United Kingdom                                       $2,289         $  865
    Australia                                               779             63
    France                                                  692          1,032
    Japan                                                   675            879
    Italy                                                   571            555
    Internationally diversified (1)                       1,621            899
    Other international                                   1,858          1,257
------------------------------------------------------------------------------
    Total International                                  $8,485         $5,550
==============================================================================

(1) Internationally diversified represents insured policies with multiple locations of risk.


    Direct insurance in force (principal and interest) was $367,801,000 and $321,104,000 at December 31, 1998 and 1997, respectively. Net insurance in force (after giving effect to reinsurance) was $317,668,000 and $275,931,000 as of December 31, 1998 and 1997, respectively.


         12 FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING


DERIVATIVE FINANCIAL INSTRUMENTS:

In the normal course of business, the Company becomes a party to various financial instruments to reduce its exposure to fluctuations in interest rates. These financial instruments include interest rate swaps, exchange traded futures contracts and purchased interest rate options. The notional amounts of these financial instruments were as follows:

==============================================================================
As of December 31,                                            1998        1997
------------------------------------------------------------------------------
Derivative financial instruments with off-balance
sheet risk:
    Interest rate futures contracts                     $5,836,700  $3,689,100
    Interest rate swaps                                    590,468     712,206
Other:
    Purchased interest rate options                         15,000      85,500
==============================================================================

        Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

        As discussed in Note 2, interest rate futures and purchased option contracts held for purposes other than trading are used primarily to hedge interest rate risk inherent in the portfolio of interest-sensitive assets and liabilities. Interest rate swaps held for purposes other than trading are used to manage interest rate risk by synthetically changing the nature of specific assets or liabilities.

        Futures contracts are purchased to hedge interest rate risk inherent in fixed rate liabilities. Futures contracts are sold to hedge interest rate risk inherent in fixed rate investment securities. Interest rate option contracts are purchased to hedge interest rate risk inherent in fixed rate assets and liabilities. At December 31, 1998 and 1997, futures and purchased option contracts with an outstanding notional of $360,700 and $627,000, respectively, were designated as hedges of fixed rate liabilities. Additionally, at December 31, 1998 and 1997, futures and purchased option contracts with an outstanding notional of $5,491,000 and $3,147,600, respectively, were designated as hedges of fixed rate investment securities.

        Interest rate swaps that require the Company to pay a fixed rate are used primarily to hedge fixed rate investment securities. Interest rate swaps that require the Company to receive a fixed rate are used primarily to hedge fixed rate liabilities. The table below summarizes, for each major type of swap, the weighted average fixed rate paid or received on the respective notional amounts outstanding. Notional amounts are used to calculate the contractual payments to be exchanged.

================================================================================
                  Pay fixed swaps:    Receive fixed swaps:

Maturing                   Weighted                 Weighted    Range of implied
After          Notional     average    Notional      average   floating interest
December 31,   amount    fixed rate      amount   fixed rate               rates
--------------------------------------------------------------------------------
1999          $299,775       6.98%      $12,922       6.46%       4.98% to 5.16%
2000           202,368       7.02%       12,271       6.46%       5.08% to 5.25%
2001           161,145       6.93%       11,602       6.46%       5.23% to 5.35%
2002           173,144       6.93%       10,913       6.46%       5.32% to 5.45%
2003           182,783       6.93%       10,205       6.46%       5.45% to 5.52%
Thereafter      53,924       7.08%       20,354       7.07%
================================================================================

        The floating rate side of the Company's interest rate swaps is based on several indices, primarily one-month, three-month and six-month LIBOR. The floating rates shown above reflect the range of the implied forward LIBOR yield curve for those indices, as of December 31, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except per share amounts)


FAIR VALUES OF FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING:

Fair value amounts are determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

INVESTMENTS: The fair values of fixed income investments are based on quoted market prices received from a nationally recognized pricing service or dealer quotes.

SHORT-TERM INVESTMENTS AND CASH: The fair values of short-term investments and cash are assumed to equal amortized cost.

OTHER: The fair value of other investments, primarily preferred stock, is based on an evaluation of the underlying company and recent transactions in such preferred stock.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

LOANS: The fair value of loans is assumed to approximate carrying value.

RECEIVABLE/PAYABLE TO BROKERS AND DEALERS: The fair value of receivable/payable to brokers and dealers, representing securities borrowed from various counterparties secured by Company-owned securities, are assumed to approximate carrying value.

DEBENTURES: The fair value of the debentures is based on the quoted market prices and dealer quotes.

OBLIGATIONS UNDER INVESTMENT, REPURCHASE AND PAYMENT AGREEMENTS (INCLUDING ACCRUED INTEREST): The fair value of the liability for investment agreements and repurchase agreements (including accrued interest) is estimated based upon valuation models using rates currently offered for contracts of similar remaining maturities. The fair value of payment agreements is assumed to approximate carrying value.

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

        The carrying amount and estimated fair value of financial instruments held for purposes other than trading are presented below:

================================================================================
As of December 31,                  1998                           1997
--------------------------------------------------------------------------------
                                          Estimated                    Estimated
                               Carrying        Fair         Carrying        Fair
(Dollars in Millions)            Amount       Value           Amount       Value
--------------------------------------------------------------------------------
Financial assets:
Fixed income securities         $8,622     $8,622           $6,774       $6,774
Short-term investments             120        120              136          136
Other investments                    7          7                5            5
Cash                                 8          8                9            9
Securities purchased under
    agreements to resell           252        252               85           85
Loans                              674        674              503          503
Receivable from brokers
    and dealers                    750        750                -            -
Financial liabilities:
Debentures                         424        476              224          269
Obligations under investment,
    repurchase and payment
    agreements (including
    accrued interest)            6,046      5,959            4,367        4,405
Payable to brokers and dealers     750        750                -            -
Derivative financial instruments:
Interest rate futures contracts     (4)         -               (2)           -
Interest rate swaps                (22)       (20)              (9)          (7)
Purchased interest rate
    option contracts                 -          -                -            -
Liability for financial
     guarantees written:
Gross                            1,294        906            1,179          855
Net of reinsurance               1,094        766              995          722
Net installment premiums            -         216                -          153
================================================================================


               13 FINANCIAL INSTRUMENTS HELD FOR TRADING PURPOSES


AFSLP is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP is subject to basis risk (the relationship between tax-exempt and taxable interest rates). If actual or projected tax-exempt interest rates change in relation to taxable rates, the Company will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is considered held for trading purposes.

   The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 1998 and 1997:

=============================================================================
                      Net Estimated            Average Net
                       Fair Value               Fair Value           Notional
-----------------------------------------------------------------      Amount
                   Assets   Liabilities      Assets   Liabilities
-----------------------------------------------------------------------------
1998:
Derivative
financial
instruments:
  Interest rate
    swaps        $200,454     $163,043      $130,984   $103,414    $5,357,450
  Futures
    contracts           -            -             -          -       706,700
Other financial
  instruments           -            -       183,682    181,698             -

1997:
Derivative
financial
instruments:
  Interest rate
    swaps        $ 67,743     $ 49,265      $ 43,748   $ 33,954    $3,347,190
  Futures
    contracts           -            -             -          -       514,900
Other financial
  instruments     183,041      181,732       160,251    159,213             -
=============================================================================

        Financial instruments held for trading purposes are carried at estimated fair value. The aggregate amount of net trading income recognized from derivative financial instruments held for trading purposes was $705, $7,454 and $10,579 for 1998, 1997 and 1996, respectively. Other financial instruments held for trading purposes consists of fixed income securities held in 1997 and sold during 1998. The aggregate amount of net trading income recognized from other financial instruments was $2,967, $1,309 and $0 in 1998, 1997 and 1996, respectively. Average net fair values were calculated based on average monthly net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.


                      14 LONG-TERM DEBT AND LINES OF CREDIT

The carrying value of long-term debt was as follows:

========================================================================
As of December 31,                                   1998           1997
------------------------------------------------------------------------
9 3/8% Debentures, due 2011                      $149,434       $149,389
7 1/2% Debentures, due 2023                        74,495         74,475
7.08% Debentures, due 2098                        200,000              -
------------------------------------------------------------------------
                                                 $423,929       $223,864
========================================================================

        The debentures due on August 1, 2011 were issued on August 8, 1991 in the principal amount of $150,000 and bear interest of 9 3/8%, payable on February 1 and August 1 of each year and are non-callable.

        The debentures due on May 1, 2023 were issued on May 11, 1993 in the principal amount of $75,000 and bear interest of 7 1/2%, payable on May 1 and November 1 of each year and are non-callable.

        The debentures due on March 31, 2098 were issued on April 1, 1998 in the principal amount of $200,000 and bear interest of 7.08%, payable on March 31, June 30, September 30 and December 31 of each year. The debentures may not be redeemed prior to March 31, 2003 and were sold at 100% of their principal amount. On or after March 31, 2003, the Company may redeem the debentures, in whole at any time or in part from time to time, at 100% of their principal amount, plus accrued interest to the date of redemption.

        AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150,000, which expires in August 1999 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 1998 and 1997, no amounts were outstanding under this credit facility.

        Ambac Assurance maintains third party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly-rated international banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal obligations in its insured portfolio exceed specified levels. Repayment of amounts drawn under the credit facility are limited primarily to the amount of any recoveries of losses related to policy obligations. During 1998, total third party capital support was increased from $500,000 to $555,000 and its expiration reset to December 2005. As of December 31, 1998 and 1997, no amounts were outstanding under this facility.


       15 OBLIGATIONS UNDER INVESTMENT AGREEMENTS AND PAYMENT AGREEMENTS

Obligations under investment agreements, including those structured in the form of repurchase contracts, are recorded on a trade-date basis. Certain obligations may be called at various times prior to maturity at the option of the counterparty. As of December 31, 1998 and 1997, the interest rates on these agreements ranged from 4.00% to 8.14% and 4.23% to 8.14%, respectively. As of December 31, 1998 and 1997, the average yield on these agreements was 5.70% and 5.85%, respectively. Obligations under investment agreements and investment repurchase agreements as of December 31, 1998 and 1997 were as follows:

================================================================
As of December 31,                   1998                   1997
----------------------------------------------------------------
Settled                        $5,209,690             $3,817,772
Unsettled                          73,142                      -
----------------------------------------------------------------
                               $5,282,832             $3,817,772
================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)


        Net payments due under settled investment agreements in each of the next five years ending December 31, and the periods thereafter, based on expected draw dates, are as follows:

================================
                       Principal
                          Amount
--------------------------------
1999                  $2,308,820
2000                   1,237,441
2001                     554,655
2002                     190,338
2003                      29,481
All later years          888,955
--------------------------------
                      $5,209,690
================================

        Obligations under payment agreements represent funds received by the Company from certain municipal customers. These funds serve as collateral for loans extended by the Company in connection with certain structured municipal transactions. In connection with these transactions, the Company is obligated to make periodic agreed upon payments. As of December 31, 1998 and 1997, the interest rates on these obligations ranged from 6.25% to 8.42%. Net (deposits)/payments due under payment agreements in each of the next five years ending December 31, and the periods thereafter, based on contractual payment dates, are as follows:

================================
                       Principal
                          Amount
--------------------------------
1999                   $ (11,558)
2000                      (6,971)
2001                       2,840
2002                       8,493
2003                      16,248
All later years          664,879
--------------------------------
                        $673,931
================================


                           16 COMMON STOCK INCENTIVES

The Ambac 1997 Equity Plan (the "Equity Plan") provides for the granting of stock options, stock appreciation rights, restricted stock units, performance units and other awards that are valued or determined by reference to the common stock. Stock options awarded to employees are exercisable and expire as specified at the time of grant. Additionally, such options generally may not have a per share exercise price less than the fair market value of a share of common stock on the date of grant or have a term in excess of ten years from the date of the grant. The Company also maintains the Ambac 1997 Non-Employee Directors Equity Plan (the "Directors Plan"), which provides awards of stock options and restricted stock units to non-employee members of the Company's Board of Directors. The number of options and their exercise price, and the number of restricted stock units, awarded to each non-employee director under the Directors Plan are determined by formula. As of December 31, 1998, approximately 6,070,000 shares were available for future grant under the Equity Plan and the Directors Plan. A summary of option activity is as follows:

===============================================================================
                        1998                  1997                   1996
-------------------------------------------------------------------------------
                           Weighted              Weighted              Weighted
                            Average               Average               Average
                           Exercise              Exercise              Exercise
                   Shares     Price      Shares     Price      Shares     Price
-------------------------------------------------------------------------------
Outstanding at
    beginning
    of year     3,917,693    $22.15   4,248,642    $19.37   4,140,824    $18.17
Granted           969,698    $47.66     859,800    $33.59     964,150    $24.25
Exercised      (1,332,729)   $15.78    (898,942)   $19.05    (721,724)   $18.53
Forfeited        (165,298)   $34.46    (291,807)   $24.99    (134,608)   $21.87
                ---------             ---------             ---------
Outstanding
    at end
    of year     3,389,364    $31.34   3,917,693    $22.15   4,248,642    $19.37
                ---------             ---------             ---------
Exercisable     1,941,601             2,392,853             2,407,838
===============================================================================


===============================================================================
                 Options Outstanding                Options Exercisable
-------------------------------------------------------------------------------
                              Weighted
                    Number     Average   Weighted           Number     Weighted
Range of    outstanding at   Remaining    Average   Exercisable at      Average
Exercise       December 31,   Contract   Exercise      December 31,    Exercise
Prices                1998        Life      Price             1998        Price
-------------------------------------------------------------------------------
$10 to 24       1,780,468        4.7      $22.02     1,584,390           $21.74
$25 to 44         696,446        5.1      $33.56       235,482           $33.52
$45 to 61         912,450        5.6      $47.84       121,729           $53.42
                ---------                            ---------
                3,389,364                            1,941,601
===============================================================================

        The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, since the fair value of the options at grant date equals the exercise price, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with FAS 123, the Company's net income, earnings per share and earnings per diluted share for the years ended December 31, 1998, 1997 and 1996, would have been reduced to the pro-forma amounts indicated below:


========================================================================
                                      1998           1997           1996
------------------------------------------------------------------------
Net Income:
As reported                       $253,994       $223,030       $276,317
Pro-forma                         $248,089       $218,852       $273,528
Earnings per share:
As reported                          $3.63          $3.19          $3.95
Pro-forma                            $3.55          $3.13          $3.91
Earnings per diluted share:
As reported                          $3.56          $3.13          $3.91
Pro-forma                            $3.48          $3.07          $3.87
========================================================================

        The weighted-average fair value (determined as of the date of the grants) of options granted in 1998, 1997 and 1996 was $13.09 per share, $9.85 per share, and $6.19 per share, respectively. The fair value of each option grant issued was estimated as of the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: (i) dividend yield of 0.85%, 1.08% and 1.24%; (ii) expected volatility of 20.5%, 19.4% and 16.5%; (iii) risk-free interest rates of 5.5%, 6.4% and 6.2%; and (iv) expected lives of 5 years, 6 years and 5 years. The pro-forma amounts disclosed above are not likely to be representative of the effects of reported pro-forma net income for future years because options vest over several years and additional awards are granted each year.

                             17 SEGMENT INFORMATION

The Company has two reportable segments, as follows: (1)Financial Guarantee Insurance, which provides insurance of municipal and structured finance obligations; and (2) Financial Management Services, which provides investment agreements, interest rate swaps, and investment advisory and cash management services. During the fourth quarter of 1998, the Company discontinued its operations relating to electronic commerce applications for the municipal marketplace. Balances relating to the electronic commerce business are included in the Financial Management Services segment below. Total losses before income taxes for the electronic commerce business was $6,946, $3,557 and $617 for the years ended December 31, 1998, 1997 and 1996, respectively. Also included below for both revenues and income before income taxes for the Financial Management Services segment is a $11,548 charge representing the write-off of the investment in Ambac Connect.

        The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

        The accounting policies of the segments are the same as those described in Note 2, "Significant Accounting Policies." Pursuant to insurance and indemnity agreements, Ambac Assurance guarantees the swap and investment agreement obligations of those financial management services subsidiaries. Intersegment revenues include the premiums earned under those agreements. Such premiums are accounted for as if they were premiums to third parties, that is, at current market prices.

        Information provided below for "Corporate and Other" relates to AFGI corporate activities. Revenue from unaffiliated customers of $16,232 and $7,955 consists primarily of interest income from investment securities for the years ended December 31, 1998 and 1997, respectively. Revenue from unaffiliated customers in 1996 of $164,242 includes a one-time gain from the sale of a subsidiary of approximately $155,600.

   The following table is a summary of the financial information by reportable segment for the years ended December 31, 1998, 1997 and 1996:


=================================================================================================================================
                                             Financial         Financial
                                             Guarantee        Management         Corporate      Intersegment               Total
                                             Insurance          Services         and Other      Eliminations        Consolidated
----------------------------------------------------------------------------------------------------------------------------------
1998:
Revenues:
   Unaffiliated customers                    $  408,390        $   32,414         $ 16,232        $       -          $   457,036
   Intersegment                                   2,761            (2,819)          48,610          (48,552)                   -
----------------------------------------------------------------------------------------------------------------------------------
      Total revenues                         $  411,151        $   29,595         $ 64,842        $ (48,552)         $   457,036
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes:
   Unaffiliated customers                    $  355,670        $   (3,126)        $(23,632)       $        -          $  328,912
   Intersegment                                   2,761            (4,891)          48,610          (46,480)                   -
----------------------------------------------------------------------------------------------------------------------------------
      Total income before income taxes       $  358,431        $   (8,017)        $ 24,978        $ (46,480)         $   328,912
----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                          $3,825,411        $7,128,350         $258,550        $        -         $11,212,311
----------------------------------------------------------------------------------------------------------------------------------
1997:
Revenues:
   Unaffiliated customers                    $  339,195        $   34,612         $  7,955        $        -          $  381,762
   Intersegment                                   1,857              (194)          44,068           (45,731)                  -
----------------------------------------------------------------------------------------------------------------------------------
      Total revenues                         $  341,052        $   34,418         $ 52,023        $  (45,731)         $  381,762
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes:
   Unaffiliated customers                    $  295,669        $    6,619         $(16,292)       $        -          $  285,996
   Intersegment                                   1,736            (1,031)          44,068           (44,773)                  -
----------------------------------------------------------------------------------------------------------------------------------
      Total income before income taxes       $  297,405        $    5,588         $ 27,776        $  (44,773)         $  285,996
----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                          $3,392,333        $4,805,517         $ 93,855        $        -          $8,291,705
----------------------------------------------------------------------------------------------------------------------------------
1996:
Revenues:
   Unaffiliated customers                    $  266,300        $   22,366         $164,242        $        -          $  452,908
   Intersegment                                   1,728              (810)         159,883          (160,801)                  -
----------------------------------------------------------------------------------------------------------------------------------
      Total revenues                         $  268,028        $   21,556         $324,125        $ (160,801)         $  452,908
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes:
   Unaffiliated customers                    $  225,340        $   10,326         $139,840        $        -          $  375,506
   Intersegment                                   1,728              (980)         159,883          (160,631)                  -
----------------------------------------------------------------------------------------------------------------------------------
      Total income before income taxes       $  227,068        $    9,346         $299,723        $ (160,631)         $  375,506
----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                          $2,886,657        $2,861,527         $128,174        $        -          $5,876,358
----------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)



        The following table summarizes gross premiums written and net premiums earned included in the financial guarantee segment, by location of risk.

==============================================================
                                          Gross            Net
                                       Premiums       Premiums
                                        Written         Earned
--------------------------------------------------------------
1998:
  United States                       $297,565        $198,904
  United Kingdom                        30,337           1,754
  Australia                             16,166             686
  France                                 1,318           1,745
  Japan                                  3,970           1,941
  Italy                                      -             974
  Internationally diversified(1)         4,436           3,654
  Other international                    7,219           3,026
--------------------------------------------------------------
  Total                               $361,011        $212,684
==============================================================
1997:
  United States                       $242,727        $145,988
  United Kingdom                        16,144             903
  Australia                                  -             114
  France                                 2,911           2,048
  Japan                                  2,349           1,175
  Italy                                  4,731             841
  Internationally diversified(1)         1,831           1,409
  Other international                   15,470           1,522
--------------------------------------------------------------
  Total                               $286,163        $154,000
==============================================================


==============================================================
                                          Gross            Net
                                       Premiums       Premiums
                                        Written         Earned
--------------------------------------------------------------
1996:
  United States                        $226,276       $131,638
  United Kingdom                         11,624            751
  Australia                               1,624             81
  France                                  2,515          1,959
  Japan                                     472            338
  Italy                                       -            617
  Internationally diversified(1)            392            662
  Other international                     4,305            583
--------------------------------------------------------------
  Total                                $247,208       $136,629
==============================================================
(1) Internationally diversified represents insured policies with multiple locations of risk.

        In the United States, California was the state with the highest aggregate net par amount in force, accounting for 11.4% of the total at December 31, 1998, and no other state accounted for more than ten percent. The highest single insured risk represented less than 1% of aggregate net par amount insured. All revenues of the Financial Management Services segment are from operations in the United States.


                 18 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

=================================================================================================================
                                                First        Second         Third        Fourth         Full Year
-----------------------------------------------------------------------------------------------------------------
1998:
Gross premiums written                        $77,487       $88,042       $88,731      $106,751          $361,011
Net premiums written                           51,400        77,994        83,967        98,087           311,448
Net premiums earned                            53,184        53,318        50,143        56,039           212,684
Net investment income                          45,040        45,872        47,436        47,842           186,190
Financial management services income           12,754        12,732        13,541        10,483            49,510
Losses and loss adjustment expenses             1,577         1,423         1,500         1,500             6,000
Financial guarantee underwriting and
   operating expenses                          12,018        11,190        11,844        11,668            46,720
Financial management services expenses          7,443         8,603         8,237        11,257            35,540
Income before income taxes                     86,197        78,513        85,199        79,003           328,912
Net income                                     65,658        60,796        65,382        62,158           253,994
Net income per share                             0.94          0.87          0.94          0.89              3.63
Net income per diluted share                  $  0.92       $  0.85       $  0.92     $    0.87         $    3.56
-----------------------------------------------------------------------------------------------------------------
1997:
Gross premiums written                        $51,792       $73,740       $52,371      $108,260          $286,163
Net premiums written                           46,360        66,545        45,876        94,930           253,711
Net premiums earned                            37,033        36,386        35,672        44,909           154,000
Net investment income                          38,447        39,258        40,109        41,895           159,709
Financial management services income            7,222         6,150         9,062        12,815            35,249
Losses and loss adjustment expenses               728           664           730           732             2,854
Financial guarantee underwriting and
   operating expenses                           9,092         9,732        10,173        11,675            40,672
Financial management services expenses          8,980         5,474         5,751         7,788            27,993
Income before income taxes                     62,396        67,836        79,637        76,127           285,996
Net income                                     49,738        53,613        60,795        58,884           223,030
Net income per share(1)                          0.71          0.77          0.87          0.84              3.19
Net income per diluted share                  $  0.70       $  0.75       $  0.85     $    0.83         $    3.13
-----------------------------------------------------------------------------------------------------------------

(1) Net income per share has been retroactively adjusted to reflect the two-for-one stock split which occurred in September 1997.

STOCKHOLDER INFORMATION


CORPORATE HEADQUARTERS:
AMBAC FINANCIAL GROUP, INC.
One State Street Plaza
New York, New York 10004
212-668-0340
fax 212-509-9190

OTHER LOCATIONS:
CADRE FINANCIAL SERVICES,INC.
905 Marconi Avenue
Ronkonkoma, New York 11779
516-467-0200

MBIA.AMBAC INTERNATIONAL JOINT VENTURE OFFICES:
NEW YORK:
885 Third Avenue
New York, New York 10022
212-644-1300

AUSTRALIA:
Level 29, Chifley Tower
Sydney, Australia
NSW 2000
61 2 9375 2198

FRANCE:
112, Avenue Klebor
75116 Paris, France
33 153 704 343

SPAIN:
Serrano, 20-2 Dcha
28001 Madrid, Spain
34 9 1 431-6881

UK:
Hasilwood House
60 Bishopsgate
London EC2N4BE England
44 171-786-4300

TOKYO:
Shiroyama JT Mori Bldg., 16F
4-3-1 Toranomon Minato-ku
Tokyo 105 6016
8135 403 4625


ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Ambac Financial Group, Inc. will be held on Wednesday, May 12, 1999, at 11:30 a.m. in New York City. Detailed information about the meeting is contained in the Notice of Annual Meeting and Proxy Statement to be sent to each stockholder of record as of March 22, 1999. The Company estimates that it has approximately 34,000 stockholders.


FORM 10-K

A copy of the Company's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, may be obtained without charge by writing to: Ambac Financial Group, Inc., Attn:
Investor Relations, One State Street Plaza, New York, New York 10004


TRANSFER AGENT, REGISTRAR AND DIVIDEND PAYING AGENT

Citibank, N.A.
111 Wall Street, 5th Floor
New York, New York 10043
212-657-5997


INDEPENDENT AUDITORS

KPMG LLP
New York, New York


STOCK LISTING

Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange under the ticker symbol ABK.


INVESTOR RELATIONS

Frank J. Bivona
Executive Vice President
and Chief Financial Officer

Brian S. Moore
Managing Director
212-208-3333
1-800-221-1854
bmoore@ambac.com


COMMON STOCK DATA

The table below shows the high and low price per share for each quarter of 1998 and 1997, as adjusted for the two-for-one common stock split, which occurred in September 1997.

=================================================================================================================================
                                          1998 Market Price                                    1997 Market Price
---------------------------------------------------------------------------------------------------------------------------------
                                                                 Dividends                                              Dividends
Three Months Ended          High           Low         Close     Per Share          High          Low         Close     Per Share
---------------------------------------------------------------------------------------------------------------------------------
March 31                 $58 9/16      $44 3/8     $58 7/16     $0.0900           $37           $31 5/8     $32 1/4       $0.0825
June 30                   61            53 1/2      58 1/2       0.0900            42 1/4        31          38 3/16       0.0825
September 30              65 15/16      45 9/16     48           0.1000            42 15/16      38 1/4      40 11/16      0.0900
December 31               62 3/8        40 7/8      60 3/16      0.1000            47 9/16       40          46            0.0900
=================================================================================================================================

                                                                              50