Form 10-K405, Exhibit 13
period 1999-12-31
AMBAC FINANCIAL GROUP INC
filed 2000-03-30
CIK 874501

                                                                   EXHIBIT 13.01

Financial Highlights

4

---------------------------------------------------------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                                        Years Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except share amounts)                   1999           1998           1997           1996*          1995
---------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS
Gross premiums written                                      $   445.2      $   361.0       $  286.2       $  247.2       $  193.3
Net premiums earned                                             264.4          212.7          154.0          136.6          111.8
Net investment income                                           209.3          186.2          159.7          144.9          131.0
Financial services net revenue                                   51.7           49.5           35.2           22.0           13.1
Total revenue                                                   533.3          457.0          381.8          452.9          282.3
Losses and loss adjustment expenses                              11.0            6.0            2.9            3.8            3.4
Financial guarantee underwriting and operating expenses          48.8           46.7           40.7           37.2           34.5
Financial services expenses                                      25.8           35.5           28.0           12.0            7.8
Interest expense                                                 36.5           32.8           21.3           20.9           20.9
Net income                                                      307.9          254.0          223.0          276.3          167.6
Net income per share                                             4.40           3.63           3.19           3.95           2.39
Net income per diluted share                                     4.31           3.56           3.13           3.91           2.37
Return on equity                                                 15.0%          12.8%          12.8%          18.3%          13.8%
Cash dividends declared per common share                        0.420          0.380          0.345          0.308          0.278

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES                                            As of December 31,
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                            1999           1998           1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS
Total investments, at fair value                            $ 8,962.5      $ 8,748.4       $6,915.1       $5,200.5       $4,441.6
Prepaid reinsurance                                             218.0          199.9          183.5          168.8          153.4
Total assets                                                 11,345.1       11,212.3        8,291.7        5,876.4        5,309.3
Unearned premiums                                             1,431.1        1,294.2        1,179.0          991.2          903.0
Losses and loss adjustment expenses                             121.5          115.8          103.3           60.6           66.0
Obligations under investment agreements, investment
  repurchase agreements and payment agreements                6,140.3        5,956.8        4,321.0        2,754.6        2,426.9
Debentures                                                      424.0          423.9          223.9          223.8          223.7
Total stockholders' equity                                    2,018.5        2,096.1        1,872.5        1,615.0        1,404.0

* 1996 includes a one-time gain from the sale of a subsidiary equal to $155.6 million pretax and $100.6 million after tax.

Five Year Highlights

TOTAL OPERATING REVENUES/1/             OPERATING EARNINGS PER DILUTED SHARES/2/
(DOLLAR IN MILLIONS)                    (DOLLARS)

[BARGRAPH APPEARS HERE]                 [BARGRAPH APPEARS HERE]
1995   1996   1997   1998   1999        1995   1996   1997   1998   1999
263.1  316.7  360.6  467.9  541.3       2.23   2.66   2.97   3.69   4.39

CORE EARNINGS PER DILUTED SHARE/2/      ADJUSTED GROSS PREMIUMS WRITTEN/3/
(DOLLARS)                               (DOLLARS IN MILLIONS)

[BARGRAPH APPEARS HERE]                 [BARGRAPH APPEARS HERE]
1995   1996   1997   1998   1999        1995   1996   1997   1998   1999
2.05   2.41   $2.75  3.32   4.10        216.6  286.8  329.3  458.0  595.0

     1. Operating revenues exclude net realized gains and losses.

     2 Core earnings and operating earnings are not substitutes for net income computed in accordance with Generally Accepted Accounting Principles
        (GAAP) but are important measures used by management, equity analysts and investors to measure financial results. Operating earnings exclude the effect on net income from net realized gains and losses and certain non-recurring items. Core earnings is defined as operating earnings less the effect on net income from insurance premiums earned from refundings and calls. The definitions of operating and core earnings used by Ambac Financial Group, Inc. may differ from definitions of operating and core earnings used by other public holding companies of financial guarantee insurers.

     3 Adjusted gross premiums written ("AGP") is not promulgated under GAAP. It includes gross up-front premiums written plus the present value of estimated future installment premiums written on insurance policies and structured credit derivatives issued in the period. Additionally, AGP is reduced for amounts ceded to MBIA under our international joint venture. The definition of adjusted gross premiums written used by Ambac Financial Group, Inc. may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantee insurers.

Management's Discussion and Analysis

General

Ambac Financial Group, Inc. ("AFGI"), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     The following paragraphs describe the consolidated results of operations of AFGI and its affiliates (collectively referred to as the "Company") for 1999, 1998 and 1997, and its financial condition as of December 31, 1999 and 1998. These results are presented for the Company's two reportable segments: Financial Guarantee and Financial Services. This discussion should be read in conjunction with the consolidated financial statements included elsewhere in this report.

     Materials in this annual report may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give the Company's expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

     Any or all of the Company's forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company's actual future results. The Company's actual results may vary materially, and there are no guarantees about the performance of the Company's stock. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are: (1) changes in the economic, credit or interest rate environment in the United States and abroad;
(2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; and (6) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in the Company's reports to the SEC.

Results Of Operations

Consolidated Net Income. The Company's net income in 1999 was $307.9 million or $4.31 per diluted share, an increase of 21% from $254.0 million or $3.56 per diluted share in 1998. This increase was primarily attributable to growth in both Financial Guarantee and Financial Services operating income. Financial Guarantee revenues increased by $65.7 million, or 16%. Excluding realized gains and losses, Financial Guarantee revenues increased by 19%. Financial Services revenues increased by $16.1 million, or 50%, while its expenses decreased by $9.7 million, or 27%. Excluding realized losses, Financial Services revenues increased by 4%.

     The Company's net income in 1998 increased 14% from $223.0 million or $3.13 per diluted share in 1997. This increase was primarily attributable to the growth in both Financial Guarantee and Financial Services revenues, partially offset by lower net realized gains and higher net realized losses in the Financial Guarantee segment and the Financial Services segment, respectively, in 1998.

Financial Guarantee

The Company provides financial guarantees for municipal and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"). Ambac Assurance's wholly-owned subsidiary, Ambac Assurance UK Limited, serves clients in the international market. Additionally, Ambac Assurance serves clients in international markets through its participation in an unincorporated joint venture with MBIA Insurance Corporation, MBIA. AMBAC International (the "JV Arrangement"). See Note 5 of Notes to Consolidated Financial Statements for further discussion about the JV Arrangement. Ambac Credit Products, L.L.C. ("ACP"), a

                            [PICTURE APPEARS HERE]

24

Management's Discussion And Analysis

wholly-owned subsidiary of Ambac Assurance, also provides credit protection in the global markets in the form of structured credit derivatives.

     Gross Par Value Written. Ambac Assurance guaranteed $73.3 billion of par value obligations during 1999, an increase of 19% from $61.5 billion in 1998. Par value written in 1998 represented an increase of 35% from $45.5 billion in 1997. Par value written in 1999 comprised $32.5 billion from the guarantee of municipal bond obligations, $33.4 billion from structured finance obligations and $7.4 billion from international obligations, versus $33.9 billion, $22.6 billion and $5.0 billion, respectively, in 1998 and $29.4 billion, $12.9 billion and $3.2 billion, respectively, in 1997. The 1999 decrease in guaranteed municipal bond obligations was affected by a 22% decline in total issuance that was largely offset by an overall increase in Ambac's municipal market share. The increases in guaranteed structured finance obligations during 1999 were principally in the mortgage-backed and asset-backed sectors while the 1999 increase in international obligations guaranteed resulted primarily from expansion of the financial guarantee product into structured credit derivatives.

     Management anticipates, based on growth experienced in the last few years, that in the foreseeable future, the Company's structured finance and international businesses will grow more rapidly than the municipal business. Management believes that business written in the structured finance and international markets may see large quarterly variances primarily due to general market conditions and the developmental nature of these markets.


Gross Premiums Written. Gross premiums written in 1999 were $445.2 million, an increase of 23% from $361.0 million in 1998. Business activity in structured finance transactions as well as improved pricing in the municipal finance market has spurred this increase. Gross premiums written in 1998 increased 26% from $286.2 million in 1997. Increased new issue municipal finance and international premiums primarily drove this increase. The following table sets forth the amounts of gross premiums written and related gross par written by type:

------------------------------------------------------------------------------------------------------
(Dollars in millions)                          1999                1998                   1997
------------------------------------------------------------------------------------------------------
                                          Gross    Gross      Gross      Gross      Gross     Gross
                                       Premiums      Par   Premiums        Par   Premiums       Par
                                        Written  Written    Written    Written    Written   Written
------------------------------------------------------------------------------------------------------
Municipal finance:
  Up-front:
    New issue                        $  261.5   $ 27,242   $  228.2   $ 29,616   $ 178.9   $ 25,889
    Secondary market                     14.8      1,570       14.6      1,400      19.6      1,530
------------------------------------------------------------------------------------------------------
      Sub-total up-front                276.3     28,812      242.8     31,016     198.5     27,419
Installment                              21.7      3,649       17.7      2,899      13.5      2,024
------------------------------------------------------------------------------------------------------
          Total municipal finance       298.0     32,461      260.5     33,915     212.0     29,443
------------------------------------------------------------------------------------------------------
Structured finance:
  Up-front                                7.9        824        1.4      1,985      11.1        922
  Installment                            67.6     32,623       35.7     20,581      19.6     11,952
------------------------------------------------------------------------------------------------------
          Total structured finance       75.5     33,447       37.1     22,566      30.7     12,874
------------------------------------------------------------------------------------------------------
International:
  Up-front                               35.6        747       52.8      2,463      37.6      1,566
  Installment                            36.1      6,676       10.6      2,553       5.9      1,575
------------------------------------------------------------------------------------------------------
          Total international            71.7      7,423       63.4      5,016      43.5      3,141
------------------------------------------------------------------------------------------------------
               Total                 $  445.2   $ 73,331   $  361.0   $ 61,497   $ 286.2   $ 45,458
------------------------------------------------------------------------------------------------------
Total up-front                       $  319.8   $ 30,383   $  297.0   $ 35,464   $ 247.2   $ 29,907
Total installment                       125.4     42,948       64.0     26,033      39.0     15,551
------------------------------------------------------------------------------------------------------
               Total                 $  445.2   $ 73,331   $  361.0   $ 61,497   $ 286.2  $  45,458
------------------------------------------------------------------------------------------------------


[PICTURE APPEARS HERE]

                                                                              25
      Adjusted Gross Premiums/(1)/. While the majority of Ambac Assurance's municipal finance premiums written are collected up front at policy issuance, the majority of its structured finance premiums are collected on an installment basis. Adjusted gross premiums ("AGP") written, which are defined as gross up-front premiums written plus the present value of estimated future installment premiums written on insurance policies and structured credit derivatives issued in the period, were $595.0 million in 1999, up 30% from $458.0 million in 1998. The increase in 1999 was primarily due to the increased business activity in structured finance transactions, especially on mortgage-backed and asset-backed securities. AGP written in 1998 increased 39% from $329.3 million in 1997. The increase in 1998 was primarily due to increased up-front premiums written in the municipal finance market combined with the increase in the present value of structured finance and international installment policies. The aggregate net present value of estimated future installment premiums was $527.2 million, $308.4 million, and $210.8 million as of December 31, 1999, 1998 and 1997, respectively.

Ceded Premiums Written. Ceded premiums written in 1999 were $61.8 million, up 25% from $49.6 million in 1998. Ceded premiums written in 1998 were affected by a one-time cession of $11.6 million of the Connie Lee insured portfolio. Excluding the one-time cession in 1998, ceded premiums written in 1999 increased 63% over ceded premiums written in 1998. The increase was primarily due to increased gross premiums written as well as an overall increase in international premiums ceded under the JV Arrangement during 1999. Excluding the one-time Connie Lee cession discussed above, ceded premiums written in 1998 were 17% higher than ceded premiums written in 1997 of $32.5 million. Ceded premiums written were 14%, 11% (excluding the one-time cession), and 11% of gross premiums written in 1999, 1998 and 1997, respectively.

     Net Premiums Earned. Net premiums earned during 1999 were $264.4 million, an increase of 24% from $212.7 million in 1998. This increase was primarily the result of the larger financial guarantee book of business, partially offset by decreased refundings, calls, and other accelerations of previously insured obligations (collectively referred to as "refundings") during the year. When a new or secondary market issue insured by Ambac Assurance has been refunded or called, the remaining unearned premium (net of refunding credits, if any) is generally earned at that time. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Net premiums earned in 1999 included $35.9 million (net income per diluted share effect of $0.29) from refundings of previously insured issues. Net premiums earned in 1998 included $46.9 million (net income per diluted share effect of $0.37) from refundings. Excluding the effect of accelerated earnings related to refundings, normal net premiums earned in 1999 were $228.5 million, an increase of 38% from $165.8 million in 1998. The increase in normal net premiums earned resulted from strong business written in all areas.

     Net premiums earned during 1998 increased 38% from $154.0 million in 1997. This increase was primarily the result of the larger financial guarantee book of business and increased premiums earned from refundings. Net premiums earned in 1997 included $28.0 million (net income per diluted share effect of $0.22) from refundings. Excluding the effect of accelerated earnings related to refundings, normal net premiums earned in 1998 increased 32% from $126.0 million in 1997.

Net Fees Earned and Other Income. Net fees earned and other income in 1999 was $6.0 million, an increase of 3% from $5.8 million in 1998. Included in net fees earned and other income are revenues earned from structured credit derivatives, deal structuring fees and commitment fees. During 1999, Ambac Assurance's credit derivatives subsidiary, ACP, earned revenues of $3.9 million. Net fees earned and other income increased 32% in 1998 from $4.4 million in 1997. There were no revenues from structured credit derivatives in 1998 and 1997.

     Net Investment Income. Net investment income in 1999 was $209.3 million, an increase of 12% from $186.2 million in 1998. This increase was primarily attributable to the growth of the investment portfolio resulting from the growth in the financial guarantee book of business. Additionally, investment income grew as a result of capital contributions from AFGI totaling approximately $200 million over the course of the year. The contributions were in the form of taxable securities. Investments in tax-exempt securities amounted to 74% of the total market value of the portfolio as of December 31, 1999, versus 74% and 75% as of December 31, 1998 and 1997, respectively. The average pre-tax yield-to-maturity on the investment portfolio was 6.08% as of December 31, 1999 compared with 6.17% and 6.40% for December 31, 1998 and 1997, respectively. Net investment income in 1998 increased 17% from $159.7 million in 1997. This increase was primarily attributable to the growth of the investment portfolio from ongoing operations and the net increase in the investment portfolio from the acquisition of Connie Lee.

Net Realized Gains (Losses). Net realized losses in 1999 were $5.7 million, compared to net realized gains of $3.7 million and $21.1 million in 1998 and 1997, respectively. Realized gains and losses are generated as a result of the ongoing management of the investment portfolio.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses in 1999 were $11.0 million, versus $6.0 million in 1998 and $2.9 million in 1997. Losses and loss adjustment expenses are based upon estimates of the ultimate aggregate losses inherent in the financial guarantee portfolio. The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR"), which represents an estimate of the expected annual levels of debt service

26

Management's Discussion and Analysis


defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default, and case basis loss reserves for obligations in monetary default or, in the judgement of management, for which default is imminent. The Company regularly reviews its outstanding obligations to determine an appropriate reserve for losses and loss adjustment expenses. The following table summarizes the Company's loss reserves split between case basis loss reserves and ACR at December 31, 1999 and 1998:

------------------------------------------------------
(Dollars in millions)              1999    1998
------------------------------------------------------
Net loss and loss adjustment
        expense reserves:
        Case basis*            $   26.2  $   33.9
        ACR                        94.8      78.2
------------------------------------------------------
Total                          $  121.0  $  112.1
------------------------------------------------------
/*/After netting reinsurance recoverable amounting to $0.5 million and $3.6 million in 1999 and 1998, respectively.

     Paid losses, net of salvage received, were $2.2 million, ($7.0) million and $2.5 million in 1999, 1998 and 1997, respectively.

Underwriting and Operating Expenses. Underwriting and operating expenses were $48.8 million in 1999, an increase of 4% from $46.7 million in 1998. Underwriting and operating expenses in 1998 increased 15% from $40.7 million in 1997. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and reinsurance commissions. In 1999, gross underwriting and operating expenses were $74.5 million, an increase of 10% from $67.8 million in 1998. During 1998, gross underwriting and operating expenses increased 15% from $59.2 million in 1997. The increases in gross underwriting and operating expenses in both 1999 and 1998 reflect the overall increased business activity in those years and are primarily attributable to higher compensation costs and premium taxes. Underwriting and operating expenses deferred were $45.9 million, $38.2 million, and $32.8 million in 1999, 1998 and 1997, respectively. The amortization of previously deferred expenses and reinsurance commissions was $20.8 million, $18.2 million, and $14.2 million in 1999, 1998 and 1997, respectively.

Financial Services

Through its financial services subsidiaries, the Company provides investment agreements, interest rate swaps, investment advisory and cash management services, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations.

     Revenues in 1999 were $51.7 million (excludes $3.1 million in net realized losses), versus $49.5 million (excludes $17.1 million in net realized losses) in 1998. This increase is primarily due to higher revenues on investment agreements from higher volume and improved net interest spreads, partially offset by lower revenues on interest rate swaps due to lower volume. In the fourth quarter of 1998, the Company discontinued development of electronic commerce applications for the municipal marketplace. This effort had been under way through an affiliate, Ambac Connect, Inc. ("Ambac Connect"). The decision resulted in an after-tax charge of $9.5 million, or $0.13 in net income per diluted share in 1998. This charge did not affect operating or core earnings(2). In 1998, the Company incurred a $15.7 million loss in a trading position. This trading position, which represented a small portion of the Company's assets, contained high quality municipal bonds hedged with Treasury futures. The loss was due to a change in the relationship between municipal and Treasury interest rates. This trading position was closed during the fourth quarter of 1998. The trading loss and the Ambac Connect charge were partially offset by $10.1 million of realized gains on fixed-income securities in the investment agreement business during 1998. Revenues in 1998 reflected a 41% increase from $35.2 million (excludes $0.6 million in net realized losses) in 1997. The increase was primarily due to higher revenues from interest rate swaps and investment agreements primarily resulting from increased volume.

     Expenses in 1999 were $25.8 million, versus $32.5 million (excluding a $3.0 million restructuring charge for Ambac Connect) in 1998. This decrease was primarily due to savings related to the closing of Ambac Connect, as discussed above. Expenses in 1998 increased 33% from $24.5 million (excluding a $3.5 million 1997 restructuring charge for consolidating certain operations in New
York). This increase resulted from higher compensation expenses in the investment agreement and swap businesses, as well as increased expenditures to develop the money management and electronic commerce businesses.

Corporate Items

Interest Expense. Interest expense in 1999 was $36.5 million, an increase of 11% from $32.8 million in 1998. The increase is primarily attributable to paying a full year's interest expense on AFGI's April 1998 issuance of $200 million in debentures. Interest expense in 1997 was $21.3 million.

Other Revenue. Other revenue includes investment income of AFGI. Other revenue decreased to $9.9 million in 1999 from $13.7 million in 1998, primarily due to capital contributions to Ambac Assurance totaling approximately $200 million (see "Net Investment Income" section above). Other revenue increased in 1998 from $7.2 million in 1997, primarily due to higher investment income generated from investing the proceeds of the $200 million in debentures.

Other Expenses. Other expenses include the operating expenses of AFGI. Other expenses were $6.5 million in 1999, $7.1 million in 1998, and $2.9 million in 1997. The primary reason for the escalating expenses from 1997 to 1998 was increased compensation costs.

Income Taxes. Income taxes for 1999 were at an effective rate of 23.9%, compared to 22.8% and 22.0% for 1998 and

1997, respectively. The increasing effective tax rate is primarily the result of the growth in underwriting profits in proportion to the primarily tax-advantaged investment income.

Supplemental Analytical Financial Data

Core Earnings/(2)/. In 1999, core earnings were $292.6 million, an increase of 24% from $236.5 million in 1998. This increase was primarily the result of continued higher normal premiums earned (defined as net premiums earned less the effect of refundings) from the growth in the financial guarantee book of business and higher net investment income from financial guarantee operations. In 1998, core earnings increased 21% from $195.8 million in 1997. The increase was primarily the result of higher normal premiums earned from the growth in the financial guarantee book of business and higher net investment income from financial guarantee operations, as well as higher revenues from the investment agreement and swap businesses in the financial services segment. Core earnings, which the Company reports as analytical data, exclude the effect on consolidated net income from net realized gains and losses, net insurance premiums earned from refundings and certain non-recurring items.

Operating Earnings/(2)/. Operating earnings in 1999 were $313.1 million, an increase of 19% from $263.3 million in 1998. Operating earnings in 1998 increased 24% from $211.8 million in 1997. The Company defines operating earnings as net income, less the effect of net realized gains and losses and certain non-recurring items.

     Following is a table reconciling net income computed in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") to operating earnings and core earnings for the years ended December 31, 1999, 1998 and 1997:

--------------------------------------------------------------------------------
(Dollars in millions)              1999      1998      1997
--------------------------------------------------------------------------------
Net income                      $  307.9  $  254.0  $  223.0
Net realized losses (gains),
        after tax                    5.2       7.1     (13.3)
Non-recurring item, after tax          -       2.2       2.1
--------------------------------------------------------------------------------
Operating earnings                 313.1     263.3     211.8
Premiums earned from
        refundings, after tax      (20.5)    (26.8)    (16.0)
--------------------------------------------------------------------------------
        Core earnings           $  292.6  $  236.5  $  195.8
--------------------------------------------------------------------------------

Liquidity And Capital Resources

     AFGI Liquidity. AFGI's liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon: (i) Ambac Assurance and other subsidiaries' ability to pay dividends or make payments to AFGI; and (ii) external financings. Pursuant to Wisconsin insurance laws, Ambac Assurance may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. During 1999, Ambac Assurance paid dividends of $52.0 million on its common stock to AFGI. For further discussion, see Note 8 of Notes to Consolidated Financial Statements.

     AFGI's principal uses of liquidity are payment of its operating expenses, interest on its debt, dividends on its shares of common stock, and capital investments in its subsidiaries. Based on the amount of dividends that it expects to receive from Ambac Assurance during 2000, and the income it expects to receive from its investment portfolio, management believes that AFGI will have sufficient liquidity to satisfy its needs over the next twelve months, including the ability to pay dividends on its common stock in accordance with its dividend policy. Beyond the next twelve months, Ambac Assurance's ability to declare and pay dividends to AFGI may be influenced by a variety of factors including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although management believes that AFGI will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no guarantee can be given that Ambac Assurance will be permitted to dividend amounts sufficient to pay all of AFGI's operating expenses, debt service obligations and dividends on its common stock.

Ambac Assurance Liquidity. The principal uses of Ambac Assurance's liquidity are payment of operating expenses, reinsurance premiums, income taxes, and dividends to AFGI. Management believes that Ambac Assurance's operating liquidity needs can be funded exclusively from its operating cash flow. The principal sources of Ambac Assurance's liquidity are gross premiums written, scheduled investment maturities, net investment income and receipts from structured credit derivatives. During 1999, AFGI contributed $200 million of capital to Ambac Assurance to support the growth in the financial guarantee business.

Financial Services Liquidity. The principal uses of liquidity by Financial Services subsidiaries are payment of investment agreement obligations pursuant to defined terms, net obligations under interest rate swaps and related hedges, operating expenses, and income taxes. Management believes that its Financial Services liquidity needs can be funded primarily from its operating cash flow and the maturity of its invested assets. The principal sources of this segment's liquidity are proceeds from issuance of investment agreements, net investment income, maturities of securities from its investment portfolio (which are invested with the objective of matching the duration of its obligations under the investment agreements), net receipts from interest rate swaps and related hedges, and fees for investment management services. Additionally, from time to time, liquidity needs are satisfied by short-term intercompany loans from AFGI. The investment objectives with respect to investment agreements are to achieve the highest after-tax total return, subject to a minimum average quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. Financial Services maintains a portion of its assets in short-term investments and repurchase agreements in order to meet unexpected liquidity needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS

28

Credit Facilities. AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150 million, which expires in August 2000 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 1999 and 1998, no amounts were outstanding under this credit facility.

     Ambac Assurance maintains third party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal obligations in its covered portfolio exceed specified levels. Repayment of amounts drawn under the credit facility are limited primarily to the amount of any recoveries of losses related to municipal policy obligations. During 1999, total third party capital support was increased from $555 million to $750 million and its expiration reset to December 2, 2006. As of December 31, 1999 and 1998, no amounts were outstanding under this facility.

     ACP has a revolving credit facility with one major international bank for $50 million that expires in June 2000 and provides a three-year term loan provision. The facility is available to ACP for general corporate purposes, including payments in regard to its credit derivative activities. The credit facility became effective on July 1, 1999. As of December 31, 1999, no amounts were outstanding under this facility.

Stock Repurchase Program. The Board of Directors of AFGI has authorized the establishment of a stock repurchase program that permits the repurchase of up to 6,000,000 shares of AFGI's common stock. During 1999, AFGI acquired approximately 325,000 treasury shares for an aggregate amount of $17.6 million. Since inception of the Stock Repurchase Program AFGI has acquired approximately 4,573,000 shares for an aggregate amount of $160.3 million.

Adjusted Book Value./(3)/ Adjusted Book Value ("ABV") per share increased 6% to $44.68 at December 31, 1999 from $41.98 at December 31, 1998.

     The following table reconciles book value per share to ABV per share as of December 31, 1999 and 1998:

--------------------------------------------------------------------------------
                                                    1999      1998
--------------------------------------------------------------------------------
Book value per share                            $   28.85 $   29.97
After-tax value of:
        Net unearned premium reserve                11.28     10.17
        Deferred acquisition costs                  (1.26)    (1.12)
        Present value of installment premiums        4.90      2.86
        Net unrealized gains on investment
                agreement liabilities                0.91      0.10
--------------------------------------------------------------------------------
Adjusted book value per share                   $   44.68 $   41.98
--------------------------------------------------------------------------------

Balance Sheet. Total assets as of December 31, 1999 were $11.35 billion, relatively flat to $11.21 billion at December 31, 1998. Cash flows from operations and investment activities were largely offset by declines in the market values of the investment portfolio resulting from rising interest rates during 1999. Stockholders' equity as of December 31, 1999 was $2.02 billion, a decrease of 4% from $2.10 billion at year-end 1998. Net income for the year was more than offset by net unrealized losses in the investment portfolio (classified as "Accumulated Other Comprehensive (Loss) Income" in Stockholders' Equity).

     The following table summarizes the composition of the Company's investment portfolio by segment at December 31, 1999, and 1998:

----------------------------------------------------------------------------------------------------------
                                                    Financial       Financial
(Dollars in millions)                               Guarantee        Services        Other       Total
----------------------------------------------------------------------------------------------------------
1999
Municipal obligations                              $  2,923.5     $     39.4     $      -    $   2,962.9
Corporate obligations                                   420.5          582.4          5.7        1,008.6
U.S. government obligations                              60.9            1.6            -           62.5
Mortgage and asset-backed securities (includes
     U.S. government agency obligations)                111.0        4,593.5            -        4,704.5
Other                                                       -              -          3.1            3.1
----------------------------------------------------------------------------------------------------------
     Total long-term                                  3,515.9        5,216.9          8.8        8,741.6
Short-term                                              207.1            1.5         12.3          220.9
----------------------------------------------------------------------------------------------------------
     Total investments                             $  3,723.0     $  5,218.4     $   21.1        8,962.5
----------------------------------------------------------------------------------------------------------
Percent total                                            41.5%          58.2%         0.3%           100%
----------------------------------------------------------------------------------------------------------
1998
Municipal obligations                              $  2,757.2     $     44.1     $      -    $   2,801.3
Corporate obligations                                   328.1          980.1        127.2        1,435.4
U.S. government obligations                             122.9              -            -    $     122.9
Mortgage and asset-backed securities (includes
        U.S. government agency obligations)             101.8        4,078.9         81.9        4,262.6
Other                                                       -              -          6.6            6.6
----------------------------------------------------------------------------------------------------------
     Total long-term                                  3,310.0        5,103.1        215.7        8,628.8
Short-term                                               93.9            1.5         24.1          119.5
----------------------------------------------------------------------------------------------------------
     Total investments                             $  3,403.9     $  5,104.6     $  239.8        8,748.3
----------------------------------------------------------------------------------------------------------
Percent total                                            38.9%          58.4%         2.7%           100%
----------------------------------------------------------------------------------------------------------

     The Company's investment objectives for the Financial Guarantee portfolio are to maintain an investment duration that closely approximates the expected duration of related financial guarantee liabilities and achieve the highest after-tax net investment income while maintaining a conservative credit risk profile. The Financial Guarantee investment portfolio is subject to internal investment guidelines, which are approved by the Board of Directors. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits. As of December 31, 1999 and 1998, the Company's Financial Guarantee investment portfolio had a weighted average credit rating of AA.

     Approximately 87% and 82% of the Mortgage and Asset-Backed Securities in the Financial Guarantee portfolio is composed of securities issued by various U.S. government agencies, as of December 31, 1999 and 1998, respectively.

     Short-term investments in the Financial Guarantee portfolio consisted primarily of money market funds, foreign and domestic time deposits, and discount notes.

     The Financial Services investment portfolio consists primarily of assets funded with the proceeds from the issuance of investment agreement liabilities. The investment objectives of the portfolio are to match the investment security duration to the duration of related liabilities under the investment agreements and achieve the highest after-tax net investment income. The investment portfolio is subject to internal investment guidelines, approved by the Board of Directors. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits. As of December 31, 1999 and 1998, the Company's Financial Services investment portfolio had a weighted average credit rating of AA.

     Approximately 51% and 67% of the Mortgage and Asset-Backed Securities in the Financial Services portfolio is composed of securities issued by various U.S. government agencies, as of December 31, 1999 and 1998, respectively.

CASH FLOWS. Net cash provided by operating activities was $454.4 million, $327.8 million and $316.0 million during 1999, 1998 and 1997, respectively. These cash flows were primarily provided by the Financial Guarantee operations. Net cash provided by financing activities was $181.2 million, $1,723.0 million and $1,564.3 million during 1999, 1998 and 1997, respectively. This activity included $199.2 million, $1,391.9 million and $1,096.5 million in investment agreements issued (net of draws paid) in 1999, 1998 and 1997, respectively. The total cash provided by operating and financing activities was $635.6 million, $2,050.8 million and $1,880.3 million during 1999, 1998 and 1997, respectively. From these totals, $630.3 million, $2,051.8 million and $1,878.8 million was used in investing activities, principally net purchases of investment securities, during 1999, 1998 and 1997, respectively.

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

CREDIT RISK. The Company is exposed to credit risk in various capacities including as an issuer of financial guarantees, as counterparty to derivative and other financial contracts and as a holder of investment securities. The Company has a Portfolio Risk Management Committee ("PRMC") which has established various procedures and controls to monitor and manage credit risk. The PRMC is comprised of senior credit professionals and senior management of the Company. Its purview is enterprise-wide and its focus is on risk measurement, risk/return optimization, and capital attribution in a portfolio context.

     All financial guarantees issued are subject to a formal underwriting process. Various factors affecting the credit worthiness of the underlying obligation are evaluated during the underwriting process. Senior credit personnel approve all transactions prior to issuing a financial guarantee. Subsequent to issuance of a financial guarantee, the Company periodically performs reviews of exposures according to a pre-determined schedule based on the risk profile of the insured obligations. The Company also monitors credit risk relating to derivative and other financial contracts.

     The Company manages credit risk associated with its investment portfolio through adherence to specific investment guidelines. These guidelines establish limits based upon single risk concentration limits and minimum credit rating standards. Additionally, senior investment personnel monitor the portfolio on a continuous basis.

MARKET RISK. Market risk represents the potential for losses that may result from changes in the market value of a financial instrument as a result of changes in market conditions. The primary market risks that would impact the value of the Company's financial instruments are interest rate risk, basis risk (taxable interest rates relative to tax-exempt interest rates, discussed below) and credit spread risk. Below we discuss each of these risks and the specific types of financial instruments impacted. Senior managers in the Company's market risk management group are involved in setting and monitoring risk limits and the application of risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. The Company utilizes various systems, models and stress test scenarios to

30

MANAGEMENT'S DISCUSSION AND ANALYSIS

monitor and manage market risk. This process includes frequent analyses of both parallel and non-parallel shifts in the yield curve, "value-at-risk" and changes in credit spreads. These models include estimates, made by management, which utilize current and historical market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

     Financial instruments that may be adversely affected by changes in interest rates consist primarily of investment securities, investment agreement liabilities, debentures, and derivative contracts (primarily interest rate swaps) used for hedging purposes. The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of the Company's investment securities, investment agreement liabilities, debentures and derivative hedges, assuming immediate changes in interest rates at specified levels at December 31, 1999 and 1998:

-----------------------------------------------------------------------------
(Dollars in millions)                          Estimated
Change in                     Estimated        change in
interest rates               fair value        fair value
-----------------------------------------------------------------------------
1999:
300 basis point rise           $  2,513           $ (927)
200 basis point rise              2,814             (626)
100 basis point rise              3,123             (317)
Base Scenario                     3,440                -
100 basis point decline           3,763              323
200 basis point decline           4,098              658
300 basis point decline           4,454            1,014
1998:
300 basis point rise             $2,172           $ (758)
200 basis point rise              2,401             (529)
100 basis point rise              2,655             (275)
Base Scenario                     2,930                -
100 basis point decline           3,215              285
200 basis point decline           3,500              570
300 basis point decline           3,802              872
-----------------------------------------------------------------------------

     Financial instruments that may be adversely affected by changes in basis include the Company's municipal interest rate swap portfolio. The Company, through its affiliate Ambac Financial Services, L.P. ("AFSLP"), is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP manages its business with the goal of being market neutral to changes in overall interest rates, while seeking to profit from retaining some basis risk. If actual or projected tax-exempt interest rates change in relation to taxable interest rates, the Company will experience an unrealized mark-to-market gain or loss. Since late 1995, most municipal interest rate swaps transacted by AFSLP contain provisions that are designed to protect the Company against certain forms of tax reform, thus mitigating its basis risk. The estimation of potential losses arising from adverse changes in market relationships, known as value-at-risk, is a key element in management's monitoring of basis risk for the municipal interest rate swap portfolio. The Company has developed a value-at-risk methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. The Company's methodology estimates value-at-risk using a 300-day historical "look back" period. This means that changes in market values are simulated using market inputs from the past 300 days. For the years ended December 31, 1999 and 1998, the Company's value-at-risk, for its interest rate swap portfolio, calculated at a ninety-nine percent confidence level, averaged approximately $1.1 million and $1.0 million, respectively. The Company's value-at-risk ranged from a high of $1.3 million to a low of $0.9 million in 1999, and from a high of $1.1 million to a low of $0.7 million in 1998. Since no single measure can capture all dimensions of market risk, the Company supplements its value-at-risk methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of normal market conditions, which might cause abnormal volatility swings or disruptions of market relationships.

     Financial instruments that may be adversely affected by changes in credit spreads include the Company's outstanding structured credit derivative contracts. The Company, through its affiliate ACP, enters into structured credit derivative contracts. These contracts require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income security). If credit spreads of the underlying obligations change, the market value of the related structured credit derivative could change. As such, ACP could experience an unrealized mark-to-market gain or loss. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. The majority of ACP's contracts are partially hedged with various financial institutions or structured with first loss protection. Such structuring mitigates ACP's risk of loss and the price volatility of these financial instruments. Personnel in the Company's credit surveillance group monitor credit spread risk. Additionally, management models the potential impact of credit spread changes on the value of its contracts. At December 31, 1999 the Company's models estimate ACP would experience an estimated unrealized loss of $0.8 million, $2.1 million and $4.2 million, based on overall credit spread widening of 15, 30 and 45 basis points, respectively. ACP would experience an estimated unrealized gain of $0.9 million, $3.0 million and $5.0 million, based on overall credit spread narrowing of 15, 30 and 45 basis points, respectively.

31

LIQUIDITY RISK. Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in financial guarantee contracts, structured credit derivatives, investment agreements, interest rate swaps and futures contracts. Ambac Assurance manages its liquidity risk by maintaining a comprehensive daily analysis of projected cash flows. Additionally, Ambac Assurance maintains a minimum level of cash and short-term investments at all times. ACP manages the liquidity risk inherent in the structured credit derivative portfolio by holding cash and short-term investments, closely matching the dates that derivative payments are made and received, and by maintaining a revolving credit agreement. The investment agreement business manages liquidity risk by matching the effective duration of its invested assets, including hedges, with the effective duration of its investment agreement liabilities. Additionally, the Company's policy is to maintain a minimum level of cash and short-term assets equivalent to a specified percentage of its investment agreement liabilities outstanding. AFSLP maintains cash and short-term investments, closely matches the dates swap payments are made and received, and limits the amount of risk hedged with futures contracts. See additional discussion in "Liquidity and Capital Resources" section.

OPERATIONAL RISK. Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. The Company mitigates operational risk by maintaining systems and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with regulations.

LEGAL RISK. Legal risks attendant to the Company's businesses include uncertainty with respect to the enforceability of the obligations insured by Ambac Assurance, as well as uncertainty with respect to the enforceability of the obligations of the Company's counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

OTHER  MATTERS

YEAR 2000. To date the Company has had no disruptions with its internal computer systems as a result of what is commonly known as the Y2K problem. Although the Company had been running tests on its critical systems throughout 1999, a final live test occurred on January 1, 2000. The results of that test indicated that the Company's internal computer systems, and the normal business activities and operations that depend on them have not been adversely impacted by Y2K sensitive dates.

     Although the Company does not expect issuers of Ambac-guaranteed obligations to experience significant disruptions due to Y2K, it may take a considerable amount of time before a full assessment can be made of how each issuer fared.

FOOTNOTES.

(1) Adjusted gross premiums ("AGP") written, which is not promulgated under Generally Accepted Accounting Principles ("GAAP"), is used by management, equity analysts and investors to measure the financial results of the Company. AGP written, which the Company reports as analytical data, is defined as gross up-front premiums written plus the present value of estimated future installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of AGP written used by the Company may differ from definitions of AGP written used by other public holding companies of financial guarantee insurers.

     All reinsurance cessions to MBIA under the joint venture reinsurance arrangement reduce adjusted gross premiums written. Consequently, adjusted gross premiums written recorded by the Company includes only the net retention on business written under the joint venture arrangement.

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

     The Audit Committee of the Board of Directors, comprised solely of outside directors, meets regularly with financial management, the independent auditors and the internal auditors to review the work and procedures of each. The independent auditors and the internal auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their work and their considerations of Ambac Financial Group, Inc. and the quality of its financial reporting. The Board of Directors, upon recommendation of the Audit Committee, appoints the independent auditors, subject to stockholder approval.



/s/ Phillip B. Lassiter
Phillip B. Lassiter
Chairman, President and Chief Executive Officer


/s/ Frank J. Bivona
Frank J. Bivona
Executive Vice President and Chief Financial Officer

January 21, 2000


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Ambac Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of Ambac Financial Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Financial Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.





/s/ KPMG LLP

KPMG LLP
New York, New York

January 21, 2000

CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts) December 31,                                     1999             1998
-------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
    Fixed income securities, at fair value (amortized cost of $9,028,184 in
        1999 and $8,307,046 in 1998)                                                 $   8,738,471    $   8,622,282
    Short-term investments, at cost (approximates fair value)                              220,896          119,528
    Other, at cost                                                                           3,168            6,567
-------------------------------------------------------------------------------------------------------------------
                Total investments                                                        8,962,535        8,748,377
Cash                                                                                        13,588            8,239
Securities purchased under agreements to resell                                            103,000          252,295
Receivable for investment agreements                                                        45,918           73,142
Receivable for securities sold                                                              15,369           16,233
Investment income due and accrued                                                          128,668          125,929
Reinsurance recoverable                                                                        500            3,638
Prepaid reinsurance                                                                        217,977          199,920
Deferred acquisition costs                                                                 135,324          120,619
Deferred income taxes                                                                       57,377                -
Loans                                                                                      685,488          673,930
Receivable from brokers and dealers                                                        717,000          750,000
Other assets                                                                               262,352          239,989
-------------------------------------------------------------------------------------------------------------------
                Total assets                                                          $ 11,345,096     $ 11,212,311
===================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
        Unearned premiums                                                             $  1,431,076     $  1,294,214
        Losses and loss adjustment expenses                                                121,475          115,794
        Ceded reinsurance balances payable                                                  15,028            6,576
        Obligations under investment and payment agreements                              4,180,513        4,774,953
        Obligations under investment repurchase agreements                               1,959,741        1,181,810
        Deferred income taxes                                                                    -          145,782
        Current income taxes                                                                24,831            6,949
        Debentures                                                                         423,995          423,929
        Accrued interest payable                                                            91,142           89,615
        Accounts payable and other liabilities                                             268,696          262,423
        Payable to brokers and dealers                                                     717,000          750,000
        Payable for securities purchased                                                    93,149           64,176
-------------------------------------------------------------------------------------------------------------------
                Total liabilities                                                        9,326,646        9,116,221
-------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
        Preferred stock, par value $0.01 per share; authorized shares--
                4,000,000; issued and outstanding shares-- none                                  -                -
        Common stock, par value $0.01 per share; authorized shares ---200,000,000 at
                December 31, 1999 and December 31, 1998; issued shares-- 70,680,384
                at December 31, 1999 and December 31, 1998                                     707              707
        Additional paid-in capital                                                         525,012          519,305
        Accumulated other comprehensive (loss) income                                     (187,540)         159,313
        Retained earnings                                                                1,713,446        1,449,832
        Common stock held in treasury at cost, 722,592 shares at December 31, 1999 and
                738,381 at December 31, 1998                                               (33,175)         (33,067)
-------------------------------------------------------------------------------------------------------------------
                Total stockholders' equity                                               2,018,450        2,096,090
-------------------------------------------------------------------------------------------------------------------
                Total liabilities and stockholders' equity                            $ 11,345,096     $ 11,212,311
===================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

34

CONSOLIDATED STATEMENTS OF OPERATIONS

---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts) Years Ended December 31,           1999                1998                1997
---------------------------------------------------------------------------------------------------------------------------------
REVENUES:
Financial Guarantee:
        Gross premiums written                                             $    445,242            $    361,011    $    286,163
        Ceded premiums written                                                  (61,845)                (49,563)        (32,452)
---------------------------------------------------------------------------------------------------------------------------------
                Net premiums written                                       $    383,397            $    311,448    $    253,711
---------------------------------------------------------------------------------------------------------------------------------
        Net premiums earned                                                $    264,426            $    212,684    $    154,000
        Net fees earned and other income                                          6,034                   5,781           4,402
        Net investment income                                                   209,284                 186,190         159,709
        Net realized (losses) gains                                              (5,675)                  3,735          21,084
Financial Services:
        Net revenue                                                              51,669                  49,510          35,249
        Net realized losses                                                      (3,124)                (17,096)           (637)
Other:
        Revenue                                                                   9,906                  13,725           7,207
        Net realized gains                                                          797                   2,507             748
---------------------------------------------------------------------------------------------------------------------------------
                Total revenues                                                  533,317                 457,036         381,762
---------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Financial Guarantee:
        Losses and loss adjustment expenses                                      11,000                   6,000           2,854
        Underwriting and operating expenses                                      48,804                  46,720          40,672
Financial Services                                                               25,824                  35,540          27,993
Interest                                                                         36,525                  32,761          21,346
Other                                                                             6,506                   7,103           2,901
---------------------------------------------------------------------------------------------------------------------------------
                Total expenses                                                  128,659                 128,124          95,766
---------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes                                                   404,658                  328,912        285,996
   Provision for income taxes                                                    96,741                   74,918         62,966
---------------------------------------------------------------------------------------------------------------------------------
                Net income                                                 $    307,917             $    253,994   $    223,030
---------------------------------------------------------------------------------------------------------------------------------
        Net income per share                                               $       4.40             $       3.63   $       3.19
---------------------------------------------------------------------------------------------------------------------------------
        Net income per diluted share                                       $       4.31             $       3.56   $       3.13
---------------------------------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding                                69,913,147               69,939,710     69,988,497
---------------------------------------------------------------------------------------------------------------------------------
Weighted average number of diluted shares outstanding                        71,366,210               71,330,053     71,227,347
---------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Years Ended December 31,                               1999                           1998                          1997
------------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
Balance at January 1                    $1,449,832                         $1,262,740                      $1,072,418
Net income                                 307,917         $ 307,917          253,994         $253,994        223,030     $223,030
                                                           ---------                          --------                    --------
Dividends declared--
        common stock                       (29,366)                           (26,571)                        (24,165)
Exercise of stock options                  (14,937)                           (40,331)                         (8,543)
                                        ----------                         ----------                      ----------
Balance at December 31                  $1,713,446                         $1,449,832                      $1,262,740
                                        ----------                         ----------                      ----------
ACCUMULATED OTHER
        COMPREHENSIVE
        (LOSS) INCOME:
Balance at January 1                    $  159,313                         $  135,223                      $   58,911
Unrealized (losses) gains
        on securities, ($552,645),
        $36,476, and $121,347,
        pre-tax in 1999, 1998
        and 1997, respectively (1)                          (346,211)                           23,889                      76,155
Foreign currency (loss) gain                                    (642)                              201                         157
                                                           ---------                          --------                    --------
Other comprehensive
        (loss) income                     (346,853)         (346,853)          24,090           24,090         76,312       76,312
                                        ----------         ---------       ----------         --------     ----------     --------
Total comprehensive
        (loss) income                                      $ (38,936)                         $278,084                    $299,342
                                                           ---------                          --------                    --------
Balance at December 31                  $ (187,540)                        $  159,313                      $  135,223
                                        ----------                         ----------                      ----------
PREFERRED STOCK:
Balance at January 1 and
        December 31                     $       --                         $       --                     $      --
                                        ----------                         ----------                      ----------
COMMON STOCK:
Balance at January 1                    $      707                         $      707                     $       353
Stock split effected
       as dividend                             --                                 --                              354
                                        ----------                         ----------                      ----------
Balance at December 31                  $      707                         $      707                      $      707
                                        ----------                         ----------                      ----------
ADDITIONAL PAID-IN CAPITAL:
Balance at January 1                    $  519,305                         $  500,107                      $  498,401
Issuance of stock                               --                                 --                          (3,506)
Exercise of stock options                    5,707                             19,198                           5,566
Stock split effected as dividend                --                                 --                            (354)
                                        ----------                         ----------                      ----------
Balance at December 31                  $  525,012                         $  519,305                      $  500,107
                                        ----------                         ----------                      ----------
COMMON STOCK HELD IN
        TREASURY AT COST:
Balance at January 1                    $  (33,067)                        $  (26,295)                     $  (15,067)
Cost of shares acquired                    (17,626)                           (52,738)                        (40,397)
Shares issued under equity plans            17,518                             45,966                          29,169
                                        ----------                         ----------                      ----------
Balance at December 31                  $  (33,175)                        $  (33,067)                       ($26,295)
                                        ----------                         ----------                      ----------
TOTAL STOCKHOLDERS' EQUITY
        AT DECEMBER 31                  $2,018,450                         $2,096,090                      $1,872,482
                                        ----------                         ----------                      ----------

(1) Disclosure of
    reclassification amount:                 1999             1998              1997
-------------------------------------------------------------------------------------
Unrealized holding (losses)
        gains arising during period     $ (351,412)        $  34,526       $   88,744
Less: reclassification
        adjustment for net
        (losses) gains included
        in net income                       (5,201)           10,637           12,589
                                        ----------         ---------       ----------
Net unrealized (losses)
        gains on securities             $ (346,211)        $  23,889       $   76,155
                                        ----------         ---------       ----------

See accompanying Notes to Consolidated Financial Statements.

36

CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands) Years Ended December 31,                            1999                1998              1997
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                                   $   307,917            $   253,994    $   223,030
        Adjustments to reconcile net income to net cash
        provided by operating activities:
                Depreciation and amortization                              2,969                  2,460          1,925
                Amortization of bond premium and discount                 (4,444)                (4,942)        (3,257)
                Current income taxes                                      17,882                 (2,067)         9,978
                Deferred income taxes                                      3,274                 (2,034)        12,015
                Deferred acquisition costs                               (14,705)               (14,623)       (11,784)
                Unearned premiums, net                                   118,805                 98,796         99,706
                Losses and loss adjustment expenses                        8,819                 13,030            408
                Ceded reinsurance balances payable                         8,452                 (2,682)         1,303
                Investment income due and accrued                         (2,739)               (47,239)        (9,415)
                Accrued interest payable                                   1,527                 43,598         16,059
                Loss (gain) on sales of investments and affiliates         8,002                 10,854        (21,195)
                Other, net                                                (1,359)               (21,349)        (2,762)
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by operating activities        454,400                327,796        316,011
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Proceeds from sales of bonds                                   2,403,583              2,020,463      1,718,174
        Proceeds from matured bonds                                    1,371,715              1,034,511      1,080,338
        Purchases of bonds                                            (4,427,369)            (4,746,366)    (4,135,404)
        Change in short-term investments                                (101,368)                16,750        (23,767)
        Securities purchased under agreements to resell                  149,295               (166,829)       115,703
        Loans                                                            (11,558)              (170,738)      (503,192)
        Purchase of affiliate, net of cash acquired                           --                     --       (120,006)
        Other, net                                                       (14,591)               (39,617)       (10,615)
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash used in investing activities           (630,293)            (2,051,826)    (1,878,769)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Dividends paid                                                   (29,366)               (26,571)       (24,165)
        Proceeds from issuance of investment agreements                3,051,508              3,628,266      2,805,256
        Payments for investment agreement draws                       (2,852,350)            (2,236,348)    (1,708,775)
        Proceeds from issuance of debentures                                  --                193,700             --
        Payment agreements                                                11,558                170,738        503,192
        Purchases of treasury stock                                      (17,626)               (52,738)       (40,397)
        Proceeds from sale of treasury stock                              17,518                 45,966         29,169
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by financing activities        181,242              1,723,013      1,564,280
------------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOW                                                              5,349                 (1,017)         1,522
        Cash at January 1                                                  8,239                  9,256          7,734
------------------------------------------------------------------------------------------------------------------------------------
        Cash at December 31                                          $    13,588            $     8,239    $     9,256
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
        Cash paid during the year for:
                        Income taxes                                 $    70,100            $    66,853    $    34,163
------------------------------------------------------------------------------------------------------------------------------------
                        Interest expense on debt                     $    36,743            $    33,056    $    21,799
------------------------------------------------------------------------------------------------------------------------------------
                        Interest expense on investment agreements    $   298,309            $   252,713    $   169,875
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)


1 BACKGROUND

Ambac Financial Group, Inc. ("AFGI") is a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world. AFGI's principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), a leading provider of financial guarantees for municipal and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. AFGI's Financial Services segment provides investment agreements, interest rate swaps, and investment advisory and cash management services, principally to states, municipalities and their authorities, school districts, and hospitals and health organizations.

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

NET INCOME PER SHARE AND NET INCOME PER DILUTED SHARE: Net income per share is based on the weighted-average number of common shares outstanding during the year, retroactively adjusted to reflect a two-for-one stock split in 1997. Net income per diluted share reflects the potential dilution that would occur if securities, such as employee stock options or restricted stock units, were exercised or converted to common shares, respectively.

INVESTMENTS: The Company's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive (Loss) Income" in stockholders' equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL: Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 1999 such collateral had a market value approximately equal to 102% of the contract amount, had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

LOANS: Loans are reported at their outstanding unpaid principal balances, net of any deferred fees. Interest income is accrued on the unpaid principal balance. Deferred fees are amortized to interest income over the contractual life of the loan using the interest method or the straight-line method if not materially different.

OBLIGATIONS UNDER INVESTMENT AND PAYMENT AGREEMENTS: Obligations under investment and payment agreements and investment repurchase agreements are recorded as liabilities on the consolidated balance sheets at the face value of the agreement, adjusted for draws paid and interest credited to the account. Unsettled agreements are accrued on a trade-date basis on the consolidated balance sheets at the time of commitment. Interest expense is computed based upon daily outstanding settled liability balances at rates and periods specified in the agreements. Net interest income relating to investment agreements and investment repurchase agreements is included as a component of Financial Services revenue.

PREMIUM REVENUE RECOGNITION: Up-front premiums are earned pro-rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period, generally one year or less. When a new or secondary market issue insured by Ambac Assurance has been refunded or called, the remaining unearned premium (net of refunding credits, if any) is generally earned at that time.

LOSSES AND LOSS ADJUSTMENT EXPENSES: The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the expected annual levels of debt

38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)

service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default. When losses occur (actual monetary defaults or defaults which are imminent on guaranteed obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. During 1999, 1998 and 1997, paid losses, net of salvage received were $2,182, ($7,030), and $2,474, respectively. All or parts of case basis loss reserves are allocated from any ACR available.
     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS: Certain costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $20,843, $18,248 and $14,213 for 1999, 1998 and 1997, respectively. Deferred acquisition costs, net of such amortization, amounted to $14,705, $14,623 and $11,784 for 1999, 1998 and 1997, respectively.

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

DERIVATIVE  CONTRACTS:  Derivative  Contracts  Held for Purposes Other Than
Trading: The Company uses derivative contracts (primarily interest rate swaps and futures contracts) for hedging purposes as part of its overall interest rate risk management.
     The Company accounts for its futures contracts in accordance with the provisions of FAS Statement 80, "Accounting for Futures Contracts" ("FAS 80"). FAS 80 permits hedge accounting for futures contracts when the item to be hedged exposes the Company to price or interest rate risk, and the futures contract effectively reduces that exposure and is designated as a hedge. Futures contracts held for purposes other than trading are used primarily to hedge interest rate sensitive assets and liabilities. Futures contracts are designated at inception as a hedge to specific assets and liabilities. Gains and losses on futures contracts that qualify as accounting hedges of existing assets or liabilities are included as a component of "Accumulated Other Comprehensive
(Loss) Income" in stockholders' equity, net of deferred tax, and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When the hedged asset is sold, or the hedged liability is settled, the unamortized gain or loss on the related hedge is recognized in income.
     Interest rate swaps that are linked with existing liabilities are accounted for as a hedge of those liabilities, using the accrual method as an adjustment to interest expense. Interest rate swaps that are linked with existing assets classified as available for sale are accounted for as hedges of those assets, using the accrual method as an adjustment to interest income, with unrealized gains and losses included as a component of "Accumulated Other Comprehensive
(Loss) Income" in stockholders' equity, net of deferred tax. Interest rate risk is managed through the linkage of the interest rate swaps, which synthetically changes the nature of the underlying asset or liability (for example, from a fixed to floating interest rate obligation).

Derivative Contracts Held for Trading Purposes: The Company, through its subsidiary Ambac Financial Services, L.P. ("AFSLP"), provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. The Company, through its subsidiary Ambac Credit Products L.L.C. ("ACP"), enters into structured credit derivative transactions with various financial institutions. Interest rate swaps and structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of Financial Services segment income for interest rate swaps and as a component of Financial Guarantee segment income for structured credit derivatives. The fair values of interest rate swaps and structured credit derivatives are determined by broker quotes or valuation models (when broker quotes are not available). Contracts are recorded on the balance sheet on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for interest rate swaps and structured credit derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

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

STOCK COMPENSATION PLANS: In 1997, the Company adopted the Ambac 1997 Equity Plan. Under this plan, awards are granted to eligible employees of the Company in the form of non-qualified stock options or other stock-based awards. The Company accounts for its incentive stock options and stock-based awards under FAS Statement 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 permits a company to choose either the fair value based method of accounting as defined in the Statement or the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for its stock-based compensation plans. Companies electing the accounting requirements under APB 25 must also make pro-forma disclosures of net income, earnings per share and earnings per diluted share, as if the fair value based method of accounting had been applied. The Company has elected to account for its plans under APB 25.

ACCOUNTING STANDARDS: In June 1998, the Financial Accounting Standards
Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: (1) hedges of changes in the fair value of assets, liabilities or firm commitments (fair value hedges); (2) hedges of the variable cash flows of forecasted transactions (cash flow hedges); and (3) hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change with no related offset. FAS 133 is effective for years beginning after June 15, 2000, but companies may adopt early. The Company will adopt FAS 133 effective January 1, 2001. The impact of adopting FAS 133 as of December 31, 1999 would have been insignificant to the Company's consolidated financial position and results of operations.

RECLASSIFICATIONS: Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

3 INVESTMENTS

The amortized cost and estimated fair value of investments in fixed income securities and short-term investments at December 31, 1999 and 1998 were as follows:

---------------------------------------------------------------------------------------------------------------
                                                                      Gross          Gross          Estimated
                                                  Amortized      Unrealized     Unrealized               Fair
                                                       Cost           Gains         Losses              Value
---------------------------------------------------------------------------------------------------------------
1999
---------------------------------------------------------------------------------------------------------------
Municipal obligations                            $3,094,469      $   40,986     $  172,516         $2,962,939
Corporate obligations                             1,094,102           8,623         94,221          1,008,504
U.S. Government obligations                          63,197             778          1,496             62,479
Mortgage- and asset-backed securities
  (includes U.S. Government Agency obligations)   4,776,416           1,014         72,881          4,704,549
Short-term                                          220,896              --             --            220,896
---------------------------------------------------------------------------------------------------------------
  Total                                          $9,249,080      $   51,401     $  341,114         $8,959,367
---------------------------------------------------------------------------------------------------------------
1998
---------------------------------------------------------------------------------------------------------------
Municipal obligations                            $2,632,276      $  172,960     $    3,912         $2,801,324
Corporate obligations                             1,335,749         103,030          3,352          1,435,427
U.S. Government obligations                         114,385           8,511             --            122,896
Mortgage- and asset-backed securities
  (includes U.S. Government Agency obligations)   4,224,636          41,994          3,995          4,262,635
Short-term                                          119,528              --             --            119,528
---------------------------------------------------------------------------------------------------------------
  Total                                          $8,426,574      $  326,495     $   11,259         $8,741,810
---------------------------------------------------------------------------------------------------------------

40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)

The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 1999, by contractual maturity, were as follows:

----------------------------------------------------------------------------
                                                Amortized       Estimated
                                                     Cost      Fair Value
----------------------------------------------------------------------------
Due in one year or less                        $  296,784      $  296,646
Due after one year through five years             284,950         292,852
Due after five years through ten years            402,370         402,065
Due after ten years                             3,488,560       3,263,255
----------------------------------------------------------------------------
                                                4,472,664       4,254,818
Mortgage- and asset-
  backed securities                             4,776,416       4,704,549
----------------------------------------------------------------------------
                                               $9,249,080      $8,959,367
----------------------------------------------------------------------------
     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
     Securities carried at $5,442 and $6,191 at December 31, 1999 and 1998, respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.
     Net investment income from the Financial Guarantee segment was comprised of the following:

----------------------------------------------------------------------------
                                        1999           1998           1997
----------------------------------------------------------------------------
Fixed income securities             $202,805       $181,437       $155,810
Short-term investments                 7,790          8,139          6,506
----------------------------------------------------------------------------
   Total investment income           210,595        189,576        162,316
Investment expense                    (1,311)        (3,386)        (2,607)
----------------------------------------------------------------------------
   Net investment income            $209,284       $186,190       $159,709
----------------------------------------------------------------------------
     The Financial Guarantee segment had gross realized gains of $8,050, $14,219 and $25,641 for 1999, 1998 and 1997, respectively, and gross realized losses of $13,725, $10,484 and $4,557 for 1999, 1998 and 1997, respectively.
     Net investment income related to the investment agreement business comprises gross investment income from its investment portfolio less interest expense from investment agreement liabilities, and is a component of Financial Services net revenue. The following table summarizes net investment income for the investment agreement business:

----------------------------------------------------------------------------
                                        1999           1998           1997
----------------------------------------------------------------------------
Gross interest income               $323,175       $281,904       $200,337
Gross interest expense               299,523        263,586        186,678
----------------------------------------------------------------------------
Net investment income               $ 23,652       $ 18,318       $ 13,659
----------------------------------------------------------------------------
     The Financial Services segment had gross realized gains of $44,634, $22,592 and $3,766 for 1999, 1998 and 1997, respectively, and gross realized losses of $47,758, $39,688 and $4,403 for 1999, 1998 and 1997, respectively. Gross realized gains and losses in 1999 reflect actions taken to re-balance the investment agreement investment portfolio. This re-balancing caused the duration of invested assets to be more naturally matched to the duration of related liabilities, which allowed the Company to significantly reduce its derivative hedges. Gross realized gains and losses in 1998 and 1997 include amounts related to a trading position, which represented a small portion of the Company's assets, containing high quality municipal bonds hedged with Treasury futures. These gains were $2,967 and $1,309 for 1998 and 1997, respectively, and losses were $18,638 and $3,578 for 1998 and 1997, respectively. Gross realized losses in 1998 also include the Company's $11,548 write-off of its investment in Ambac Connect, Inc.
     As of December 31, 1999 and 1998, the Company held securities subject to agreements to resell for $103,000 and $252,295, respectively. The Company held these securities as collateral under agreements that had terms of less than 30 days.
     As of December 31, 1999 and 1998, the Company had pledged (or sold under agreements to repurchase) securities purchased under agreements to resell and investment securities to certain municipalities, with a fair value of $3,634,710 and $3,636,519, respectively, in connection with certain investment agreements (including agreements structured as investment repurchase agreements).
     The Company has entered into security borrowing agreements, the purpose of which was to limit the Company's cost of collateralizing certain investment agreements (including agreements structured as investment repurchase agreements) by reducing the use of securities purchased under agreements to resell. The security borrowing agreements allow the Company to borrow securities with a maximum market value of $1,000,000. The borrowings are secured by Company-owned investment securities. As of December 31, 1999 and 1998, the Company had $717,000 and $750,000, respectively, in outstanding securities borrowed. The borrowings and related pledged securities are classified as "Payable to brokers and dealers" and "Receivable from brokers and dealers," respectively, on the Consolidated Balance Sheets.

4 LOANS
In the normal course of business, the Company has extended loans to customers participating in certain structured municipal transactions. The loans are collateralized with cash that the customers have deposited with a payment custodian in amounts adequate to repay the loan balance and interest thereon. Equipment and other assets underlying the transactions serve as additional collateral for the loans. The Company may act as the payment custodian and hold the funds posted as collateral. As of December 31, 1999, 1998 and 1997 the interest rates on these loans ranged from 6.25% to 8.42%.

5 REINSURANCE
In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

---------------------------------------------------------------------------------------------------------------
Years Ended
December 31,                       1999                          1998                          1997
---------------------------------------------------------------------------------------------------------------
                         Written         Earned        Written        Earned         Written        Earned
---------------------------------------------------------------------------------------------------------------
Direct                 $ 420,669      $ 289,053      $ 333,652     $ 238,452       $ 277,814     $ 176,009
Assumed                   24,573         19,161         27,359         7,367           8,349         3,614
Ceded                    (61,845)       (43,788)       (49,563)      (33,135)        (32,452)      (25,623)
---------------------------------------------------------------------------------------------------------------
Net premiums           $ 383,397      $ 264,426      $ 311,448     $ 212,684       $ 253,711     $ 154,000
---------------------------------------------------------------------------------------------------------------

    The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance recoverables on paid losses as of December 31, 1999 and 1998. As of December 31, 1999, prepaid reinsurance of approximately $158,597 was associated with Ambac Assurance's three largest reinsurers. As of December 31, 1999, Ambac Assurance held letters of credit and collateral amounting to approximately $214,896 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

     In 1995, Ambac Assurance and MBIA Insurance Corporation ("MBIA") formed an unincorporated joint venture, MBIA.AMBAC International. The joint venture was formed with the goal of bringing the combined capital and human resources of the two companies together to more efficiently serve the international market. Under the joint venture arrangement, financial guarantees are issued separately by each of the companies. Premiums assumed from MBIA under this arrangement were $24,503, $18,715 and $8,009 in 1999, 1998 and 1997, respectively, and premiums ceded to MBIA under this arrangement were $27,418, $15,505 and $8,874 in 1999, 1998 and 1997, respectively.

6 STOCKHOLDERS' EQUITY
The Company is authorized to issue 200,000,000 shares of Common Stock, par value $0.01 per share, of which 70,680,384 were issued as of December 31, 1999. The Company is also authorized to issue 4,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued and outstanding as of December 31, 1999.

     Dividends declared per share amounted to $0.42, $0.38 and $0.345 in 1999, 1998 and 1997, respectively.

     The Board of Directors of the Company (the "Board") has authorized the establishment of a stock repurchase program that permits the repurchase of up to 6,000,000 shares of the Company's Common Stock. As of December 31, 1999, approximately 4,573,000 shares had been repurchased under this program for an aggregate amount of $160,300.

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

42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)


in each of the next five years ending December 31, and the periods thereafter, is as follows:

--------------------------------------------------------------
                                                    Amount
--------------------------------------------------------------
2000                                              $  7,039
2001                                                 6,206
2002                                                 6,143
2003                                                 6,117
2004                                                 6,122
All later years                                     83,102
--------------------------------------------------------------
                                                  $114,729
--------------------------------------------------------------

     Rent expense for the aforementioned leases amounted to $5,347, $5,537 and $5,048 for the years ended December 31, 1999, 1998 and 1997, respectively. Total rentals to be received under future sublease agreements are estimated at $3,490.

8 INSURANCE REGULATORY RESTRICTIONS
Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 1999, the maximum amount that will be available during 2000 for payment of dividends by Ambac Assurance is approximately $150,000. Ambac Assurance paid cash dividends of $52,000, $48,000 and $44,000 on its common stock in 1999, 1998 and 1997, respectively.

     The New York Financial Guaranty Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of qualified statutory capital, which is defined as the sum of insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of Ambac Assurance's qualified statutory capital. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus was $1,503,303 and $1,162,639 at December 31, 1999 and 1998, respectively. Qualified statutory capital was $2,420,455 and $1,936,103 at December 31, 1999 and 1998, respectively. Statutory net income for Ambac Assurance was $262,756, $271,808 and $198,615 for 1999, 1998 and 1997,
respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

9 INCOME TAXES
The Company's provision for income taxes is comprised of the following:

-------------------------------------------------------------------------------
                                        1999           1998           1997
-------------------------------------------------------------------------------
Current taxes                        $89,543        $72,608        $51,036
Deferred taxes                         7,198          2,310         11,930
-------------------------------------------------------------------------------
                                     $96,741        $74,918        $62,966
-------------------------------------------------------------------------------
     The total effect of income taxes on income and stockholders' equity for the years ended December 31, 1999 and 1998 was as follows:

-------------------------------------------------------------------------------
                                                            1999           1998
-------------------------------------------------------------------------------
Total income taxes charged to income                   $  96,741      $  74,918
                                                       ------------------------
Income taxes credited to
  stockholders' equity:
  Unrealized (losses) gains on bonds                    (206,433)        12,587
  Exercise of stock options                               (5,707)       (19,198)
                                                       ------------------------
    Total credited to stockholders' equity              (212,140)        (6,611)
-------------------------------------------------------------------------------
Total effect of income taxes                           $(115,399)     $  68,307
-------------------------------------------------------------------------------

     The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing federal corporate income tax rates. The following is a reconciliation of these differences:

-----------------------------------------------------------------------------------------------------------------------------------
                                                  1999        %                  1998       %                       1997         %
-----------------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate               $ 141,630    35.0%             $ 115,119   35.0%                  $ 100,099     35.0%
Reductions in expected tax
  resulting from:
Tax-exempt interest                            (43,241)  (10.7)               (38,926) (11.8)                    (35,682)   (12.5)
Other, net                                      (1,648)   (0.4)                (1,275)  (0.4)                     (1,451)    (0.5)
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                           $  96,741    23.9%             $  74,918   22.8%                  $  62,966     22.0%
-----------------------------------------------------------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1999 and 1998 are presented below:

---------------------------------------------------------------------------
                                                  1999             1998
---------------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve                        $ 153,613        $ 119,150
  Unrealized gains on bonds                         --           87,930
  Deferred acquisition costs                    47,287           42,583
  Unearned premiums                             43,319           36,728
  Investments                                    5,284            2,442
  Other                                          2,347            1,189
---------------------------------------------------------------------------
    Total deferred tax liabilities             251,850          290,022
---------------------------------------------------------------------------
Deferred tax assets:
  Tax and loss bonds                           120,971           88,471
  Unrealized loss on bonds                     118,503               --
  Loss reserves                                 33,339           27,918
  Compensation                                  16,444           12,009
  Alternative minimum
    tax carryforward                            13,625            7,001
  Amortization and depreciation                  1,256            5,406
  Other                                          5,089            3,435
---------------------------------------------------------------------------
    Sub-total deferred tax assets              309,227          144,240
  Valuation allowance                               --               --
---------------------------------------------------------------------------
    Total deferred tax assets                  309,227          144,240
---------------------------------------------------------------------------
    Net deferred tax
      assets (liabilities)                   $  57,377        $(145,782)
---------------------------------------------------------------------------
     The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

10 EMPLOYEE BENEFITS
PENSIONS: The Company has a defined benefit pension plan covering substantially all employees of the Company. The benefits are based on years of service and the employee's highest salary during five consecutive years of employment within the last ten years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

     The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 1999 and 1998.


-----------------------------------------------------------------------------
                                                       1999           1998
-----------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION:
Projected benefit obligation at
  beginning of year                                 $12,433        $ 9,374
Service cost                                            979            691
Interest cost                                           783            684
Amendments                                               --            116
Actuarial (gain) loss                                (2,702)         1,843
Benefits paid                                          (292)          (275)
-----------------------------------------------------------------------------
Projected benefit obligation at
  end of year                                       $11,201        $12,433
-----------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at
  beginning of year                                 $10,934        $ 9,644
Actual return on plan assets                          1,679          1,595
Company contributions                                   520             --
Benefits paid                                          (292)          (275)
Expenses paid                                            --            (30)
-----------------------------------------------------------------------------
Fair value of plan assets at
  end of year                                       $12,841        $10,934
-----------------------------------------------------------------------------
Funded status                                       $ 1,640        $(1,499)
Unrecognized net (gain) loss                         (2,615)         1,118
Unrecognized prior service cost                        (931)        (1,289)
Unrecognized net transition asset                        (1)            (4)
-----------------------------------------------------------------------------
Pension liability included in
  other liabilities                                 $(1,907)       $(1,674)
-----------------------------------------------------------------------------
    Net pension costs for 1999, 1998 and 1997 included the following components:

-------------------------------------------------------------------------
                                             1999      1998      1997
-------------------------------------------------------------------------
Service cost                                $ 979     $ 807     $ 723
Interest cost on expected
  benefit obligation                          783       684       601
Expected return on plan assets               (893)     (793)     (701)
Amortization of unrecognized
  transition asset                             (3)       (3)       (3)
Amortization of prior service cost           (151)     (165)     (165)
Recognized net actuarial loss                  39        15        33
-------------------------------------------------------------------------
Net periodic pension cost                   $ 754     $ 545     $ 488
-------------------------------------------------------------------------

44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)

     The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.50% and 6.50% for 1999 and 1998, respectively. The expected long-term rate of return on assets was 9.25% for both 1999 and 1998. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% for both 1999 and 1998.

     Substantially all employees of the Company are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan was $2,165, $2,063 and $1,806 in 1999, 1998 and 1997, respectively.

     ANNUAL INCENTIVE PROGRAM: The Company has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. The cost of the program for the years ended December 31, 1999, 1998 and 1997 amounted to $18,091, $16,095 and $12,038, respectively.

     POSTRETIREMENT HEALTH CARE AND OTHER BENEFITS: The Company provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

     Postretirement benefits expense was $497, $316 and $262 in 1999, 1998 and 1997, respectively. The unfunded accumulated postretirement benefit obligation was $2,897 and the related accrued postretirement liability was $2,315 as of December 31, 1999.

     The assumed health care cost trend rates range from 8.0% in 1999, decreasing ratably to 5.5% in 2003, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1999 by $415 and the 1999 benefit expense by $78. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1999 expense was 7.5%.

11 GUARANTEES IN FORCE

The par amount of bonds guaranteed, net of reinsurance, was $240,307,000 and $198,274,000 at December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, the guarantee portfolio was diversified by type of insured bond as shown in the following table:

-------------------------------------------------------------------------
                                              Net Par Amount Outstanding
-------------------------------------------------------------------------
(Dollars in millions)                             1999              1998
-------------------------------------------------------------------------
Municipal finance:
  Lease and tax-backed revenue                $ 40,874          $ 36,929
  General obligation                            39,777            37,502
  Utility revenue                               28,867            27,014
  Health care revenue                           18,628            20,071
  Transportation revenue                        10,247             7,831
  Investor-owned utilities                       9,393             8,013
  Higher education                               9,172             7,720
  Housing revenue                                7,033             6,445
  Student loans                                  5,474             4,528
  Other                                          3,550               873
-------------------------------------------------------------------------
     Total municipal finance                   173,015           156,926
-------------------------------------------------------------------------
Structured finance:
  Mortgage-backed and home equity               33,294            19,478
  Asset-backed and conduits                     16,398            12,147
  Other                                          3,270             1,238
-------------------------------------------------------------------------
     Total structured finance                   52,962            32,863
-------------------------------------------------------------------------
International finance:
  Asset-backed and conduits                      6,023             3,180
  Structured credit derivatives                  2,110                --
  Utilities                                      1,188             1,073
  Mortgage-backed and home equity                1,172               607
  Sovereign/sub-sovereign                        1,097             1,027
  Other                                          2,740             2,598
-------------------------------------------------------------------------
     Total international finance                14,330             8,485
-------------------------------------------------------------------------
                                              $240,307          $198,274
=========================================================================

     As of December 31, 1999 and 1998, the international insured portfolio is shown in the following table by location of risk:

-------------------------------------------------------------------------
                                              Net Par Amount Outstanding
-------------------------------------------------------------------------
(Dollars in millions)                             1999              1998
-------------------------------------------------------------------------
United Kingdom                                $  2,416          $  2,289
Japan                                            1,485               675
France                                             738               692
Australia                                          722               779
Mexico                                             569               375
Internationally diversified                      5,686             1,621
Other international                              2,714             2,054
-------------------------------------------------------------------------
     Total international                      $ 14,330          $  8,485
=========================================================================

     Internationally diversified includes structured credit derivatives and other guarantees with multiple locations of risk. International business includes all transactions conducted through the MBIA- AMBAC International joint venture. Joint venture transactions may include components of domestic exposure.

     Direct financial guarantees in force (principal and interest) was $430,536,000 and $367,801,000 at December 31,

1999 and 1998, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $374,484,000 and $317,668,000 as of December 31, 1999 and 1998, respectively.

     In the United States, California was the state with the highest aggregate net par amount in force, accounting for 10.5% of the total at December 31, 1999, and no other state accounted for more than ten percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

12 FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     DERIVATIVE FINANCIAL INSTRUMENTS: In the normal course of business, the Company becomes a party to various financial instruments to reduce its exposure to fluctuations in interest rates. These financial instruments include interest rate swaps, exchange traded futures contracts and interest rate option contracts. The notional amounts of these financial instruments were as follows:

----------------------------------------------------------------------
As of December 31,                                1999         1998
----------------------------------------------------------------------
Derivative financial instruments with
  off-balance sheet risk:
  Interest rate futures contracts              $       --   $5,836,700
  Interest rate swaps                              46,492      590,468
Other:
  Purchased interest rate options                      --       15,000
----------------------------------------------------------------------

     Notional amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

     As discussed in Note 2, interest rate futures and option contracts held for purposes other than trading are used primarily to hedge interest rate risk inherent in the portfolio of interest-sensitive assets and liabilities. Interest rate swaps held for purposes other than trading are used to manage interest rate risk by synthetically changing the nature of specific assets or liabilities.

     Futures contracts are purchased to hedge interest rate risk inherent in fixed rate liabilities. Futures contracts are sold to hedge interest rate risk inherent in fixed rate investment securities. Interest rate option contracts are purchased to hedge interest rate risk inherent in fixed rate assets and liabilities. At December 31, 1999 and 1998, futures and option contracts with an outstanding notional of $0 and $360,700, respectively, were designated as hedges of fixed rate liabilities. Additionally, at December 31, 1999 and 1998, futures and option contracts with an outstanding notional of $0 and $5,491,000, respectively, were designated as hedges of fixed rate investment securities.

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

------------------------------------------------------------------------------------------------------------------------------
Maturing after December 31,                    2000           2001         2002           2003           2004       Thereafter
------------------------------------------------------------------------------------------------------------------------------
Pay fixed swaps:
  Notional amount                            $33,570        $    --       $    --       $    --         $   --         $    --
  Weighted-average fixed rate                   7.51%
Receive fixed swaps:
  Notional amount                            $12,271        $11,602       $10,913       $10,205         $9,477         $19,945
  Weighted-average fixed rate                   6.46%          6.46%         6.46%         6.46%          6.46%           7.09%
Range of implied floating interest rates        6.78% to       7.12% to      7.14% to      7.16% to       7.26% to
                                                7.00%          7.12%         7.14%         7.16%          7.26%
------------------------------------------------------------------------------------------------------------------------------

     The floating rate side of the Company's interest rate swaps is based on several indices, ranging from three-month to one-year LIBOR. The floating rates shown above reflect the range of the implied forward LIBOR yield curve for those indices, as of December 31, 1999.

     FAIR VALUES OF FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING:
The following fair value amounts were determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

INVESTMENTS: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

SHORT-TERM INVESTMENTS AND CASH: The fair values of short-term investments and cash are assumed to equal amortized cost.

OTHER: The fair value of other investments, primarily preferred stock, is based on an evaluation of the underlying company and recent transactions in such preferred stock.

46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)

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

DEBENTURES: The fair value of the debentures is based on quoted market prices.

OBLIGATIONS UNDER INVESTMENT, REPURCHASE AND PAYMENT AGREEMENTS: The fair value of the liability for investment agreements and repurchase agreements (including accrued interest) is estimated based upon internal valuation models. The fair value of payment agreements is assumed to approximate carrying value.

DERIVATIVE CONTRACTS: Fair values of derivative contracts (futures, swaps and interest rate options) are based on quoted market and dealer prices, current settlement values, or pricing models.

LIABILITY FOR NET FINANCIAL GUARANTEES WRITTEN: The fair value of the liability for those financial guarantees written where premiums are collected up front is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantees have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

     The carrying amount and estimated fair value of financial instruments held for purposes other than trading are presented below:

---------------------------------------------------------------------------------------------------------
As of December 31,                                                1999                     1998
---------------------------------------------------------------------------------------------------------
                                                          Carrying     Estimated   Carrying     Estimated
(Dollars in millions)                                      Amount     Fair Value    Amount     Fair Value
---------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Fixed income securities                                    $8,738       $ 8,738    $ 8,622       $ 8,622
Short-term investments                                        221           221        120           120
Other Investments                                               3             3          7             7
Cash                                                           14            14          8             8
Securities purchased under agreements to resell               103           103        252           252
Loans                                                         685           685        674           674
Receivable from brokers and dealers                           717           717        750           750
FINANCIAL LIABILITIES:
Debentures                                                    424           403        424           476
Obligations under investment, repurchase and payment
  agreements (including accrued interest)                   6,231         6,037      6,046         5,959
Payable to brokers and dealers                                717           717        750           750
DERIVATIVE FINANCIAL INSTRUMENTS:
Interest rate futures contracts                                --            --         (4)           --
Interest rate swaps                                            (1)           (2)       (22)          (20)
Interest rate option contracts                                 --            --         --            --
LIABILITY FOR FINANCIAL GUARANTEES WRITTEN:
Gross (up-front)                                            1,431         1,002      1,294           906
Net of reinsurance (up-front)                               1,213           849      1,094           766
Gross installment premiums                                     --           454         --           248
Net installment premiums                                       --           369         --           216
---------------------------------------------------------------------------------------------------------

13  FINANCIAL INSTRUMENTS CLASSIFIED AS HELD FOR TRADING PURPOSES

AFSLP is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. If actual or projected tax-exempt interest rates change in relation to taxable interest rates, the Company will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is classified as held for trading purposes.

     ACP enters into structured credit derivative transactions. These structured credit derivatives require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income security). If credit spreads of the underlying obligations change, the market value of the related structured credit derivative could change. As such, ACP could experience an unrealized mark-to-market gain or loss. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. The majority of ACP's contracts are partially hedged with various financial institutions or structured with first loss protection. Such structuring mitigates ACP's risk of loss and the price volatility of these financial instruments. The ACP credit derivative portfolio is classified as held for trading purposes.

     The following table summarizes information about the Company's financial instruments classified as held for trading purposes as of December 31, 1999 and 1998:

-----------------------------------------------------------------------------------------------------
                                        Net Estimated Fair Value   Average Net Fair Value   Notional
-----------------------------------------------------------------------------------------------------
                                        Assets       Liabilities   Assets     Liabilities     Amount
-----------------------------------------------------------------------------------------------------
1999:
Derivative financial instruments:
  Interest rate swaps                   $177,192      $129,773     $134,991     $ 96,526   $6,260,740
  Structured credit derivatives           27,704        27,438       13,572       13,069    6,315,954
  Futures contracts                           --            --           --           --      751,700
Other financial instruments                   --            --           --           --           --
                                        -------------------------------------------------------------
1998:
Derivative financial instruments:
  Interest rate swaps                   $200,454      $163,043     $130,984     $103,414   $5,357,450
  Structured credit derivatives               --            --           --           --           --
  Futures contracts                           --            --           --           --      706,700
Other financial instruments                   --            --      183,682      181,698           --
-----------------------------------------------------------------------------------------------------

     Financial instruments classified as held for trading purposes are carried at estimated fair value. The aggregate amount of revenue recognized from derivative financial instruments classified as held for trading purposes was $20,301, $705 and $7,454 for 1999, 1998 and 1997, respectively. Other financial instruments held for trading purposes consists of fixed income securities held in 1997 and sold during 1998. The aggregate amount of revenue recognized from other financial instruments was $2,967 and $1,309 in 1998 and 1997, respectively. Average net fair values were calculated based on average monthly net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

14 LONG-TERM DEBT AND LINES OF CREDIT

The carrying value of long-term debt was as follows:

------------------------------------------------------------------
As of December 31,                             1999           1998
------------------------------------------------------------------
9 3/8% Debentures, due 2011                $149,480       $149,434
7 1/2% Debentures, due 2023                  74,515         74,495
7.08% Debentures, due 2098                  200,000        200,000
------------------------------------------------------------------
                                           $423,995       $423,929
==================================================================

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

     The Company and Ambac Assurance have a revolving credit facility with three major international banks for $150,000, which expires in August 2000 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 1999 and 1998, no amounts were outstanding under this credit facility.

     Ambac Assurance maintains third party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly-rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal obligations in its insured portfolio exceed specified levels. Repayments of amounts drawn under the credit facility are limited primarily to the amount of any recoveries of losses related to municipal policy obligations.

48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)

During 1999, such third party capital support was increased from $555,000 to $750,000, and its expiration reset to December 2006. As of December 31, 1999 and 1998, no amounts were outstanding under this credit facility.

     ACP has a revolving credit facility with one major international bank for $50,000, which expires in June 2000, and provides for three-year term loans. The facility is available to ACP for general corporate purposes, including the settlement of transactions related to credit derivative instruments. The credit facility became effective on July 1, 1999. As of December 31, 1999, no amounts were outstanding under this credit facility.

15 OBLIGATIONS UNDER INVESTMENT AGREEMENTS AND PAYMENT AGREEMENTS

Obligations under investment agreements, including those structured in the form of repurchase contracts, are recorded on a trade-date basis. Certain obligations may be called at various times prior to maturity at the option of the counterparty. As of December 31, 1999 and 1998, the interest rates on these agreements ranged from 4.00% to 8.14%. As of December 31, 1999 and 1998, the average yield on these agreements was 5.51% and 5.70%, respectively. Obligations under investment agreements and investment repurchase agreements as of December 31, 1999 and 1998 were as follows:

-----------------------------------------------------------------
As of December 31,                           1999            1998
-----------------------------------------------------------------
Settled                                $5,408,848      $5,209,690
Unsettled                                  45,918          73,142
-----------------------------------------------------------------
                                       $5,454,766      $5,282,832
=================================================================

     Net payments due under settled investment agreements in each of the next five years ending December 31, and the periods thereafter, based on expected draw dates, are as follows:

------------------------------------------------------------------
                                                         Principal
                                                            Amount
------------------------------------------------------------------
2000                                                    $2,457,817
2001                                                     1,384,598
2002                                                       483,254
2003                                                        69,164
2004                                                        40,466
All later years                                            973,549
------------------------------------------------------------------
                                                        $5,408,848
==================================================================

     Obligations under payment agreements represent funds received by the Company from certain customers. These funds serve as collateral for loans extended by the Company in connection with certain structured transactions. In connection with these transactions, the Company is obligated to make periodic agreed upon payments. As of December 31, 1999 and 1998, the interest rates on these obligations ranged from 6.25% to 8.42%. Net (deposits)/payments due under payment agreements in each of the next five years ending December 31, and the periods thereafter, based on contractual payment dates, are as follows:

------------------------------------------------------------------
                                                         Principal
                                                            Amount
------------------------------------------------------------------
2000                                                    $   (9,761)
2001                                                          (175)
2002                                                         7,525
2003                                                        15,702
2004                                                        23,566
All later years                                            648,631
------------------------------------------------------------------
                                                        $  685,488
==================================================================

16 COMMON STOCK INCENTIVES

The Ambac 1997 Equity Plan (the "Equity Plan") provides for the granting of stock options, stock appreciation rights, restricted stock units, performance units and other awards that are valued or determined by reference to the Common Stock. Stock options awarded to employees are exercisable and expire as specified at the time of grant. Additionally, such options generally may not have a per share exercise price less than the fair market value of a share of Common Stock on the date of grant or have a term in excess of ten years from the date of the grant. The Company also maintains the Ambac 1997 Non-Employee Directors Equity Plan (the "Directors Plan"), which provides awards of stock options and restricted stock units to non-employee members of the Company's Board of Directors. The number of options and their exercise price, and the number of restricted stock units, awarded to each non-employee director under the Directors Plan are determined by formula. As of December 31, 1999, approximately 5,373,000 shares were available for future grant under the Equity Plan and the Directors Plan. A summary of option activity is as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                 1999                        1998                           1997
--------------------------------------------------------------------------------------------------------------------------
                                                      Weighted                     Weighted                       Weighted
                                                       Average                      Average                        Average
                                                      Exercise                     Exercise                       Exercise
                                           Shares        Price           Shares       Price            Shares        Price
--------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        3,389,364       $31.34        3,917,693      $22.15         4,248,642       $19.37
Granted                                   879,815       $54.92          969,698      $47.66           859,800       $33.59
Exercised                                (527,966)      $25.10       (1,332,729)     $15.78          (898,942)      $19.05
Forfeited                                 (80,736)      $47.78         (165,298)     $34.46          (291,807)      $24.99
                                       ----------                    ----------                    ----------
Outstanding at end of year              3,660,477       $37.49        3,389,364      $31.34         3,917,693       $22.15
                                       ==========                    ==========                    ==========
Exercisable                             2,126,910                     1,819,872                     2,392,853
==========================================================================================================================

-----------------------------------------------------------------------------------------------------------------------
                                          Options Outstanding                                Options Exercisable
                -------------------------------------------------------------------------------------------------------
Range of                   Number              Weighted                                       Number
Exercise           Outstanding at     Average Remaining       Weighted Average        Exercisable at   Weighted Average
Price           December 31, 1999         Contract Life         Exercise Price     December 31, 1999     Exercise Price
-----------------------------------------------------------------------------------------------------------------------
$10 to 25               1,332,120                   4.4                 $22.07             1,332,120             $22.07
$26 to 45               1,309,838                   4.5                 $39.72               652,028             $37.67
$46 to 65               1,018,519                   5.6                 $54.78               142,762             $55.18
                       ----------                                                         ----------
                        3,660,477                                                          2,126,910
                       ----------                                                         ----------

     The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, since the fair value of the options at grant date equals the exercise price, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with FAS 123, the Company's net income, earnings per share and earnings per diluted share for the years ended December 31, 1999, 1998 and 1997, would have been reduced to the pro-forma amounts indicated below:

----------------------------------------------------------------------
                                1999            1998            1997
----------------------------------------------------------------------
Net Income:
As reported                   $307,917        $253,994        $223,030
Pro-forma                     $300,410        $248,089        $218,852
Earnings per share:
As reported                   $   4.40        $   3.63        $   3.19
Pro-forma                     $   4.30        $   3.55        $   3.13
Earnings per diluted share:
As reported                   $   4.31        $   3.56        $   3.13
Pro-forma                     $   4.21        $   3.48        $   3.07
----------------------------------------------------------------------

     The weighted-average fair value (determined as of the date of the grants) of options granted in 1999, 1998 and 1997 was $16.87 per share, $13.09 per share, and $9.85 per share, respectively. The fair value of each option grant issued was estimated as of the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: (i) dividend yield of 0.74%, 0.85% and 1.08%; (ii) expected volatility of 26.3%, 20.5% and 19.4%; (iii) risk-free interest rates of 4.8%, 5.5% and 6.4%; and (iv) expected lives of approximately 5 years, 5 years and 6 years. The pro-forma amounts disclosed above are not likely to be representative of the effects of reported pro-forma net income for future years because options vest over several years and additional awards are granted each year.

17 SEGMENT INFORMATION

The Company has two reportable segments, as follows: (1) Financial Guarantee, which provides financial guarantees for municipal and structured finance obligations; and (2) Financial Services, which provides investment agreements, interest rate swaps, and investment advisory and cash management services. During the fourth quarter of 1998, the Company discontinued its operations relating to electronic commerce applications for the municipal marketplace. Balances relating to the electronic commerce business are included in the Financial Services segment for the years 1998 and 1997. Total losses before income taxes for the electronic commerce business were $6,946 and $3,557 for the years ended December 31, 1998, and 1997, respectively. Also included for both revenues and income before income taxes for the year ended December 31, 1998 for the Financial Services segment is a $11,548 charge representing the write-off of the investment in Ambac Connect.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

     The accounting policies of the segments are the same as those described in
Note 2, "Significant Accounting Policies." Pursuant to insurance and indemnity agreements, Ambac Assurance guarantees the swap and investment agreement obligations of those financial services subsidiaries. Intersegment revenues include the premiums earned under those agreements. Such premiums are accounted for as if they were premiums to third parties, that is, at current market prices.

     Information provided below for "Corporate and Other" relates to Ambac Financial Group, Inc. corporate activities. Corporate and other revenue from unaffiliated customers consists primarily of interest income and realized gains or losses from investment securities.

50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share amounts)

     The following table is a summary of the financial information by reportable segment for the years ended December 31, 1999, 1998 and 1997:

--------------------------------------------------------------------------------------------------------
                                     Financial     Financial      Corporate   Intersegment         Total
                                     Guarantee      Services      and Other   Eliminations  Consolidated
--------------------------------------------------------------------------------------------------------
1999:
Revenues:
  Unaffiliated customers           $   474,069   $    48,545    $    10,703    $        --   $   533,317
  Intersegment                           3,033        (3,574)        52,661        (52,120)           --
--------------------------------------------------------------------------------------------------------
Total revenues                     $   477,102   $    44,971    $    63,364    $   (52,120)  $   533,317
--------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers           $   414,265   $    22,721    $   (32,328)   $        --   $   404,658
  Intersegment                           3,850        (3,595)        52,661        (52,916)           --
--------------------------------------------------------------------------------------------------------
Total income before income taxes   $   418,115   $    19,126    $    20,333    $   (52,916)  $   404,658
--------------------------------------------------------------------------------------------------------
Identifiable assets                $ 4,184,010   $ 7,104,825    $    56,261    $        --   $11,345,096
--------------------------------------------------------------------------------------------------------
1998:
Revenues:
  Unaffiliated customers           $   408,390   $    32,414    $    16,232    $        --   $   457,036
  Intersegment                           2,761        (2,819)        48,610        (48,552)           --
--------------------------------------------------------------------------------------------------------
Total revenues                     $   411,151   $    29,595    $    64,842    $   (48,552)  $   457,036
--------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers           $   355,670   $    (3,126)   $   (23,632)   $        --   $   328,912
  Intersegment                           2,761        (4,891)        48,610        (46,480)           --
--------------------------------------------------------------------------------------------------------
Total income before income taxes   $   358,431   $    (8,017)   $    24,978    $   (46,480)  $   328,912
--------------------------------------------------------------------------------------------------------
Identifiable assets                $ 3,825,411   $ 7,128,350    $   258,550    $        --   $11,212,311
--------------------------------------------------------------------------------------------------------
1997:
Revenues:
  Unaffiliated customers           $   339,195   $    34,612    $     7,955    $        --   $   381,762
  Intersegment                           1,857          (194)        44,068        (45,731)           --
--------------------------------------------------------------------------------------------------------
Total revenues                     $   341,052   $    34,418    $    52,023    $   (45,731)  $   381,762
--------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers           $   295,669   $     6,619    $   (16,292)   $        --   $   285,996
  Intersegment                           1,736        (1,031)        44,068        (44,773)           --
--------------------------------------------------------------------------------------------------------
Total income before income taxes   $   297,405   $     5,588    $    27,776    $   (44,773)  $   285,996
--------------------------------------------------------------------------------------------------------
  Identifiable assets              $ 3,392,333   $ 4,805,517    $    93,855    $        --   $ 8,291,705
--------------------------------------------------------------------------------------------------------

     The following table summarizes gross premiums written and net premiums earned included in the financial guarantee segment, by location of risk for the years ended December 31, 1999, 1998 and 1997.

-------------------------------------------------------------------
                                        1999      1998       1997
-------------------------------------------------------------------
Gross premiums written:
  United States                      $373,523   $297,565   $242,727
  United Kingdom                       17,587     30,337     16,144
  Japan                                 6,106      3,970      2,349
  France                                2,546      1,318      2,911
  Australia                               739     16,166         --
  Mexico                               11,115        413        132
  Internationally diversified          11,971      4,436      1,831
  Other international                  21,655      6,806     20,069
-------------------------------------------------------------------
     Total:                          $445,242   $361,011   $286,163
-------------------------------------------------------------------

-------------------------------------------------------------------
                                        1999      1998       1997
-------------------------------------------------------------------
Net premiums earned:
  United States                      $234,679   $198,904   $145,988
  United Kingdom                        3,054      1,754        903
  Japan                                 5,513      1,941      1,175
  France                                1,132      1,745      2,048
  Australia                             1,373        686        114
  Mexico                                4,365        413        132
  Internationally diversified           8,154      3,654      1,409
  Other international                   6,156      3,587      2,231
-------------------------------------------------------------------
     Total:                          $264,426   $212,684   $154,000
-------------------------------------------------------------------

     Internationally diversified includes guarantees with multiple locations of risk. International business includes all transactions conducted through the MBIA.AMBAC International Joint Venture. Joint venture transactions may include components of domestic exposure.

18 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

------------------------------------------------------------------------------------------------------------
                                               First         Second      Third         Fourth      Full Year
------------------------------------------------------------------------------------------------------------
1999:
Gross premiums written                       $90,154        $98,708   $106,841       $149,539       $445,242
Net premiums written                          85,068         82,250     94,945        121,134        383,397
Net premiums earned                           60,297         63,944     68,325         71,860        264,426
Net investment income                         49,484         51,296     52,946         55,558        209,284
Financial services net revenue                12,712         13,138     12,097         13,722         51,669
Losses and loss adjustment expenses            2,500          2,500      3,000          3,000         11,000
Financial guarantee underwriting and
  operating expenses                          11,917         11,872     11,976         13,039         48,804
Financial services expenses                    6,917          6,779      6,174          5,894         25,824
Income before income taxes                    95,951         91,985    105,383        111,339        404,658
Net income                                    73,194         70,969     79,802         83,952        307,917
Net income per share                            1.05           1.02       1.14           1.20           4.40
Net income per diluted share                 $  1.03        $  1.00   $   1.12       $   1.18       $   4.31
------------------------------------------------------------------------------------------------------------

1998:
Gross premiums written                       $77,487        $88,042   $ 88,731       $106,751       $361,011
Net premiums written                          51,400         77,994     83,967         98,087        311,448
Net premiums earned                           53,184         53,318     50,143         56,039        212,684
Net investment income                         45,040         45,872     47,436         47,842        186,190
Financial services net revenue                12,754         12,732     13,541         10,483         49,510
Losses and loss adjustment expenses            1,577          1,423      1,500          1,500          6,000
Financial guarantee underwriting and
  operating expenses                          12,018         11,190     11,844         11,668         46,720
Financial services expenses                    7,443          8,603      8,237         11,257         35,540
Income before income taxes                    86,197         78,513     85,199         79,003        328,912
Net income                                    65,658         60,796     65,382         62,158        253,994
Net income per share                            0.94           0.87       0.94           0.89           3.63
Net income per diluted share                 $  0.92        $  0.85   $   0.92       $   0.87       $   3.56
------------------------------------------------------------------------------------------------------------

STOCKHOLDER INFORMATION

CORPORATE                     FRANCE:                       ANNUAL MEETING OF             TRANSFER AGENT,
HEADQUARTERS:                 112, Avenue Kleber            STOCKHOLDERS                  REGISTRAR AND DIVIDEND
AMBAC FINANCIAL               75116 Paris, France           The Annual Meeting of         PAYING AGENT
GROUP, INC.                   33 153 704-343                Stockholders of Ambac         Citibank, N.A.
One State Street Plaza                                      Financial Group, Inc. will    111 Wall Street, 5th Floor
New York, New York 10004      SPAIN:                        be held on Wednesday,         New York, New York 10043
212-668-0340                  Serrano, 20-2degrees Dcha     May 10, 2000, at              212-657-5997
fax 212-509-9190              28001 Madrid, Spain           11:30 a.m. in New York
                              34 9 1 431-6881               City. Detailed information    INDEPENDENT AUDITORS
OTHER LOCATIONS:                                            about the meeting is con-     KPMG LLP
CADRE FINANCIAL               UK:                           tained in the Notice of       New York, New York
SERVICES, INC.                Hasilwood House               Annual Meeting and Proxy
905 Marconi Avenue            60 Bishopsgate                Statement to be sent to       STOCK LISTING
Ronkonkoma, New York          London EC2N4BE, England       each stockholder of record    Ambac Financial Group, Inc.
11779                         44 171-786-4300               as of March 20, 2000.         common stock is listed
516-467-0200                                                The Company estimates         on the New York Stock
                              TOKYO:                        that is has approximately     Exchange under the ticker
MBIA-AMBAC INTERNATIONAL      Shiroyama JT Mori Bldg.,      34,000 stockholders.          symbol ABK.
JOINT VENTURE OFFICES:        16F
NEW YORK:                     4-3-1 Toranomon               FORM 10-K                     INVESTOR RELATIONS
885 Third Avenue              Minato-ku                     A copy of the Company's       Frank J. Bivona
New York, New York 10022      Tokyo 105 6016, Japan         1999 Annual Report on         Executive Vice President
212-644-1300                  8135 403 4625                 Form 10-K for the year        and Chief Financial Officer
                                                            ended December 31,
AUSTRALIA:                                                  1999, as filed with the       Brian S. Moore
Level 29, Chifley Tower                                     Securities and Exchange       Managing Director
2 Chifley Square                                            Commission,                   212-208-3333
Sydney, Australia                                           may be obtained without       1-800-221-1854
NSW 2000                                                    charge by writing to:         bmoore@ambac.com
61 2 9375 2198                                              Ambac Financial
                                                            Group, Inc.,
                                                            Attn: Investor Relations
                                                            One State Street Plaza
                                                            New York, New York 10004

COMMON STOCK DATA

The table below shows the high and low price per share for each quarter of 1999 and 1998.

------------------------------------------------------------------------------------------------------------------
                                    1999 Market Price                                 1998 Market Price
------------------------------------------------------------------------------------------------------------------
                                                         Dividends                                       Dividends
Three Months Ended    High         Low           Close   Per Share          High        Low      Close   Per Share
------------------------------------------------------------------------------------------------------------------
March 31              $ 62 1/8    $ 52 3/4   $ 54          $0.1000     $ 58 9/16  $ 44 3/8   $ 58 7/16     $0.0900
June 30                 61 11/16    50         57 1/8       0.1000       61         53 1/2     58 1/2       0.0900
September 30            59 3/8      45 13/16   47 3/8       0.1100       65 15/16   45 9/16    48           0.1000
December 31             63          44 11/16   52 3/16      0.1100       62 3/8     40 7/8     60 3/16      0.1000
==================================================================================================================