Form 10-K405, Exhibit 13
period 2000-12-31
AMBAC FINANCIAL GROUP INC
filed 2001-03-28
CIK 874501

                                                                   EXHIBIT 13.01

                              FINANCIAL HIGHLIGHTS

Ambac Financial Group, Inc. and Subsidiaries

(Dollars in millions, except per share amounts)
                                                              2000             1999             1998            1997         1996(1)

------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS
Gross premiums written                                 $     483.1      $     445.2      $     361.0     $     286.2     $    247.2
Net premiums earned                                          311.3            264.4            212.7           154.0          136.6
Net investment income                                        241.0            209.3            186.2           159.7          144.9
Financial services net revenue                                62.7             51.6             49.5            35.2           22.0
Total revenue                                                621.3            533.3            457.0           381.8          452.9
Losses and loss adjustment expenses                           15.0             11.0              6.0             2.9            3.8
Financial guarantee underwriting and
    operating expenses                                        55.2             48.8             46.7            40.7           37.2
Financial services expenses                                   24.8             25.8             35.5            28.0           12.0
Interest expense                                              37.5             36.5             32.8            21.3           20.9
Net income                                                   366.2            307.9            254.0           223.0          276.3
Net income per share:
  Basic                                                       3.49             2.94             2.42            2.12           2.63
  Diluted                                                     3.41             2.88             2.37            2.09           2.60
Return on equity                                              15.9%            15.0%            12.8%           12.8%          18.3%
Cash dividends declared per common share(2)                  0.307            0.280            0.253           0.230          0.205

------------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET HIGHLIGHTS
Total investments, at fair value                       $   8,323.9      $   8,962.5      $   8,748.4     $   6,915.1     $  5,200.5
Prepaid reinsurance                                          242.6            218.0            199.9           183.5          168.8
Total assets                                              10,120.3         11,345.1         11,212.3         8,291.7        5,876.4
Unearned premiums                                          1,546.3          1,431.1          1,294.2         1,179.0          991.2
Losses and loss adjustment expense reserve                   132.4            121.5            115.8           103.3           60.6
Obligations under investment agreements,
  investment repurchase agreements and
  payment agreements                                       4,892.9          6,140.3          5,956.8         4,321.0        2,754.6
Debentures                                                   424.1            424.0            423.9           223.9          223.8
Total stockholders' equity                                 2,596.1          2,018.5          2,096.1         1,872.5        1,615.0

------------------------------------------------------------------------------------------------------------------------------------

(1) 1996 includes a one-time gain from the sale of a subsidiary equal to $155.6 million pre-tax and $100.6 million after tax.

(2) Per share amounts have been retroactively adjusted to reflect a three-for-two stock split in 2000 and a two-for-one stock split in 1997.


                                                                             (6)

                               5-YEAR PERFORMANCE

                     Operating Earnings per Diluted Share(1)
                                  (in dollars)

    [The following was represented by a line graph in the printed material.]

                       1.77    1.98    2.46    2.93   3.46

                        96      97      98      99     00

                       Core Earnings per Diluted Share(1)
                                  (in dollars)

    [The following was represented by a line graph in the printed material.]

                       1.61    1.83    2.21    2.73   3.34

                        96      97      98      99     00

(1) Core earnings and operating earnings are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America, but are important measures used by management, equity analysts and investors to measure Ambac's financial results. Ambac Financial Group, Inc. defines operating earnings as net income, less the effect of realized gains and losses and certain non-recurring items. Core earnings is defined as operating earnings less net insurance premiums earned from refundings and calls. The definitions of operating earnings and core earnings used by Ambac Financial Group, Inc. may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.


                                                                            (12)

                           Operating Return on Equity(2)

    [The following was represented by a line graph in the printed material.]

                       13.2%   12.9%   14.3%   15.1%   15.6%

                        96      97      98      99      00

                                 Expense Ratio(3)

    [The following was represented by a line graph in the printed material.]

                       27.2%   26.4%   22.0%   18.5%   17.7%

                        96      97      98      99      00

(2) Operating return on equity is defined as operating earnings divided by average stockholders' equity, exclusive of unrealized gains/losses on the investment portfolio.

(3) Expense ratio is calculated as financial guarantee underwriting and operating expenses divided by net premiums earned.


(13)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

GENERAL

Ambac Financial Group, Inc. ("AFGI"), headquartered in New York City, is a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

      The following paragraphs describe the consolidated results of operations of AFGI and its subsidiaries (collectively referred to as the "Company") for 2000, 1999 and 1998, and its financial condition as of December 31, 2000 and 1999. These results are presented for the Company's two reportable segments:
Financial Guarantee and Financial Services. This discussion should be read in conjunction with the consolidated financial statements and notes thereon included elsewhere in this report.

      Materials in this annual report may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give the Company's expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts and relate to future operating or financial performance.

      Any or all of the Company's forward-looking statements here or in other publications may turn out to be wrong and are based on current expectations and the current economic environment. The Company's actual results may vary materially, and there are no guarantees about the performance of the Company's stock. Among factors that could cause actual results to differ materially are:
(1) changes in the economic, credit or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; and (6) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in the Company's reports to the Securities and Exchange Commission.

RESULTS OF OPERATIONS

Consolidated Net Income. The Company's net income in 2000 was $366.2 million or $3.41 per diluted share, an increase of 19% from $307.9 million, and 18% from $2.88 per diluted share in 1999. This increase was primarily attributable to growth in Financial Guarantee operating income. Financial Guarantee revenues increased by $91.3 million, or 19%. Excluding realized gains and losses, Financial Guarantee revenues increased by 18%. Financial Guarantee total expenses increased $10.4 million, or 17%.

      The Company's net income in 1999 increased 21% from $254.0 million, or $2.37 per diluted share, in 1998. This increase was primarily attributable to the growth in both Financial Guarantee and Financial Services operating income.

FINANCIAL GUARANTEE

The Company provides financial guarantees for municipal and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"). Ambac Assurance serves clients in international markets through its wholly-owned subsidiary, Ambac Assurance UK Limited. Additionally, Ambac Assurance had served clients in international markets through its participation in MBIAoAMBAC International (the "JV Arrangement"), an unincorporated joint venture with MBIA Insurance Corporation ("MBIA"), which was restructured in 2000. See Note 6 of Notes to Consolidated Financial Statements for further discussion about the former JV Arrangement. Ambac Credit Products, L.L.C. ("ACP"), a wholly-owned subsidiary of Ambac Assurance, also provides credit protection in the global markets in the form of structured credit derivatives.

      In 1997, Ambac Assurance acquired Connie Lee Holdings, Inc. and its triple-A rated financial guarantee subsidiary, Connie Lee Insurance Company ("Connie Lee"). No new business has been written in Connie Lee.

Gross Par Value Written. Ambac Assurance guaranteed $71.3 billion of par value bonds during 2000, a decrease of 3% from $73.3 billion in 1999. Par value written during 1999 represented an increase of 19% from $61.5 billion written during 1998. Par value written during 2000 comprised $21.4 billion from the guarantee of municipal bond obligations, $30.4 billion from structured finance obligations and $19.5 billion from international obligations, versus $32.5 billion, $33.4 billion and $7.4 billion, respectively, in 1999 and $33.9 billion, $22.6 billion and $5.0 billion, respectively, in 1998. The 2000 decrease in guaranteed municipal bond obligations was affected by a 12% decline in total municipal issuance, a reduction in insured market penetration from 48% in 1999 to 41% in 2000, and a reduction in Ambac's municipal market share during the period from 26% in 1999 to 22% in 2000. The decline in total issuance was largely attributable to the rising interest rate environment causing a decline in the refinancing component of the market during 2000. The decrease in guaranteed structured finance obligations during 2000 was principally due to lower issuance of mortgage-backed home equity securities, while the increase in international obligations guaranteed during 2000 reflects growth in the structured credit derivatives and asset-backed products.

      Management anticipates, based on growth experienced in the last few years, that in the foreseeable future, the Company's structured finance and international businesses will grow more rapidly than the municipal market. Management believes that new business written in these markets may see large quarterly and annual variances primarily due to general market conditions and the developmental nature of these markets.

Gross Premiums Written. Gross premiums written in 2000 were $483.1 million, an increase of 8% from $445.2 million in 1999. This increase resulted from strong business activity in


(25)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

structured finance and international transactions partially offset by lower municipal transactions, as discussed above under "Gross Par Value Written." Gross premiums written in 1999 increased 23% from $361.0 million in 1998. Business activity in structured finance transactions as well as higher pricing in the municipal finance market spurred the increase. The following table sets forth the amounts of gross premiums written and related gross par written by type:

(Dollars in millions)                       2000                         1999                         1998
-----------------------------------------------------------------------------------------------------------------
                                      Gross        Gross           Gross        Gross           Gross       Gross
                                   Premiums          Par        Premiums          Par        Premiums         Par
                                    Written      Written         Written      Written         Written     Written
-----------------------------------------------------------------------------------------------------------------
Municipal finance:
  Up-front:
    New issue                        $203.1      $17,660          $261.5      $27,242          $228.2     $29,616
    Secondary market                   14.0        1,261            14.8        1,570            14.6       1,400
-----------------------------------------------------------------------------------------------------------------
      Sub-total up-front              217.1       18,921           276.3       28,812           242.8      31,016
Installment:                           22.4        2,495            21.7        3,649            17.7       2,899
-----------------------------------------------------------------------------------------------------------------
    Total municipal finance           239.5       21,416           298.0       32,461           260.5      33,915
-----------------------------------------------------------------------------------------------------------------
Structured finance:
  Up-front                             25.6        1,882             7.9          824             1.4       1,985
  Installment                         108.2       28,518            67.6       32,623            35.7      20,581
-----------------------------------------------------------------------------------------------------------------
    Total structured finance          133.8       30,400            75.5       33,447            37.1      22,566
-----------------------------------------------------------------------------------------------------------------
International:
  Up-front                             53.2        1,852            35.6          747            52.8       2,463
  Installment                          56.6       17,640            36.1        6,676            10.6       2,553
-----------------------------------------------------------------------------------------------------------------
    Total international               109.8       19,492            71.7        7,423            63.4       5,016
-----------------------------------------------------------------------------------------------------------------
      Total                          $483.1      $71,308          $445.2      $73,331          $361.0     $61,497
=================================================================================================================
Total up-front                       $295.9      $22,655          $319.8      $30,383          $297.0     $35,464
Total installment                     187.2       48,653           125.4       42,948            64.0      26,033
-----------------------------------------------------------------------------------------------------------------
      Total                          $483.1      $71,308          $445.2      $73,331          $361.0     $61,497
=================================================================================================================

Adjusted Gross Premiums.(1) While the majority of Ambac Assurance's municipal finance premiums written are collected up front at policy issuance, the majority of its structured finance and international premiums are collected on an installment basis. Adjusted gross premiums ("AGP") written, which are defined as gross up front premiums written plus the present value of estimated future installment premiums written on insurance policies and structured credit derivatives issued in the period, were $658.9 million in 2000, up 11% from $595.0 million in 1999. The increase during 2000 was driven by pricing increases for all business lines and was affected by changes in market issuance. International business activity increased during 2000, partially offset by declines in both municipal and structured finance issuance. AGP written in 1999 increased 30% from $458.0 million in 1998. The increase in 1999 was primarily due to the increased business activity in structured finance transactions, especially on mortgage-backed and asset-backed securities. The aggregate net present value (calculated at a 7% discount rate) of estimated future installment premiums was $763.9 million at December 31, 2000, up 45% from $527.2 million at December 31, 1999.

Ceded Premiums Written. Ceded premiums written in 2000 were $80.8 million, up 31% from $61.8 million in 1999. Ceded premiums written in 2000 were affected by a large facultative cede of municipal health care exposure. Excluding this cession in 2000, ceded premiums written in 2000 increased 20% over ceded premiums written in 1999. The increase is primarily due to increased gross premiums written as well as increased ceded premiums written on international policies and mortgage-backed business. Ceded premiums written in 1999 were up 25% from $49.6 million in 1998. Ceded premiums written in 1998 were affected by a one-time cession of $11.6 million of the purchased Connie Lee insured portfolio. Excluding this cession in 1998, ceded premiums written in 1999 increased 63% over ceded premiums written in 1998, primarily due to increased gross premiums written and increased premiums ceded on international business. Ceded premiums written were 17%, 14% and 14% of gross premiums written in 2000, 1999 and 1998, respectively.

Net Premiums Earned. Net premiums earned during 2000 were $311.3 million, an increase of 18% from $264.4 million in 1999. This increase was primarily the result of the larger financial guarantee book of business, partially offset by decreased refundings, calls, and other accelerations of previously insured obligations (collectively referred to as "refundings") during the year.

      When a new or secondary market issue insured by Ambac Assurance has been refunded or called, any remaining unearned premium (net of refunding credits, if any) is generally earned at that time. Earnings on refundings typically relate to insured municipal obligations, where the premium is usually paid up front for the life of the policy. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Net premiums earned during 2000


                                                                            (26)
included $22.2 million (net income per diluted share effect of $0.12) from refundings of previously insured issues. Net premiums earned in 1999 included $35.9 million (net income per diluted share effect of $0.19) from refundings. Excluding the effect of accelerated earnings related to refundings, normal net premiums earned in 2000 were $289.0 million, an increase of 26% from $228.5 million in 1999. The increase in normal net premiums earned resulted from strong business written from prior periods in all areas, particularly structured and international finance.

      Net premiums earned during 1999 increased 24% from $212.7 million in 1998. This increase was primarily the result of the larger financial guarantee book of business, partially offset by decreased refundings. Net premiums earned in 1998 included $46.9 million (net income per diluted share effect of $0.25) from refundings. Excluding the effect of accelerated earnings related to refundings, normal net premiums earned in 1999 increased 38% from $165.8 million in 1998.

Net Fees Earned and Other Income. Net fees earned and other income in 2000 was $12.4 million, an increase of 103% from $6.1 million in 1999. Included in net fees earned and other income are income earned from structured credit derivatives, deal structuring fees and commitment fees. During 2000, structured credit derivatives earned income was $8.0 million, an increase of 105% from $3.9 million in 1999, primarily due to increased volume in the business partially offset by mark-to-market losses related primarily to credit spread widening during the period. Net fees earned and other income increased 5% in 1999 from $5.8 million in 1998. There were no revenues from structured credit derivatives in 1998.

Net Investment Income. Net investment income in 2000 was $241.0 million, an increase of 15% from $209.3 million in 1999. The increase was attributable to:
(i) the growth of the investment portfolio resulting from the growth in the financial guarantee book of business; (ii) investment of new money at higher taxable rates during 2000 as opposed to primarily tax-exempt rates in 1999; and
(iii) capital contributions from AFGI to Ambac Assurance totaling approximately $200 million during the course of 1999. The contributions were in the form of taxable securities. Investments in tax-exempt securities amounted to 72% of the total fair value of the portfolio as of December 31, 2000, versus 74% as of December 31, 1999 and 1998. The average pre-tax yield-to-maturity on the investment portfolio was 6.20% as of December 31, 2000 compared with 6.08% and 6.17% at December 31, 1999 and 1998, respectively. Net investment income in 1999 increased 12% from $186.2 million in 1998. This increase was primarily attributable to the growth of the investment portfolio resulting from the growth in the financial guarantee book of business as well as the above-mentioned capital contributions from AFGI during 1999.

Net Realized Gains (Losses). Net realized gains in 2000 were $0.7 million, compared to net realized losses of $5.7 million and net realized gains of $3.7 million in 1999 and 1998, respectively. Included in net realized gains (losses) in 2000 are foreign exchange losses amounting to $3.5 million. Foreign exchange gains/losses were not material in 1999 and 1998. While investment realized gains and losses are generated as a result of the ongoing management of the investment portfolio, foreign exchange gains and losses result from the Company's policy of protecting its return on capital on international financial guarantees where the premium is received up-front in foreign currency. Returns on these policies are naturally hedged by investing in high-grade local currency securities.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses in 2000 were $15.0 million, versus $11.0 million in 1999 and $6.0 million in 1998. Losses and loss adjustment expenses are based upon estimates of the ultimate aggregate losses inherent in the financial guarantee portfolio. The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR"), which represents an estimate of the expected annual levels of debt service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default, and case basis loss reserves for obligations in monetary default, or, in the judgment of management, for which default is imminent. The Company regularly reviews its outstanding obligations to determine an appropriate reserve for losses and loss adjustment expenses. The following table summarizes the Company's loss reserves split between case basis loss reserves and ACR at December 31, 2000 and 1999:

(Dollars in millions)                                           2000        1999
--------------------------------------------------------------------------------
Net loss and loss adjustment
  expense reserves:
    Case basis*                                               $ 31.0      $ 26.2
    ACR                                                        100.3        94.8
--------------------------------------------------------------------------------
Total                                                         $131.3      $121.0
================================================================================
*After netting reinsurance recoverable amounting to $1.1 million and $0.5 million in 2000 and 1999, respectively.

      Paid losses, net of salvage received, were $4.6 million, $2.2 million and ($7.0) million in 2000, 1999 and 1998, respectively.

Underwriting and Operating Expenses. Underwriting and operating expenses of $55.2 million in 2000 increased by 13% from $48.8 million in 1999. Underwriting and operating expenses in 1999 increased 4% from $46.7 million in 1998. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and reinsurance commissions. In 2000, gross underwriting and operating expenses were $88.6 million, an increase of 19% from $74.5 million in 1999. During 1999, gross underwriting and operating expenses increased 10% from $67.8 million in 1998. The increases in gross underwriting and operating expenses in both 2000 and 1999 reflect the overall increased business activity in those years and are primarily attributable to higher compensation costs and premium taxes. Underwriting and operating expenses deferred were $55.8 million, $45.9 million, and $38.2 million in 2000, 1999 and 1998, respectively. The amortization of previously deferred expenses and reinsurance commissions was $22.5 million, $20.8 million, and $18.2 million in 2000, 1999 and 1998, respectively.


(27)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

FINANCIAL SERVICES

Through its financial services subsidiaries, the Company provides financial and investment products including investment agreements, interest rate swaps, funding conduits, investment advisory and cash management services, principally to its financial guarantee clients which include municipalities and their authorities, school districts, health care organizations and asset-backed issuers.

      Revenues in 2000 grew 22% to $62.7 million (excludes $9.1 million in net realized losses) from $51.6 million (excludes $3.1 million in net realized losses) in 1999. This increase is primarily due to higher revenues from interest rate swaps provided to municipal issuers and related to a higher volume of business activity and higher post-inception revenues from existing business booked in prior years. This was partially offset by a decline in investment agreement revenue due to lower outstanding volume, which resulted from maturing investment agreements and declining municipal market issuance in 2000 compared to 1999. Revenues from investment advisory and cash management increased 16% in 2000 compared to 1999. Revenues in 1999 reflected a 4% increase from $49.5 million (excludes $17.1 million in net realized losses) in 1998. The 1998 net realized losses included a write-off of an electronic commerce business initiative and a trading position loss which were partially offset by realized gains on fixed-income securities in the investment agreement business during the period. The increase in revenue from 1998 to 1999 was primarily due to higher revenues on investment agreements from higher volume and improved net interest spreads, partially offset by lower revenues on interest rate swaps due to lower volume.

      Financial services expenses in 2000 were $24.8 million, versus $25.8 million in 1999. Expenses in 1999 decreased 21% from $32.5 million (excluding a $3.0 million restructuring charge in 1998). This decrease was primarily due to savings related to the closing of its electronic commerce subsidiary, as discussed above.

CORPORATE ITEMS

Interest Expense. Interest expense was $37.5 million, $36.5 million and $32.8 million in 2000, 1999 and 1998, respectively. The 1999 increase is primarily attributable to a full year's interest expense on AFGI's April 1998 issuance of $200 million in debentures.

Other Revenue. Other revenue includes investment income of AFGI. Other revenue was $2.3 million, $9.9 million and $13.7 million in 2000, 1999 and 1998, respectively. The 2000 and 1999 decreases are due to the capital contributions to Ambac Assurance during 1999 (see "Net Investment Income" section above).

Other Expenses. Other expenses include the operating expenses of AFGI. Other expenses were $6.7 million in 2000, $6.5 million in 1999, and $7.1 million in 1998.

Income Taxes. Income taxes for 2000 were at an effective rate of 24.1%, compared to 23.9% and 22.8% for 1999 and 1998, respectively. The increasing effective tax rate is primarily the result of the growth in underwriting profits, which are taxed at maximum rates, in proportion to the primarily tax-advantaged investment income.

SUPPLEMENTAL ANALYTICAL FINANCIAL DATA

Core Earnings.(2) In 2000, core earnings were $359.0 million, an increase of 23% from $292.6 million in 1999. This increase was primarily the result of continued higher normal premiums earned from the growth in the financial guarantee book of business, higher net investment income from financial guarantee operations and growth in Financial Services earnings (excluding its net realized losses). In 1999, core earnings increased 24% from $236.5 million in 1998. The increase was primarily the result of higher normal premiums earned from the growth in the financial guarantee book of business and higher net investment income from financial guarantee operations. Core earnings, which the Company reports as analytical data, exclude the effect on consolidated net income from net realized gains and losses, net insurance premiums earned from refundings and certain non-recurring items.

Operating Earnings.(2) Operating earnings in 2000 were $371.6 million, an increase of 19% from $313.1 million in 1999. Operating earnings in 1999 increased 19% from $263.3 million in 1998. The Company defines operating earnings as net income, less the effect of net realized gains and losses and certain non-recurring items.

      Following is a table reconciling net income computed in accordance with accounting principles generally accepted in the United States of America ("GAAP") to operating earnings and core earnings for the years ended December 31, 2000, 1999 and 1998:

(Dollars in millions)                              2000        1999        1998
--------------------------------------------------------------------------------
Net income                                      $ 366.2     $ 307.9     $ 254.0
Net realized losses, after tax                      5.4         5.2         7.1
Non-recurring items, after tax                       --          --         2.2
--------------------------------------------------------------------------------
Operating earnings                                371.6       313.1       263.3
Premiums earned from
  refundings, after tax                           (12.6)      (20.5)      (26.8)
--------------------------------------------------------------------------------
    Core earnings                               $ 359.0     $ 292.6     $ 236.5
================================================================================


                                                                            (28)

LIQUIDITY AND CAPITAL RESOURCES

AFGI Liquidity. AFGI's liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon: (i) Ambac Assurance and other subsidiaries' ability to pay dividends or make payments to AFGI; and (ii) external financings. Pursuant to Wisconsin insurance laws, Ambac Assurance may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. During 2000, Ambac Assurance paid dividends of $59.8 million on its common stock to AFGI. For further discussion, see Note 9 of Notes to Consolidated Financial Statements. Also, during 2000, Ambac Capital Corporation, a Financial Services wholly-owned subsidiary paid dividends of $4 million on its common stock to AFGI.

      AFGI's principal uses of liquidity are for the payment of its operating expenses, interest on its debt, dividends on its shares of common stock, and capital investments in its subsidiaries. Based on the amount of dividends that it expects to receive from Ambac Assurance and other subsidiaries during 2001, and the income it expects to receive from its investment portfolio, management believes that AFGI will have sufficient liquidity to satisfy its needs over the next twelve months, including the ability to pay dividends on its common stock in accordance with its dividend policy. Beyond the next twelve months, Ambac Assurance's ability to declare and pay dividends to AFGI may be influenced by a variety of factors including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although management believes that AFGI will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no guarantee can be given that Ambac Assurance will be permitted to dividend amounts sufficient to pay all of AFGI's operating expenses, debt service obligations and dividends on its common stock.

Ambac Assurance Liquidity. The principal uses of Ambac Assurance's liquidity are the payment of operating expenses, reinsurance premiums, income taxes, dividends to AFGI, and capital investments in its subsidiaries. Management believes that Ambac Assurance's operating liquidity needs can be funded exclusively from its operating cash flow. The principal sources of Ambac Assurance's liquidity are gross premiums written, scheduled investment maturities, net investment income and receipts from structured credit derivatives. During 1999, AFGI contributed $200 million of capital to Ambac Assurance to support the growth in the financial guarantee business.

Financial Services Liquidity. The principal uses of liquidity by financial services subsidiaries are payment of investment agreement obligations pursuant to defined terms, net obligations under interest rate swaps and related hedges, operating expenses, income taxes, and dividends to AFGI. Management believes that its Financial Services liquidity needs can be funded primarily from its operating cash flow and the maturity of its invested assets. The principal sources of this segment's liquidity are proceeds from issuance of investment agreements, net investment income, maturities of securities from its investment portfolio (which are invested with the objective of matching the maturity schedule of its obligations under the investment agreements), net receipts from interest rate swaps and related hedges, and fees for investment management services. Additionally, from time to time, liquidity needs are satisfied by short-term intercompany loans from AFGI. The investment objectives with respect to investment agreements are to achieve the highest after-tax total return, subject to a minimum average quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. Financial services subsidiaries maintain a portion of their assets in short-term investments and repurchase agreements in order to meet unexpected liquidity needs.

Credit Facilities. AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150 million, which expires in August 2001 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2000 and 1999, no amounts were outstanding under this credit facility.

      Ambac Assurance maintains third party capital support in the form of seven-year irrevocable limited recourse credit facilities from a group of highly rated banks. These credit facilities provide liquidity to Ambac Assurance in the event claims from municipal or certain structured obligations in its covered portfolios exceed specified levels. Repayments of amounts drawn under the credit facilities are limited primarily to the amount of any recoveries of losses related to policy obligations in the covered portfolios. During 2000, total third party capital support was increased from $750 million to $800 million and its expiration reset to December 2, 2007. As of December 31, 2000 and 1999, no amounts were outstanding under these facilities.

      ACP has a revolving credit facility with one major international bank for $50 million that expires in June 2001 and provides a three-year term loan provision. The facility is available to ACP for general corporate purposes, including payments in regard to its structured credit derivative activities. As of December 31, 2000 and 1999, no amounts were outstanding under this facility.


(29)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

Stock Repurchase Program. The Board of Directors of AFGI has authorized the establishment of a stock repurchase program that permits the repurchase of up to 9,000,000 shares of AFGI's common stock. During 2000, AFGI acquired approximately 631,000 treasury shares for an aggregate amount of $23.6 million. Since inception of the Stock Repurchase Program, AFGI has acquired approximately 7,491,000 shares for an aggregate amount of $184.0 million.

Adjusted Book Value.(3) Adjusted Book Value ("ABV") per share increased 22% to $36.35 at December 31, 2000 from $29.79 at December 31, 1999.

      The following table reconciles book value per share to ABV per share as of December 31, 2000 and 1999:

                                                              2000         1999
--------------------------------------------------------------------------------
Book value per share                                      $  24.60     $  19.23
After-tax value of:
  Net unearned premium reserve                                8.02         7.52
  Deferred acquisition costs                                 (0.95)       (0.84)
  Present value of installment premiums                       4.71         3.27
  Net unrealized (losses) gains on
   investment agreement liabilities                          (0.03)        0.61
--------------------------------------------------------------------------------
Adjusted book value per share                             $  36.35     $  29.79
================================================================================

Balance Sheet. Total assets as of December 31, 2000 were $10.12 billion, a decrease of 11% from $11.35 billion at December 31, 1999. This reduction reflects lower outstanding volume in the investment agreement business resulting from maturing investment agreements and declining municipal market issuance. This was partially offset by strong cash flows from Financial Guarantee operations and investment activities and an increase in the market value of the investment portfolio resulting from lower interest rates at December 31, 2000 compared to December 31, 1999. Stockholders' equity as of December 31, 2000 was $2.60 billion, an increase of 29% from $2.02 billion at year-end 1999. The increase resulted primarily from net income for the year and net unrealized gains in the investment portfolio (classified as "Accumulated Other Comprehensive Income (Loss)" in stockholders' equity).

      The following table summarizes the composition of the fair value of the Company's investment portfolio by segment at December 31, 2000, and 1999:

                                                             Financial     Financial
(Dollars in millions)                                        Guarantee      Services          Other          Total
------------------------------------------------------------------------------------------------------------------
2000:
Fixed income securities:
Municipal obligations                                         $3,328.8       $  86.2        $    --       $3,415.0
Corporate obligations                                            422.1         551.6            7.0          980.7
Foreign government obligations                                    35.4            --             --           35.4
U.S. government obligations                                       49.4          23.3             --           72.7
Mortgage- and asset-backed securities
  (includes U.S. government agency obligations)                  262.9       2,058.5             --        2,321.4
Other                                                              0.7           0.2            5.0            5.9
------------------------------------------------------------------------------------------------------------------
                                                               4,099.3       2,719.8           12.0        6,831.1
Short-term                                                       218.5           0.5           34.5          253.5
------------------------------------------------------------------------------------------------------------------
                                                               4,317.8       2,720.3           46.5        7,084.6
------------------------------------------------------------------------------------------------------------------
Fixed income securities pledged as collateral:
Mortgage- and asset-backed securities
  (includes U.S. government agency obligations)                     --       1,239.3             --        1,239.3
------------------------------------------------------------------------------------------------------------------
     Total investments                                        $4,317.8      $3,959.6          $46.5       $8,323.9
------------------------------------------------------------------------------------------------------------------
Percent total                                                     51.9%         47.6%           0.5%           100%
------------------------------------------------------------------------------------------------------------------
1999:
Fixed income securities:
Municipal obligations                                         $2,923.5       $  39.4        $    --       $2,962.9
Corporate obligations                                            401.5         582.4            5.7          989.6
Foreign government obligations                                    19.0            --             --           19.0
U.S. government obligations                                       60.9           1.6             --           62.5
Mortgage- and asset-backed securities
  (including U.S. government agency obligations)                 111.0       2,612.7             --        2,723.7
Other                                                               --            --            3.1            3.1
------------------------------------------------------------------------------------------------------------------
                                                               3,515.9       3,236.1            8.8        6,760.8
Short-term                                                       207.1           1.5           12.3          220.9
------------------------------------------------------------------------------------------------------------------
                                                               3,723.0       3,237.6           21.1        6,981.7
------------------------------------------------------------------------------------------------------------------
Fixed income securities pledged as collateral:
Mortgage- and asset-backed securities
  (including U.S. government agency obligations)                    --       1,980.8             --        1,980.8
------------------------------------------------------------------------------------------------------------------
    Total investments                                         $3,723.0      $5,218.4          $21.1       $8,962.5
------------------------------------------------------------------------------------------------------------------
Percent total                                                     41.5%         58.2%           0.3%           100%
------------------------------------------------------------------------------------------------------------------


                                                                            (30)

The Company's investment objectives for the financial guarantee portfolio are to maintain an investment duration that closely approximates the expected duration of related financial guarantee liabilities and achieve the highest after-tax net investment income, while maintaining a conservative credit risk profile. The financial guarantee investment portfolio is subject to internal investment guidelines, which are approved by the Company's board of directors. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits. As of December 31, 2000 and 1999, the Company's financial guarantee investment portfolio had a weighted average credit rating of AA.

      Approximately 92% and 87% of the mortgage- and asset-backed securities in the financial guarantee portfolio is composed of securities issued by various U.S. government agencies, as of December 31, 2000 and 1999, respectively.

      Short-term investments in the financial guarantee portfolio consisted primarily of money market funds, foreign and domestic time deposits, and discount notes.

      The financial services investment portfolio consists primarily of assets funded with the proceeds from the issuance of investment agreement liabilities. The investment objectives of the portfolio are to match the investment security maturity schedule to the maturity schedule of related liabilities under the investment agreements and achieve the highest after-tax net investment income. The investment portfolio is subject to internal investment guidelines which are approved by the Company's board of directors. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits. As of December 31, 2000 and 1999, the Company's Financial Services investment portfolio had a weighted average credit rating of AA.

      Approximately 52% and 51% of the mortgage- and asset-backed securities in the financial services portfolio is composed of securities issued by various U.S. government agencies, as of December 31, 2000 and 1999, respectively.

Cash Flows. Net cash provided by operating activities was $481.3 million, $454.4 million and $327.8 million during 2000, 1999 and 1998, respectively. These cash flows were primarily provided by the financial guarantee operations. Net cash (used in) provided by financing activities was ($1,226.0) million, $181.2 million and $1,723.0 million during 2000, 1999 and 1998, respectively. Financing activity in 2000 included $1,217.8 million used by the investment agreement business for net draws paid (net of investment agreements issued). Financing activities for the years ended 1999 and 1998 included $199.2 million and $1,391.9 million, respectively, in net investment agreements issued (net of draws paid). The total cash (used in) provided by operating and financing activities was ($744.6) million, $635.6 million and $2,050.8 million during 2000, 1999 and 1998, respectively. From these totals, $776.5 million, ($630.3) million and ($2,051.8) million was provided by (used in) investing activities, principally net proceeds from sales and maturities of investment securities during 2000 and primarily net purchases of investment securities during 1999 and 1998, respectively.

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

Credit Risk. The Company is exposed to credit risk in various capacities including as an issuer of financial guarantees, as counterparty to derivative and other financial contracts and as a holder of investment securities. The Company's Portfolio Risk Management Committee ("PRMC") employs various procedures and controls to monitor and manage credit risk. The PRMC is comprised of senior credit professionals and senior management of the Company. Its purview is enterprise-wide and its focus is on risk limits and measurement, concentration and correlation of risk, and capital attribution in a portfolio context.

      All financial guarantees issued are subject to a formal underwriting process. Various factors affecting the credit worthiness of the underlying obligation are evaluated during the underwriting process. Senior credit personnel approve all transactions prior to issuing a financial guarantee. Subsequent to issuance of a financial guarantee, the Company periodically performs reviews of exposures according to a pre-determined schedule based on the risk profile of the guaranteed obligations.

      The company manages credit risk associated with its investment portfolio through adherence to specific investment guidelines. These guidelines establish limits based upon single risk concentration limits and minimum credit rating standards. Additionally, senior credit personnel monitor the portfolio on a continuous basis.

Market Risk. Market risk represents the potential for losses that may result from changes in the value of a financial instrument as a result of changes in market conditions. The primary market risks that would impact the value of the Company's financial instruments are interest rate risk, basis risk (taxable interest rates relative to tax-exempt interest rates, discussed below) and credit spread risk. Below we discuss each of these risks and the specific types of financial instruments impacted. Senior managers in the Company's Risk Management group are responsible for monitoring risk limits and applying risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. The Company utilizes various systems, models and stress test scenarios to monitor and manage market risk. This process includes frequent analyses of both parallel and non-parallel shifts in the yield curve, "Value-at-Risk" ("VaR") and changes in credit spreads. These models include estimates, made by management, which utilize current and historical market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

      Financial instruments that may be adversely affected by changes in interest rates consist primarily of investment securities, investment agreement liabilities, debentures, and cer-


(31)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

tain derivative contracts (primarily interest rate swaps) used for hedging purposes. The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of the Company's investment securities, investment agreement liabilities, debentures and derivative hedges, assuming immediate changes in interest rates at specified levels at December 31, 2000 and 1999:

(Dollars in millions)                                                  Estimated
                                               Estimated net       change in net
Change in interest rates                          fair value          fair value
--------------------------------------------------------------------------------
2000:
300 basis point rise                                 $ 3,004            $  (967)
200 basis point rise                                   3,334               (637)
100 basis point rise                                   3,657               (314)
Base scenario                                          3,971                 --
100 basis point decline                                4,278                307
200 basis point decline                                4,576                605
300 basis point decline                                4,864                893
--------------------------------------------------------------------------------
1999:
300 basis point rise                                 $ 2,513            $  (927)
200 basis point rise                                   2,814               (626)
100 basis point rise                                   3,123               (317)
Base scenario                                          3,440                 --
100 basis point decline                                3,763                323
200 basis point decline                                4,098                658
300 basis point decline                                4,454              1,014
================================================================================

Financial instruments that may be adversely affected by changes in basis include the Company's municipal interest rate swap portfolio. The Company, through its affiliate Ambac Financial Services, L.P. ("AFSLP"), is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP manages its business with the goal of being market neutral to changes in overall interest rates, while seeking to profit from retaining some basis risk. If actual or projected tax-exempt interest rates change in relation to taxable interest rates, the Company will experience a mark-to-market gain or loss. Since late 1995, most municipal interest rate swaps transacted by AFSLP contain provisions that are designed to protect the Company against certain forms of tax reform, thus mitigating its basis risk. The estimation of potential losses arising from adverse changes in market relationships, known as VaR, is a key element in management's monitoring of basis risk for the municipal interest rate swap portfolio. The Company has developed a VaR methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. The Company's methodology estimates VaR using a 300-day historical "look back" period. This means that changes in market values are simulated using market inputs from the past 300 days. For the years ended December 31, 2000 and 1999, the Company's VaR, for its interest rate swap portfolio, calculated at a ninety-nine percent confidence level, averaged approximately $1.3 million and $1.1 million, respectively. The Company's VaR ranged from a high of $1.8 million to a low of $0.8 million in 2000, and from a high of $1.3 million to a low of $0.9 million in 1999. Since no single measure can capture all dimensions of market risk, the Company supplements its VaR methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of normal market conditions, which might cause abnormal volatility swings or disruptions of market relationships.

      Financial instruments that may be adversely affected by changes in credit spreads include the Company's outstanding structured credit derivative contracts. The Company, through its affiliate ACP, enters into structured credit derivative contracts. These contracts require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). If credit spreads of the underlying obligations change, the market value of the related structured credit derivative changes. As such, ACP could experience mark-to-market gains or losses. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. The majority of ACP's contracts are partially hedged with various financial institutions or structured with first loss protection. Such structuring mitigates ACP's risk of loss and reduces the price volatility of these financial instruments. Personnel in the Company's credit surveillance group monitor credit spread risk. Additionally, management models the potential impact of credit spread changes on the value of its contracts. The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of the Company's net structured credit derivative position assuming immediate changes in credit spreads at specified levels at December 31, 2000 and 1999:

(Dollars in millions)                                                  Estimated
                                                 Estimated net        unrealized
Change in credit spreads                            fair value         gain/loss
--------------------------------------------------------------------------------
2000:
75 basis point widening                                  $(14)             $ (7)
50 basis point widening                                   (11)               (4)
25 basis point widening                                    (8)               (1)
Base scenario                                              (7)               --
25 basis point narrowing                                   (4)                3
50 basis point narrowing                                    0                 7
75 basis point narrowing                                    4                11
--------------------------------------------------------------------------------
1999:
75 basis point widening                                  $ (4)             $ (3)
50 basis point widening                                    (3)               (2)
25 basis point widening                                    (1)               (1)
Base scenario                                              (1)               --
25 basis point narrowing                                    1                 2
50 basis point narrowing                                    2                 3
75 basis point narrowing                                    2                 3
================================================================================


                                                                            (32)

Liquidity Risk. Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in financial guarantee contracts, structured credit derivatives, investment agreements, interest rate swaps and futures contracts. Ambac Assurance manages its liquidity risk by maintaining a comprehensive daily analysis of projected cash flows. Additionally, Ambac Assurance maintains a minimum level of cash and short-term investments at all times. ACP manages the liquidity risk inherent in the structured credit derivative portfolio by holding cash and short-term investments, closely matching the dates that derivative payments are made and received, and by maintaining a revolving credit agreement. The investment agreement business manages liquidity risk by matching the maturity schedules of its invested assets, including hedges, with the maturity schedules of its investment agreement liabilities. Additionally, the Company's policy is to maintain a minimum level of cash and short-term assets equivalent to a specified percentage of its investment agreement liabilities outstanding. AFSLP maintains cash and short-term investments, closely matches the dates swap payments are made and received, and limits the amount of risk hedged with futures contracts. See additional discussion in "Liquidity and Capital Resources" section.

Operational Risk. Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. The Company mitigates operational risk by maintaining systems and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with regulations.

Legal Risk. Legal risks attendant to the Company's businesses include uncertainty with respect to the enforceability of the obligations insured by Ambac Assurance and the security therefor, as well as uncertainty with respect to the enforceability of the obligations of the Company's counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

Footnotes.

(1) Adjusted gross premiums ("AGP") written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure the financial results of the Company. AGP written, which the Company reports as analytical data, is defined as gross up-front premiums written plus the present value of estimated future installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of AGP written used by the Company may differ from definitions of AGP written used by other public holding companies of financial guarantee insurers.

AGP written includes the net retention on international business written pursuant to a reinsurance arrangement with MBIA.

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


(33)

                     Report on Management's Responsibilities

The management of Ambac Financial Group, Inc. is responsible for the integrity and objectivity of the financial statements and all other financial information presented in this Annual Report and for assuring that such information fairly presents the consolidated financial position and operating results of Ambac Financial Group, Inc. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America using management's best estimates and judgment. The financial information presented elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

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

      Ambac Financial Group, Inc.'s consolidated financial statements have been audited by KPMG LLP, independent auditors, whose audits were made in accordance with auditing standards generally accepted in the United States of America and included a review of internal accounting controls to the extent necessary to express an opinion on the fairness of the consolidated financial statements.

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


/s/ Phillip B. Lassiter

Phillip B. Lassiter
Chairman and Chief Executive Officer


/s/ Frank J. Bivona

Frank J. Bivona
Vice Chairman and Chief Financial Officer

January 22, 2001

                          Independent Auditors' Report

To the Board of Directors and Stockholders
Ambac Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of Ambac Financial Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

KPMG LLP
New York, New York

January 22, 2001


                                                                            (34)

                           Consolidated Balance Sheets

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in thousands, except share amounts)  December 31,                            2000               1999
-------------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
     Fixed income securities, at fair value
          (amortized cost of $6,743,450 in 2000 and $7,019,043 in 1999)        $ 6,825,152        $ 6,757,706
     Fixed income securities pledged as collateral, at fair value
          (amortized cost of $1,238,401 in 2000 and $2,009,141 in 1999)          1,239,349          1,980,765
     Short-term investments, at cost (approximates fair value)                     253,519            220,896
     Other, at cost                                                                  5,852              3,168
-------------------------------------------------------------------------------------------------------------
          Total investments                                                      8,323,872          8,962,535
Cash                                                                                20,493             13,588
Cash pledged as collateral                                                          24,935                 --
Securities purchased under agreements to resell                                    255,786            103,000
Receivable for investment agreements                                                 6,663             45,918
Receivable for securities sold                                                       1,926             15,369
Investment income due and accrued                                                  130,692            128,668
Reinsurance recoverable                                                              1,091                500
Prepaid reinsurance                                                                242,604            217,977
Deferred acquisition costs                                                         153,424            135,324
Deferred income taxes                                                                   --             57,377
Loans                                                                              695,251            685,488
Receivable from brokers and dealers                                                     --            717,000
Other assets                                                                       263,563            262,352
-------------------------------------------------------------------------------------------------------------
          Total assets                                                         $10,120,300        $11,345,096
=============================================================================================================

=============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
     Unearned premiums                                                         $ 1,546,290        $ 1,431,076
     Losses and loss adjustment expense reserve                                    132,445            121,475
     Ceded reinsurance balances payable                                             10,892             15,028
     Obligations under investment and payment agreements                         3,509,049          4,180,513
     Obligations under investment repurchase agreements                          1,383,882          1,959,741
     Deferred income taxes                                                         106,035                 --
     Current income taxes                                                           25,628             24,831
     Debentures                                                                    424,061            423,995
     Accrued interest payable                                                       90,575             91,142
     Other liabilities                                                             291,394            268,696
     Payable to brokers and dealers                                                     --            717,000
     Payable for securities purchased                                                3,935             93,149
-------------------------------------------------------------------------------------------------------------
          Total liabilities                                                      7,524,186          9,326,646
-------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, par value $0.01 per share; authorized shares -
          4,000,000; issued and outstanding shares - none                               --                 --
     Common stock, par value $0.01 per share; authorized shares -
          200,000,000 at December 31, 2000 and December 31, 1999; issued shares - 106,020,537 at December 31, 2000 and
          70,680,384 at December 31, 1999                                            1,060                707
     Additional paid-in capital                                                    533,558            525,012
     Accumulated other comprehensive income (loss)                                  45,154           (187,540)
     Retained earnings                                                           2,035,209          1,713,446
     Common stock held in treasury at cost, 469,932 shares at
          December 31, 2000 and 722,592 at December 31, 1999                       (18,867)           (33,175)
-------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                             2,596,114          2,018,450
-------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity                           $10,120,300        $11,345,096
=============================================================================================================

See accompanying Notes to Consolidated Financial Statements.


(35)

                      Consolidated Statements of Operations

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in thousands except share amounts)  Years Ended December 31,             2000                  1999                  1998
----------------------------------------------------------------------------------------------------------------------------------
REVENUES:
Financial Guarantee:
     Gross premiums written                                                   $483,082              $445,242              $361,011
     Ceded premiums written                                                    (80,789)              (61,845)              (49,563)
----------------------------------------------------------------------------------------------------------------------------------
          Net premiums written                                                $402,293              $383,397              $311,448
==================================================================================================================================
     Net premiums earned                                                      $311,276              $264,426              $212,684
     Net fees earned and other income                                           12,417                 6,054                 5,781
     Net investment income                                                     241,047               209,284               186,190
     Net realized gains (losses)                                                   681                (5,675)                3,735
Financial Services:
     Net revenue                                                                62,675                51,607                49,510
     Net realized losses                                                        (9,110)               (3,124)              (17,096)
Other:
     Revenue                                                                     2,316                 9,906                13,725
     Net realized gains                                                              8                   797                 2,507
----------------------------------------------------------------------------------------------------------------------------------
          Total revenues                                                       621,310               533,275               457,036
----------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Financial Guarantee:
     Losses and loss adjustment expenses                                        15,000                11,000                 6,000
     Underwriting and operating expenses                                        55,235                48,804                46,720
Financial Services                                                              24,805                25,782                35,540
Interest                                                                        37,477                36,525                32,761
Other                                                                            6,669                 6,506                 7,103
----------------------------------------------------------------------------------------------------------------------------------
          Total expenses                                                       139,186               128,617               128,124
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                     482,124               404,658               328,912
Provision for income taxes                                                     115,952                96,741                74,918
----------------------------------------------------------------------------------------------------------------------------------
          Net income                                                          $366,172              $307,917              $253,994
==================================================================================================================================
Net income per share:
     Basic                                                                       $3.49                 $2.94                 $2.42
     Diluted                                                                     $3.41                 $2.88                 $2.37
==================================================================================================================================
Weighted average number of common shares outstanding:
     Basic                                                                 105,031,473           104,869,721           104,909,565
     Diluted                                                               107,415,430           107,049,315           106,995,080
==================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                                                            (36)

                 Consolidated Statements of Stockholders' Equity

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in thousands)  Years Ended December 31,                  2000                      1999                      1998
----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
     Balance at January 1                              $ 1,713,446               $ 1,449,832               $ 1,262,740
     Net income                                            366,172    $ 366,172      307,917    $ 307,917      253,994    $253,994
                                                                      ---------                 ---------                 --------
     Dividends declared - common stock                     (32,213)                  (29,366)                  (26,571)
     Exercise of stock options                             (12,196)                  (14,937)                  (40,331)
                                                       -----------               -----------               -----------
     Balance at December 31                            $ 2,035,209               $ 1,713,446               $ 1,449,832
                                                       -----------               -----------               -----------
ACCUMULATED OTHER COMPREHENSIVE
     INCOME (LOSS):
     Balance at January 1                              $  (187,540)              $   159,313               $   135,223
     Unrealized gains (losses) on securities,
         $373,291, ($552,645), and
         $36,476, pre-tax in 2000, 1999
         and 1998, respectively(1)                                     234,178                   (346,211)                  23,889
     Foreign currency (loss) gain                                       (1,484)                      (642)                     201
                                                                      --------                  ---------                 --------
     Other comprehensive income (loss)                     232,694     232,694      (346,853)    (346,853)      24,090    $ 24,090
                                                       -----------    --------   -----------    ---------  -----------    --------
     Total comprehensive income (loss)                                $598,866                 $ (38,936)                 $278,084
                                                                      ========                  =========                 ========
     Balance at December 31                            $    45,154               $  (187,540)              $   159,313
                                                       -----------               -----------               -----------

PREFERRED STOCK:
     Balance at January 1 and December 31              $        --               $        --               $        --
                                                       -----------               -----------               -----------

COMMON STOCK:
     Balance at January 1                              $       707               $       707               $       707
     Stock split effected as dividend                          353                        --                        --
                                                       -----------               -----------               -----------
     Balance at December 31                            $     1,060               $       707               $       707
                                                       -----------               -----------               -----------

ADDITIONAL PAID-IN CAPITAL:
     Balance at January 1                              $   525,012               $   519,305               $   500,107
     Exercise of stock options                               8,899                     5,707                    19,198
     Stock split effected as dividend                         (353)                       --                        --
                                                       -----------               -----------               -----------
     Balance at December 31                            $   533,558               $   525,012               $   519,305
                                                       -----------               -----------               -----------

COMMON STOCK HELD IN TREASURY
     AT COST:
     Balance at January 1                              $   (33,175)              $   (33,067)              $   (26,295)
     Cost of shares acquired                               (23,618)                  (17,626)                  (52,738)
     Shares issued under equity plans                       37,926                    17,518                    45,966
                                                       -----------               -----------               -----------
     Balance at December 31                            $   (18,867)              $   (33,175)              $   (33,067)
                                                       -----------               -----------               -----------
TOTAL STOCKHOLDERS' EQUITY
     AT DECEMBER 31                                    $ 2,596,114               $ 2,018,450               $ 2,096,090
                                                       ===========               ===========               ===========
(1)Disclosure of reclassification amount:
Unrealized holding gains (losses) arising
     during period                                     $   230,985               $  (351,412)              $    34,526
Less: reclassification adjustment for net (losses)
     gains included in net income                           (3,193)                   (5,201)                   10,637
                                                       -----------               -----------               -----------
Net unrealized gains (losses) on securities            $   234,178               $  (346,211)              $    23,889
==================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


(37)

                      Consolidated Statements of Cash Flows

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in thousands)  Years Ended December 31,                              2000                  1999                  1998
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                             $   366,172           $   307,917           $   253,994
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                                           3,614                 2,969                 2,460
     Amortization of bond premium and discount                             (12,972)               (4,444)               (4,942)
     Current income taxes                                                      797                17,882                (2,067)
     Deferred income taxes                                                  24,300                 3,274                (2,034)
     Deferred acquisition costs                                            (18,100)              (14,705)              (14,623)
     Unearned premiums, net                                                 90,587               118,805                98,796
     Losses and loss adjustment expenses                                    10,379                 8,819                13,030
     Ceded reinsurance balances payable                                     (4,136)                8,452                (2,682)
     Investment income due and accrued                                      (2,024)               (2,739)              (47,239)
     Accrued interest payable                                                 (567)                1,527                43,598
     Net realized losses                                                     8,421                 8,002                10,854
     Other, net                                                             14,857                (1,359)              (21,349)
------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                        481,328               454,400               327,796
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of bonds                                             1,636,904             2,403,583             2,020,463
Proceeds from matured bonds                                              1,843,482             1,371,715             1,034,511
Purchases of bonds                                                      (2,502,176)           (4,427,369)           (4,746,366)
Change in short-term investments                                           (32,623)             (101,368)               16,750
Securities purchased under agreements to resell                           (152,786)              149,295              (166,829)
Loans                                                                       (9,763)              (11,558)             (170,738)
Other, net                                                                  (6,553)              (14,591)              (39,617)
------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) investing activities              776,485              (630,293)           (2,051,826)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid                                                             (32,213)              (29,366)              (26,571)
Proceeds from issuance of investment agreements                          1,637,935             3,051,508             3,628,266
Payments for investment agreement draws                                 (2,855,766)           (2,852,350)           (2,236,348)
Proceeds from issuance of debentures                                            --                    --               193,700
Payment agreements                                                           9,763                11,558               170,738
Purchases of treasury stock                                                (23,618)              (17,626)              (52,738)
Proceeds from sale of treasury stock                                        37,926                17,518                45,966
------------------------------------------------------------------------------------------------------------------------------
          Net cash (used in) provided by financing activities           (1,225,973)              181,242             1,723,013
------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOW                                                               31,840                 5,349                (1,017)
Cash and cash pledged as collateral at January 1                            13,588                 8,239                 9,256
------------------------------------------------------------------------------------------------------------------------------
Cash and cash pledged as collateral at December 31                     $    45,428           $    13,588           $     8,239
==============================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
          Income taxes                                                 $    82,400           $    70,100           $    66,853
==============================================================================================================================
          Interest expense on debt                                     $    34,304           $    36,743           $    33,056
==============================================================================================================================
          Interest expense on investment agreements                    $   286,589           $   298,309           $   252,713
==============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                                                            (38)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

1 BACKGROUND

Ambac Financial Group, Inc. ("AFGI") is a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world. AFGI's principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), a leading provider of financial guarantees for municipal and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. AFGI's Financial Services segment provides financial and investment products including investment agreements, interest rate swaps, funding conduits, investment advisory and cash management services, principally to its financial guarantee clients which include municipalities and their authorities, school districts, health care organizations and asset-backed issuers.

2 SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of AFGI and subsidiaries (the "Company") have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of the Company are described below:

Consolidation: The consolidated financial statements include the accounts of AFGI and its subsidiaries. All significant intercompany balances have been eliminated.

Net Income Per Share: Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted net income per share is computed similar to basic net income per share except that the weighted average shares outstanding are increased to include 2,383,957, 2,179,594 and 2,085,515 additional shares from the assumed conversion of dilutive stock options and restricted stock units at December 31, 2000, 1999 and 1998, respectively. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.

Investments: The Company's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income (Loss)" in stockholders' equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

Securities Purchased under Agreements to Resell and Securities Sold Under Agreements to Repurchase: Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. Securities sold under agreements to repurchase are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company nets securities purchased under agreements to resell and securities sold under agreements to repurchase that are executed with the same counterparty under legally enforceable netting agreements that meet the applicable netting criteria. At December 31, 2000 and 1999, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

Loans: Loans are reported at their outstanding unpaid principal balances, net of any deferred fees. Interest income is accrued on the unpaid principal balance. Deferred fees are amortized to income over the contractual life of the loan using the interest method or the straight-line method if not materially different.


(39)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

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

Losses and Loss Adjustment Expense Reserve: The reserve for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the expected annual levels of debt service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default. When losses occur (actual monetary defaults or defaults which are imminent on guaranteed obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. During 2000, 1999 and 1998, paid losses, net of salvage received, were $4,622, $2,182, and ($7,030), respectively. All or parts of case basis loss reserves are allocated from any ACR available.

      Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

Deferred Acquisition Costs: Certain costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $22,472, $20,843 and $18,248 for 2000, 1999 and 1998, respectively. Deferred acquisition costs, net of such amortization, amounted to $18,100, $14,705 and $14,623 for 2000, 1999 and 1998, respectively.

Depreciation and Amortization: Depreciation of furniture and fixtures and electronic data processing equipment is charged over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including goodwill attributable to the acquisition of certain subsidiaries, is charged over the estimated useful lives of the respective assets, ranging from three to 15 years, using the straight-line method.

Derivative Contracts: Derivative Contracts Held for Purposes Other Than Trading:
The Company uses derivative contracts (primarily interest rate swaps) for hedging purposes as part of its overall interest rate risk management.

      Interest rate swaps that are linked with existing liabilities are accounted for as a hedge of those liabilities, using the accrual method as an adjustment to interest expense. Interest rate swaps that are linked with existing assets classified as available for sale are accounted for as hedges of those assets, using the accrual method as an adjustment to interest income, with unrealized gains and losses included as a component of "Accumulated Other Comprehensive Income (Loss)" in stockholders' equity, net of deferred tax. Interest rate risk is managed through the linkage of the interest rate swaps, which synthetically changes the nature of the underlying asset or liability (for example, from a fixed to floating interest rate obligation). Effective January 1, 2001, the Company will change its accounting for derivative hedging. See "Accounting Standards" section of these Notes to Consolidated Financial Statements for details.

Derivative Contracts Held for Trading Purposes: The Company, through its subsidiary Ambac Financial Services, L.P. ("AFSLP"), provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. The Company, through its subsidiary Ambac Credit Products LLC ("ACP"), enters into structured credit derivative transactions with various financial institutions. AFSLP's interest rate swaps and ACP's structured credit derivatives are classified as held for trading purposes. These contracts are


                                                                            (40)
recorded on trade date at fair value. Changes in fair value are recorded as a component of Financial Services segment income for interest rate swaps and as a component of Financial Guarantee segment income for structured credit derivatives. The fair values of interest rate swaps and structured credit derivatives are determined by broker quotes or valuation models (when broker quotes are not available). Contracts are recorded on the balance sheet on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for interest rate swaps and structured credit derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

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

Foreign Currency: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52 "Foreign Currency Translation" ("FAS 52"). Under FAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency gains and losses arising primarily from transactions in or translation of short-term investment securities and cash denominated in foreign currency are reflected in net income. The Consolidated Statements of Operations include pre-tax losses from such foreign exchange items of $4,809, $841 and $129 for 2000, 1999 and 1998, respectively.

Securitization of Financial Assets: From time to time, the Company sells certain financial assets to a qualifying special-purpose entity ("QSPE"). The QSPE is a non-consolidated, bankruptcy-remote entity. It finances its purchases through issuance of beneficial interests in the form of medium-term notes that are collateralized by the purchased financial assets. Proceeds from sales to the QSPE were $159,937, $100,027 and $0 for 2000, 1999 and 1998, respectively.

      Under the terms of an administrative services agreement, the Company will provide the QSPE certain administrative and operational support duties, including servicing responsibilities. The Company received up-front fees for providing such services of $180, $60 and $0, for 2000, 1999 and 1998, respectively. These fees are amortized over the life of the medium-term notes. The Company has not retained any interest in the transferred assets.

Accounting Standards: In June 1998, the Financial Accounting Standards Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, as amended by FAS 138 and related implementation guidance (collectively "the Standard"), establishes accounting and reporting standards for derivative instruments and hedging activities. The Company will adopt the Standard on January 1, 2001. The Standard requires the Company to record all of its derivative contracts on the balance sheet at fair value. The recognition of the change in the fair value of such derivative contracts depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. Upon adoption the Company will record transition adjustment losses of $0.9 million (net of related income tax) in Accumulated Other Comprehensive Income and $0.4 million (net of related income tax) in net income. Further, the adoption of the Standard will result in the Company recognizing $7.1 million of derivative instrument assets, $2.6 million of derivative instrument liabilities, and increasing the carrying amounts of hedged liabilities by $6.5 million.


(41)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

      The Company currently expects that its derivative contracts held for purposes other than trading (primarily interest rate swaps) will be effective as hedges. As such, it does not expect that the adoption of the Standard will increase the volatility of reported earnings.

      Currently, both AFSLP and ACP provide derivative contracts classified as held for trading purposes and therefore present the changes in fair value of their derivative transactions as a component of the Company's operating income.

      In September 2000, the Financial Accounting Standards Board issued FAS Statement 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FAS 125)" ("FAS 140"). FAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The statement requires the Company to reclassify certain financial assets pledged as collateral and to disclose certain information about its collateral activities. The Company has implemented FAS 140 as of December 31, 2000. There was no impact on the financial results of the Company other than the reclassification and/or disclosure about certain financial assets pledged or accepted as collateral.

Reclassifications: Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

3 STOCK SPLIT

On October 18, 2000, the Company's board of directors approved a three-for-two split of the Company's common stock in the form of a 50% common stock dividend, payable on December 12, 2000 to shareholders of record on November 27, 2000. This resulted in the issuance of 35,300,000 shares of common stock along with a corresponding decrease of $353 in "Additional Paid-in Capital" in stockholders' equity. All references to the number of shares (other than common stock authorized at December 31, 2000 and 1999, and common stock issued at December 31, 1999), per share amounts, cash dividends and any other reference to shares in the consolidated financial statements and the related notes, have been adjusted to reflect the split on a retroactive basis. Previously awarded stock options and restricted stock units have been adjusted to reflect the split.

4 INVESTMENTS

The amortized cost and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2000 and 1999 were as follows:

                                                                                  Gross               Gross           Estimated
                                                          Amortized          Unrealized          Unrealized                Fair
                                                               Cost               Gains              Losses               Value
-------------------------------------------------------------------------------------------------------------------------------
2000:
Fixed income securities:
Municipal obligations                                    $3,295,256          $  140,781          $   21,073          $3,414,964
Corporate obligations                                     1,027,211              15,840              62,305             980,746
Foreign government obligations                               36,241                  83                 954              35,370
U.S. government obligations                                  69,349               3,362                   1              72,709
Mortgage- and asset-backed securities
  (includes U.S. government agency obligations)           2,315,393              14,310               8,341           2,321,363
Short-term                                                  253,519                  --                  --             253,519
-------------------------------------------------------------------------------------------------------------------------------
                                                          6,996,969             174,376              92,674           7,078,671
-------------------------------------------------------------------------------------------------------------------------------
Fixed income securities pledged as collateral:
Mortgage- and asset-backed securities
  (includes U.S. government agency obligations)           1,238,401               3,170               2,222           1,239,349
-------------------------------------------------------------------------------------------------------------------------------
  Total investments                                      $8,235,370          $  177,546          $   94,896          $8,318,020
-------------------------------------------------------------------------------------------------------------------------------
1999:
Fixed income securities:
Municipal obligations                                    $3,094,469          $   40,986          $  172,516          $2,962,939
Corporate obligations                                     1,074,558               8,538              93,636             989,460
Foreign government obligations                               19,544                  85                 585              19,044
U.S. government obligations                                  63,197                 778               1,496              62,479
Mortgage- and asset-backed securities
  (includes U.S. government agency obligations)           2,767,275               1,014              44,505           2,723,784
Short-term                                                  220,896                  --                  --             220,896
-------------------------------------------------------------------------------------------------------------------------------
                                                          7,239,939              51,401             312,738           6,978,602
-------------------------------------------------------------------------------------------------------------------------------
Fixed income securities pledged as collateral:
Mortgage- and asset-backed securities
  (includes U.S. government agency obligations)           2,009,141                  --              28,376           1,980,765
-------------------------------------------------------------------------------------------------------------------------------
  Total investments                                      $9,249,080          $   51,401          $  341,114          $8,959,367
===============================================================================================================================


                                                                            (42)

The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2000, by contractual maturity, were as follows:

                                                   Amortized           Estimated
                                                        Cost          Fair Value
--------------------------------------------------------------------------------
Due in one year or less                           $  383,124          $  384,392
Due after one year through five years                388,782             399,150
Due after five years through ten years               381,101             394,283
Due after ten years                                3,528,569           3,579,483
--------------------------------------------------------------------------------
                                                   4,681,576           4,757,308
Mortgage- and asset-backed securities              3,553,794           3,560,712
--------------------------------------------------------------------------------
                                                  $8,235,370          $8,318,020
================================================================================

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

      Securities carried at $5,793 and $5,442 at December 31, 2000 and 1999, respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

      Net investment income from the Financial Guarantee segment was comprised of the following:

                                       2000              1999              1998
--------------------------------------------------------------------------------
Fixed income securities           $ 232,876         $ 202,805         $ 181,437
Short-term investments                9,904             7,790             8,139
--------------------------------------------------------------------------------
Total investment income             242,780           210,595           189,576
Investment expense                   (1,733)           (1,311)           (3,386)
--------------------------------------------------------------------------------
Net investment income             $ 241,047         $ 209,284         $ 186,190
================================================================================

The Financial Guarantee segment had gross realized gains of $9,633, $8,050 and $14,219 in 2000, 1999 and 1998, respectively, and gross realized losses of $8,952, $13,725 and $10,484 in 2000, 1999 and 1998, respectively.

      Net investment income related to the investment agreement business comprises gross investment income from its investment portfolio less interest expense from investment agreement liabilities, and is a component of Financial Services net revenue. The following table summarizes net investment income for the investment agreement business:

                                          2000             1999             1998
--------------------------------------------------------------------------------
Gross interest income                 $303,165         $323,175         $281,904
Gross interest expense                 283,003          299,523          263,586
--------------------------------------------------------------------------------
  Net investment income               $ 20,162         $ 23,652         $ 18,318
================================================================================

The Financial Services segment had gross realized gains of $5,605, $44,634 and $22,592 in 2000, 1999 and 1998, respectively, and gross realized losses of $14,715, $47,758 and $39,688 in 2000, 1999 and 1998, respectively. Gross realized gains and losses in 2000 and 1999 reflect actions taken to re-balance the investment agreement investment portfolio. This re-balancing caused the cash flows of invested assets to be more naturally matched to the cash flows of related liabilities, which allowed the Company to significantly reduce its derivative hedges. Gross realized gains and losses in 1998 include amounts related to a trading position, which represented a small portion of the Company's assets, containing high quality municipal bonds hedged with treasury futures. The gains were $2,967 and losses were $18,638. Gross realized losses in 1998 also includes the Company's $11,548 write-off of its investment in its electronic commerce business initiative.

      As of December 31, 2000 and 1999, the Company held securities subject to agreements to resell for $255,786 and $103,000, respectively. The fair value of those securities at December 31, 2000 and 1999 amounted to $274,682 and $105,505, respectively, of which $201,888 and $63,271, respectively, was pledged to counterparties in connection with certain investment agreements (including agreements structured as investment repurchase agreements).

      In conjunction with its investment agreement business, the Company routinely enters into security collateral swaps, whereby repurchase and reverse repurchase agreements are entered into simultaneously with the same counterparty. Under the terms of the security collateral swap agreements, both the Company and the counterparties have identical rights to pledge or rehypothecate the securities sold or purchased under the agreement. The fair value of securities sold by the Company under agreements to repurchase amounted to $1,239,349 and $1,980,765 at December 31, 2000 and 1999, respectively. Such amounts have been classified separately as "Fixed income securities pledged as collateral" on the Consolidated Balance Sheets. The fair value of securities simultaneously purchased by the Company under agreements to resell amounted to $1,219,309 and $1,708,261 at December 31, 2000 and 1999, respectively.

      Securities that are purchased under agreements to resell under the security collateral swap arrangement are typically pledged in connection with certain investment agreements (including agreements structured as investment repurchase agreements). As of December 31, 2000 and 1999, the Company had repledged to certain municipalities securities purchased under agreements to resell with a fair value of $1,074,714 and $1,708,261, respectively. As of December 31, 2000 and 1999, the Company had pledged securities from its investment portfolio with a fair value of $1,491,318 and $1,865,606 to investment agreement counterparties. Securities pledged to investment agreement counterparties are typically maintained in a tri-party collateral account and cannot be pledged or rehypothecated by the counterparty.

      The Company had entered into a security borrowing agreement, the purpose of which was to limit the Company's cost of collateralizing certain investment agreements (including agreements structured as investment repurchase agreements) by reducing the use of securities purchased under agreements to resell. The agreement was terminated during 2000. As of December 31, 1999, the Company had $717,000 in outstanding securities borrowed. The borrowings and related pledged securities are classified as "Payable to brokers and dealers" and "Receivable from brokers and dealers," respectively, on the Consolidated Balance Sheets.

      At December 31, 2000, the Company also had pledged cash to brokers with regard to its interest rate swap and structured credit derivatives businesses in the amount of $24,935. Such amount has been classified separately as "Cash pledged as collateral" on the Consolidated Balance Sheets.


(43)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

5 LOANS

In the normal course of business, the Company has extended loans to customers participating in certain structured municipal transactions. The loans are collateralized with cash that the customers have deposited with a payment custodian in amounts adequate to repay the loan balance and interest thereon. Equipment and other assets underlying the transactions serve as additional collateral for the loans. The Company may act as the payment custodian and hold the funds posted as collateral. As of December 31, 2000 and 1999 the interest rates on these loans ranged from 6.25% to 8.42%.

6 REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

Years Ended
December 31,                    2000                                1999                               1998
------------------------------------------------------------------------------------------------------------------------
                      Written            Earned           Written            Earned           Written            Earned
------------------------------------------------------------------------------------------------------------------------
Direct              $ 440,111         $ 334,908         $ 420,669         $ 289,053         $ 333,652         $ 238,452
Assumed                42,971            32,530            24,573            19,161            27,359             7,367
Ceded                 (80,789)          (56,162)          (61,845)          (43,788)          (49,563)          (33,135)
------------------------------------------------------------------------------------------------------------------------
Net premiums        $ 402,293         $ 311,276         $ 383,397         $ 264,426         $ 311,448         $ 212,684
========================================================================================================================

The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2000, Ambac Assurance held letters of credit and collateral amounting to approximately $249,166 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. There were no reinsurance recoverables on paid losses as of December 31, 2000 and 1999. As of December 31, 2000, prepaid reinsurance of approximately $171,341 was associated with Ambac Assurance's three largest reinsurers. The Company pledged cash and fixed income securities to foreign insurers of $9,386 and $9,450 at December 31, 2000 and 1999, respectively, related to business assumed from those insurers.

      From 1995 to March 2000, Ambac Assurance and MBIA Insurance Corporation ("MBIA") marketed financial guarantees outside of the United States via an unincorporated joint venture, MBIAoAMBAC International (the "Joint Venture"). Under the Joint Venture, financial guarantee policies were issued separately by each of the companies. While retaining the right to act individually, each company had the opportunity to reinsure up to 50% of the international financial guarantee business written by the other company as part of the Joint Venture. In 2000, Ambac Assurance and MBIA restructured their Joint Venture arrangement. While Ambac Assurance and MBIA continued having reciprocal reinsurance arrangements for international business in 2000, the companies marketed and originated financial guarantees independently. Premiums assumed from MBIA under this arrangement were $37,384, $24,503 and $18,715 in 2000, 1999 and 1998, respectively, and premiums ceded to MBIA under this arrangement were $36,807, $27,418 and $15,505 in 2000, 1999 and 1998, respectively.

7 STOCKHOLDERS' EQUITY

The Company is authorized to issue 200,000,000 shares of Common Stock, par value $0.01 per share, of which 106,020,537 were issued as of December 31, 2000. The Company is also authorized to issue 4,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued and outstanding as of December 31, 2000.

      Dividends declared per share amounted to $0.31, $0.28 and $0.25 in 2000, 1999 and 1998, respectively.

      The board of directors of the Company (the "Board") has authorized the establishment of a stock repurchase program that permits the repurchase of up to 9,000,000 shares of the Company's Common Stock. As of December 31, 2000, approximately 7,491,000 shares had been repurchased under this program for an aggregate amount of $183,950.


                                                                            (44)

Stockholder Rights Plan: The Company adopted a Stockholder Rights Plan under which stockholders received (after giving effect to two stock splits since adoption of the Plan) one Right for each two shares of Common Stock owned. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $190 per share. The Rights generally detach and become exercisable when any person or group acquires 20% or more (or announces a tender offer for 20% or more) of the Company's Common Stock, at which time each Right (other than those held by the acquiring company) will entitle the holder to receive that number of shares of Common Stock of the Company with a value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each Right will entitle the holder to receive that number of shares of stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights, which expire on January 31, 2006, are redeemable in whole, but not in part, by action of the Board at a price of $0.01 per Right at any time prior to their becoming exercisable.

8 COMMITMENTS AND CONTINGENCIES

The Company is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                                          Amount
--------------------------------------------------------------------------------
2001                                                                     $ 6,363
2002                                                                       6,305
2003                                                                       6,316
2004                                                                       6,329
2005                                                                       5,836
All later years                                                           81,793
--------------------------------------------------------------------------------
                                                                        $112,942
================================================================================

Rent expense for the aforementioned leases amounted to $5,578, $5,347 and $5,537 for the years ended December 31, 2000, 1999 and 1998, respectively. Total future rental receipts under sublease agreements are estimated at $2,290.

9 INSURANCE REGULATORY RESTRICTIONS

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

      Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2000, the maximum amount that will be available during 2001 for payment of dividends by Ambac Assurance is approximately $165,000. Ambac Assurance paid cash dividends of $59,800, $52,000 and $48,000 on its common stock in 2000, 1999 and 1998, respectively.

      The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding or average annual debt service, as applicable, net of reinsurance and collateral, for a single risk to the insurer's qualified statutory capital, which is defined as the sum of the insurer's policyholder's surplus and contingency reserves. As of December 31, 2000 and 1999, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

      Statutory capital and surplus was $1,655,151 and $1,503,303 at December 31, 2000 and 1999, respectively. Qualified statutory capital was $2,735,899 and $2,420,455 at December 31, 2000 and 1999, respectively. Statutory net income for Ambac Assurance was $381,328, $262,756 and $271,808 for 2000, 1999 and 1998,
respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.


(45)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

      Effective January 1, 2001 the National Association of Insurance Commissioners' ("NAIC") codified statutory accounting principles ("SAP") and stated that such codified accounting principles shall be adopted by all U.S. insurance companies. The purpose of such codification is to provide a comprehensive basis of accounting and reporting to insurance departments. Although codification is expected to be the foundation of a states statutory accounting practice, it may be subject to modification by practices presented or permitted by a state's insurance commissioner. Therefore, statutory financial statements will continue to be prepared on the basis of accounting practices prescribed or permitted by the insurance department of the state of domicile. Ambac Assurance has determined that the adoption of the codification does not have a material effect on its statutory capital.

10 INCOME TAXES

The Company's provision for income taxes is comprised of the following:

                                      2000               1999               1998
--------------------------------------------------------------------------------
Current taxes                     $ 91,779           $ 89,543           $ 72,608
Deferred taxes                      24,173              7,198              2,310
--------------------------------------------------------------------------------
                                  $115,952           $ 96,741           $ 74,918
================================================================================

The total effect of income taxes on income and stockholders' equity for the years ended December 31, 2000 and 1999 was as follows:

                                                        2000               1999
--------------------------------------------------------------------------------
Total income taxes charged to income               $ 115,952          $  96,741
--------------------------------------------------------------------------------
Income taxes charged (credited)
  to stockholders' equity:
  Unrealized gains (losses) on
    investment securities                            139,112           (206,433)
  Exercise of stock options                           (8,899)            (5,707)
--------------------------------------------------------------------------------
    Total charged (credited) to
      stockholders' equity                           130,213           (212,140)
--------------------------------------------------------------------------------
Total effect of income taxes                       $ 246,165          $(115,399)
================================================================================

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                                         2000                %             1999                %             1998                %
-----------------------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate       $168,743            35.0%         $141,630            35.0%         $115,119            35.0%
Reductions in expected tax
   resulting from:
Tax-exempt interest                   (50,479)          (10.5)          (43,241)          (10.7)          (38,926)          (11.8)
Other, net                             (2,312)           (0.4)           (1,648)           (0.4)           (1,275)           (0.4)
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                   $115,952            24.1%          $96,741            23.9%          $74,918            22.8%
===================================================================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2000 and 1999 are presented below:

                                                          2000              1999
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve                                $ 163,957         $ 153,613
  Unrealized gains on bonds                             20,608                --
  Deferred acquisition costs                            53,133            47,287
  Unearned premiums                                     51,562            43,319
  Investments                                            6,419             5,284
  Other                                                  3,660             2,347
--------------------------------------------------------------------------------
    Total deferred tax liabilities                     299,339           251,850
--------------------------------------------------------------------------------
Deferred tax assets:
  Tax and loss bonds                                   128,371           120,971
  Unrealized loss on bonds                                  --           118,503
  Loss reserves                                         35,281            33,339
  Compensation                                          17,499            16,444
  Alternative minimum tax carryforward                   7,595            13,625
  Amortization and depreciation                          1,030             1,256
  Other                                                  3,528             5,089
--------------------------------------------------------------------------------
    Sub-total deferred tax assets                      193,304           309,227
  Valuation allowance                                       --                --
--------------------------------------------------------------------------------
    Total deferred tax assets                          193,304           309,227
--------------------------------------------------------------------------------
    Net deferred tax assets (liabilities)            $(106,035)        $  57,377
================================================================================

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


                                                                            (46)

  The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2000 and 1999.

                                                           2000             1999
---------------------------------------------------------------------------------
Change in projected benefit obligation:
Projected benefit obligation at
  beginning of year                                    $ 11,201         $ 12,433
Service cost                                                892              979
Interest cost                                               829              783
Actuarial loss (gain)                                        20           (2,702)
Benefits paid                                              (273)            (292)
---------------------------------------------------------------------------------
Projected benefit obligation at end of year            $ 12,669         $ 11,201
---------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at
  beginning of year                                    $ 12,841         $ 10,934
Actual return on plan assets                               (611)           1,679
Company contributions                                        --              520
Benefits paid                                              (273)            (292)
---------------------------------------------------------------------------------
Fair value of plan assets at end of year               $ 11,957         $ 12,841
---------------------------------------------------------------------------------
Funded status                                          $   (712)        $  1,640
Unrecognized net gain                                      (916)          (2,615)
Unrecognized prior service cost                            (781)            (931)
Unrecognized net transition asset                            --               (1)
---------------------------------------------------------------------------------
Pension liability included in other liabilities        $ (2,409)        $ (1,907)
=================================================================================

Net pension costs for 2000, 1999 and 1998 included the following components:

                                             2000            1999            1998
----------------------------------------------------------------------------------
Service cost                                 $892            $979            $807
Interest cost on expected
  benefit obligation                          829             783             684
Expected return on plan assets             (1,056)           (893)           (793)
Amortization of unrecognized
  transition asset                             --              (3)             (3)
Amortization of prior service cost           (151)           (151)           (165)
Recognized net actuarial
  (gain) loss                                 (12)             39              15
----------------------------------------------------------------------------------
Net periodic pension cost                    $502            $754            $545
==================================================================================

The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.50% for both 2000 and 1999. The expected long-term rate of return on assets was 9.25% for both 2000 and 1999. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% for both 2000 and 1999.

      Substantially all employees of the Company are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan was $2,471, $2,165 and $2,063 in 2000, 1999 and 1998, respectively.

Annual Incentive Program: The Company has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. The cost of the program for the years ended December 31, 2000, 1999 and 1998 amounted to $22,725, $18,091 and $16,095, respectively.

Postretirement Health Care and Other Benefits: The Company provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

      Postretirement benefits expense was $358, $497 and $316 in 2000, 1999 and 1998, respectively. The unfunded accumulated postretirement benefit obligation was $2,473 and the related accrued postretirement liability was $2,551 as of December 31, 2000.

      The assumed health care cost trend rates range from 7.4% in 2000, decreasing ratably to 5.5% in 2003, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 2000 by $563 and the 2000 benefit expense by $118. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 2000 expense was 7.5%.

12 GUARANTEES IN FORCE

      The par amount of bonds guaranteed, net of reinsurance, was $276,252,000 and $240,307,000 at December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999, the guarantee portfolio was diversified by type of insured bond as shown in the following table:

                                                      Net Par Amount Outstanding
--------------------------------------------------------------------------------
(Dollars in millions)                                    2000               1999
--------------------------------------------------------------------------------
Municipal finance:
  Lease and tax-backed revenue                       $ 46,292           $ 40,874
  General obligation                                   39,432             39,777
  Utility revenue                                      28,504             28,867
  Health care revenue                                  17,837             18,628
  Investor-owned utilities                             10,560              9,393
  Transportation revenue                               10,496             10,247
  Higher education                                      9,603              9,172
  Housing revenue                                       7,146              7,033
  Student loans                                         6,375              5,474
  Other                                                 4,065              3,550
--------------------------------------------------------------------------------
    Total municipal finance                           180,310            173,015
--------------------------------------------------------------------------------
Structured finance:
  Mortgage-backed and home equity                      38,215             33,294
  Asset-backed and conduits                            22,121             16,398
  Other                                                 4,324              3,270
--------------------------------------------------------------------------------
    Total structured finance                           64,660             52,962
--------------------------------------------------------------------------------
International finance:
  Structured credit derivatives                        15,313              2,110
  Asset-backed and conduits                             8,595              6,023
  Utilities                                             1,803              1,188
  Mortgage-backed and home equity                       1,364              1,172
  Sovereign/sub-sovereign                               1,123              1,097
  Other                                                 3,084              2,740
--------------------------------------------------------------------------------
    Total international finance                        31,282             14,330
--------------------------------------------------------------------------------
                                                     $276,252           $240,307
================================================================================


(47)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

As of December 31, 2000 and 1999, the international guaranteed portfolio is shown in the following table by location of risk:

                                                      Net Par Amount Outstanding
--------------------------------------------------------------------------------
(Dollars in millions)                                    2000               1999
--------------------------------------------------------------------------------
United Kingdom                                        $ 3,103            $ 2,416
Australia                                               1,382                722
Japan                                                   1,167              1,485
France                                                    765                738
Mexico                                                    608                569
Internationally diversified                            20,962              5,686
Other international                                     3,295              2,714
--------------------------------------------------------------------------------
  Total international                                 $31,282            $14,330
================================================================================

Internationally diversified includes structured credit derivatives and other guarantees with multiple locations of risk and includes components of domestic exposure.

      Direct financial guarantees in force (principal and interest) was $480,631,000 and $430,536,000 at December 31, 2000 and 1999, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $418,386,000 and $374,484,000 as of December 31, 2000 and 1999, respectively.

      In the United States, California was the state with the highest aggregate net par amount in force, accounting for 9.1% of the total at December 31, 2000, and no other state accounted for more than six percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

13 FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

Derivative Financial Instruments: In the normal course of business, the Company becomes a party to interest rate swaps to reduce its exposure to fluctuations in interest rates. The total notional amount of such swaps at December 31, 2000 and 1999 was $45,841 and $46,492, respectively.

      Notional amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

      As discussed in Note 2, interest rate swaps held for purposes other than trading are used to manage interest rate risk by synthetically changing the nature of specific assets or liabilities.

      Interest rate swaps that require the Company to pay a fixed rate are used primarily to hedge floating rate liabilities. At December 31, 2000, the Company has one pay fixed swap recorded with a notional of $33,570, maturing in 2001, paying a fixed rate of 7.51% and receiving a variable rate of 7.23%. Interest rate swaps that require the Company to receive a fixed rate are used primarily to hedge fixed rate liabilities. At December 31, 2000, the Company has one receive fixed swap recorded with a notional of $12,271, final maturity in 2015, receiving a fixed rate of 6.46% and paying a variable rate of 6.82%. The floating rate side of the Company's interest rate swaps is based on LIBOR.

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

Short-term investments and cash: The fair values of short-term investments and cash are assumed to approximate amortized cost.

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

Receivable/Payable to brokers and dealers: The fair value of receivable/payable to brokers and dealers, represented securities borrowed from various counterparties secured by Company-owned securities, were assumed to approximate carrying value.


                                                                            (48)

Debentures: The fair value of the debentures is based on quoted market prices.

Obligations under investment, repurchase and payment agreements: The fair value of the liability for investment agreements and repurchase agreements (including accrued interest) is estimated based upon internal valuation models. The fair value of payment agreements is assumed to approximate carrying value.

Derivative contracts: Fair values of derivative contracts (futures and swaps) are based on quoted market and dealer prices, current settlement values, or pricing models.

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

The carrying amount and estimated fair value of financial instruments held for purposes other than trading are presented below:

As of December 31,                                                            2000                       1999
-----------------------------------------------------------------------------------------------------------------------
                                                                     Carrying     Estimated      Carrying     Estimated
(Dollars in millions)                                                  Amount    Fair Value        Amount    Fair Value
-----------------------------------------------------------------------------------------------------------------------
Financial assets:
Fixed income securities                                               $ 6,825       $ 6,825       $ 6,757       $ 6,757
Fixed income securities pledged as collateral                           1,239         1,239         1,981         1,981
Short-term investments                                                    254           254           221           221
Other investments                                                           6             6             3             3
Cash                                                                       20            20            14            14
Cash pledged as collateral                                                 25            25            --            --
Securities purchased under agreements to resell                           256           256           103           103
Loans                                                                     695           695           685           685
Receivable from brokers and dealers                                        --            --           717           717
Financial liabilities:
Debentures                                                                424           432           424           403
Obligations under  investment, repurchase and payment agreements
  (including accrued interest)                                          4,984         4,986         6,231         6,037
Payable to brokers and dealers                                             --            --           717           717
Derivative financial instruments:
Interest rate swaps                                                        (0)           (0)           (1)           (2)
Liability for financial guarantees written:
Gross                                                                   1,546         1,082         1,431         1,002
Net of reinsurance                                                      1,304           913         1,213           849
Gross installment premiums                                                 --           653            --           454
Net installment premiums                                                   --           535            --           369
-----------------------------------------------------------------------------------------------------------------------

14 FINANCIAL INSTRUMENTS CLASSIFIED AS HELD FOR TRADING PURPOSES

AFSLP is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. If actual or projected tax-exempt interest rates change in relation to taxable interest rates, the Company will experience a mark-to-market gain or loss. The AFSLP swap portfolio is classified as held for trading purposes.

      ACP enters into structured credit derivative transactions. These structured credit derivatives require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). If credit spreads of the underlying obligations change, the market value of the related structured credit derivative could change. As such, ACP could experience a mark-to-market gain or loss. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. The majority of ACP's contracts are partially hedged with various financial institutions or structured with first loss protection provided by the counterparty. Such structuring mitigates ACP's risk of loss and reduces the price volatility of these financial instruments. The ACP credit derivative portfolio is classified as held for trading purposes.


(49)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

The following table summarizes information about the Company's financial instruments classified as held for trading purposes as of December 31, 2000 and 1999:

                                              Net Estimated Fair Value      Average Net Fair Value
--------------------------------------------------------------------------------------------------      Notional
                                               Assets    Liabilities        Assets    Liabilities         Amount
----------------------------------------------------------------------------------------------------------------
2000:
Derivative financial instruments:
Interest rate swaps                          $169,041       $126,160      $142,560        $99,640     $8,879,416
Structured credit derivatives                  23,980         29,980        28,893         30,967     27,152,517
Futures contracts                                  --             --            --             --        461,500
1999:
Derivative financial instruments:
Interest rate swaps                          $177,192       $129,773      $134,991        $96,526     $6,260,740
Structured credit derivatives                  27,704         27,438        13,572         13,069      6,315,954
Futures contracts                                  --             --            --             --        751,700
----------------------------------------------------------------------------------------------------------------

Financial instruments classified as held for trading purposes are carried at estimated fair value. The aggregate amount of revenue recognized from derivative financial instruments classified as held for trading purposes was $36,706, $20,301 and $705 for 2000, 1999 and 1998, respectively. Average net fair values were calculated based on average monthly net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

15 LONG-TERM DEBT AND LINES OF CREDIT

The carrying value of long-term debt was as follows:

As of December 31,                                       2000               1999
--------------------------------------------------------------------------------
9 3/8% Debentures, due 2011                          $149,524           $149,480
7 1/2% Debentures, due 2023                            74,537             74,515
7.08% Debentures, due 2098                            200,000            200,000
--------------------------------------------------------------------------------
                                                     $424,061           $423,995
================================================================================

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

      The Company and Ambac Assurance have a revolving credit facility with three major international banks for $150,000, which expires in August 2001 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2000 and 1999, no amounts were outstanding under this credit facility.

      Ambac Assurance maintains third party capital support in the form of seven-year irrevocable limited recourse credit facilities from a group of highly rated banks. These credit facilities provide liquidity to Ambac Assurance in the event claims from municipal and certain structured obligations in its covered portfolio exceed specified levels. Repayments of amounts drawn under the credit facilities are limited primarily to the amount of any recoveries of losses related to policy obligations in the covered portfolios. During 2000, such third party capital support was increased from $750,000 to $800,000, and its expiration reset to December 2007. As of December 31, 2000 and 1999, no amounts were outstanding under these credit facilities.

      ACP has a revolving credit facility with one major international bank for $50,000, which expires in June 2001, and provides for three-year term loans. The facility is available to ACP for general corporate purposes, including the settlement of transactions related to credit derivative instruments. As of December 31, 2000 and 1999, no amounts were outstanding under this credit facility.


                                                                            (50)

16 OBLIGATIONS UNDER INVESTMENT AGREEMENTS AND PAYMENT AGREEMENTS

Obligations under investment agreements, including those structured in the form of repurchase contracts, are recorded on a trade-date basis. Certain obligations may be called at various times prior to maturity at the option of the counterparty. As of December 31, 2000 and 1999, the interest rates on these agreements ranged from 4.00% to 8.14%. As of December 31, 2000 and 1999, the average yield on these agreements was 5.76% and 5.51%, respectively. Obligations under investment agreements and investment repurchase agreements as of December 31, 2000 and 1999 were as follows:

As of December 31,                                    2000                  1999
--------------------------------------------------------------------------------
Settled                                         $4,191,017            $5,408,848
Unsettled                                            6,663                45,918
--------------------------------------------------------------------------------
                                                $4,197,680            $5,454,766
================================================================================

Net payments due under settled investment agreements in each of the next five years ending December 31, and the periods thereafter, based on expected draw dates, are as follows:

                                                                       Principal
                                                                          Amount
--------------------------------------------------------------------------------
2001                                                                  $1,977,961
2002                                                                     818,230
2003                                                                     188,266
2004                                                                     112,358
2005                                                                      34,313
All later years                                                        1,059,889
--------------------------------------------------------------------------------
                                                                      $4,191,017
================================================================================

Obligations under payment agreements represent funds received by the Company from certain municipal customers. These funds serve as collateral for loans extended by the Company in connection with certain structured municipal transactions. In connection with these transactions, the Company is obligated to make periodic agreed upon payments. As of December 31, 2000 and 1999, the interest rates on these obligations ranged from 6.25% to 8.42%. Net (deposits)/payments due under payment agreements in each of the next five years ending December 31, and the periods thereafter, based on contractual payment dates, are as follows:

                                                                      Principal
                                                                         Amount
--------------------------------------------------------------------------------
2001                                                                    $  (175)
2002                                                                      7,525
2003                                                                     15,702
2004                                                                     23,568
2005                                                                     17,200
All later years                                                         631,431
--------------------------------------------------------------------------------
                                                                       $695,251
================================================================================

17 COMMON STOCK INCENTIVES

The Ambac 1997 Equity Plan (the "Equity Plan") provides for the granting of stock options, stock appreciation rights, restricted stock units, performance units and other awards that are valued or determined by reference to the Common Stock. Stock options awarded to employees are exercisable and expire as specified at the time of grant. Additionally, such options generally may not have a per share exercise price less than the fair market value of a share of Common Stock on the date of grant or have a term in excess of ten years from the date of the grant. The Company also maintains the Ambac 1997 Non-Employee Directors Equity Plan (the "Directors Plan"), which provides awards of stock options and restricted stock units to non-employee members of the Company's Board of Directors. The number of options and their exercise price, and the number of restricted stock units, awarded to each non-employee director under the Directors Plan are determined by formula. As of December 31, 2000, approximately 6,600,000 shares were available for future grant under the Equity Plan and the Directors Plan. A summary of option activity is as follows:

                                                 2000                          1999                           1998
-----------------------------------------------------------------------------------------------------------------------------
                                                       Weighted                       Weighted                       Weighted
                                                        Average                        Average                        Average
                                                       Exercise                       Exercise                       Exercise
                                          Shares          Price          Shares          Price          Shares          Price
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year       5,490,716         $24.99       5,084,046         $20.89       5,876,540         $14.77
Granted                                1,796,052         $32.57       1,319,723         $36.61       1,454,547         $31.77
Exercised                             (1,327,754)        $20.87        (791,949)        $16.73      (1,999,094)        $10.52
Forfeited                               (264,303)        $33.35        (121,104)        $31.85        (247,947)        $22.97
                                      ----------                      ---------                     ----------
Outstanding at end of year             5,694,711         $27.86       5,490,716         $24.99       5,084,046         $20.89
                                      ==========                      =========                     ==========
Exercisable                            3,051,448                      3,190,365                      2,729,808
                                      ==========                      =========                     ==========

-----------------------------------------------------------------------------------------------------------------------------
                                       Options Outstanding                                       Options Exercisable
-----------------------------------------------------------------------------------------------------------------------------
Range of                   Number             Weighted             Weighted                    Number             Weighted
Exercise           Outstanding at    Average Remaining              Average            Exercisable at              Average
Price           December 31, 2000        Contract Life       Exercise Price         December 31, 2000       Exercise Price
-----------------------------------------------------------------------------------------------------------------------------
$ 6 to 16               1,247,256                  3.0               $14.57                 1,247,256               $14.57
$17 to 31               3,025,208                  4.8               $28.94                 1,268,925               $26.20
$32 to 54               1,422,247                  4.8               $37.22                   535,267               $36.73
                        ---------                                                           ---------
                        5,694,711                                                           3,051,448
                        =========                                                           =========


(51)

                   Notes to Consolidated Financial Statements
               (Dollar amounts in thousands, except share amounts)

The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, since the fair value of the options at grant date equals the exercise price, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with FAS 123, the Company's net income, earnings per share and earnings per diluted share for the years ended December 31, 2000, 1999 and 1998, would have been reduced to the pro-forma amounts indicated below:

                                        2000             1999             1998
--------------------------------------------------------------------------------
Net Income:
As reported                         $366,172         $307,917         $253,994
Pro-forma                           $357,581         $300,410         $248,089
Earnings per share:
As reported                            $3.49            $2.94            $2.42
Pro-forma                              $3.40            $2.87            $2.36
Earnings per diluted share:
As reported                            $3.41            $2.88            $2.37
Pro-forma                              $3.33            $2.81            $2.32
--------------------------------------------------------------------------------

      The weighted-average fair value (determined as of the date of the grants) of options granted in 2000, 1999 and 1998 was $11.78 per share, $11.25 per share, and $8.73 per share, respectively. The fair value of each option grant issued was estimated as of the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: (i) dividend yield of 0.92%, 0.74% and 0.85%; (ii) expected volatility of 30.3%, 26.3% and 20.5%; (iii) risk-free interest rates of 6.5%, 4.8% and 5.5%; and (iv) expected lives of approximately five years. The pro-forma amounts disclosed above are not likely to be representative of the effects of reported pro-forma net income for future years because options vest over several years and additional awards are granted each year.

18  SEGMENT INFORMATION

The Company has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including structured credit derivatives) for municipal and structured finance obligations; and (2) financial services, which provides investment agreements, interest rate swaps, funding conduits, and investment advisory and cash management services. During the fourth quarter of 1998, the Company discontinued its operations relating to electronic commerce applications for the municipal marketplace. Amounts relating to the electronic commerce business, including the $11,548 write-off of the investment in this initiative, are included in the Financial Services segment below for the year 1998. Total losses before income taxes for the electronic commerce business was $6,946 for the year ended December 31, 1998.

      The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

      The accounting policies of the segments are described in Note 2, "Significant Accounting Policies." Pursuant to insurance and indemnity agreements, Ambac Assurance guarantees the swap and investment agreement obligations of those financial services subsidiaries. Intersegment revenues include the premiums earned under those agreements. Such premiums are determined as if they were premiums to third parties, that is, at current market prices.

      Information provided on the following page for "Corporate and Other" relates to Ambac Financial Group, Inc. corporate activities. Corporate and other revenue from unaffiliated customers consists primarily of interest income and realized gains or losses from investment securities.


                                                                            (52)

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2000, 1999 and 1998:

                                       Financial        Financial       Corporate   Intersegment             Total
                                       Guarantee         Services       and Other   Eliminations      Consolidated
------------------------------------------------------------------------------------------------------------------
2000:
Revenues:
  Unaffiliated customers              $  565,421      $    53,565       $   2,324       $     --       $   621,310
  Intersegment                             3,827           (3,259)         63,844        (64,412)               --
------------------------------------------------------------------------------------------------------------------
Total revenues                        $  569,248      $    50,306       $  66,168       $(64,412)      $   621,310
------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers              $  495,186      $    28,760       $ (41,822)      $     --       $   482,124
  Intersegment                             3,827           (3,201)         63,844        (64,470)               --
------------------------------------------------------------------------------------------------------------------
Total income before income taxes      $  499,013      $    25,559       $  22,022       $(64,470)      $   482,124
------------------------------------------------------------------------------------------------------------------
Identifiable assets                   $4,870,155      $ 5,193,747       $  56,398       $     --       $10,120,300
------------------------------------------------------------------------------------------------------------------
1999:
Revenues:
  Unaffiliated customers              $  474,089      $    48,483       $  10,703       $     --       $   533,275
  Intersegment                             3,033           (3,574)         52,661        (52,120)               --
------------------------------------------------------------------------------------------------------------------
Total revenues                        $  477,122      $    44,909       $  63,364       $(52,120)      $   533,275
------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers              $  414,285      $    22,701       $ (32,328)      $     --       $   404,658
  Intersegment                             3,850           (3,595)         52,661        (52,916)               --
------------------------------------------------------------------------------------------------------------------
Total income before income taxes      $  418,135      $    19,106       $  20,333       $(52,916)      $   404,658
------------------------------------------------------------------------------------------------------------------
Identifiable assets                   $4,184,010      $ 7,104,825       $  56,261       $     --       $11,345,096
------------------------------------------------------------------------------------------------------------------
1998:
Revenues:
  Unaffiliated customers              $  408,390      $    32,414       $  16,232       $     --       $   457,036
  Intersegment                             2,761           (2,819)         48,610        (48,552)               --
------------------------------------------------------------------------------------------------------------------
Total revenues                        $  411,151      $    29,595       $  64,842       $(48,552)      $   457,036
------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers              $  355,670      $    (3,126)      $ (23,632)      $     --       $   328,912
  Intersegment                             2,761           (4,891)         48,610        (46,480)               --
------------------------------------------------------------------------------------------------------------------
Total income before income taxes      $  358,431      $    (8,017)      $  24,978       $(46,480)      $   328,912
------------------------------------------------------------------------------------------------------------------
Identifiable assets                   $3,825,411      $ 7,128,350       $ 258,550       $     --       $11,212,311
------------------------------------------------------------------------------------------------------------------

The following table summarizes gross premiums written and net premiums earned included in the financial guarantee segment, by location of risk for the years ended December 31, 2000, 1999 and 1998.

                                              2000           1999           1998
--------------------------------------------------------------------------------
Gross premiums written:
  United States                           $373,269       $373,523       $297,565
  United Kingdom                            19,325         17,587         30,337
  Japan                                      7,655          6,106          3,970
  France                                       970          2,546          1,318
  Australia                                 27,647            739         16,166
  Mexico                                    16,232         11,115            413
  Internationally diversified               14,754         11,971          4,436
  Other international                       23,230         21,655          6,806
--------------------------------------------------------------------------------
    Total:                                $483,082       $445,242       $361,011
================================================================================

                                              2000           1999           1998
--------------------------------------------------------------------------------
Net premiums earned:
  United States                           $263,746       $234,679       $198,904
  United Kingdom                             7,068          3,054          1,754
  Japan                                      6,252          5,513          1,941
  France                                     1,133          1,132          1,745
  Australia                                  3,058          1,373            686
  Mexico                                     7,461          4,365            413
  Internationally diversified               13,680          8,154          3,654
  Other international                        8,878          6,156          3,587
--------------------------------------------------------------------------------
    Total:                                $311,276       $264,426       $212,684
================================================================================

Internationally diversified includes guarantees with multiple locations of risk and includes components of domestic exposure.


(53)

                   Notes to Consolidated Financial Statements
              (Dollar amounts in thousands, except share amounts)

19 QUARTERLY FINANCIAL INFORMATION (unaudited)

-----------------------------------------------------------------------------------------------------------------------------
                                                                First        Second         Third        Fourth     Full Year
-----------------------------------------------------------------------------------------------------------------------------
2000:
Gross premiums written                                        $69,338      $121,669      $147,949      $144,126      $483,082
Net premiums written                                           53,211        95,422       127,872       125,788       402,293
Net premiums earned                                            71,158        80,921        78,695        80,502       311,276
Net investment income                                          57,631        58,902        61,090        63,424       241,047
Financial services revenue                                     14,442        21,127        10,856        16,250        62,675
Losses and loss adjustment expenses                             3,249         3,600         3,908         4,243        15,000
Financial guarantee underwriting and operating expenses        13,478        13,876        13,208        14,673        55,235
Financial services expenses                                     6,479         6,276         5,808         6,242        24,805
Income before income taxes                                    112,094       122,170       119,340       128,520       482,124
Net income                                                     85,638        92,640        90,908        96,986       366,172
Net income per share:
  Basic                                                          0.82          0.88          0.86          0.92          3.49
  Diluted                                                       $0.80         $0.87         $0.84         $0.89         $3.41
-----------------------------------------------------------------------------------------------------------------------------
1999:
Gross premiums written                                        $90,154       $98,708      $106,841      $149,539      $445,242
Net premiums written                                           85,068        82,250        94,945       121,134       383,397
Net premiums earned                                            60,297        63,944        68,325        71,860       264,426
Net investment income                                          49,484        51,296        52,946        55,558       209,284
Financial services revenue                                     12,712        13,138        12,097        13,660        51,607
Losses and loss adjustment expenses                             2,500         2,500         3,000         3,000        11,000
Financial guarantee underwriting and operating expenses        11,917        11,872        11,976        13,039        48,804
Financial services expenses                                     6,977         6,779         6,174         5,852        25,782
Income before income taxes                                     95,951        91,985       105,383       111,339       404,658
Net income                                                     73,194        70,969        79,802        83,952       307,917
Net income per share:
  Basic                                                          0.70          0.68          0.76          0.80          2.94
  Diluted                                                       $0.68         $0.66         $0.75         $0.78         $2.88
-----------------------------------------------------------------------------------------------------------------------------


                                                                            (54)

                             Stockholder Information

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc.

CORPORATE HEADQUARTERS:

AMBAC FINANCIAL GROUP, INC.
One State Street Plaza
New York, New York 10004
Tel: 212-668-0340
Fax: 212-509-9190

OTHER LOCATIONS:

LONDON
Hasilwood House
60 Bishopsgate
London EC2N 4BE, England
Tel: 44 207 786 4300
Fax: 44 207 786 4343


TOKYO
Otemachi Financial Center 17th Floor
5-4, Otemachi 1-chome,
Chiyoda-ku, Tokyo 100-0004
Japan
Tel: 03 5219 2127
Fax: 03 5219 2129
Representative Director:
Hideshi Amemiya

CADRE FINANCIAL SERVICES, INC.
CADRE SECURITIES, INC.
905 Marconi Avenue
Ronkonkoma, New York 11779
Tel: 631-467-0200
Fax: 631-580-8806

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Ambac Financial Group, Inc. will be held on Tuesday, May 1, 2001, at 11:30 a.m. in New York City. Detailed information about the meeting is contained in the Notice of Annual Meeting and Proxy Statement to be sent to each stockholder of record as of March 14, 2001. The Company estimates that it has approximately 40,000 stockholders.

FORM 10-K

A copy of the Company's 2000 Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, may be obtained without charge by writing to:

Ambac Financial Group, Inc.
Attn: Investor Relations
One State Street Plaza
New York, New York 10004

TRANSFER AGENT, REGISTRAR
AND DIVIDEND PAYING AGENT

Citibank, N.A.
111 Wall Street, 5th Floor
New York, New York 10043
212-657-5997

INDEPENDENT AUDITORS

KPMG LLP
New York, New York

STOCK LISTING

Ambac Financial Group, Inc.
common stock is listed on the New
York Stock Exchange under the
ticker symbol ABK.

INVESTOR RELATIONS

Frank J. Bivona
Vice Chairman and
Chief Financial Officer

Brian S. Moore
Managing Director
212-208-3333
1-800-221-1854
bmoore@ambac.com

Common Stock Data

The table below shows the high and low price per share for each quarter of 2000 and 1999, as adjusted for the three-for-two common stock split, which occurred in December 2000.

------------------------------------------------------------------------------------------------------------------------
                                   2000 Market Price                                   1999 Market Price
------------------------------------------------------------------------------------------------------------------------
                                                         Dividends                                             Dividends
Three Months Ended     High          Low        Close    Per Share           High          Low        Close    Per Share
------------------------------------------------------------------------------------------------------------------------
March 31              35.75        25.92        33.58      $0.0733          41.42        35.17        36.00      $0.0667
June 30               39.00        29.75        36.57      $0.0733          41.13        33.33        38.08      $0.0667
September 30          50.04        36.38        48.83      $0.0800          39.58        30.54        31.58      $0.0733
December 31           58.31        47.00        58.31      $0.0800          42.00        29.79        34.79      $0.0733
------------------------------------------------------------------------------------------------------------------------


                                                                            (56)