Form 10-K, Exhibit 13
period 2001-12-31
AMBAC FINANCIAL GROUP INC
filed 2002-03-26
CIK 874501

                                                                   Exhibit 13.01

6

5-Year Performance

[bar chart]

Operating Earnings per Diluted Share/1/
            (in dollars)

97        1.98
98        2.46
99        2.93
00        3.48
01        4.00

Core Earnings per Diluted Share/1/
         (in dollars)

97        1.83
98        2.21
99        2.73
00        3.37
01        3.80

Operating Return on Equity/2/

97        12.9%
98        14.3%
99        15.1%
00        15.7%
01        16.0%


Expense Ratio/3/

97        28.4%
98        21.9%
99        18.2%
00        17.1%
01        17.0%
[end bar chart]

1 Operating earnings and core earnings are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America (GAAP), but are important measures used by management, equity analysts and investors to measure Ambac's financial results. Ambac defines operating earnings as net income, less the effect of realized and unrealized gains and losses and certain non-recurring items. Core earnings, which Ambac reports as analytical data, is defined as operating earnings less net insurance premiums earned from refundings and calls. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors. See 'Supplemental Analytical Financial Data' in the Management's Discussion and Analysis section of this report.

2 Operating return on equity is defined as operating earnings divided by average stockholders' equity, exclusive of unrealized gains/losses on the investment portfolio.

3 Expense ratio is computed as financial guarantee underwriting and operating expenses divided by net premiums earned and other credit enhancement fees.

                                                            FINANCIAL HIGHLIGHTS

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in millions, except per share amounts)       2001        2000        1999        1998         1997
-----------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS
Gross premiums written                              $ 683.3     $ 483.1     $ 445.2     $ 361.0     $ 286.2
Net premiums earned and other credit
    enhancement fees                                  400.4       323.4       268.3       213.0       154.0
Net investment income                                 267.8       241.0       209.3       186.2       159.7
Financial services net revenue                         52.2        62.7        51.6        49.5        35.2
Total revenue                                         724.9       621.3       533.3       457.0       381.8
Losses and loss adjustment expenses                    20.0        15.0        11.0         6.0         2.9
Financial guarantee underwriting and
    operating expenses                                 68.0        55.2        48.8        46.7        40.7
Financial services expenses                            21.8        24.8        25.8        35.5        28.0
Interest expense                                       40.4        37.5        36.5        32.8        21.3
Net income                                            432.9       366.2       307.9       254.0       223.0
Net income per share:
    Basic                                              4.10        3.49        2.94        2.42        2.12
    Diluted                                            3.97        3.41        2.88        2.37        2.09
Return on equity                                       15.5%       15.9%       15.0%       12.8%       12.8%
Cash dividends declared per common share              0.340       0.307       0.280       0.253       0.230
-----------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS
Total investments, at fair value                 $ 10,287.9   $ 8,323.9   $ 8,962.5   $ 8,748.4   $ 6,915.1
Prepaid reinsurance                                   267.7       242.6       218.0       199.9       183.5
Total assets                                       12,267.7    10,120.3    11,345.1    11,212.3     8,291.7
Unearned premiums                                   1,780.3     1,546.3     1,431.1     1,294.2     1,179.0
Losses and loss adjustment expense reserve            152.4       132.4       121.5       115.8       103.3
Obligations under investment agreements,
     investment repurchase agreements and
     payment agreements                             5,511.9     4,892.9     6,140.3    5,956.8      4,321.0
Debentures                                            619.3       424.1       424.0      423.9        223.9
Total stockholders' equity                          2,983.7     2,596.1     2,018.5    2,096.1      1,872.5
-----------------------------------------------------------------------------------------------------------

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.
     The following paragraphs describe the consolidated results of operations of Ambac and its subsidiaries for 2001, 2000 and 1999, and its financial condition as of December 31, 2001 and 2000. These results are presented for Ambac's two reportable segments: Financial Guarantee and Financial Services. Management has identified the accounting for loss and loss adjustment expenses and the valuation of financial instruments as critical accounting policies. These policies are discussed in the applicable sections of this document. This discussion should be read in conjunction with the consolidated financial statements and notes thereon included elsewhere in this report.
     Materials in this annual report may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements present Ambac's expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts and relate to future operating or financial performance.
     Any or all of Ambac's forward-looking statements here or in other publications may turn out to be wrong and are based on current expectations and the current economic environment. Ambac's actual results may vary materially, and there are no guarantees about the performance of Ambac's securities. Among factors that could cause actual results to differ materially are: (1) changes in the economic, credit or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments and (7) other risks and uncertainties that have not been identified at this time. Ambac is not obligated to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in Ambac's reports to the Securities and Exchange Commission.

   RESULTS OF OPERATIONS

CONSOLIDATED NET INCOME. Ambac's net income in 2001 was $432.9 million or $3.97 per diluted share, an increase of 18% from $366.2 million, and 16% from $3.41 per diluted share in 2000. This increase was primarily attributable to growth in Financial Guarantee operating income partially offset by a decline in Financial Services operating income. Financial Guarantee revenues increased by $106.5 million, or 19%. Financial Services revenues decreased by $4.3 million, or 8%. Excluding realized and unrealized gains and losses, Financial Guarantee and Financial Services revenues increased by 18% and decreased by 17%, respectively. Financial Guarantee total expenses increased $17.8 million, or 25%.
     Ambac's net income in 2000 increased 19% from $307.9 million, and 18% from $2.88 per diluted share, in 1999. This increase was primarily attributable to the growth in Financial Guarantee operating income.
     Ambac's income before income taxes was $568.7 million in 2001, an 18% increase from income before income taxes of $482.1 million in 2000. Of the $568.7 million of income (loss) before income taxes in 2001, $583.9 million was from Financial Guarantee, $27.4 million from Financial Services and $(42.6) million from Corporate. Corporate consists primarily of Ambac's interest expense. That compares to income (loss) before income taxes in 2000 of $495.2 million, $28.8 million and $(41.8) million from Financial Guarantee, Financial Services and Corporate, respectively. Ambac's income before income taxes increased 19% from $404.7 million in 1999. Income before income taxes in 1999 consisted of $414.3 million from Financial Guarantee, $22.7 million from Financial Services and $(32.3) million from Corporate.

FINANCIAL GUARANTEE Ambac provides financial guarantees for debt obligations through its principal operating subsidiary Ambac Assurance Corporation, as well as credit protection in the form of structured credit derivatives through Ambac Credit Products LLC, a wholly owned subsidiary of Ambac Assurance. Ambac provides these services in three principal markets: public finance, structured finance and international finance.
     Public finance obligations are bonds issued by states, municipalities and other governmental or not-for-profit entities located in the United States ("Public Finance"). Bond proceeds are used to finance or refinance a broad spectrum of public purpose initiatives, including education, utility, transportation, healthcare and other general purpose projects. Although Ambac generally guarantees the full range of Public Finance obligations, more recently, Ambac has been concentrating on those deals in the Public Finance area which require more structuring skills. Certain projects which had been financed by the local or U.S. government alone are now being financed through public/private partnerships. In these transactions, debt service on the bonds, rather than being paid solely by tax revenues or other governmental funds, are being paid from a variety of revenue sources, including revenues derived from the project itself. Examples of these deals include stadium financings, student housing and military housing.
     Structured finance obligations include the securitization of a variety of asset types such as mortgages, home equity loans, leases and pooled corporate obligations originated in the United States ("Structured Finance"). Currently, the largest component of Ambac's structured business stems from the securitization of mortgages and home equity loans. Another target area in Structured Finance is the credit enhancement of pooled corporate obligations and structured credit derivatives. These transactions involve the securitization of a portfolio of corporate or asset-backed obligations and, as with all securitizations, Ambac's participation is generally structured with first loss protection or over-collateralization.

22

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     International finance obligations include public purpose infrastructure projects and asset-backed securities originated outside of the United States ("International Finance"). Ambac's emphasis internationally has been on Western Europe, Japan and Australia. In the United Kingdom, Ambac has participated extensively in the Private Finance Initiative, whereby the government has been privatizing certain activities. In Japan, Ambac has an alliance with Yasuda Kasai Financial Guarantee Insurance Co. Ltd., the only triple-A rated financial guarantor in Japan. Ambac also participates in developing markets through certain structures such as pooled debt obligations or future flow transactions. Future flow transactions essentially securitize future revenue streams derived from the sale of commodities or receivables.

GROSS PAR VALUE WRITTEN. Ambac Assurance guaranteed $90.1 billion of par value bonds during 2001, an increase of 17% from $77.0 billion in 2000. Par value written during 2000 was flat compared to $77.2 billion written during 1999.
Par value written during 2001 comprised $35.9 billion from the guarantee of Public Finance bond obligations, $33.0 billion from Structured Finance obligations and $21.2 billion from International Finance obligations, versus $21.4 billion, $30.7 billion and $24.9 billion, respectively, in 2000 and $32.5 billion, $33.5 billion and $11.2 billion, respectively, in 1999. The 2001 increase in guaranteed Public Finance bond obligations was affected by a 47% increase in total Public Finance issuance, an increase in insured market penetration from 41% in 2000 to 47% in 2001, and an increase in Ambac's Public Finance market share during the period from 22% in 2000 to 25% in 2001. The increase in total issuance was largely the result of the lower interest rate environment, causing an increase in both the refinancing and new money components of the market during 2001. The increase in guaranteed Structured Finance obligations during 2001 resulted from higher mortgage-backed guarantees and greater penetration into other consumer asset-backed markets (auto rental, credit card and lease securitizations). International Finance obligations guaranteed during 2001 decreased, primarily due to lower structured credit derivatives written. This was partially offset by greater penetration into the United Kingdom residential mortgage-backed market.
     The following table provides a breakdown of net par guaranteed outstanding by market sector:

(Dollars in billions)                       2001       2000
-----------------------------------------------------------
Public Finance                             $196.6    $180.3
Structured Finance                           72.6      64.7
International Finance                        48.8      31.3
-----------------------------------------------------------
Total net par outstanding                  $318.0    $276.3
===========================================================

GROSS PREMIUMS WRITTEN. Gross premiums written in 2001 were $683.3 million, an increase of 41% from $483.1 million in 2000. Up-front premiums written in 2001 were $440.8 million, an increase of 49% from 295.9 million. This increase resulted from increased business activity in all markets, particularly Public Finance, as discussed above under "Gross Par Value Written." Installment premiums written in 2001 were $242.5 million, an increase of 30% from $187.2 million in 2000. The growth in installment premiums is due to the growing book of business in all segments with written premiums of $44.8 million for transactions guaranteed in 2001. Gross premiums written in 2000 increased 8% from $445.2 million in 1999. Strong business activity in Structured Finance and International Finance transactions were partially offset by lower Public Finance transactions. The following table sets forth the amounts of gross premiums written and related gross par written by type:

   (Dollars in millions)                     2001                       2000                         1999
-------------------------------------------------------------------------------------------------------------------
                                        Gross         Gross         Gross         Gross         Gross         Gross
                                     Premiums           Par      Premiums           Par      Premiums           Par
                                      Written       Written       Written       Written       Written       Written
-------------------------------------------------------------------------------------------------------------------
Public Finance:
  Up-front:
     New issue                         $333.8       $30,617          $203.1     $17,660          $261.5     $27,242
     Secondary market                    21.0         1,678            14.0       1,261            14.8       1,570
-------------------------------------------------------------------------------------------------------------------
       Sub-total up-front               354.8        32,295           217.1      18,921           276.3      28,812
  Installment                            32.9         3,605            22.4       2,495            21.7       3,649
-------------------------------------------------------------------------------------------------------------------
     Total Public Finance               387.7        35,900           239.5      21,416           298.0      32,461
-------------------------------------------------------------------------------------------------------------------
Structured Finance:
  Up-front                                9.5         1,135            25.6       2,179             7.9         842
  Installment                           138.5        31,921           108.2      28,518            67.6      32,623
-------------------------------------------------------------------------------------------------------------------
     Total Structured Finance           148.0        33,056           133.8      30,697            75.5      33,465
-------------------------------------------------------------------------------------------------------------------
International Finance:
  Up-front                               76.5         2,965            53.2       3,180            35.6       1,242
  Installment                            71.1        18,212            56.6      21,691            36.1      10,018
-------------------------------------------------------------------------------------------------------------------
     Total International Finance        147.6        21,177           109.8      24,871            71.7      11,260
-------------------------------------------------------------------------------------------------------------------
       Total                           $683.3       $90,133          $483.1     $76,984          $445.2     $77,186
===================================================================================================================
Total up-front                         $440.8       $36,395          $295.9     $24,280          $319.8     $30,896
Total installment                       242.5        53,738           187.2      52,704           125.4      46,290
-------------------------------------------------------------------------------------------------------------------
       Total                           $683.3       $90,133          $483.1     $76,984          $445.2     $77,186
===================================================================================================================

ADJUSTED GROSS PREMIUMS. (1) Adjusted gross premiums written were $974.3 million in 2001, up 37% from $710.7 million in 2000. The increase was due to increased activity in all markets. Public Finance adjusted gross premiums were $417.9 million in 2001, up 62% from $258.5 million in 2000. This increase resulted from higher issuance, higher insured penetration and increased market share, as discussed above under "Gross Par Value Written." Structured Finance adjusted gross premiums were $257.3 million in 2001, up 11% from $231.8 million in 2000. This increase resulted from increased business activity in consumer asset-backed transactions, particularly mortgage, auto rental and credit card asset types. International Finance adjusted gross premiums were $299.0 million in 2001, up 36% from $220.5 million in 2000. International Finance business continues to be dominated by large transactions with the top ten deals comprising $153.3 million and $119.5 million in 2001 and 2000, respectively. These deals represent 51% and 54% of total International Finance adjusted gross premiums written for 2001 and 2000, respectively. For 2001, the top ten deals comprise utility obligations, asset-backed securitizations and future flow transactions. Adjusted gross premiums written in 2000 increased 9% from $652.0 million in 1999. The increase in 2000 was driven by pricing increases for all business lines and was affected by changes in market issuance. The aggregate net present value, calculated at a 7% discount rate, of estimated future installment premiums was $986.8 million at December 31, 2001, up 29% from $763.9 million at December 31, 2000.

CEDED PREMIUMS WRITTEN. Ceded premiums written in 2001 were $95.5 million, up 18% from $80.8 million in 2000. The increase in ceded premiums written in 2001 was largely due to higher cessions of Public Finance premiums pursuant to a reinsurance surplus share treaty that Ambac Assurance implemented during 2001, partially offset by lower cessions on International Finance transactions. This new treaty covers certain large domestic and international policies that are underwritten directly by Ambac Assurance. Ceded premiums written in 2000 were up 31% from $61.8 million in 1999. Ceded premiums written in 2000 were affected by a large facultative cede of Public Finance health care exposure. Excluding this cession in 2000, ceded premiums written in 2000 increased 20% over ceded premiums written in 1999, primarily due to increased gross premiums written as well as increased ceded premiums written on international policies and mortgage-backed business. Ceded premiums written were 14%, 17%, and 14% of gross premiums written in 2001, 2000 and 1999, respectively.

NET PREMIUMS EARNED AND OTHER CREDIT ENHANCEMENT FEES. Net premiums earned and other credit enhancement fees during 2001 were $400.4 million, an increase of 24% from $323.4 million in 2000. This increase was primarily the result of the larger Financial Guarantee book of business, higher refundings, calls, and other accelerations of previously insured obligations (collectively referred to as "refundings") during the year and higher other credit enhancement fees earned from the structured credit derivatives business.
     When an issue insured by Ambac Assurance has been refunded or called, any remaining unearned premium (net of refunding credits, if any) is generally earned at that time. Earnings on refundings typically relate to insured Public Finance obligations, where the premium is usually paid up front for the life of the policy. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Net premiums earned during 2001 included $38.6 million (net income per diluted share effect of $0.20) from refundings of previously insured issues. Net premiums earned in 2000 included $22.2 million (net income per diluted share effect of $0.12) from refundings. Excluding the effect of accelerated earnings related to refundings, normal net premiums earned (which is defined as net premiums earned less refundings) in 2001 were $340.1 million, an increase of 18% from $289.0 million in 2000. The increase in normal net premiums earned resulted from strong business written from prior periods in all areas. Normal net premiums earned from transactions guaranteed in 2001 were $43.1 million.
     Other credit enhancement fees in 2001, which is primarily comprised of fees received from the structured credit derivatives product, were $21.7 million, an increase of 78% from $12.2 million in 2000. This increase was due to rapid growth in the structured credit derivative business in 2000 and 2001.
     Net premiums earned and other credit enhancement fees during 2000 increased 21% from $268.3 million in 1999. This increase was primarily the result of the larger Financial Guarantee book of business and higher other credit enhancement fees, partially offset by decreased refundings. Net premiums earned in 1999 included $35.9 million (net income per diluted share effect of $0.19) from refundings. Excluding the effect of accelerated earnings related to refundings, normal net premiums earned in 2000 increased 26% from $228.5 million in 1999. Other credit enhancement fees more than tripled from $3.9 million in 1999.
     The following table provides a breakdown of net premiums earned by market sector and other credit enhancement fees:

   (Dollars in millions)            2001      2000      1999
------------------------------------------------------------
   Public Finance                 $149.1    $135.6    $130.7
   Structured Finance              128.7     105.9      68.1
   International Finance            62.3      47.5      29.7
------------------------------------------------------------
   Total normal premiums
     earned                        340.1     289.0     228.5
   Refundings                       38.6      22.2      35.9
------------------------------------------------------------
   Total net premiums earned       378.7     311.2     264.4
   Other credit enhancement fees    21.7      12.2       3.9
------------------------------------------------------------
   Total net premiums earned
     and other credit
     enhancement fees             $400.4    $323.4    $268.3
============================================================

NET INVESTMENT INCOME. Net investment income in 2001 was $267.8 million, an increase of 11% from $241.0 million in 2000. The increase was attributable to:
(i) the growth of the investment portfolio resulting from the growth in the Financial Guarantee book of business, partially offset by a lower reinvestment rate due to the current interest rate environment; and (ii) a capital contribution from Ambac Financial Group, Inc. to Ambac Assurance totaling approximately $176 million during the fourth quarter of 2001. The contribution was in the form of taxable securities. Investments in tax-exempt securities amounted to 65% of the total fair value of the portfolio as of December 31, 2001, versus 72% and 74% as of December 31, 2000 and December 31, 1999, respectively. The average pre-tax yield-to-maturity on the investment portfolio was 5.74% as of December 31, 2001 compared with 6.20% and 6.08% at December 31, 2000 and 1999, respectively. Net investment income in 2000

24

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

increased 15% from $209.3 million in 1999. This increase was primarily attributable to the growth of the investment portfolio resulting from the growth in the Financial Guarantee book of business, investment of new money at higher taxable rates during 2000 as opposed to primarily tax-exempt rates in 1999 and capital contributions from Ambac Financial Group to Ambac Assurance totaling approximately $200 million during the course of 1999.

NET REALIZED LOSSES. Net realized losses in 2001 were $1.5 million, compared to net realized losses of $3.4 million and $5.7 million in 2000 and 1999, respectively. The following table details amounts included in net realized losses:

(Dollars in millions)            2001      2000      1999
---------------------------------------------------------
Net gains (losses) on
  securities sold              $  5.3    $  4.2     $(5.7)
Foreign exchange losses
  on investments                 (3.2)     (3.5)       --
Change in fair value of
  structured credit derivatives  (3.6)     (4.1)       --
---------------------------------------------------------
Net realized losses             $(1.5)    $(3.4)    $(5.7)
=========================================================

Net gains (losses) on securities sold are generated as a result of the ongoing management of the investment portfolio. Foreign exchange gains and losses result from investing in certain high-grade foreign currency denominated securities. The change in fair value of structured credit derivatives reflects net mark-to-market gains and losses due to changes in credit spreads.

OTHER INCOME. Other income in 2001 was $5.2 million, an increase of 18% from $4.4 million in 2000. Included in other income are deal structuring fees and commitment fees. Other income doubled in 2000 from $2.2 million in 1999.

LOSSES AND LOSS ADJUSTMENT EXPENSES. Losses and loss adjustment expenses in 2001 were $20.0 million, versus $15.0 million in 2000 and $11.0 million in 1999. Losses and loss adjustment expenses are based upon estimates of the ultimate aggregate losses inherent in the Financial Guarantee portfolio. The liability for losses and loss adjustment expenses consists of the active credit reserve, which represents an estimate of the expected levels of debt service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default, and case basis loss reserves for obligations in monetary default, or, in the judgment of management, for which default is imminent. The following table summarizes Ambac's loss reserves split between case basis loss reserves and active credit reserves at December 31, 2001 and 2000:

(Dollars in millions)                    2001      2000
-------------------------------------------------------
Net loss and loss adjustment
 expense reserves:
   Case basis reserves*                $ 27.8    $ 31.0
   Active credit reserves               122.3     100.3
-------------------------------------------------------
Total                                  $150.1    $131.3
=======================================================
*After netting reinsurance recoverable amounting to $2.3 million and $1.1 million in 2001 and 2000, respectively.

     The following table summarizes the changes in the total net loss reserves for the years ended December 31, 2001 and 2000:

(Dollars in millions)                         2001         2000
---------------------------------------------------------------
Beginning balance of net loss reserves      $131.3       $121.0
Additions to loss reserves                    20.0         15.0
Losses paid                                   (2.6)        (4.7)
Recoveries of previously paid losses           1.4           --
---------------------------------------------------------------
Ending balance of net loss reserves         $150.1       $131.3
===============================================================

Management continually reviews and monitors the guaranteed book of business for potential problem credits. Case reserves on guaranteed issues presently in monetary default were $7.1 million at December 31, 2001. These obligations in monetary default require debt service through 2026 totaling $11.6 million. Annual debt service payments are $0.5 million, $0.7 million, $0.5 million, $2.9 million and $0.3 million for 2002, 2003, 2004, 2005 and 2006, respectively. Case reserves on guaranteed issues not presently in monetary default were $20.7 million at December 31, 2001. Net par related to the $20.7 million in case reserves amounted to $94.3 million at December 31, 2001. Additions (reductions) made to the case reserve totaled $(3.2) million, $4.8 million and $(7.7) million in 2001, 2000 and 1999, respectively. The net reduction in the 2001 case reserve reflects a $6.0 million reduction for two guaranteed issues, as a result of the improved financial condition of the obligor. Excluding $.04 million of paid losses on Structured Finance obligations in 2001, the entire case reserves, losses paid and recoveries relate to the Public Finance book of business for all periods presented.
     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

UNDERWRITING AND OPERATING EXPENSES. Underwriting and operating expenses of $68.0 million in 2001 increased by 23% from $55.2 million in 2000. Underwriting and operating expenses in 2000 increased 13% from $48.8 million in 1999. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and reinsurance commissions. In 2001, gross underwriting and operating expenses were $99.3 million, an increase of 12% from $88.6 million in 2000. During 2000, gross underwriting and operating expenses increased 19% from $74.5 million in 1999. The increases in gross underwriting and operating expenses in both 2001 and 2000 reflect the overall increased business activity in those years and are primarily attributable to higher compensation costs related to the addition of staff. Underwriting and operating expenses deferred were $59.5 million, $55.8 million, and $45.9 million in 2001, 2000 and 1999, respectively.The amortization of previously deferred expenses and reinsurance commissions was $28.2 million, $22.5 million, and $20.8 million in 2001, 2000 and 1999, respectively. The ratio of amortization of previously deferred expenses to net premiums earned and other credit enhancement fees was 7.0%, 6.9% and 7.8% for 2001, 2000 and 1999, respectively.

FINANCIAL SERVICES

Through its financial services subsidiaries, Ambac provides financial and investment products including investment agreements, interest rate swaps, funding conduits, investment advisory and cash management services, principally to its financial guarantee clients, which include municipalities and their authorities, school districts, health care organizations and asset-backed issuers.
     Revenues in 2001 decreased 17% to $52.2 million (excludes $3.0 million in net realized losses) from $62.7 million (excludes $9.1 million in net realized losses) in 2000. This decrease is primarily due to lower revenues from interest rate swaps and lower investment agreement revenues due to lower interest rate spreads, partially offset by higher volume. Revenues from investment advisory and cash management increased 6% in 2001 compared to 2000. Revenues in 2000 reflected a 22% increase from $51.6 million (excludes $3.1 million in net realized losses) in 1999. The increase in revenue from 1999 to 2000 was primarily due to higher revenues from interest rate swaps, including higher post-inception revenues from existing business and higher volume of business activity. This was partially offset by a decline in investment agreement revenue due to lower outstanding volume, which resulted from maturing investment agreements and declining Public Finance market issuance in 2000 compared to 1999. Revenues from investment advisory and cash management increased 16% in 2000 compared to 1999.
     Financial Services expenses in 2001 were $21.8 million, a decrease of 12% from $24.8 million in 2000. Expenses in 2000 decreased 4% from $25.8 million in 1999.

CORPORATE ITEMS

INTEREST EXPENSE. Interest expense was $40.4 million, $37.5 million and $36.5 million in 2001, 2000 and 1999, respectively. The 2001 increase is primarily attributable to Ambac's issuance of $200 million in debentures in October 2001.

OTHER REVENUE. Other revenue includes investment income of Ambac Financial Group. Other revenue was $4.3 million, $2.3 million and $9.9 million in 2001, 2000 and 1999, respectively. The 2000 decrease is due to the capital contributions to Ambac Assurance during 1999 (see "Net Investment Income" section above).

OTHER EXPENSES. Other expenses include the operating expenses of Ambac Financial Group. Other expenses were $5.9 million in 2001, $6.7 million in 2000, and $6.5 million in 1999.

INCOME TAXES. Income taxes for 2001 were at an effective rate of 23.9%, compared to 24.1% and 23.9% for 2000 and 1999, respectively. The decrease in the effective tax rate in 2001, as compared to 2000, is due to a favorable settlement of a state income tax audit, partially offset by increased underwriting profits. The increase in the effective tax rate from 1999 to 2000 is primarily the result of the growth in underwriting profits.

SUPPLEMENTAL ANALYTICAL FINANCIAL DATA

CORE EARNINGS.(2) In 2001, core earnings were $414.2 million, an increase of 15% from $361.6 million in 2000. This increase was primarily the result of continued higher normal premiums earned from the growth in the Financial Guarantee book of business, higher other credit enhancement fees and higher net investment income from Financial Guarantee operations. These increases were partially offset by higher expenses in the Financial Guarantee segment and lower revenues from the Financial Services segment. In 2000, core earnings increased 24% from $292.6 million in 1999. The increase was primarily the result of higher normal premiums earned from the growth in the Financial Guarantee book of business and higher net investment income from Financial Guarantee operations and growth in Financial Services earnings.

OPERATING EARNINGS.(2) Operating earnings in 2001 were $436.2 million, an increase of 17% from $374.3 million in 2000. This increase was primarily the result of continued higher normal premiums earned from the growth in the Financial Guarantee book of business and higher refundings, higher other credit enhancement fees and higher net investment income from Financial Guarantee operations. These increases were partially offset by higher expenses in the Financial Guarantee segment and lower revenues from the Financial Services segment. Operating earnings in 2000 increased 20% from $313.1 million in 1999. The increase was primarily the result of higher normal premiums earned from the growth in the Financial Guarantee book of business, partially offset by lower refundings and higher net investment income from Financial Guarantee operations and growth in Financial Services earnings.
     Following is a table reconciling net income computed in accordance with accounting principles generally accepted in the United States of America ("GAAP") to operating earnings and core earnings for the years ended December 31, 2001, 2000 and 1999:

(Dollars in Millions)              2001      2000      1999
-----------------------------------------------------------
Net income                       $432.9    $366.2    $307.9
Net realized losses, after tax      3.3       8.1       5.2
-----------------------------------------------------------
Operating earnings                436.2     374.3     313.1
Premiums earned from
  refundings, after tax           (22.0)    (12.7)    (20.5)
-----------------------------------------------------------
     Core earnings               $414.2    $361.6    $292.6
===========================================================

26

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

AMBAC FINANCIAL GROUP, INC. Liquidity. Ambac's liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon: (i) Ambac Assurance and other subsidiaries' ability to pay dividends or make payments to Ambac; and (ii) external financings. Pursuant to Wisconsin insurance laws, Ambac Assurance may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. During 2001, Ambac Assurance paid dividends of $68.0 million on its common stock to Ambac. For further discussion, see Note 9 of Notes to Consolidated Financial Statements.
     Ambac's principal uses of liquidity are for the payment of its operating expenses, income taxes, interest on its debt, dividends on its shares of common stock, purchases of its common stock in the open market and capital investments in its subsidiaries. Based on the amount of dividends that it expects to receive from Ambac Assurance and other subsidiaries during 2002, and the income it expects to receive from its investment portfolio, management believes that Ambac will have sufficient liquidity to satisfy its needs over the next twelve months, including the ability to pay dividends on its common stock in accordance with its dividend policy. Beyond the next twelve months, Ambac Assurance's ability to declare and pay dividends to Ambac may be influenced by a variety of factors including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although management believes that Ambac will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no guarantee can be given that Ambac Assurance will be permitted to dividend amounts sufficient to pay all of Ambac's operating expenses, debt service obligations and dividends on its common stock.

AMBAC ASSURANCE LIQUIDITY. The principal uses of Ambac Assurance's liquidity are the payment of operating expenses, reinsurance premiums, taxes, dividends to Ambac, and capital investments in its subsidiaries. Management believes that Ambac Assurance's operating liquidity needs can be funded exclusively from its operating cash flow. The principal sources of Ambac Assurance's liquidity are gross premiums written, scheduled investment maturities, net investment income and receipts from structured credit derivatives. During 2001, Ambac contributed approximately $176 million of capital to Ambac Assurance to support the growth in the Financial Guarantee business.

FINANCIAL SERVICES LIQUIDITY. The principal uses of liquidity by financial services subsidiaries are payment of investment agreement obligations pursuant to defined terms, net obligations under interest rate swaps and related hedges, operating expenses, income taxes, and dividends to Ambac. Management believes that its Financial Services liquidity needs can be funded primarily from its operating cash flow and the maturity of its invested assets. The principal sources of this segment's liquidity are proceeds from issuance of investment agreements, net investment income, maturities of securities from its investment portfolio (which are invested with the objective of matching the maturity schedule of its obligations under the investment agreements), net receipts from interest rate swaps and related hedges, and fees for investment management services. Additionally, from time to time, liquidity needs are satisfied by short-term intercompany loans from Ambac. The investment objectives with respect to investment agreements are to achieve the highest after-tax total return, subject to a minimum average quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. Financial Services subsidiaries maintain a portion of their assets in short-term investments and repurchase agreements in order to meet unexpected liquidity needs.

CREDIT FACILITIES. Ambac and Ambac Assurance have a revolving credit facility with four major international banks for $200 million, which expires in August 2002 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2001 and 2000, no amounts were outstanding under this credit facility.

Ambac Credit Products has a revolving credit facility with one major international bank for $50 million that expires in June 2002 and provides a three-year term loan provision. The facility is available to Ambac Credit Products for general corporate purposes, including payments in regard to its structured credit derivative activities. As of December 31, 2001 and 2000, no amounts were outstanding under this facility.

CAPITAL SUPPORT. Ambac Assurance maintains third party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal or certain structured obligations in its guaranteed portfolios exceed specified levels. Repayment of amounts drawn under the credit facility is limited primarily to the amount of any recoveries of losses related to policy obligations in the guaranteed portfolios. During 2001, Ambac Assurance replaced a portion of the facility with a new capital markets structure (see below). Consequently, the facility was reduced from $800 million to $400 million. The facility's expiration date was also extended to June 30, 2008. As of December 31, 2001 and 2000, no amounts were outstanding under this facility.
     Ambac Assurance acquired a perpetual put option on its own preferred stock from a trust established by a major investment bank. The trust was created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, the preferred stock holdings of Ambac Assurance would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. If exercised, Ambac Assurance would receive up to $400 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. The trust is a special purpose trust that is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, the trust has issued its own auction market perpetual preferred stock. Ambac Assurance pays a floating put option fee. The trust is rated AA/Aa2 by Standard & Poor's and Moody's respectively.

STOCK REPURCHASE PROGRAM. The Board of Directors of Ambac has authorized the establishment of a stock repurchase program that permits the repurchase of up to 12,000,000 shares of Ambac's common stock. During 2001, Ambac acquired approximately 781,000 treasury shares for an aggregate amount of $40.9 million. Since inception of the stock repurchase program, Ambac has acquired approximately 8,272,000 shares for an aggregate amount of $224.8 million.

ADJUSTED BOOK VALUE. (3) Adjusted Book Value ("ABV") per share increased 16% to $42.03 at December 31, 2001 from $36.35 at December 31, 2000.
     The following table reconciles book value per share to ABV per share as of December 31, 2001 and 2000:

                                            2001      2000
----------------------------------------------------------
Book value per share                      $28.26    $24.60
After-tax value of:
  Net unearned premium reserve              9.31      8.02
  Deferred acquisition costs               (1.00)    (0.95)
  Present value of future
  installment premiums                      6.07      4.71
  Net unrealized (losses) gains on
    investment agreement liabilities       (0.61)    (0.03)
----------------------------------------------------------
Adjusted book value per share             $42.03    $36.35
==========================================================

BALANCE SHEET. Total assets as of December 31, 2001 were $12.27 billion, an increase of 21% from $10.12 billion at December 31, 2000. This increase was due primarily to cash generated from business written during 2001, higher volume in the guaranteed investment agreement business, as well as Ambac's $200 million debt offering in October 2001. Stockholders' equity as of December 31, 2001 was $2.98 billion, an increase of 15% from $2.60 billion at year-end 2000. The increase stemmed primarily from net income for the year.
     The following table summarizes the composition of the fair value of Ambac's investment portfolio by segment at December 31, 2001, and 2000:

                                                          Financial        Financial
   (Dollars in Millions)                                  Guarantee         Services           Corporate         Total
------------------------------------------------------------------------------------------------------------------------
   2001:
   Fixed income securities:
   Municipal obligations                                   $3,540.3           $144.5             $  --          $3,684.8
   Corporate obligations                                      656.2            674.4                --           1,330.6
   Foreign government obligations                              96.6               --                --              96.6
   U.S. government obligations                                 54.8              6.0              17.5              78.3
   Mortgage and asset-backed securities
     (includes U.S. government agency obligations)            735.2          2,530.4              13.3           3,278.9
   Other                                                        1.4               --               0.8               2.2
------------------------------------------------------------------------------------------------------------------------
                                                            5,084.5          3,355.3              31.6           8,471.4
   Short-term                                                 170.6            225.2              19.2             415.0
------------------------------------------------------------------------------------------------------------------------
                                                            5,255.1          3,580.5              50.8           8,886.4
------------------------------------------------------------------------------------------------------------------------
   Fixed income securities pledged as collateral:
   Mortgage and asset-backed securities
     (includes U.S. government agency obligations)               --          1,401.5                --           1,401.5
------------------------------------------------------------------------------------------------------------------------
        Total investments                                  $5,255.1         $4,982.0             $50.8         $10,287.9
------------------------------------------------------------------------------------------------------------------------
   Percent total                                               51.1%            48.4%              0.5%              100%
------------------------------------------------------------------------------------------------------------------------
   2000:
   Fixed income securities:
   Municipal obligations                                   $3,328.8           $ 86.2             $  --          $3,415.0
   Corporate obligations                                      422.1            551.6               7.0             980.7
   Foreign government obligations                              35.4               --                --              35.4
   U.S. government obligations                                 49.4             23.3                --              72.7
   Mortgage and asset-backed securities
     (including U.S. government agency obligations)           262.9          2,058.5                --           2,321.4
   Other                                                        0.7              0.2               5.0               5.9
------------------------------------------------------------------------------------------------------------------------
                                                            4,099.3          2,719.8              12.0           6,831.1
   Short-term                                                 218.5              0.5              34.5             253.5
------------------------------------------------------------------------------------------------------------------------
                                                            4,317.8          2,720.3              46.5           7,084.6
------------------------------------------------------------------------------------------------------------------------
   Fixed income securities pledged as collateral:
   Mortgage and asset-backed securities
     (including U.S. government agency obligations)              --          1,239.3                --           1,239.3
------------------------------------------------------------------------------------------------------------------------
        Total investments                                  $4,317.8         $3,959.6             $46.5          $8,323.9
------------------------------------------------------------------------------------------------------------------------
   Percent total                                               51.9%            47.6%              0.5%              100%
========================================================================================================================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Ambac's investment objectives for the Financial Guarantee portfolio are to maintain an investment duration that closely approximates the expected duration of related financial guarantee liabilities and achieve the highest after-tax net investment income, while maintaining a conservative credit risk profile. The Financial Guarantee investment portfolio is subject to internal investment guidelines, which are approved by Ambac's Board of Directors. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits. As of December 31, 2001 and 2000, Ambac's Financial Guarantee investment portfolio had a weighted average credit rating of AA, based primarily on Standard & Poor's ratings.
     Approximately 85% and 92% of the mortgage and asset-backed securities in the Financial Guarantee portfolio is composed of securities issued by various U.S. government agencies, as of December 31, 2001 and 2000, respectively.
     Short-term investments in the Financial Guarantee portfolio consisted primarily of money market funds, foreign and domestic time deposits, and discount notes.
     The Financial Services investment portfolio consists primarily of assets funded with the proceeds from the issuance of investment agreement liabilities. The investment objectives of the portfolio are to match the investment security maturity schedule to the maturity schedule of related liabilities under the investment agreements and achieve the highest after-tax net investment income. The investment portfolio is subject to internal investment guidelines, which are approved by Ambac's Board of Directors. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits. As of December 31, 2001 and 2000, Ambac's Financial Services investment portfolio had a weighted average credit rating of AA, based primarily on Standard & Poor's ratings.
     Approximately 69% and 52% of the mortgage and asset-backed securities in the Financial Services portfolio is composed of securities issued by various U.S. government agencies, as of December 31, 2001 and 2000, respectively.
     Short-term investments in the Financial Services portfolio consisted of money-market funds.
     As discussed in Notes 2 and 13 to the Consolidated Financial Statements, Ambac enters into derivative contracts held for trading purposes. Changes in the fair value of derivative contracts held for trading purposes are recognized immediately in earnings. The net fair value of derivative contracts held for trading purposes was $58 million at December 31, 2001. Of that amount, $60 million was determined using internal valuation models and $(2) million was provided by external sources. Contracts with maturities in excess of 5 years accounted for $65 million of the net fair value. Contracts with maturities of 5 years or less accounted for $(7) million of net fair value.
     In determining fair value of investment securities and derivative contracts, Ambac uses information provided by independent external sources or when independent information is not available, internal valuation models are used. Internal valuation models include estimates, made by management which utilize current and historical market data. The valuation results from internal models could differ materially from amounts that would be realized in the market.

SPECIAL PURPOSE ENTITIES. Ambac has sponsored two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. Ambac receives financial guarantee premiums and may receive other fees for this service. Ambac accounts for these entities as Qualified Special Purpose Entities ("QSPEs") in accordance with Statement of Financial Accounting Standards 140. The QSPEs are non-consolidated, bankruptcy remote entities. Ambac purchases debt obligations from certain financial guarantee clients and sells these obligations to the QSPEs. The purchase by the QSPE is financed through the issuance of medium-term notes ("MTNs"), which are collateralized by the purchased assets. These MTNs are generally structured to match the cash flow of the assets purchased. Derivative contracts may be used (interest rate and currency swaps) for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2001, Ambac Assurance had insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs. Since these exposures are insured, any losses incurred would be included in Ambac's Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac provides certain administrative duties, including asset and liability servicing responsibilities. Assets sold to the QSPEs during 2001, 2000 and 1999 were $793.4 million, $159.9 million and $100.0 million, respectively. No gains or losses were recognized on these sales. As of December 31, 2001, the estimated fair value of financial assets, MTN liabilities and derivative hedge assets were $989.9 million, $1,003.6 million and $11.7 million, respectively. Estimated fair value is determined utilizing valuation models. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums and other fees for issuing financial guarantee policies on the assets and MTNs of $23.7 million, $3.2 million and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Ambac received up-front fees for providing administrative agency services amounting to $0.3 million, $0.2 million and $0.1 million for 2001, 2000 and 1999, respectively.

CASH FLOWS. Net cash provided by operating activities was $671.8 million, $481.3 million and $454.4 million during 2001, 2000 and 1999, respectively. These cash flows were primarily provided by the Financial Guarantee operations. Net cash provided by (used in) financing activities was $760.8 million, $(1,226.0) million and $181.2 million during 2001, 2000 and 1999, respectively. Financing activities for the years ended 2001 and 1999 included $621.4 million and $199.2 million, respectively, in net investment agreements issued (net of investment agreement draws). Financing activity for the year ended 2000 included $1,217.8 million used by the investment agreement business for net draws paid (net of investment agreements issued). The total cash provided by (used in) operating and financing activities was $1,432.6 million, $(744.6) million and $635.6 million during 2001, 2000 and 1999, respectively. From these totals, $(1,401.4) million, $776.5 million and $(630.3) million was (used in) provided by investing activities in 2001, 2000 and 1999, respectively. These investing activities were primarily net purchases of investment securities during 2001 and 1999, and principally net proceeds from sales and maturities of investment securities during 2000.

MATERIAL COMMITMENTS. Ambac has made no commitments for material capital expenditures within the next twelve months.

RISK MANAGEMENT

In the ordinary course of business, Ambac, through its affiliates, manages a variety of risks, principally credit, market, liquidity, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

CREDIT RISK. Ambac is exposed to credit risk in various capacities including as an issuer of financial guarantees, as counterparty to derivative and other financial contracts and as a holder of investment securities. Ambac's Portfolio Risk Management Committee ("PRMC") employs various procedures and controls to monitor and manage credit risk. The PRMC is comprised of senior risk professionals and senior management of Ambac. Its purview is enterprise-wide and its focus is on risk limits and measurement, concentration and correlation of risk, and the attribution of economic and regulatory capital in a portfolio context.
    All financial guarantees and structured credit derivatives issued are subject to a formal underwriting process. Various factors affecting the credit worthiness of the underlying obligation are evaluated during the underwriting process. Senior credit personnel approve all transactions prior to issuing a financial guarantee. Subsequent to issuance of a financial guarantee, Ambac periodically performs reviews of exposures according to a schedule based on the risk profile of the guaranteed obligations. Proactive credit remediation can help secure rights and remedies which mitigate losses in the event of default.
     Ambac manages credit risk associated with its investment portfolio through adherence to specific investment guidelines. These guidelines establish limits based upon single risk concentration limits and minimum credit rating standards. Additionally, senior credit personnel monitor the portfolio on a continuous basis. Credit risk relating to derivative positions primarily concern counterparty default. Counterparty default exposure is mitigated through the use of industry standard collateral posting agreements. When a derivative counterparty credit exposure exceeds approved limits, they are required to post collateral to Ambac.

MARKET RISK. Market risk represents the potential for losses that may result from changes in the value of a financial instrument as a result of changes in market conditions. The primary market risks that would impact the value of Ambac's financial instruments are interest rate risk, basis risk (e.g., taxable interest rates relative to tax-exempt interest rates, discussed below) and credit spread risk. Below we discuss each of these risks and the specific types of financial instruments impacted. Senior managers in Ambac's Risk Analysis group are responsible for monitoring risk limits and applying risk measurement methodologies. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. Ambac utilizes various systems, models and stress test scenarios to monitor and manage market risk. This process includes frequent analyses of both parallel and non-parallel shifts in the yield curve, "Value-at-Risk" ("VaR") and changes in credit spreads. These models include estimates, made by management, which utilize current and historical market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Financial instruments that may be adversely affected by changes in interest rates consist primarily of investment securities, investment agreement liabilities, debentures, and certain derivative contracts (primarily interest rate swaps and futures) used for hedging purposes. The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of Ambac's investment securities, investment agreement liabilities, debentures and derivative hedges, assuming immediate changes in interest rates at specified levels at December 31, 2001 and 2000:

(Dollars in Millions)                           Estimated
                            Estimated net   change in net
Change in Interest rates       fair value      fair value
---------------------------------------------------------
2001:
300 basis point rise               $3,616         $(1,075)
200 basis point rise                3,987            (704)
100 basis point rise                4,344            (347)
Base scenario                       4,691              --
100 basis point decline             5,063             372
200 basis point decline             5,426             735
300 basis point decline             5,780           1,089
---------------------------------------------------------
2000:
300 basis point rise               $3,004          $ (967)
200 basis point rise                3,334            (637)
100 basis point rise                3,657            (314)
Base scenario                       3,971              --
100 basis point decline             4,278             307
200 basis point decline             4,576             605
300 basis point decline             4,864             893
=========================================================

Ambac, through its affiliate Ambac Financial Services, L.P., is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. Ambac Financial Services manages its business with the goal of being market neutral to changes in overall interest rates, while seeking to profit from retaining some basis risk. Ambac's municipal interest rate swap portfolio may be adversely affected by changes in basis. If actual or projected tax-exempt interest rates change in relation to taxable interest rates, Ambac will experience a mark-to-market gain or loss. Most municipal interest rate swaps transacted by Ambac Financial Services contain provisions that are designed to protect Ambac against certain forms of tax reform, thus mitigating its basis risk. The estimation of potential losses arising from adverse changes in market relationships, known as VaR, is a key element in management's monitoring of basis risk for the municipal interest rate swap portfolio. Ambac has developed a VaR methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. Ambac's methodology estimates VaR using a 300-day historical "look back" period. This means that changes in market values are simulated using market inputs from the past 300 days. For the years ended December 31, 2001 and 2000, Ambac's VaR, for its interest rate swap portfolio, calculated at a ninety-nine percent confidence level, averaged approximately $0.9 million and $1.3 million, respectively. Ambac's VaR ranged from a high of $1.9 million to a low of $0.4 million in 2001, and from a high of $1.8 million to a low of $0.8 million in 2000. Since no single measure can capture all dimensions of market risk, Ambac supplements its VaR methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of normal market conditions, which might cause abnormal volatility swings or disruptions of market relationships.
     Financial instruments that may be adversely affected by changes in credit spreads include Ambac's outstanding structured credit derivative contracts. Ambac, through its affiliate Ambac Credit Products, enters into structured credit derivative contracts. These contracts require Ambac Credit Products to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). If credit spreads of the underlying obligations change, the market value of the related structured credit derivative changes. As such, Ambac Credit Products could experience mark-to-market gains or losses. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. Substantially all of Ambac Credit Product's contracts are partially hedged with various financial institutions or structured with first loss protection. Such structuring mitigates Ambac Credit Product's risk of loss and reduces the price volatility of these financial instruments. Personnel in Ambac's Structured Finance surveillance group monitor credit spread risk. Additionally, management models the potential impact of credit spread changes on the value of its contracts. The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on the net balance of Ambac's net structured credit derivative position assuming immediate changes in credit spreads at specified levels at December 31, 2001 and 2000:


(Dollars in Millions)                         Estimated
                            Estimated net    unrealized
Change in credit spreads       fair value   gain/(loss)
-------------------------------------------------------
2001:
75 basis point widening              $(26)         $(18)
50 basis point widening               (19)          (11)
25 basis point widening               (13)           (5)
Base scenario                          (8)           --
25 basis point narrowing               (7)            1
50 basis point narrowing               (5)            3
75 basis point narrowing               (3)            5
-------------------------------------------------------
2000:
75 basis point widening              $(14)         $ (7)
50 basis point widening               (11)           (4)
25 basis point widening                (8)           (1)
Base scenario                          (7)           --
25 basis point narrowing               (4)            3
50 basis point narrowing                0             7
75 basis point narrowing                4            11
=======================================================

LIQUIDITY RISK. Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in financial guarantee contracts, structured credit derivatives, investment agreements, interest rate swaps and futures contracts. Ambac Assurance manages its liquidity risk by maintaining a comprehensive daily analysis of projected cash flows. Additionally, Ambac Assurance maintains a minimum level of cash and short-term investments at all times. Ambac Credit Products manage the liquidity risk inherent in the structured credit derivative portfolio by holding cash and short-term investments, closely matching the dates that derivative payments are made and received, and by maintaining a revolving credit agreement. The investment agreement business manages liquidity risk by matching the maturity schedules of its invested assets, including hedges, with the maturity schedules of its investment agreement liabilities. Additionally, Ambac's policy is to maintain a minimum level of cash and short-term assets equivalent to a specified percentage of its investment agreement liabilities outstanding. Ambac Financial Services maintains cash and short-term investments, closely matches the dates swap payments are made and received, and limits the amount of risk hedged with futures contracts. See additional discussion in "Liquidity and Capital Resources" section.

OPERATIONAL RISK. Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. Ambac mitigates operational risk by maintaining systems (and system backup) and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with regulations.

LEGAL RISK. Legal risks attendant to Ambac's businesses include uncertainty with respect to the enforceability of the obligations insured by Ambac Assurance and the security thereof, as well as uncertainty with respect to the enforceability of the obligations of Ambac's counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. Ambac seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

Footnotes.

(1) Adjusted gross premiums written, which is not promulgated under accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors to measure the financial results of Ambac. Adjusted gross premiums written, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums written plus the present value of estimated future installment premiums written on insurance policies and structured credit derivatives issued in the period. Previously, adjusted gross premiums written was net of premiums related to international deals that were ceded to MBIA Insurance Corporation pursuant to a joint venture that ceased during 2000. Prior period amounts have been restated. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantee insurers.

(2) Core earnings and operating earnings are not substitutes for net income computed in accordance with GAAP, but are important measures used by management, equity analysts and investors to measure Ambac's financial results. Ambac defines operating earnings as net income, less the effect of realized and unrealized gains and losses and certain non-recurring items. Core earnings, which Ambac reports as analytical data, is defined as operating earnings less net insurance premiums earned from refundings and calls. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors. See "Supplemental Analytical Financial Data."

(3) Adjusted book value, which is not promulgated under GAAP, is used by management, equity analysts and investors as a measurement of Ambac's intrinsic value with no benefit given for ongoing business activity. Management derives adjusted book value by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve, deferred acquisition costs, the present value of estimated net future installment premiums, and the unrealized gain or loss on investment agreement liabilities. The definition of adjusted book value used by Ambac may differ from definitions of adjusted book value used by other public holding companies of financial guarantors. The adjustments to book value described above will not be realized until future periods and may differ materially from the amounts used in determining adjusted book value.

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

January 23, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Ambac Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of Ambac Financial Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
KPMG LLP
New York, New York

January 23, 2002

                                         CONSOLIDATED BALANCE SHEETS

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in Thousands, Except Share Amounts)  December 31,                                   2001              2000
-------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
      Fixed income securities, at fair value
         (amortized cost of $8,355,596 in 2001 and $6,743,450 in 2000)                $ 8,469,157       $ 6,825,152
      Fixed income securities pledged as collateral, at fair value
         (amortized cost of $1,393,193 in 2001 and $1,238,401 in 2000)                  1,401,528         1,239,349
      Short-term investments, at cost (approximates fair value)                           415,002           253,519
      Other, at cost                                                                        2,163             5,852
-------------------------------------------------------------------------------------------------------------------
            Total investments                                                          10,287,850         8,323,872
Cash                                                                                       76,580            20,493
Cash pledged as collateral                                                                     --            24,935
Securities purchased under agreements to resell                                            11,200           255,786
Receivable for investment agreements                                                        4,101             6,663
Receivable for securities sold                                                              8,922             1,926
Investment income due and accrued                                                         144,463           130,692
Reinsurance recoverable                                                                     2,259             1,091
Prepaid reinsurance                                                                       267,655           242,604
Deferred acquisition costs                                                                163,477           153,424
Loans                                                                                     901,194           695,251
Other assets                                                                              399,994           263,563
-------------------------------------------------------------------------------------------------------------------
            Total assets                                                              $12,267,695       $10,120,300
===================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
      Unearned premiums                                                               $ 1,780,272       $ 1,546,290
      Losses and loss adjustment expense reserve                                          152,352           132,445
      Ceded reinsurance balances payable                                                   10,146            10,892
      Obligations under investment and payment agreements                               4,089,777         3,509,049
      Obligations under investment repurchase agreements                                1,422,151         1,383,882
      Securities sold under agreement to repurchase                                       425,000                --
      Deferred income taxes                                                               123,077           106,035
      Current income taxes                                                                 98,145            25,628
      Debentures                                                                          619,315           424,061
      Accrued interest payable                                                             84,225            90,575
      Other liabilities                                                                   416,632           291,394
      Payable for securities purchased                                                     62,915             3,935
-------------------------------------------------------------------------------------------------------------------
            Total liabilities                                                           9,284,007         7,524,186
-------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
      Preferred stock, par value $0.01 per share; authorized shares--
         4,000,000; issued and outstanding shares--none                                       --                 --
      Common stock, par value $0.01 per share; authorized shares--
         200,000,000 at December 31, 2001 and December 31, 2000;
         issued shares--106,020,537 at December 31, 2001 and
         December 31, 2000                                                                  1,060             1,060
      Additional paid-in capital                                                          538,135           533,558
      Accumulated other comprehensive income                                               62,476            45,154
      Retained earnings                                                                 2,403,473         2,035,209
      Common stock held in treasury at cost, 436,488 shares at
         December 31, 2001 and 469,932 at December 31, 2000                               (21,456)          (18,867)
-------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                     2,983,688         2,596,114
-------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                   $12,267,695       $10,120,300
===================================================================================================================

   See accompanying Notes to Consolidated Financial Statements.

                                    CONSOLIDATED STATEMENTS OF OPERATIONS

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in Thousands Except Share Amounts) Years Ended December 31,       2001              2000              1999
-------------------------------------------------------------------------------------------------------------------
REVENUES:
Financial Guarantee:
      Gross premiums written                                           $683,296          $483,082          $445,242
      Ceded premiums written                                            (95,534)          (80,789)          (61,845)
-------------------------------------------------------------------------------------------------------------------
            Net premiums written                                       $587,762          $402,293          $383,397
===================================================================================================================
      Net premiums earned                                              $378,734          $311,276          $264,426
      Other credit enhancement fees                                      21,661            12,157             3,887
-------------------------------------------------------------------------------------------------------------------
      Net premiums earned and other credit enhancement fees             400,395           323,433           268,313
      Net investment income                                             267,847           241,047           209,284
      Net realized losses                                                (1,464)           (3,430)           (5,675)
      Other income                                                        5,180             4,371             2,167
Financial Services:
      Net revenue                                                        52,225            62,675            51,607
      Net realized losses                                                (3,026)           (9,110)           (3,124)
Other:
      Revenue                                                             4,327             2,316             9,906
      Net realized (losses) gains                                          (564)                8               797
-------------------------------------------------------------------------------------------------------------------
            Total revenues                                              724,920           621,310           533,275
-------------------------------------------------------------------------------------------------------------------
EXPENSES:
Financial Guarantee:
      Losses and loss adjustment expenses                                20,000            15,000            11,000
      Underwriting and operating expenses                                67,989            55,235            48,804
Financial Services                                                       21,815            24,805            25,782
Interest                                                                 40,442            37,477            36,525
Other                                                                     5,947             6,669             6,506
-------------------------------------------------------------------------------------------------------------------
            Total expenses                                              156,193           139,186           128,617
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                              568,727           482,124           404,658
Provision for income taxes                                              135,821           115,952            96,741
-------------------------------------------------------------------------------------------------------------------
            Net income                                                 $432,906          $366,172          $307,917
===================================================================================================================
Net income per share:
      Basic                                                               $4.10             $3.49             $2.94
      Diluted                                                             $3.97             $3.41             $2.88
===================================================================================================================
Weighted average number of common shares outstanding:
      Basic                                                         105,705,957       105,031,473       104,869,721
      Diluted                                                       108,948,133       107,415,430       107,049,315
===================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in Thousands)  Years Ended December 31,    2001                   2000                    1999
------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
      Balance at January 1                    $2,035,209             $1,713,446              $1,449,832
      Net income                                 432,906  $432,906      366,172   $366,172      307,917  $ 307,917
                                                          --------                --------                --------
      Dividends declared--common stock           (35,937)               (32,213)                (29,366)
      Exercise of stock options                  (28,705)               (12,196)                (14,937)
                                              ----------             ----------              ----------
      Balance at December 31                  $2,403,473             $2,035,209              $1,713,446
                                              ----------             ----------              ----------
ACCUMULATED OTHER COMPREHENSIVE
      INCOME (LOSS):
      Balance at January 1                    $   45,154             $ (187,540)              $ 159,313
      Unrealized gains (losses) on securities,
            $39,542, $373,291, and $(552,645),
            pre-tax in 2001, 2000
            and 1999, respectively (1)                      23,643                 234,178                 (346,211)
      Cumulative effect of accounting change                  (880)                     --                       --
      Loss on derivative hedges                             (4,371)                     --                       --
      Foreign currency loss                                 (1,070)                 (1,484)                    (642)
                                                          --------                --------                ---------
      Other comprehensive income (loss)           17,322    17,322      232,694    232,694     (346,853)   (346,853)
                                              ----------  --------   ----------   --------    ---------   ---------
      Total comprehensive income (loss)                   $450,228                $598,866                $ (38,936)
                                                          ========                ========                =========
      Balance at December 31                   $  62,476             $   45,154             $  (187,540)
                                              ----------             ----------              ----------
PREFERRED STOCK:
      Balance at January 1 and December 31     $      --             $       --             $        --
                                              ----------             ----------              ----------
COMMON STOCK:
      Balance at January 1                       $ 1,060                  $ 707                   $ 707
      Stock split effected as dividend                --                    353                      --
                                              ----------             ----------              ----------
      Balance at December 31                     $ 1,060                $ 1,060                   $ 707
                                              ----------             ----------              ----------
ADDITIONAL PAID-IN CAPITAL:
      Balance at January 1                     $ 533,558              $ 525,012               $ 519,305
      Exercise of stock options                   13,045                  8,899                   5,707
      Capital issuance costs                      (8,468)                    --                      --
      Stock split effected as dividend                --                   (353)                     --
                                              ----------             ----------              ----------
      Balance at December 31                   $ 538,135              $ 533,558               $ 525,012
                                              ----------             ----------              ----------
COMMON STOCK HELD IN TREASURY AT COST:
      Balance at January 1                     $ (18,867)            $  (33,175)            $   (33,067)
      Cost of shares acquired                    (40,876)               (23,618)                (17,626)
      Shares issued under equity plans            38,287                 37,926                  17,518
                                              ----------             ----------              ----------
      Balance at December 31                   $ (21,456)            $  (18,867)            $   (33,175)
                                              ----------             ----------              ----------
TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31     $2,983,688             $2,596,114              $2,018,450
                                              ==========             ==========              ==========

(1) Disclosure of reclassification amount:
Unrealized holding gains (losses) arising
      during period                             $ 25,817              $ 230,985             $  (351,412)
Less: reclassification adjustment for net
      (losses) gains included in net income        2,174                 (3,193)                 (5,201)
                                              ----------             ----------              ----------
Net unrealized gains (losses) on securities     $ 23,643              $ 234,178             $  (346,211)
===================================================================================================================

   See accompanying Notes to Consolidated Financial Statements.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

Ambac Financial Group, Inc. and Subsidiaries
(Dollars in Thousands)  Years Ended December 31,                           2001              2000              1999
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $ 432,906       $   366,172       $   307,917
Adjustments to reconcile net income to net cash
provided by operating activities:
      Depreciation and amortization                                       3,479             3,614             2,969
      Amortization of bond premium and discount                         (15,916)          (12,972)           (4,444)
      Current income taxes                                               72,517               797            17,882
      Deferred income taxes                                               4,991            24,300             3,274
      Deferred acquisition costs                                        (10,053)          (18,100)          (14,705)
      Unearned premiums, net                                            208,931            90,587           118,805
      Losses and loss adjustment expenses                                18,739            10,379             8,819
      Ceded reinsurance balances payable                                   (746)           (4,136)            8,452
      Investment income due and accrued                                 (13,771)           (2,024)           (2,739)
      Accrued interest payable                                           (6,350)             (567)            1,527
      Net realized losses                                                 5,054            12,532             8,002
      Other, net                                                        (27,950)           10,746            (1,359)
-------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                   671,831           481,328           454,400
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of bonds                                          2,243,276         1,636,904         2,403,583
Proceeds from matured bonds                                           2,538,173         1,843,482         1,371,715
Purchases of bonds                                                   (6,497,633)       (2,502,176)       (4,427,369)
Change in short-term investments                                       (161,483)          (32,623)         (101,368)
Securities purchased under agreements to resell                         244,586          (152,786)          149,295
Securities sold under agreements to repurchase                          425,000                --                --
Loans                                                                  (205,943)           (9,763)          (11,558)
Other, net                                                               12,580            (6,553)          (14,591)
-------------------------------------------------------------------------------------------------------------------
            Net cash (used in) provided by investing activities      (1,401,444)          776,485          (630,293)
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid                                                          (35,937)          (32,213)          (29,366)
Proceeds from issuance of investment agreements                       3,044,900         1,637,935         3,051,508
Payments for investment agreement draws                              (2,423,516)       (2,855,766)       (2,852,350)
Proceeds from issuance of debentures                                    193,700                --                --
Payment agreements                                                          175             9,763            11,558
Payment for buyback of debentures                                        (7,500)               --                --
Capital issuance costs                                                   (8,468)               --                --
Purchases of treasury stock                                             (40,876)          (23,618)          (17,626)
Proceeds from sale of treasury stock                                     38,287            37,926            17,518
-------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) financing activities         760,765        (1,225,973)          181,242
-------------------------------------------------------------------------------------------------------------------
NET CASH FLOW                                                            31,152            31,840             5,349
Cash and cash pledged as collateral at January 1                         45,428            13,588             8,239
-------------------------------------------------------------------------------------------------------------------
Cash and cash pledged as collateral at December 31                    $  76,580       $    45,428       $    13,588
===================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
            Income taxes                                              $  45,268       $    82,400       $    70,100
===================================================================================================================
            Interest expense on debt                                  $  44,632       $    34,304       $    36,743
===================================================================================================================
            Interest expense on investment agreements                 $ 231,498       $   286,589       $   298,309
===================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

1 BACKGROUND
Ambac Financial Group, Inc is a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, a leading provider of financial guarantees for public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch Inc., and Rating and Investment Information, Inc. Ambac's Financial Services segment provides financial and investment products including investment agreements, interest rate swaps, funding conduits, investment advisory and cash management services, principally to its clients which include municipalities and other public entities, school districts, health care organizations and asset-backed issuers.

2 SIGNIFICANT ACCOUNTING POLICIES
The accompanying consolidated financial statements of Ambac and subsidiaries have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac are described below:

CONSOLIDATION: The consolidated financial statements include the accounts of Ambac and its subsidiaries. All significant intercompany balances have been eliminated.

INVESTMENTS: Ambac's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income (Loss)" in stockholders' equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. Securities sold under agreements to repurchase are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac nets securities purchased under agreements to resell and securities sold under agreements to repurchase that are executed with the same counterparty under legally enforceable netting agreements that meet the applicable netting criteria. At December 31, 2001 and 2000, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

DEFERRED ACQUISITION COSTS: Certain costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $28,203, $22,472 and $20,843 for 2001, 2000 and 1999, respectively. Deferred acquisition costs, net of such amortization, amounted to $10,053, $18,100 and $14,705 for 2001, 2000 and 1999, respectively.

LOANS: Loans are reported at their outstanding unpaid principal balances, net of any deferred fees and fair value hedge adjustments. Interest income is accrued on the unpaid principal balance. Deferred fees are amortized to income over the contractual life of the loan using the interest method or the straight-line method if not materially different.

LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE: The reserve for losses and loss adjustment expenses consists of the active credit reserve and case basis loss and loss adjustment expense reserves. The development of the active credit reserve is based upon estimates of the expected levels of debt service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default. When losses occur (actual monetary defaults or defaults which are imminent on guaranteed obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. During 2001, 2000 and 1999, paid losses were $2,595, $4,622, and $2,213, respectively. All or parts

38

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

of case basis loss reserves are allocated from any active credit reserves available. During 2001, 2000 and 1999, salvage received were $1,333, $0 and $31, respectively.
     Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

OBLIGATIONS UNDER INVESTMENT AND PAYMENT AGREEMENTS AND INVESTMENT REPURCHASE
AGREEMENTS: Obligations under investment and payment agreements and investment repurchase agreements are recorded as liabilities on the consolidated balance sheets at the face value of the agreement, adjusted for draws paid and interest credited to the account. Unsettled agreements are accrued on a trade-date basis on the consolidated balance sheets at the time of commitment. Interest expense is computed based upon daily outstanding settled liability balances at rates and periods specified in the agreements. Net interest income relating to investment agreements and investment repurchase agreements is included as a component of Financial Services revenue.

NET PREMIUMS EARNED: Up-front insurance premiums written are received for an entire bond issue. A bond issue may contain several maturities. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized over each installment period, generally one year or less. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is generally recognized at that time.

FINANCIAL SERVICES REVENUE: Ambac's Financial Services net revenues includes the following product lines which are offered through various subsidiaries:

Investment agreements--Ambac provides investment agreement and investment repurchase agreements principally to states, municipalities, municipal authorities and asset-backed issuers, whereby Ambac agrees to pay an agreed-upon return based on funds deposited. Proceeds from these investment agreement and investment repurchase agreement obligations are used to invest in high credit quality fixed income investments. Net revenues includes interest expense from investment agreement and investment repurchase agreement obligations and interest income from related investments.

Interest rate swaps and total return swaps--Ambac provides interest rate swaps principally to states, municipalities and municipal authorities in connection with their financings. Ambac also enters into total return swaps with various financial institutions. All interest rate swaps and total return swap revenues are accounted for as "Derivative Contracts Held for Trading Purposes," which is discussed in the Derivatives section below.

Investment advisory and cash management--Ambac provides investment advisory and administrative services for money market funds that are primarily offered to qualified participants including school districts, health care service providers and municipalities. Cash management services include the distribution of money market funds, as well as the brokering of short-term fixed income securities trades on behalf of Ambac clients. Fees from investment advisory and cash management services are based on percentages of the average daily net assets of the money market funds serviced as well as a broker mark-up on short-term fixed income securities trades. Fees from investment advisory and cash management services are recognized when earned, consistent with the accrual basis of accounting.

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

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS: Ambac provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. Ambac accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

FOREIGN CURRENCY: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52 "Foreign Currency Translation" ("SFAS 52"). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency transaction gains and losses arising primarily from transactions in short-term investment securities and cash denominated in foreign currency are reflected in net income. The Consolidated Statements of Operations include pre-tax losses from such foreign exchange items of $3,389, $3,748 and $841 for 2001, 2000 and 1999, respectively.

INCOME TAXES: Ambac files a consolidated Federal income tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

STOCK COMPENSATION PLANS: In 1997, Ambac adopted the Ambac 1997 Equity Plan. Under this plan, awards are granted to eligible employees of Ambac in the form of non-qualified stock options or other stock-based awards. Ambac accounts for its incentive stock options and stock-based awards under FAS Statement 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 permits a company to choose either the fair value based method of accounting as defined in the Statement or the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for its stock-based compensation plans. Companies electing the accounting requirements under APB 25 must also make pro-forma disclosures of net income, earnings per share and earnings per diluted share as if the fair value based method of accounting had been applied. Ambac has elected to account for its plans under APB 25.

DERIVATIVE CONTRACTS: In June 1998 the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities." In June 2000 the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133." SFAS No. 133 and SFAS No. 138 require all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; Ambac adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS 133, Ambac has recorded transition adjustment losses of $880 (net of related income tax) in Accumulated Other Comprehensive Income and $408 (net of related income tax) in net income.
     All derivative instruments are recognized in the consolidated balance sheet as either assets or liabilities depending on the rights or obligations under the contracts. All derivative instruments are measured at estimated fair value. The fair values of derivative instruments are determined by broker quotes or valuation models when broker quotes are not available. Valuation models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

DERIVATIVE CONTRACTS USED FOR HEDGING PURPOSES: Interest rate and currency swaps are utilized to hedge exposure to changes in fair value of assets or liabilities resulting from changes in interest rates and foreign exchange rates, respectively. These interest rate and currency swap hedges are referred to as "fair value" hedges. Gains and losses on fair value hedges are recognized currently in earnings. The gain or loss on the hedged asset or liability attributable to the hedged risk (interest rate or foreign exchange risk) adjusts the carrying amount of the hedged item and is recognized currently in earnings. If the fair value hedge is fully effective, the gain or loss on the interest rate or currency swap will exactly offset the gain or loss on the hedged item. Interest rate swaps are also utilized to hedge the exposure to variable interest rates. These interest rate swap hedges are referred to as "cash flow" hedges. Gains and losses on interest rate swaps designated as cash flow hedges are reported in "Accumulated Other Comprehensive Income (Loss)" in stockholders' equity, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portions of fair value and cash flow hedges are reported in earnings with no related offset.
     Ambac discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, is sold or terminated. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, Ambac continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective cash flow hedge, Ambac continues to carry the derivative on the balance sheet at its fair value. The net derivative gain or loss related to a discontinued cash flow hedge will continue to be reported in Accumulated Other Comprehensive Income (Loss) and amortized into earnings as a yield adjustment to the previously designated asset or liability. If the previously designated asset or liability is sold or matures, the net derivative gain or loss related to a discontinued cash flow hedge reported in Accumulated Other Comprehensive Income (Loss) will be reclassified into earnings immediately. All subsequent changes in fair values of derivatives previously designated as cash flow hedges will be recognized currently in earnings. As of December 31, 2001, $586 of deferred losses on derivative instruments reported in Accumulated Other Comprehensive Income are expected to be reclassified to earnings during the next twelve months. Transactions and events expected to occur over the next twelve months that will necessitate reclassifying these derivative losses include the repricing of a variable-rate investment agreement.

DERIVATIVE CONTRACTS HELD FOR TRADING PURPOSES: Ambac, through its subsidiary Ambac Financial Services, L.P., provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. Ambac Financial Services also enters into total return swaps with professional counterparties. Total return swaps are only used for fixed income obligations, which meet Ambac Assurance's credit underwriting criteria. Ambac Financial Services uses futures contracts for hedging purposes as part of its overall interest rate risk management. Ambac, through its subsidiary Ambac Credit Products LLC, enters into structured credit derivative transactions with various financial institutions. Ambac Financial Service's interest rate swaps, total return swaps and futures contracts and Ambac Credit Product's structured credit derivatives are held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of Financial Services net revenue for

40

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

interest rate swaps, total return swaps and futures contracts in the accompanying Consolidated Statement of Operations. The fee component of structured credit derivatives is reflected in other credit enhancement fees in the accompanying consolidated statement of operations. The mark-to-market gain or loss associated with credit spread changes on structured credit derivatives is reflected in net realized gains (losses) in the accompanying Consolidated Statement of Operations. Amounts included in net realized losses for credit spread mark-to-market were $3,588, $4,111 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.
     All derivative contracts used for hedging purposes and held for trading purposes are recorded on the balance sheet on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

SPECIAL PURPOSE ENTITIES: Ambac has sponsored two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. Ambac receives financial guarantee premiums and may receive other fees for this service. Ambac accounts for these entities as Qualified Special Purpose Entities ("QSPEs") in accordance with Statement of Financial Accounting Standards 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The QSPEs are non-consolidated, bankruptcy remote entities. Ambac purchases debt obligations from certain financial guarantee clients and sells these obligations to the QSPEs. The purchase by the QSPE is financed through the issuance of medium-term notes ("MTNs"), which are collateralized by the purchased assets. These MTNs are generally structured to match the cash flow of the assets purchased. Derivative contracts may be used (interest rate and currency swaps) for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2001, Ambac Assurance had insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs. Since these exposures are insured, any losses incurred would be included in Ambac's Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac provides certain administrative duties, including asset and liability servicing responsibilities. Assets sold to the QSPEs during 2001, 2000 and 1999 were $793,438, $159,937 and $100,027, respectively. No gains or losses were recognized on these sales. As of December 31, 2001, the estimated fair value of financial assets, MTN liabilities and derivative hedge assets were $989,905,$1,003,588 and $11,677, respectively. Estimated fair value is determined utilizing valuation models. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

NET INCOME PER SHARE: Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted net income per share is computed similar to basic net income per share except that the weighted average shares outstanding are increased to include 3,242,176, 2,383,957 and 2,179,594 additional shares from the assumed conversion of dilutive stock options and restricted stock units at December 31, 2001, 2000 and 1999, respectively. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.

ACCOUNTING STANDARDS: In July 2001, the FASB issued FAS Statement 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. SFAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001 and is required to be applied at the beginning of an entity's fiscal year. The statement is to be applied to all goodwill and other intangible assets recognized in an entity's financial statements at that date. Impairment losses for goodwill and indefinite lived intangible assets that arise due to the initial application of SFAS 142 (resulting from an impairment test) are to be reported as a change in accounting principle. Retroactive application is not permitted.
     In August 2001, the FASB issued FAS Statement 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Companies also record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Ambac is required to adopt SFAS 143 on January 1, 2003.
     In October 2001, the FASB issued FAS Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Ambac is required to adopt SFAS 144 on January 1, 2002. Ambac does not expect any material impact from the adoption of SFAS 142, SFAS 143 or SFAS 144.

RECLASSIFICATIONS: Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

3 INVESTMENTS
The amortized cost and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2001 and 2000 were as follows:

                                                                                 Gross          Gross     Estimated
                                                                Amortized    Unrealized    Unrealized          Fair
                                                                     Cost         Gains        Losses         Value
-------------------------------------------------------------------------------------------------------------------
2001:
Fixed income securities:
Municipal obligations                                         $ 3,580,822      $133,745       $29,769   $ 3,684,798
Corporate obligations                                           1,342,990        30,245        42,646     1,330,589
Foreign government obligations                                     97,109           629         1,138        96,600
U.S. government obligations                                        75,703         3,750         1,199        78,254
Mortgage and asset-backed securities
  (includes U.S. government agency obligations)                 3,258,972        36,643        16,699     3,278,916
Short-term                                                        415,002            --            --       415,002
-------------------------------------------------------------------------------------------------------------------
                                                                8,770,598       205,012        91,451     8,884,159
-------------------------------------------------------------------------------------------------------------------
Fixed income securities pledged as collateral:
Mortgage and asset-backed securities
  (includes U.S. government agency obligations)                 1,393,193        12,417         4,082     1,401,528
-------------------------------------------------------------------------------------------------------------------
  Total                                                       $10,163,791      $217,429       $95,533   $10,285,687
-------------------------------------------------------------------------------------------------------------------
2000:
Fixed income securities:
Municipal obligations                                         $ 3,295,256      $140,781       $21,073   $ 3,414,964
Corporate obligations                                           1,027,211        15,840        62,305       980,746
Foreign government obligations                                     36,241            83           954        35,370
U.S. government obligations                                        69,349         3,362             1        72,709
Mortgage and asset-backed securities
  (includes U.S. government agency obligations)                 2,315,393        14,310         8,341     2,321,363
Short-term                                                        253,519            --            --       253,519
-------------------------------------------------------------------------------------------------------------------
                                                                6,996,969       174,376        92,674     7,078,671
-------------------------------------------------------------------------------------------------------------------
Fixed income securities pledged as collateral:
Mortgage and asset-backed securities
  (includes U.S. government agency obligations)                 1,238,401         3,170         2,222     1,239,349
-------------------------------------------------------------------------------------------------------------------
  Total                                                       $ 8,235,370      $177,546       $94,896   $ 8,318,020
===================================================================================================================

The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2001, by contractual maturity, were as follows:

                                Amortized     Estimated
                                     Cost    Fair Value
-------------------------------------------------------
Due in one year or less         $ 452,835     $ 453,292
Due after one year through
  five years                      548,262       564,073
Due after five years through
  ten years                       749,742       763,697
Due after ten years             3,760,787     3,824,181
-------------------------------------------------------
                                5,511,626     5,605,243
Mortgage and asset-backed
  securities                    4,652,165     4,680,444
-------------------------------------------------------
                              $10,163,791   $10,285,687
=======================================================

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
     Securities carried at $5,964 and $5,843 at December 31, 2001 and 2000, respectively, were deposited by Ambac with governmental authorities or designated custodian banks as required by laws affecting insurance companies.
     Net investment income from the Financial Guarantee segment was comprised of the following:

                             2001       2000       1999
-------------------------------------------------------
Fixed income securities  $260,302   $232,876   $202,805
Short-term investments      9,996      9,904      7,790
-------------------------------------------------------
Total investment income   270,298    242,780    210,595
Investment expense         (2,451)    (1,733)    (1,311)
-------------------------------------------------------
Net investment income    $267,847   $241,047   $209,284
=======================================================

The Financial Guarantee segment had gross realized gains of $12,100, $9,633 and $8,050 in 2001, 2000 and 1999, respectively, and gross realized losses of $9,975, $8,952 and $13,725 in 2001, 2000 and 1999, respectively. Included in the above are net realized losses of $3,161, $3,509 and $0 in 2001, 2000, and 1999, respectively, related to investments in certain high-grade foreign currency denominated securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

     Net investment income related to the investment agreement business comprises gross investment income from its investment portfolio less interest expense from investment agreement liabilities, and is a component of Financial Services net revenue. The following table summarizes net investment income for the investment agreement business:

                             2001       2000       1999
-------------------------------------------------------
Gross interest income    $249,903  $ 303,165  $ 323,175
Gross interest expense   (235,448)  (283,003)  (299,523)
-------------------------------------------------------
Net investment income    $ 14,455  $  20,162  $  23,652
=======================================================

The Financial Services segment had gross realized gains of $7,526, $5,605 and $44,634 in 2001, 2000 and 1999, respectively, and gross realized losses of $10,551, $14,715 and $47,758 in 2001, 2000 and 1999, respectively. Gross realized gains and losses in 2000 and 1999 reflect actions taken to re-balance the investment agreement investment portfolio. This re-balancing caused the cash flows of invested assets to be more naturally matched to the cash flows of related liabilities, which allowed Ambac to significantly reduce its derivative hedges.
     As of December 31, 2001 and 2000, Ambac held securities subject to agreements to resell for $11,200 and $255,786, respectively. The fair value of those securities at December 31, 2001 and 2000 amounted to $11,566 and $274,682, respectively, of which $0 and $201,888, respectively, was pledged to counterparties in connection with certain investment agreements (including agreements structured as investment repurchase agreements).
     In conjunction with its investment agreement business, Ambac routinely enters into security collateral swaps, whereby repurchase and reverse repurchase agreements are entered into simultaneously with the same counterparty. Under the terms of the security collateral swap agreements, both Ambac and the counterparties have identical rights to pledge or rehypothecate the securities sold or purchased under the agreement. The fair value of securities sold by Ambac under agreements to repurchase amounted to $955,118 and $1,239,349 at December 31, 2001 and 2000, respectively. Such amounts have been classified separately as "Fixed income securities pledged as collateral" on the Consolidated Balance Sheets. The fair value of securities simultaneously purchased by Ambac under agreements to resell amounted to $960,335 and $1,219,309 at December 31, 2001 and 2000, respectively.
     In addition to Ambac entering into security collateral swaps, it has also entered into reverse repurchase agreements. Under the terms of the agreements, the counterparties have the right to pledge or rehypothecate the securities sold. The fair value of securities sold by Ambac under agreements to repurchase amounted to $446,410 at December 31, 2001. Such amounts have been classified separately as "Fixed income securities pledged as collateral" on the Consolidated Balance Sheets.
     As of December 31, 2001 and 2000, Ambac had also pledged to certain investment agreement counterparties securities purchased under agreements to resell with a fair value of $738,195 and $1,074,714, respectively. Such securities can not then be pledged by the counterparty to another entity. As of December 31, 2001 and 2000, Ambac had pledged securities from its investment portfolio with a fair value of $1,544,461 and $1,491,318 to investment agreement counterparties. Such securities can not then be pledged by the counterparty to another entity. Securities pledged to investment agreement counterparties are maintained in a tri-party collateral account with Ambac's custodian bank. Under the terms of certain interest rate swap and structured credit derivative agreements, Ambac and its counterparties may be required to pledge collateral to the other resulting from changes in the estimated fair value of those positions. The following amounts were pledged under these agreements at December 31, 2001 and 2000:

                      Pledged to           Pledged by
                         Ambac                Ambac
                       from its              to its
                    Counterparties       Counterparties
-------------------------------------------------------
                     2001      2000      2001      2000
-------------------------------------------------------
Cash              $34,200      $--       $--    $24,935
Securities          5,127       --        --         --
=======================================================

Cash pledged by Ambac to its counterparties has been classified separately as "Cash pledged as collateral" on the Consolidated Balance Sheet.

4 LOANS

In the normal course of business, Ambac extended loans for the following purposes:

Structured Municipal Transactions: Loans have been extended to customers participating in certain structured municipal transactions. The loans are collateralized with cash that the customers have deposited with a payment custodian in amounts adequate to repay the loan balance and interest thereon. Equipment and other assets underlying the transactions serve as additional collateral for the loans. Ambac may act as the payment custodian and hold the funds posted as collateral. As of December 31, 2001 and 2000, the interest rates on these loans ranged from 6.25% to 8.42%. The loan balances outstanding were $695,426 and $695,251 as of December 31, 2001 and 2000, respectively. The range of expected final maturity dates of these loans was May 2004 to January 2027 as of December 31, 2001.

Project Financing: Ambac has purchased loans which finance an infrastructure project which is secured by the assets underlying that project. As of December 31, 2001, the interest rates on these loans ranged from 5.28% to 7.03%. The loan balances outstanding were $181,768 as of December 31, 2001. The range of expected maturity dates of these loans was July 2014 to July 2019 as of December 31, 2001. There were no project financing loans outstanding as of December 31, 2000.

Investment Partnerships: Ambac has senior secured loans outstanding to certain investment partnerships which invest in diversified portfolios of assets, primarily high-yield debt obligations and bank loans. The loans are collateralized with a first priority lien and security interest in the invested assets. As of December 31, 2001, the interest rates on these loans ranged from 2.94% to 4.94%. The loans' balances outstanding were $24,000 as of December 31, 2001. The range of final maturity dates for these loans was January 2002 to March 2002 as of December 31, 2001. There were no investment partnership loans outstanding as of December 31, 2000.

5 REINSURANCE
In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

Years Ended December 31,                 2001                       2000                        1999
-------------------------------------------------------------------------------------------------------------
                                 Written       Earned        Written       Earned       Written        Earned
-------------------------------------------------------------------------------------------------------------
Direct                          $632,413     $410,392       $440,111     $334,908      $420,669      $289,053
Assumed                           50,883       38,825         42,971       32,530        24,573        19,161
Ceded                            (95,534)     (70,483)       (80,789)     (56,162)      (61,845)      (43,788)
-------------------------------------------------------------------------------------------------------------
Net premiums                    $587,762     $378,734       $402,293     $311,276      $383,397      $264,426
=============================================================================================================

The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2001, Ambac Assurance held letters of credit and collateral amounting to approximately $282,832 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. There were no reinsurance recoverables on paid losses as of December 31, 2001 and 2000. As of December 31, 2001, prepaid reinsurance of approximately $169,430 was associated with Ambac Assurance's three largest reinsurers. Ambac pledged cash and fixed income securities to foreign insurers of $9,295 and $9,386 at December 31, 2001 and 2000, respectively, related to business assumed from those insurers.
     From 1995 to March 2000, Ambac Assurance and MBIA Insurance Corporation ("MBIA") marketed financial guarantees outside of the United States via an unincorporated joint venture, MBIA.AMBAC International (the "Joint Venture"). Under the Joint Venture, financial guarantee policies were issued separately by each of the companies. While retaining the right to act individually, each company had the opportunity to reinsure up to 50 percent of the international financial guarantee business written by the other company as part of the Joint Venture. Although the Joint Venture was terminated in March 2000, Ambac Assurance and MBIA continue reciprocal reinsurance arrangements for international business. Premiums assumed from MBIA relating to international business were $46,211, $37,384 and $24,503 in 2001, 2000 and 1999, respectively, while premiums ceded to MBIA were $21,994, $36,807 and $27,418 in 2001, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

6 LOSSES AND LOSS ADJUSTMENT
EXPENSE RESERVE
As discussed in note 2, Ambac Assurance's liability for losses and loss adjustment expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis loss and active credit reserve accounts and the components of the liability for loss and loss adjustment expense reserves:

                                2001       2000       1999
----------------------------------------------------------
Case basis loss and
  loss adjustment
  expense reserves:
Balance at January 1        $ 32,125   $ 26,705   $ 37,554
  Less: reinsurance
     recoverables              1,091        501      3,638
----------------------------------------------------------
Net Balance at January 1      31,034     26,204     33,916
----------------------------------------------------------
Incurred related to:
  Current year                 3,000         --      4,000
  Prior years                 (4,938)     9,451     (9,531)
----------------------------------------------------------
  Total incurred              (1,938)     9,451     (5,531)
----------------------------------------------------------
Paid related to:
  Current year                    --         --         --
  Prior years                  1,261      4,621      2,181
----------------------------------------------------------
     Total paid                1,261      4,621      2,181
----------------------------------------------------------
Net balance at December 31    27,835     31,034     26,204
  Plus reinsurance
     recoverables              2,259      1,091        501
----------------------------------------------------------
Balance at December 31        30,094     32,125     26,705
----------------------------------------------------------
Active credit reserve:
  Balance at January:        100,320     94,771     78,240
  Net provision for losses    20,000     15,000     11,000
  Transfers (to) from
    case reserves              1,938     (9,451)     5,531
----------------------------------------------------------
Balance at December 31       122,258    100,320     94,771
----------------------------------------------------------
  Total                     $152,352   $132,445   $121,476
==========================================================

7 STOCKHOLDERS' EQUITY
Ambac is authorized to issue 200,000,000 shares of Common Stock, par value
$0.01 per share, of which 106,020,537 were issued as of December 31, 2001.
Ambac is also authorized to issue 4,000,000 shares of preferred stock, $0.01 par value per share, none of which was issued and outstanding as of December
31, 2001.
     Dividends declared per share amounted to $0.34, $0.31 and $0.28 in 2001, 2000 and 1999, respectively.
     The Board of Directors of Ambac has authorized the establishment of a stock repurchase program that permits the repurchase of up to 12,000,000 shares of Ambac's Common Stock. As of December 31, 2001, approximately 8,272,000 shares had been repurchased under this program for an aggregate amount of $224,826.

STOCKHOLDER RIGHTS PLAN: Ambac adopted a Stockholder Rights Plan under which stockholders received (after giving effect to two stock splits since adoption of the Plan) one Right for each three shares of Common Stock owned. Each Right entitles the registered holder to purchase from Ambac one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $190 per share. The Rights generally detach and become exercisable when any person or group acquires 20% or more (or announces a tender offer for 20% or more) of Ambac's Common Stock, at which time each Right (other than those held by the acquiring company) will entitle the holder to receive that number of shares of Common Stock of Ambac with a value of two times the exercise price of the Right. If Ambac is acquired in a merger or other business combination transaction in which Ambac is not the surviving corporation, or 50% or more of Ambac's assets, cash flow or earning power is sold or transferred, each Right will entitle the holder to receive that number of shares of stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights, which expire on January 31, 2006, are redeemable in whole, but not in part, by action of the Board of Directors of Ambac at a price of $0.01 per Right at any time prior to their becoming exercisable.

8 COMMITMENTS AND CONTINGENCIES
Ambac is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                     Amount
--------------------------------------------
2002                                 $ 6,584
2003                                   6,434
2004                                   6,434
2005                                   5,941
2006                                   5,787
All later years                       77,329
--------------------------------------------
                                    $108,509
============================================

Rent expense for the aforementioned leases amounted to $5,916, $5,578 and $5,347 for the years ended December 31, 2001, 2000 and 1999, respectively. Total future rental receipts under sublease agreements are estimated at $1,564.

9 INSURANCE REGULATORY RESTRICTIONS
Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.
     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of
(i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2001, the maximum amount that will be available during 2002 for payment of dividends by Ambac Assurance is approximately $200,000. Ambac Assurance paid cash dividends of $68,000, $59,800 and $52,000 on its common stock in 2001, 2000 and 1999, respectively.
     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer's qualified statutory capital, which is defined as the sum of the insurer's policyholders' surplus and contingency reserves. As of December 31, 2001 and 2000, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.
     Ambac Assurance's statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Effective January 1, 2001, Wisconsin adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its statutory accounting practices. The adoption of the National Association of Insurance Commissioners' accounting practices did not have a material effect on Ambac Assurance's statutory capital. The commissioner of the Wisconsin Insurance Department has the right to permit specific practices that deviate from prescribed practices. Ambac Assurance does not have any accounting practices that are permitted, rather than prescribed, by the Insurance Department of the State of Wisconsin.
     Statutory capital and surplus was $1,996,284 and $1,655,151 at December 31, 2001 and 2000, respectively. Qualified statutory capital was $3,261,935 and $2,735,899 at December 31, 2001 and 2000, respectively. Statutory net income for Ambac Assurance was $394,559, $381,328 and $262,756 for 2001, 2000 and
1999, respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

10 INCOME TAXES
Ambac's provision for income taxes is comprised of the following:

                             2001       2000        1999
--------------------------------------------------------
Current taxes            $123,036   $ 91,779     $89,543
Deferred taxes             12,785     24,173       7,198
--------------------------------------------------------
                         $135,821   $115,952     $96,741
========================================================

The total effect of income taxes on income and stockholders' equity for the years ended December 31, 2001 and 2000 was as follows:

                                         2001       2000
--------------------------------------------------------
Total income taxes charged to income $135,821   $115,952
--------------------------------------------------------
Income taxes charged (credited) to
  stockholders' equity:
  Unrealized gains on investment
    securities                         12,051    139,112
  Exercise of stock options           (13,045)    (8,899)
--------------------------------------------------------
     Total (credited) charged to
       stockholders' equity              (994)   130,213
--------------------------------------------------------
Total effect of income taxes         $134,827   $246,165
========================================================

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                                             2001          %         2000            %         1999        %
--------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate           $199,054       35.0%    $168,743         35.0%     $141,630      35.0%
Reductions in expected tax resulting from:
Tax-exempt interest                       (59,644)     (10.5)     (50,479)       (10.5)      (43,241)    (10.7)
Other, net                                 (3,589)      (0.6)      (2,312)        (0.4)       (1,648)     (0.4)
--------------------------------------------------------------------------------------------------------------
Income tax expense                       $135,821       23.9%    $115,952         24.1%     $ 96,741      23.9%
==============================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2001 and 2000 are presented below:

                                            2001          2000
--------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve                  $ 163,957     $ 163,957
  Unrealized gains on bonds               32,659        20,608
  Deferred acquisition costs              56,783        53,133
  Unearned premiums and credit fees       57,419        54,292
  Investments                              6,799         6,419
  Other                                    7,148           930
--------------------------------------------------------------
   Total deferred tax liabilities        324,765       299,339
--------------------------------------------------------------
Deferred tax assets:
  Tax and loss bonds                     128,371       128,371
  Loss reserves                           42,904        35,281
  Compensation                            26,703        17,499
  Alternative minimum tax carryforward        --         7,595
  Other                                    3,710         4,558
--------------------------------------------------------------
     Sub-total deferred tax assets       201,688       193,304
  Valuation allowance                         --            --
--------------------------------------------------------------
     Total deferred tax assets           201,688       193,304
--------------------------------------------------------------
     Net deferred tax liabilities      $(123,077)    $(106,035)
==============================================================

Ambac believes that no valuation allowance is necessary in connection with the deferred tax assets.

11 EMPLOYEE BENEFITS

PENSIONS: Ambac has a defined benefit pension plan covering substantially all employees of Ambac. The benefits are based on years of service and the employee's highest salary during five consecutive years of employment within the last ten years of employment. Ambac funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.
     The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2001 and 2000.

                                            2001       2000
-----------------------------------------------------------
Change in Projected Benefit Obligation:
Projected benefit obligation at
  beginning of year                      $12,669    $11,201
Service cost                               1,031        892
Interest cost                                853        829
Actuarial (gain) loss                       (189)        20
Benefits paid                               (254)      (273)
Other                                        250         --
-----------------------------------------------------------
Projected benefit obligation at
  end of year                            $14,360    $12,669
-----------------------------------------------------------
Change in Plan Assets:
Fair value of plan assets at
  beginning of year                      $11,957    $12,841
Actual return on plan assets                (872)      (611)
Company contributions                      2,000         --
Benefits paid                               (254)      (273)
-----------------------------------------------------------
Fair value of plan assets at
  end of year                            $12,831    $11,957
-----------------------------------------------------------
Funded status                            $(1,529)   $  (712)
Unrecognized loss (gain)                   1,132       (916)
Unrecognized prior service cost             (379)      (781)
Unrecognized net transition asset             --         --
-----------------------------------------------------------
Pension liability included in
  other liabilities                       $ (776)   $(2,409)
===========================================================

Net pension costs for 2001, 2000 and 1999 included the following components:

                                 2001       2000       1999
-----------------------------------------------------------
Service cost                   $1,031    $   892      $ 979
Interest cost on expected
  benefit obligation              853        829        783
Expected return on
  plan assets                  (1,286)    (1,056)      (893)
Amortization of unrecognized
  transition asset                 --         --         (3)
Amortization of prior
  service cost                   (151)      (151)      (151)
Recognized net actuarial
  (gain) loss                     (78)       (12)        39
-----------------------------------------------------------
Net periodic pension cost      $  369    $   502      $ 754
===========================================================

The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.0% and 7.5% for 2001 and 2000, respectively. The expected long-term rate of return on assets was 9.25% for both 2001 and 2000. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5% and 5.0% for 2001 and 2000, respectively.
     Substantially all employees of Ambac are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan was $3,037, $2,471 and $2,165 in 2001, 2000 and 1999, respectively.

ANNUAL INCENTIVE PROGRAM: Ambac has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. The cost of the program for the years ended December 31, 2001, 2000 and 1999 amounted to $27,823, $22,725 and $18,091, respectively.

POSTRETIREMENT HEALTH CARE AND OTHER BENEFITS: Ambac provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.
     Postretirement benefits expense was $175, $358 and $497 in 2001, 2000 and 1999, respectively. The unfunded accumulated postretirement benefit obligation was $1,727 and the related accrued postretirement liability was $2,504 as of December 31, 2001.
     The assumed health care cost trend rates range from 7.5% in 2002, decreasing ratably to 6.0% in 2008. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 2001 by $639 and the 2001 benefit expense by $103. The discount rate used to measure the accumulated postretirement benefit obligation and 2001 expense was 7.0%.

12 GUARANTEES IN FORCE
The par amount of financial guarantees outstanding, net of reinsurance, was $318,043,000 and $276,252,000 at December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

                             Net Par Amount Outstanding
-------------------------------------------------------
(Dollars in Millions)                   2001       2000
-------------------------------------------------------
Public Finance:
  Lease and tax-backed revenue      $ 52,102   $ 46,292
  General obligation                  39,664     39,432
  Utility revenue                     29,513     28,504
  Health care revenue                 19,003     17,837
  Transportation revenue              13,000     10,496
  Higher education                    11,854      9,603
  Investor-owned utilities            11,642     10,560
  Housing revenue                      7,476      7,146
  Student loans                        7,249      6,375
  Other                                5,103      4,065
-------------------------------------------------------
       Total Public Finance          196,606    180,310
-------------------------------------------------------
Structured Finance:
  Mortgage-backed and home equity     42,723     38,215
  Asset-backed and conduits           23,302     22,121
  Other                                6,612      4,324
-------------------------------------------------------
       Total Structured Finance       72,637     64,660
-------------------------------------------------------
International Finance:
  Structured credit derivatives       26,123     15,313
  Asset-backed and conduits           11,721      8,595
  Utilities                            2,878      1,803
  Mortgage-backed and home equity      2,602      1,364
  Sovereign/sub-sovereign              1,299      1,123
  Other                                4,177      3,084
-------------------------------------------------------
       Total International Finance    48,800     31,282
-------------------------------------------------------
                                    $318,043   $276,252
=======================================================

As of December 31, 2001 and 2000, the International Finance guaranteed portfolio is shown in the following table by location of risk:

                             Net Par Amount Outstanding
-------------------------------------------------------
(Dollars in Millions)                   2001       2000
-------------------------------------------------------
United Kingdom                       $ 6,531    $ 3,103
Australia                              1,623      1,382
Japan                                  1,167      1,167
France                                 1,155        765
Germany                                  948        471
Mexico                                   654        608
Internationally diversified           32,621     20,962
Other international                    4,101      2,824
-------------------------------------------------------
  Total International Finance        $48,800    $31,282
=======================================================

Internationally diversified includes structured credit derivatives which includes components of domestic exposure.
     Direct financial guarantees in force (principal and interest) was $542,458,000 and $480,631,000 at December 31, 2001 and 2000, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $476,190,000 and $418,386,000 as of December 31, 2001 and 2000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

     In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 8.8% and 5.7% of the total at December 31, 2001. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

13 FAIR VALUE OF FINANCIAL INSTRUMENTS
The following fair value amounts were determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac could realize in a current market exchange.
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

INVESTMENTS: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

SHORT-TERM INVESTMENTS AND CASH: The fair values of short-term investments and cash are assumed to approximate amortized cost.

OTHER: The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

INVESTMENT INCOME DUE AND ACCRUED: The fair value of investment income due and accrued is assumed to approximate carrying value.

LOANS: The fair values of loans extended for structured municipal transactions and investment partnerships are assumed to approximate carrying value. The fair values of loans extended for project financing are estimated based upon internal valuation models.

DERIVATIVE CONTRACTS USED FOR HEDGING PURPOSES: The fair values of cash flow hedges and fair value hedges (interest rate and currency swaps), as defined in
Note 2, are based on quoted dealer prices, current settlement values, or pricing models. During 2001, there was no net gain or loss recognized in earnings, which represented fair value or cash flow hedge ineffectiveness. In addition, there were no gain or loss components of any fair value or cash flow hedges excluded from the assessment of hedge effectiveness during 2001.

DERIVATIVE CONTRACTS HELD FOR TRADING PURPOSES: The fair values of interest rate swaps, total return swaps and structured credit derivative transactions, as discussed in Note 2, are based on quoted dealer prices, current settlement values, or valuation models.

OBLIGATIONS UNDER INVESTMENT, REPURCHASE AND PAYMENT AGREEMENTS: The fair value of the liability for investment agreements and repurchase agreements (including accrued interest) is estimated based upon internal valuation models. The fair value of payment agreements is assumed to approximate carrying value.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The fair value of securities sold under agreements to repurchase is assumed to approximate carrying value.

DEBENTURES: The fair value of the debentures is based on quoted market prices.

LIABILITY FOR NET FINANCIAL GUARANTEES WRITTEN: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.
     Other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by Ambac are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

     The carrying amount and estimated fair value of financial instruments are presented below:

As of December 31,                                                2001                               2000
-------------------------------------------------------------------------------------------------------------------
                                                      Carrying        Estimated          Carrying         Estimated
(Dollars in Millions)                                   Amount       Fair Value            Amount        Fair Value
-------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Fixed income securities                                 $8,469           $8,469            $6,825            $6,825
Fixed income securities pledged as collateral            1,402            1,402             1,239             1,239
Short-term investments                                     415              415               254               254
Other Investments                                            2                2                 6                 6
Cash                                                        77               77                20                20
Cash pledged as collateral                                  --               --                25                25
Securities purchased under agreements to resell             11               11               256               256
Investment income due and accrued                          144              144               131               131
Loans                                                      901              889               695               695

DERIVATIVE CONTRACT ASSETS:
  Hedging purposes                                          28               28                --                 4
  Trading purposes                                         296              296               193               193

FINANCIAL LIABILITIES:
Obligations under investment, repurchase and
  payment agreements (including accrued interest)        5,596            5,681             4,984             4,986
Securities sold under agreements to repurchase             425              425                --                --
Debentures                                                 619              657               424               432

DERIVATIVE CONTRACT LIABILITIES:
  Hedging purposes                                          --               --                --                --
  Trading purposes                                         238              238               156               156

LIABILITY FOR FINANCIAL GUARANTEES WRITTEN:
Gross                                                    1,780            1,246             1,546             1,082
Net of reinsurance                                       1,513            1,059             1,304               913
Gross installment premiums                                  --              818                --               653
Net installment premiums                                    --              691                --               535
===================================================================================================================

14 LONG-TERM DEBT AND LINES OF CREDIT
The carrying value of long-term debt was as follows:

As of December 31,                      2001       2000
-------------------------------------------------------
9 3/8% Debentures, due 2011         $144,757   $149,524
7 1/2% Debentures, due 2023           74,558     74,537
7.00% Debentures, due 2051           200,000         --
7.08% Debentures, due 2098           200,000    200,000
-------------------------------------------------------
                                    $619,315   $424,061
=======================================================

The debentures due on August 1, 2011 were issued on August 8, 1991 in the principal amount of $150,000 and bear interest of 9 3/8%, payable on February 1 and August 1 of each year and are non-callable. In July 2001, Ambac extinguished $7,500, thereby reducing the principal amount of the debt to $142,500. The carrying value of this debt has been adjusted by $2,257 to reflect fair value hedge gains.
     The debentures due on May 1, 2023 were issued on May 11, 1993 in the principal amount of $75,000 and bear interest of 7 1/2%, payable on May 1 and November 1 of each year and are non-callable.
     The debentures due on March 31, 2098 were issued on April 1, 1998 in the principal amount of $200,000 and bear interest of 7.08%, payable on March 31, June 30, September 30 and December 31 of each year. The debentures may not be redeemed prior to March 31, 2003 and were sold at 100% of their principal amount. On or after March 31, 2003, Ambac may redeem the debentures, in whole at any time or in part from time to time, at 100% of their principal amount, plus accrued interest to the date of redemption.
     The debentures due on October 17, 2051 were issued on October 18, 2001 in the principal amount of $200,000 and bear interest of 7.00%, payable on March 31, June 30, September 30 and December 31 of each year. The debentures may not be redeemed prior to October 17, 2006 and were sold at 100% of their principal amount. On or after October 17, 2006, Ambac may redeem the debentures, in whole at any time or in part from time to time, at 100% of their principal amount, plus accrued interest to the date of redemption.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

     Ambac and Ambac Assurance have a revolving credit facility with four major international banks for $200,000, which expires in August 2002 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2001 and 2000, no amounts were outstanding under this credit facility.
     Ambac Credit Products has a revolving credit facility with one major international bank for $50,000 that expires in June 2002 and provides a three-year term loan provision. The facility is available to Ambac Credit Products for general corporate purposes, including payments in regard to its structured credit derivative activities. As of December 31, 2001 and 2000, no amounts were outstanding under this facility.
     Ambac Assurance maintains third-party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal or certain structured obligations in its guaranteed portfolios exceed specified levels. Repayment of amounts drawn under the credit facility is limited primarily to the amount of any recoveries of losses related to policy obligations in the guaranteed portfolios. During 2001, Ambac Assurance replaced a portion of the facility with a new capital markets structure (see below). Consequently, the facility was reduced from $800,000 to $400,000. The facility's expiration date was also extended to June 30, 2008. As of December 31, 2001 and 2000, no amounts were outstanding under this facility.
     Ambac Assurance acquired a perpetual put option on its own preferred stock from a trust established by a major investment bank. The trust was created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, the preferred stock holdings of Ambac Assurance would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. If exercised, Ambac Assurance would receive up to $400,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. The trust is a special purpose trust that is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, the trust has issued its own auction market perpetual preferred stock. Ambac Assurance pays a floating put option fee. The trust is rated AA/Aa2 by Standard & Poor's and Moody's respectively.

15 OBLIGATIONS UNDER INVESTMENT AGREEMENTS AND PAYMENT AGREEMENTS
Obligations under investment agreements, including those structured in the form of repurchase contracts, are recorded on a trade-date basis. Certain obligations may be called at various times prior to maturity at the option of the counterparty. As of December 31, 2001 and 2000, the interest rates on these agreements ranged from 2.00% to 8.14%. As of December 31, 2001 and 2000, the average yield on these agreements was 5.47% and 5.76%, respectively. Obligations under investment agreements and investment repurchase agreements as of December 31, 2001 and 2000 were as follows:

As of December 31,                   2001          2000
-------------------------------------------------------
Settled                        $4,785,899    $4,191,017
Unsettled                           4,101         6,663
-------------------------------------------------------
                               $4,790,000    $4,197,680
=======================================================

Net payments due under settled investment agreements in each of the next five years ending December 31, and the periods thereafter, based on expected draw dates, are as follows:

                                              Principal
                                                 Amount
-------------------------------------------------------
2002                                         $1,620,833
2003                                          1,181,083
2004                                            450,428
2005                                             93,552
2006                                             20,373
All later years                               1,419,630
-------------------------------------------------------
                                             $4,785,899
=======================================================

Obligations under payment agreements represent funds received by Ambac from certain municipal customers. These funds serve as collateral for loans extended by Ambac in connection with certain structured municipal transactions. In connection with these transactions, Ambac is obligated to make periodic agreed upon payments. As of December 31, 2001 and 2000, the interest rates on these obligations ranged from 6.25% to 8.42%. Net payments due under payment agreements in each of the next five years ending December 31, and the periods thereafter, based on contractual payment dates, are as follows:

                                              Principal
                                                 Amount
-------------------------------------------------------
2002                                           $  7,525
2003                                             15,702
2004                                             23,568
2005                                             17,200
2006                                             21,611
All later years                                 609,820
-------------------------------------------------------
                                               $695,426
=======================================================

16 COMMON STOCK INCENTIVES
The Ambac 1997 Equity Plan (the "Equity Plan") provides for the granting of stock options, stock appreciation rights, restricted stock units, performance units and other awards that are valued or determined by reference to the Common Stock. Stock options awarded to employees are exercisable and expire as specified at the time of grant. Additionally, such options do not have a per share exercise price less than the fair market value of a share of Common Stock on the date of grant or have a term in excess of ten years from the date of the grant. Ambac also maintains the Ambac 1997 Non-Employee Directors Equity Plan, which provides awards of stock options and restricted stock units to non-employee members of Ambac's Board of Directors. The number of options and their exercise price, and the number of restricted stock units awarded to each non-employee director under the Directors Equity Plan are determined by formula. As of December 31, 2001, approximately 5,184,000 shares were available for future grant under the Equity Plan and the Directors Equity Plan. A summary of option activity is as follows:

                                          2001                         2000                          1999
-------------------------------------------------------------------------------------------------------------------
                                                Weighted                     Weighted                      Weighted
                                                 Average                      Average                       Average
                                                Exercise                     Exercise                      Exercise
                                     Shares        Price        Shares          Price        Shares           Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year  5,694,711       $27.86     5,490,716         $24.99     5,084,046          $20.89
Granted                           1,763,615       $50.37     1,796,052         $32.57     1,319,723          $36.61
Exercised                        (1,184,329)      $25.52    (1,327,754)        $20.87      (791,949)         $16.73
Forfeited                           (55,128)      $40.33      (264,303)        $33.35      (121,104)         $31.85
                                  ---------                  ---------                    ---------
Outstanding at end of year        6,218,869       $34.70     5,694,711         $27.86     5,490,716          $24.99
                                  =========                  =========                    =========
Exercisable                       3,786,156                  3,051,448                    3,190,365
                                  =========                  =========                    =========

                                    Options Outstanding                                Options Exercisable
-----------------------------------------------------------------------------------------------------------------
                                              Weighted
                              Number           Average          Weighted                 Number
Range of              Outstanding at         Remaining           Average         Exercisable at  Weighted Average
Exercise Prices    December 31, 2001     Contract Life    Exercise Price      December 31, 2001  Exercise Price
-----------------------------------------------------------------------------------------------------------------
$13 to 30                  2,075,028               2.4            $21.73              2,026,528           $21.52
$31 to 47                  2,313,795               4.4            $33.87              1,685,121           $33.81
$48 to 60                  1,830,046               5.3            $50.47                 74,507           $52.66
                           ---------                                                  ---------
                           6,218,869                                                  3,786,156
                           ---------                                                  ---------
=================================================================================================================

Ambac applies APB 25 and related interpretations in accounting for its plans. Accordingly, since the fair value of the options at grant date equals the exercise price, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for Ambac's stock-based compensation plan been determined consistent with SFAS 123, Ambac's net income, earnings per share and earnings per diluted share for the years ended December 31, 2001, 2000 and 1999, would have been reduced to the pro-forma amounts indicated below:

                                2001       2000       1999
----------------------------------------------------------
Net Income:
As reported                 $432,906   $366,172   $307,917
Pro-forma                   $419,310   $357,581   $300,410
Earnings Per Share:
As reported                    $4.10      $3.49      $2.94
Pro-forma                      $3.97      $3.40      $2.87
Earnings Per Diluted Share:
As reported                    $3.97      $3.41      $2.88
Pro-forma                      $3.85      $3.33      $2.81
==========================================================

The weighted-average fair value (determined as of the date of the grants) of options granted in 2001, 2000 and 1999 was $17.37 per share, $11.78 per share, and $11.25 per share, respectively. The fair value of each option grant issued was estimated as of the date of the grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: (i) dividend yield of 0.65%, 0.92% and 0.74%; (ii) expected volatility of 32.7%, 30.3% and 26.3%; (iii) risk-free interest rates of 4.8%, 6.5% and 4.8%; and (iv) expected lives of approximately five years. The pro-forma amounts disclosed above are not likely to be representative of the effects of reported pro-forma net income for future years because options vest over several years and additional awards are granted each year.

17 SEGMENT INFORMATION
Ambac has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including structured credit derivatives) for public finance and structured finance obligations; and (2) financial services, which provides investment agreements, interest rate swaps, funding conduits, and investment advisory and cash management services.
     Ambac's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.
     The accounting policies of the segments are described in Note 2, "Significant Accounting Policies." Pursuant to insurance and indemnity agreements, Ambac Assurance guarantees the swap and investment agreement obligations of those financial services subsidiaries. Intersegment revenues include the premiums earned under those agreements. Such premiums are determined as if they were premiums to third parties, that is, at current market prices.

52

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollar Amounts in Thousands, Except Share Amounts)

     Information provided below for "Corporate and Other" relates to Ambac Financial Group, Inc. corporate activities. Corporate and other revenue from unaffiliated customers consists primarily of interest income. Intersegment revenues consist of dividends received.
     The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2001, 2000 and 1999:

                                    Financial           Financial        Corporate      Intersegment             Total
                                    Guarantee            Services        and Other      Eliminations      Consolidated
----------------------------------------------------------------------------------------------------------------------
2001
Revenues:
  Unaffiliated customers           $  671,958          $   49,199         $  3,763          $     --       $   724,920
  Intersegment                          5,006              (3,882)          69,000           (70,124)               --
----------------------------------------------------------------------------------------------------------------------
Total revenues                     $  676,964          $   45,317         $ 72,763          $(70,124)      $   724,920
----------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers           $  583,969          $   27,384         $(42,626)         $     --       $   568,727
  Intersegment                          5,304              (3,933)          67,612           (68,983)               --
----------------------------------------------------------------------------------------------------------------------
Total income before income taxes   $  589,273          $   23,451         $ 24,986          $(68,983)      $   568,727
----------------------------------------------------------------------------------------------------------------------
Identifiable assets                $5,877,713          $6,318,239         $ 71,743          $     --       $12,267,695
----------------------------------------------------------------------------------------------------------------------
2000:
Revenues:
  Unaffiliated customers           $  565,421          $   53,565         $  2,324          $     --       $   621,310
  Intersegment                          3,827              (3,259)          63,844           (64,412)               --
----------------------------------------------------------------------------------------------------------------------
Total revenues                     $  569,248          $   50,306         $ 66,168          $(64,412)      $   621,310
----------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers           $  495,186          $   28,760         $(41,822)         $     --       $   482,124
  Intersegment                          3,827              (3,201)          63,844           (64,470)               --
----------------------------------------------------------------------------------------------------------------------
Total income before income taxes   $  499,013          $   25,559         $ 22,022          $(64,470)      $   482,124
----------------------------------------------------------------------------------------------------------------------
Identifiable assets                $4,870,155          $5,193,747         $ 56,398          $     --       $10,120,300
----------------------------------------------------------------------------------------------------------------------
1999:
Revenues:
  Unaffiliated customers           $  474,089          $   48,483         $ 10,703          $     --         $ 533,275
  Intersegment                          3,033              (3,574)          52,661           (52,120)               --
----------------------------------------------------------------------------------------------------------------------
Total revenues                     $  477,122          $   44,909         $ 63,364          $(52,120)        $ 533,275
----------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  Unaffiliated customers           $  414,285          $   22,701         $(32,328)         $     --         $ 404,658
  Intersegment                          3,850              (3,595)          52,661           (52,916)               --
----------------------------------------------------------------------------------------------------------------------
Total income before income taxes   $  418,135          $   19,106         $ 20,333          $(52,916)        $ 404,658
----------------------------------------------------------------------------------------------------------------------
Identifiable assets                $4,184,010          $7,104,825         $ 56,261          $     --       $11,345,096
======================================================================================================================

The following table summarizes gross premiums written and net premiums earned included in the financial guarantee segment, by location of risk for the years ended December 31, 2001, 2000 and 1999.

                                   2001       2000       1999
-------------------------------------------------------------
Gross premiums written:
  United States                $535,725   $373,269   $373,523
  United Kingdom                 40,650     19,325     17,587
  Japan                          12,204      7,655      6,106
  France                            856        970      2,546
  Australia                       7,308     27,647        739
  Germany                           483        418        346
  Mexico                         16,285     16,232     11,115
  Internationally diversified    30,615     14,754     11,971
  Other international            39,170     22,812     21,309
-------------------------------------------------------------
     Total:                    $683,296   $483,082   $445,242
=============================================================

                                2001       2000       1999
----------------------------------------------------------
Net premiums earned:
  United States             $316,489   $263,746   $234,679
  United Kingdom              10,965      7,068      3,054
  Japan                        8,939      6,252      5,513
  France                       1,116      1,133      1,132
  Australia                    3,761      3,058      1,373
  Germany                        449        418        346
  Mexico                       7,540      7,461      4,365
  Internationally diversified 15,757     13,680      8,154
  Other international         13,718      8,460      5,810
----------------------------------------------------------
     Total:                 $378,734   $311,276   $264,426
==========================================================

Internationally diversified includes components of domestic exposure.

18 QUARTERLY FINANCIAL INFORMATION (unaudited)

-------------------------------------------------------------------------------------------------------------------
                                       First            Second            Third            Fourth         Full Year
-------------------------------------------------------------------------------------------------------------------
2001:
Gross premiums written              $109,667          $236,668         $152,918          $184,043          $683,296
Net premiums written                  96,966           212,901          117,044           160,851           587,762
Net premiums earned and other
  credit enhancement fees             89,769            98,407          103,895           108,324           400,395
Net investment income                 64,476            65,058           67,318            70,995           267,847
Financial services revenue            14,459            11,767           10,231            15,768            52,225
Losses and loss adjustment expenses    4,600             4,800            5,100             5,500            20,000
Financial guarantee underwriting and
  operating expenses                  16,643            17,426           16,602            17,318            67,989
Financial services expenses            5,631             5,973            5,023             5,188            21,815
Income before income taxes           128,871           140,146          144,322           155,388           568,727
Net income                            97,515           107,637          111,008           116,746           432,906
Net income per share:
  Basic                                 0.92              1.02             1.05              1.11              4.10
  Diluted                              $0.90             $0.99            $1.02             $1.07             $3.97
-------------------------------------------------------------------------------------------------------------------
2000:
Gross premiums written              $ 69,338          $121,669         $147,949          $144,126          $483,082
Net premiums written                  53,211            95,422          127,872           125,788           402,293
Net premiums earned and other
  credit enhancement fees             73,498            83,373           82,571            83,991           323,433
Net investment income                 57,631            58,902           61,090            63,424           241,047
Financial services revenue            14,442            21,127           10,856            16,250            62,675
Losses and loss adjustment expenses    3,249             3,600            3,908             4,243            15,000
Financial guarantee underwriting and
  operating expenses                  13,478            13,876           13,208            14,673            55,235
Financial services expenses            6,479             6,276            5,808             6,242            24,805
Income before income taxes           112,094           122,170          119,340           128,520           482,124
Net income                            85,638            92,640           90,908            96,986           366,172
Net income per share:
  Basic                                 0.82              0.88             0.86              0.92              3.49
  Diluted                              $0.80             $0.87            $0.84             $0.89             $3.41
===================================================================================================================

                             STOCKHOLDER INFORMATION

CORPORATE PROFILE: Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of public and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc.

CORPORATE HEADQUARTERS:
AMBAC FINANCIAL GROUP, INC.
One State Street Plaza
New York, New York 10004
Tel: 212-668-0340
Fax: 212-509-9190

OTHER LOCATIONS:
LONDON
Hasilwood House
60 Bishopsgate
London EC2N 4BE, England
Tel: 44 207 786 4300
Fax: 44 207 786 4343

SYDNEY
ABN AMRO Tower, L31
88 Phillip Street
Sydney 2000 NSW, Australia
Tel: 61 2 8211 0430
Fax: 61 2 8211 0555
Managing Director: Nancy S. Fox

TOKYO
Otemachi Financial Center 17th Floor
5-4, Otemachi 1-chome,
Chiyoda-ku, Tokyo 100-0004
Japan
Tel: 03 5219 2127
Fax: 03 5219 2129
Representative Director: Hideshi Amemiya

CADRE FINANCIAL SERVICES, INC.
AMBAC SECURITIES, INC.
905 Marconi Avenue
Ronkonkoma, New York 11779
Tel: 631-467-0200
Fax: 631-580-8806

COMMON STOCK DATA
The table below shows the high and low price per share for each quarter of 2001 and 2000, as adjusted for the three-for-two common stock split, which occurred in December 2000.

-------------------------------------------------------------------------------------------------------------
                                 2001 Market Price                              2000 Market Price
-------------------------------------------------------------------------------------------------------------
                                                        Dividends                                   Dividends
Three Months Ended     High      Low       Close        Per Share     High       Low       Close    Per Share
-------------------------------------------------------------------------------------------------------------
March 31               64.00     44.25     63.43        $0.0800       35.75     25.92      33.58      $0.0733
June 30                63.75     51.91     58.20        $0.0800       39.00     29.75      36.57      $0.0733
September 30           61.80     42.20     54.71        $0.0900       50.04     36.38      48.83      $0.0800
December 31            58.90     47.02     57.86        $0.0900       58.31     47.00      58.31      $0.0800
-------------------------------------------------------------------------------------------------------------

ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders
of Ambac Financial Group, Inc. will be
held on Tuesday, May 7, 2002,
at 11:30 a.m. in New York City. Detailed information about the meeting is contained in the Notice of Annual
Meeting and Proxy Statement to be
sent to each stockholder of record
as of March 18, 2002. The Company
estimates that it has approximately
45,000 stockholders.

FORM 10-K
A copy of the Company's 2001
Annual Report on Form 10-K for
the year ended December 31,
2001, as filed with the Securities
and Exchange Commission, may
be obtained without charge by
writing to:

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